Filed Pursuant to Rule 424(b)(3)
Registration No. 333-141832

PROSPECTUS

AVIS BUDGET GROUP, INC.

and Certain of its Subsidiaries, as Guarantors

AVIS BUDGET CAR RENTAL, LLC

and

AVIS BUDGET FINANCE, INC.,

as Issuers

OFFER TO EXCHANGE

$250 million aggregate principal amount of Floating Rate Senior Notes due 2014 CUSIP Nos. 053773AG2 and U05375AC1, ISIN Nos. US053773AG22 and USU05375AC13 (which we refer to as the “Floating Rate Restricted Notes”)

for

$250 million aggregate principal amount of Floating Rate Senior Notes due 2014 (which we refer to as the “Floating Rate Exchange Notes” and, together with the Floating Rate Restricted Notes, the “Floating Rate Notes”) which have been registered under the Securities Act of 1933, as amended (the “Securities Act”),

$375 million aggregate principal amount of 7.625% Senior Notes due 2014 CUSIP Nos. 053773AA5 and U05375AA5, ISIN Nos. US053773AA51 and USU05375AA56 (which we refer to as the “7.625% Restricted Notes”)

for

$375 million aggregate principal amount of 7.625% Senior Notes due 2014 (which we refer to as the “7.625% Exchange Notes” and, together with the 7.625% Restricted Notes, the “7.625% Notes”) which have been registered under the Securities Act,

and

$375 million aggregate principal amount of 7.75% Senior Notes due 2016 CUSIP Nos. 053773AB3 and U05375AB3, ISIN Nos. US053773AB35 and USU05375AB30 (which we refer to as the “7.75% Restricted Notes”)

for

$375 million aggregate principal amount of 7.75% Senior Notes due 2016 (which we refer to as the “7.75% Exchange Notes” and, together with the 7.75% Restricted Notes, the “7.75% Notes”) which have been registered under the Securities Act of 1933.

We refer to the Floating Rate Exchange Notes, the 7.625% Exchange Notes and the 7.75% Exchange Notes collectively as the Exchange Notes; to the Floating Rate Restricted Notes, the 7.625% Restricted Notes and the 7.75% Restricted Notes collectively as the Restricted Notes; and to the Exchange Notes and the Restricted Notes collectively as the “notes.”

The exchange offer will expire at 9:00 a.m., New York City time, on June 1, 2007, unless we extend the exchange offer in our sole and absolute discretion.

Terms of the exchange offer:

•	We will exchange Exchange Notes for all outstanding Restricted Notes that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer.

•	You may withdraw tenders of Restricted Notes at any time prior to the expiration or termination of the exchange offer.

•

The terms of the Exchange Notes are substantially identical to those of the outstanding Restricted Notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the Restricted Notes do not apply to the Exchange Notes.

•

The exchange of Restricted Notes for Exchange Notes will not be a taxable transaction for United States federal income tax purposes, but you should see the discussion under the caption “Material United States Federal Income Tax Considerations” for more information.

•	We will not receive any proceeds from the exchange offer.

•

We issued the Restricted Notes in a transaction not requiring registration under the Securities Act and, as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights, as a holder of the Restricted Notes.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Restricted Notes where such Restricted Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the closing of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution”.

There is no established trading market for the Exchange Notes, although the Restricted Notes currently trade on the PORTAL Market.

See “Risk Factors” beginning on page 14 for a discussion of risks you should consider prior to tendering your outstanding Restricted Notes for exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 3, 2007.

i

SUMMARY

This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire prospectus. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included elsewhere in this prospectus.

Except as expressly indicated or unless the context otherwise requires, the “Company”, “Avis Budget”, “Avis Budget Group”, “we”, “our” or “us” refers to Avis Budget Group, Inc., a Delaware corporation, and its subsidiaries, “Avis Budget Car Rental” or “ABCR” refers to Avis Budget Car Rental, LLC, a Delaware limited liability company, and its subsidiaries, the companies that comprise our vehicle rental operations, “Issuers” refers to ABCR and Avis Budget Finance, Inc., a Delaware corporation, “Subsidiary Guarantors” refers to certain of ABCR’s subsidiaries that guarantee the notes, “Parent Guarantor” refers to ABCR’s direct parent company, Avis Budget Holdings, LLC, a Delaware limited liability company, and “Guarantors” refers to the Avis Budget Group, the Parent Guarantor and the Subsidiary Guarantors. “Avis” and “Budget” refer to our Avis and Budget operations, respectively, and exclude the operations of Avis Europe and its affiliates, as further discussed below.

Our Company

We operate two of the most recognized brands in the global vehicle rental industry through Avis Rent A Car System, LLC (“Avis”) and Budget Rent A Car System, Inc. (“Budget”). Avis is a leading rental car supplier to the premium commercial and leisure segments of the travel industry and Budget is a leading rental car supplier to the price-conscious segments of the industry. We believe we are the largest general-use vehicle rental operator in each of North America, Australia, New Zealand and certain other regions we serve, based on total revenue. We maintain the leading share of airport car rental revenue and we believe we operate the second largest consumer truck rental business in the United States based on available information.

Our car rental operations generate significant benefits from operating two distinctive brands that target different industry segments but share the same fleet, maintenance facilities, systems, technology and administrative infrastructure. We believe that Avis and Budget both enjoy complementary demand patterns with mid-week commercial demand balanced by weekend leisure demand. For 2006, our vehicle rental operations generated revenues of $5,628 million. The Avis, Budget and Budget Truck brands accounted for approximately 61%, 31% and 8% of our vehicle rental revenue, respectively, in 2006.

Our operations have an extended global reach that includes approximately 6,700 car and truck rental locations in the United States, Canada, Australia, New Zealand, Latin America, the Caribbean and parts of the Pacific region. On average, our rental fleet totaled more than 410,000 vehicles, and we completed more than 28 million vehicle rental transactions worldwide in 2006. Domestically, we derived approximately 81% of our nearly $4.0 billion in car rental revenue from on-airport locations in 2006 and approximately 19% of our domestic car rental revenue from off-airport locations, which we refer to as the local rental segment. In 2006, we significantly expanded our presence in the local segment and plan to continue this expansion in 2007. We rent our fleet of approximately 30,500 Budget trucks through a network of approximately 2,400 dealer operated, 210 company operated and 100 franchisee operated locations throughout the continental United States. We also license the use of the Avis and Budget trademarks to multiple licensees in areas in which we do not operate. The Avis and/or Budget vehicle rental systems in Europe, Africa, the Middle East and parts of Asia are operated at approximately 3,700 locations by subsidiaries and sub-licensees of an independent third party primarily under virtually royalty-free trademark license agreements.

Following the completion of the Cendant Separation, discussed in detail below, we categorize our operations in three operating segments: domestic car rental, consisting of our Avis and Budget U.S. car rental operations; international car rental, consisting of our international Avis and Budget car rental operations; and truck rental, consisting of our Budget truck rental operations. In 2006:

•	our domestic car rental business generated approximately 89 million rental days and time and mileage revenue per day of $40.01 with an average rental fleet of approximately 329,350 vehicles;

•	our international car rental business generated approximately 14 million rental days and time and mileage revenue per day of $39.61 with an average rental fleet of 53,310 vehicles; and

•	our truck rental business generated approximately 4.6 million rental days and time and mileage revenue per day of $86.28 with an average rental fleet of approximately 30,500 trucks.

For 2007, our objective is to enhance growth, profitability and our position as a leader in the vehicle rental industry. We expect to achieve our goals by focusing our efforts on the following core strategic initiatives:

•

Optimizing Our Two-Brand Strategy. We plan to continue to position our two distinct and well-recognized brands to capture different segments of customer demand. With Avis as a premium brand preferred by corporate and upscale leisure travelers and Budget as a value brand preferred by cost-conscious travelers, we believe we are able to target a broad range of demand, particularly since the two brands share the same operational and administrative infrastructure while providing differentiated though consistently high levels of customer service. We aim to provide products, service and pricing, and to maintain marketing affiliations and corporate account contracts, which complement each brand’s positioning. In addition, we use various marketing channels as appropriate to each of our brands and seek to continue to grow the volume of reservations that we generate through our avis.com and budget.com websites, which are among our least-expensive sources of advance bookings.

•

Expanding Our Revenue Sources. We plan to expand the revenues we generate from sources beyond on-airport time and mileage rental fees. We seek to grow off-airport revenue for Avis and Budget by opening new locations and continuing our effort to identify and attract local demand. In particular, we plan to increase our revenues in the insurance replacement sector, in which we have historically had a more limited presence, and we have formed a dedicated local sales team to expand our insurance replacement, local truck rental and off-airport general-use rental volumes. Separately, we look to expand our revenue sources by offering additional products and services to existing on- and off-airport customers, including additional insurance coverages and insurance-related and ancillary products and services, such as our recently launched Where2 GPS navigation product.

•

Capturing Incremental Profit Opportunities. We plan to continue our focus on yield management and pricing optimization, rigorous cost controls and fleet diversification. We are developing technology that will allow us to strengthen our yield management and we have put in place technology to tailor our product/price offerings to specific customer segments. Specifically, we plan to continue to expand our technology that allows Avis and Budget to target customers with rates and prices based on past shopping and rental behavior. With respect to fleet diversification, in an effort to mitigate expected increases in fleet costs, we are seeking to adjust our relationships with vehicle manufacturers by moving to a more balanced multi-supplier model, increasing the risk-vehicle portion of our fleet, lengthening the average hold period, and reducing the average vehicle size and number of options. In addition, we believe the expansion of our revenue sources (discussed above) will permit us to generate incremental profits from our customer base, while at the same time enhancing their vehicle rental experience.

In 2006, we made considerable progress vis-à-vis our strategic objectives. We retained approximately 98% of our commercial contracts at Avis and Budget and, we believe, generated more U.S. rental car reservations through our own websites than any other company. Budget entered into a marketing alliance with AARP, which is a long-time Avis marketing partner, and grew its award-winning small business program. We opened approximately 200 new off-airport locations in 2006, and off-airport revenues represented 19% of our domestic car rental revenues. We are now an “approved” or “preferred” provider for customers of a majority of the largest auto insurance companies in the United States. In 2006, we began offering Where2 GPS navigation system units. In the area of cost management, we have reduced our reliance on individual suppliers, such that our largest fleet supplier in 2007 is expected to represent only 38% of our vehicle purchases, versus 53% in 2005. We are utilizing sophisticated yield-management technology to optimize our pricing, and we continue to analyze and streamline our operations to gain efficiencies. And, most importantly, our more than 30,000 employees continue to provide reliable, high-quality vehicle rental services that foster customer satisfaction and customer loyalty.

Company History and Cendant Separation

We were created through a merger with HFS Incorporated in December 1997 with the resultant corporation being renamed Cendant Corporation. On August 23, 2006, Cendant completed the separation (the “Cendant Separation”) into four separate companies, one for each of its former Real Estate Services businesses (Realogy Corporation), its former Hospitality Services (including Timeshare Resorts) businesses (Wyndham Worldwide Corporation), its former Travel Distribution Services businesses (Travelport) and its Vehicle Rental businesses (Cendant, now Avis Budget Group). The separation was effected through the pro rata distributions of all of the shares of common stock of Realogy Corporation and Wyndham Worldwide Corporation and the sale of Travelport to an affiliate of The Blackstone Group. In connection with the Cendant Separation, we entered into certain agreements with Realogy, Wyndham and Travelport governing our relationships following the separation, including the assumption by Realogy and Wyndham of 62.5% and 37.5%, respectively, of certain contingent and other liabilities of Cendant. In connection with the Cendant Separation, we also entered into various commercial arrangements with Realogy, Wyndham and Travelport. Following completion of the Cendant Separation, Cendant changed its name to Avis Budget Group, Inc. and our common stock began to trade on the New York Stock Exchange under the symbol “CAR.” With the completion of the Cendant Separation, Avis Budget Group’s operations consist of two of the most recognized brands in the global vehicle rental industry through Avis Budget Car Rental, LLC, the parent of Avis Rent A Car System, LLC, Budget Rent A Car System, Inc. and Budget Truck Rental, LLC.

Recent Operating Results

On May 2, 2007, we announced our results for first quarter 2007. We reported revenue of $1.4 billion and pretax income of $11 million. In addition, we also reported the following results for our segments:

•	For Domestic Car Rental, we reported revenue and EBITDA of $1,084 million and $50 million, respectively;

•	For International Car Rental, we reported revenue and EBITDA of $191 million and $24 million, respectively; and

•	For Truck Rental, we reported revenue and EBITDA of $83 million and $(10) million, respectively.

EBITDA for Domestic Car Rental increased versus first quarter 2006 as ancillary revenues, cost-reduction initiatives, particularly in maintenance and damage, a $7 million reduction in vehicle-related interest expense and the impact of a $4 million mark-to-market gain on our gasoline hedge offset increased fleet costs. In addition, we reported that domestic car rental pricing increased 2%, as measured by time and mileage revenue per rental day, and that rental days were in line with first quarter 2006.

The following tables reconcile our segment EBITDA to Avis Budget Group, Inc. pretax income:

(In millions)

First Quarter 2007
EBITDA (1)
Domestic Car Rental EBITDA	$50
International Car Rental EBITDA	24
Truck Rental EBITDA	(10)
Corporate and Other EBITDA (2)	4

Total Avis Budget Group, Inc. EBITDA	$68

Reconciliation of Avis Budget Group, Inc. EBITDA to Pretax Income
EBITDA	$68
Less: Non-vehicle related depreciation and amortization	24
Interest expense related to corporate debt, net	33

Income before income taxes	$11

(1)	EBITDA represents income from continuing operations before non-vehicle related depreciation and amortization, non-vehicle related interest (other than intercompany interest related to tax benefits and working capital advances) and income taxes. We believe that EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP and our presentation of EBITDA may not be comparable to similarly-titled measures used by other companies.

(2)	Corporate and Other includes a net separation-related credit of $8 million during first quarter 2007.

Ownership Structure

The following diagram depicts the current ownership structure of our company:

Avis Budget Group, Inc. is a Delaware corporation. Avis Budget Car Rental, LLC is a Delaware limited liability company. Avis Budget Finance, Inc. is a Delaware corporation and a wholly-owned subsidiary of Avis Budget Car Rental, LLC that was formed to serve as co-issuer of the notes. Avis Budget Finance, Inc. does not have any material assets.

Our principal executive offices are located at 6 Sylvan Way, Parsippany, New Jersey 07054 and the telephone number at that address is (973) 496-4700. Our website is www.avisbudgetgroup.com, and the web sites of Avis and Budget are www.avis.com and www.budget.com, respectively. The foregoing Internet websites are inactive textual references only, meaning that the information contained on the websites is not a part of this prospectus and is not incorporated in this prospectus by reference.

SUMMARY DESCRIPTION OF THE EXCHANGE OFFER

On April 19, 2006, the Issuers completed the private offering of $250 million aggregate principal amount of Floating Rate Senior Notes due 2014, $375 million aggregate principal amount of 7.625% Senior Notes due 2014 and $375 million aggregate principal amount of 7.75% Senior Notes due 2016, which we refer to collectively as the “Restricted Notes”. As part of that offering, the Issuers, the Parent Guarantor and the Subsidiary Guarantors entered into a registration rights agreement with the initial purchasers of those Restricted Notes, and on February 9, 2007, Avis Budget Group executed a counterpart and became a party to that registration rights agreement. In the registration rights agreement, we agreed, among other things, to deliver a prospectus to you and to complete an exchange offer for the Restricted Notes. Below is a summary of the exchange offer.

Restricted Notes	$250 million principal amount of Floating Rate Senior Notes due 2014, $375 million principal amount of 7.625% Senior Notes due 2014 and $375 million principal amount of 7.75% Senior Notes due 2016.

Exchange Notes

$250 million principal amount of Floating Rate Senior Notes due 2014, $375 million principal amount of 7.625% Senior Notes due 2014 and $375 million principal amount of 7.75% Senior Notes due 2016, the issuance of each of which has been registered under the Securities Act of 1933, as amended (the “Securities Act”). The form and terms of each series of Exchange Notes are identical in all material respects to those of the applicable Restricted Notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the Restricted Notes do not apply to the Exchange Notes.

Exchange Offer	We are offering to issue up to

(i) $250 million principal amount of the Floating Rate Exchange Notes, in exchange for a like principal amount of the Floating Rate Restricted Notes,

(ii) $375 million principal amount of the 7.625% Exchange Notes, in exchange for a like principal amount of the 7.625% Restricted Notes,

and

(iii) $375 million principal amount of the 7.75% Exchange Notes, in exchange for a like principal amount of the 7.75% Restricted Notes,

to satisfy our obligations under the registration rights agreement.

Expiration Date; Tenders	The exchange offer will expire at 9:00 a.m., New York City time, on June 1, 2007, unless extended in our sole and absolute discretion. By tendering your Restricted Notes, you represent to us that:

•	you are not our “affiliate,” as defined in Rule 405 under the Securities Act;

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes;

•	you are acquiring the Exchange Notes in your ordinary course of business; and

•

if you are a broker-dealer, you will receive the Exchange Notes for your own account in exchange for Restricted Notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of the Exchange Notes you receive. For further information regarding resales of the Exchange Notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

Withdrawal	You may withdraw any Restricted Notes tendered in the exchange offer at any time prior to 9:00 a.m., New York City time, on June 1, 2007.

Conditions to the Exchange Offer

The exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption “The Exchange Offer — Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering the Restricted Notes

Except as described in the section titled “The Exchange Offer — Procedures for Tendering Restricted Notes,” a tendering holder must, on or prior to the expiration date, transmit an agent’s message to the exchange agent at the address listed in this prospectus. In order for your tender to be considered valid, the exchange agent must receive a confirmation of book entry transfer of your Restricted Notes into the exchange agent’s account at The Depository Trust Company (“DTC”) prior to the expiration or termination of the exchange offer.

Special Procedures for Beneficial Owners

If you are a beneficial owner whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your Restricted Notes in the exchange offer, you should promptly contact the person in whose name the Restricted Notes are registered and instruct that person to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the Restricted Notes by causing DTC to transfer the Restricted Notes into the exchange agent’s account.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Exchange Agent

The Bank of Nova Scotia Trust Company of New York is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption “The Exchange Offer — Exchange Agent.”

Resales

Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued to third parties, we believe that the Exchange Notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you are acquiring the Exchange Notes in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the Exchange Notes; and

•	you are not an affiliate of ours.

If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the Exchange Notes:

•	you cannot rely on the applicable interpretations of the staff of the SEC;

•	you will not be entitled to participate in the exchange offer; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

See the discussion below under the caption “The Exchange Offer —Consequences of Exchanging or Failing to Exchange Restricted Notes” for more information.

Broker-Dealer

Each broker or dealer that receives Exchange Notes for its own account in exchange for Restricted Notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell or other transfer of the Exchange Notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the Exchange Notes.

Furthermore, any broker-dealer that acquired any of its Restricted Notes directly from us:

•

may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must also be named as a selling bondholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Restricted Notes which were received by such broker-dealer as a result of market making activities or other trading activities. We have agreed that for a period of not less than 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” for more information.

Registration Rights Agreement

When the Restricted Notes were issued in April 2006, the Issuers, the Parent Guarantor and the Subsidiary Guarantors entered into a registration rights agreement with the initial purchasers of the Restricted Notes, and on February 9, 2007, Avis Budget Group executed a counterpart and became a party to that registration rights agreement. Under the terms of the registration rights agreement, we agreed to use our reasonable best efforts to:

•	file with the SEC and cause to become effective a registration statement relating to an offer to exchange the Restricted Notes for the Exchange Notes;

•	keep the exchange offer open for not less than 20 business days (or longer if required by applicable law) after the date of notice thereof is mailed to the holders of the Restricted Notes; and

•	complete the exchange offer within 405 days of the issue date of the Restricted Notes.

If we do not complete the exchange offer (or, if required, the shelf registration statement described below is not declared effective) on or before the date that is 405 days after the issuance of the Restricted Notes, subject to certain exceptions, or if we fail to meet certain other conditions described under “Description of the Exchange Notes – Additional Interest,” the interest rate borne by the Restricted Notes will increase at a rate of 0.25% per annum every 90 days (but shall not exceed 0.50% per annum) until the condition which gave rise to the additional interest is cured.

Under some circumstances set forth in the registration rights agreement, holders of Restricted Notes, including certain holders who are not permitted to participate in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the Restricted Notes by these holders.

A copy of the registration rights agreement is as an exhibit to the registration statement of which this prospectus forms a part. See “Description of the Exchange Notes — Registration Rights.”

CONSEQUENCES OF NOT EXCHANGING RESTRICTED NOTES

If you do not exchange your Restricted Notes in the exchange offer, your Restricted Notes will continue to be subject to the restrictions on transfer currently applicable to the Restricted Notes. In general, you may offer or sell your Restricted Notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register the Restricted Notes under the Securities Act. Under some circumstances, however, holders of the Restricted Notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell Exchange Notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of Restricted Notes by these holders. For more information regarding the consequences of not tendering your Restricted Notes and our obligation to file a shelf registration statement, see “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Restricted Notes” and “Description of the Exchange Notes — Registration Rights.”

SUMMARY DESCRIPTION OF THE EXCHANGE NOTES

The summary below describes the principal terms of the Exchange Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the Exchange Notes. As used in this “Summary Description of the Exchange Notes” section, except as expressly indicated or unless the context otherwise requires, the “Company”, “ABCR”, “we”, “us” or “our” means Avis Budget Car Rental, LLC.

Issuers	Avis Budget Car Rental, LLC and its wholly-owned subsidiary, Avis Budget Finance, Inc. The Issuers will be jointly and severally liable for all obligations under the Exchange Notes.

Securities

Floating Rate Exchange Notes	$250,000,000 aggregate principal amount of Floating Rate Senior Notes due 2014 which will bear interest at a rate per annum equal to LIBOR (as defined) plus 2.50%.

7.625% Exchange Notes	$375,000,000 aggregate principal amount of 7.625% Senior Notes due 2014.

7.75% Exchange Notes	$375,000,000 aggregate principal amount of 7.75% Senior Notes due 2016.

Maturity	The Floating Rate Exchange Notes: May 15, 2014.

The 7.625% Exchange Notes: May 15, 2014.

The 7.75% Exchange Notes: May 15, 2016.

Interest payment dates	The Floating Rate Exchange Notes: February 15, May 15, August 15 and November 15 of each year.

The 7.625% Exchange Notes: May 15 and November 15 of each year.

The 7.75% Exchange Notes: May 15 and November 15 of each year.

Optional redemption

We may redeem some or all of the Floating Rate Notes at any time on or after May 15, 2008; some or all of the 7.625% Notes on or after May 15, 2010; and some or all of the 7.75% Notes on or after May 15, 2011 at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to, but not including, the redemption date.

At any time prior to May 15, 2008 for the Floating Rate Notes and prior to May 15, 2009 for the 7.625% Notes and the 7.75% Notes, we may also redeem up to 35% of the original aggregate principal amount of the applicable series of notes using the proceeds of one or more equity offerings at a redemption price (expressed as a percentage of principal amount thereof) of 100% plus the applicable rate of interest per annum on the date on which notice of redemption is given for the Floating Rate Notes, 107.625% for the 7.625% Notes and 107.75% for the 7.75% Notes, in each case together with accrued and unpaid interest, if any, to, but not including, the redemption date.

Mandatory offers to purchase

The occurrence of a change of control will be a triggering event requiring us to offer to purchase all or a portion of the notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to, but not including, the date of repurchase.

Certain asset dispositions will be triggering events which may require us to use the proceeds from those asset dispositions to make an offer to purchase the notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to, but not including, the date of purchase, if such proceeds are not otherwise used within the time periods specified herein to, among other things, repay indebtedness of our company or any Restricted Subsidiary, as defined in the indenture governing the notes, (other than disqualified stock or any subordinated obligations of our company or any guarantor), repay indebtedness under our senior credit facility (with a corresponding reduction in commitment) or invest in additional assets related to our business.

Guarantees

The Exchange Notes will be guaranteed on a senior unsecured basis by our indirect parent company, Avis Budget Group, Inc., our direct parent company, Avis Budget Holdings, LLC, and all of our existing and future direct and indirect domestic subsidiaries that guarantee our senior credit facility.

Ranking

The Exchange Notes will be unsecured senior indebtedness of the Issuers, rank equally in right of payment with all existing and future senior indebtedness of the Issuers, and be senior in right of payment to all existing and future subordinated obligations of the Issuers.

Covenants	The indenture governing the notes contains covenants that, among other things, restrict our ability and the ability of our restricted subsidiaries to:

•	incur, assume or guarantee additional indebtedness;

•	pay dividends or redeem or repurchase capital stock;

•	make other restricted payments;

•	incur liens;

•	redeem debt that is junior in right of payment to the notes;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	enter into mergers or consolidations;

•	enter into transactions with affiliates; and

•	enter into new lines of business.

These covenants will be subject to a number of important exceptions and qualifications. For more details, see “Description of the Exchange Notes”.

Risk Factors

You should carefully consider all of the information contained in this prospectus prior to participating in the exchange offer. In particular, we urge you to carefully consider the information set forth under “Risk Factors” beginning on page 13, for a discussion of risks and uncertainties relating to us, our subsidiaries, our business, the exchange offer and holding the Exchange Notes.

RISK FACTORS

Participating in the exchange offer involves a number of risks. You should consider carefully the following information about these risks, together with the other information included in this prospectus before tendering your Restricted Notes in the exchange offer. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur. If they do, our business, financial condition or results of operations could be materially and adversely affected.

Risks Related to the Exchange Offer and Holding the Exchange Notes

We have a substantial amount of debt, which could impair our financial condition and adversely affect our ability to react to changes in our business and fulfill our obligations under the notes.

As of December 31, 2006, our total debt was approximately $7.1 billion and we had approximately $1.2 billion of available borrowing capacity under ABCR’s senior secured credit facility.

Our substantial indebtedness could have important consequences to you, including:

•	making it more difficult for us to satisfy our obligations with respect to the notes;

•	limiting our ability to borrow additional amounts to fund working capital, capital expenditures, debt service requirements, execution of our business strategy, acquisitions and other purposes;

•	requiring us to dedicate a substantial portion of our cash flow from operations to pay principal and interest on our debt, which would reduce the funds available to us for other purposes;

•

making us more vulnerable to adverse changes in general economic, industry and competitive conditions, in government regulation and in our business by limiting our flexibility in planning for, and making it more difficult for us to react quickly to, changing conditions; and

•

exposing us to risks inherent in interest rate fluctuations because some of our borrowings are at variable rates of interest, which could result in higher interest expenses in the event of increases in interest rates.

See “Description of Other Indebtedness” and “Description of the Exchange Notes”.

Despite our current indebtedness levels, we may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial indebtedness.

Subject to specified limitations, the indenture governing the notes limits, but does not prohibit, us from incurring additional indebtedness in the future. As of December 31, 2006, ABCR’s senior secured credit facility provided us commitments for additional borrowings of up to $1.2 billion, in the aggregate. All of those borrowings would be secured and the lenders under ABCR’s senior secured credit facility would have a prior claim to the assets that secure such indebtedness. The subsidiaries that guarantee the notes also are guarantors under ABCR’s senior secured credit facility. In addition, if we incur any additional unsecured indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. If new debt is added to our current debt levels, the risks described above in the previous risk factor could intensify. See “Description of the Exchange Notes” and “Description of Other Indebtedness”.

Restrictive covenants in agreements and instruments governing our debt, including the indenture governing the notes, may adversely affect our ability to operate our business.

The indenture governing the notes and the agreement governing ABCR’s senior secured credit facility contain, and our future debt instruments may contain, various provisions that limit our ability to, among other things:

•	incur additional debt;

•	provide guarantees in respect of obligations of other persons;

•	issue redeemable stock and preferred stock;

•	pay dividends or distributions or redeem or repurchase capital stock;

•	prepay, redeem or repurchase debt;

•	make loans, investments and capital expenditures;

•	incur liens;

•	make distributions from our subsidiaries;

•	sell assets and capital stock of our subsidiaries; and

•	consolidate or merge with or into, or sell substantially all of our assets to, another person.

The notes and the guarantees are unsecured and effectively rank behind our existing and future secured creditors to the extent of the value of the collateral securing their claims, including lenders under ABCR’s senior secured credit facility, and holders of the guarantors’ existing and future secured indebtedness have a prior claim on our assets that secure such indebtedness.

Holders of our secured indebtedness have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing such indebtedness. The Issuers, the Parent Guarantor and the Subsidiary Guarantors are party to a senior secured credit facility, which is secured by a significant portion of our assets, including a pledge of all of ABCR’s capital stock and the capital stock of all of ABCR’s direct and indirect subsidiaries (limited, in the case of foreign subsidiaries, to 66% of the capital stock of the first tier foreign subsidiaries and excluding securitization subsidiaries). In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of our secured indebtedness will have prior claim to our assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes. In that event, because the notes and the guarantees will not be secured by any of our assets, it is possible that our remaining assets might be insufficient to satisfy your claims in full.

In addition, the restrictive covenants in ABCR’s senior secured credit facility requires ABCR to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we may be unable to meet those tests. A breach of any of these covenants could result in a default under ABCR’s senior secured credit facility. Upon the occurrence of an event of default under ABCR’s senior secured credit facility, the lenders could elect to declare all amounts outstanding under ABCR’s senior secured credit facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under ABCR’s senior secured credit facility could proceed against the collateral granted to them to secure that indebtedness.

As of December 31, 2006, the aggregate amount of our secured indebtedness, on a consolidated basis, was approximately $6.1 billion, and approximately $1.2 billion was available for additional borrowing under ABCR’s senior secured credit facility. We will be permitted to borrow substantial additional secured indebtedness in the future under the terms of the indenture governing the notes. See “Description of the Exchange Notes”.

We will require a significant amount of cash to service all of our indebtedness, including the notes, and our ability to generate sufficient cash depends on many factors, some of which are beyond our control.

Our ability to make payments on and refinance our debt, including the notes, will depend on our ability to generate cash flow in the future. To some extent, this is subject to prevailing economic and competitive conditions and to certain financial, business and other factors, some of which are beyond our control. Our business may not generate cash flow from operations at levels sufficient to permit us to pay principal, premium, if any, and interest on our indebtedness, and our cash needs may increase. If we are unable to generate sufficient cash flow from operations to service our debt and meet our other cash needs, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the notes. We may not be able to take any of these actions. We may not be able to refinance our debt or sell additional debt or equity securities or our assets on favorable terms, if at all, particularly because of our anticipated high levels of debt and the restrictions imposed by the agreement governing ABCR’s senior secured credit facility and the indenture governing the notes on our ability to incur additional debt and use the proceeds from asset sales. If we must sell our assets, it may negatively affect our ability to generate revenue. The inability to obtain additional financing could have a material adverse effect on our financial condition and on our ability to meet our obligations to you under the notes.

If we cannot make scheduled payments on our debt, we would be in default and, as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable;

•	the lenders under ABCR’s senior secured credit facility could terminate their commitments to lend us money and foreclose against the assets securing their borrowings; and

•	we could be forced into bankruptcy or liquidation, which could result in you losing your investment in the notes.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, ABCR will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus any accrued and unpaid interest. ABCR may not be able to repurchase the notes upon a change of control because ABCR may not have sufficient funds. Further, ABCR may be contractually restricted under the terms of its senior secured credit facility or other future senior indebtedness from repurchasing all of the notes tendered by holders upon a change of control. Accordingly, ABCR may not be able to satisfy its obligations to purchase your notes unless ACRR is able to refinance or obtain waivers underits senior secured credit facility. ABCR’s failure to repurchase the notes upon a change of control would cause a default under the indenture and a cross-default under ABCR’s senior secured credit facility.

Federal and state statutes could allow courts, under specific circumstances, to void the guarantees and require note holders to return payments received from the guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided or claims in respect of a guarantee could be subordinated to all other debts of the applicable guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee and either:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged or about to engage in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, a guarantor would be considered insolvent if, at the relevant time, the sum of its debts and other liabilities, including contingent liabilities, was greater than the sum of its assets at a fair valuation, and a guarantor that generally was not then paying its debts as they became due would be presumed to be insolvent.

There is no public market for the Exchange Notes, and we do not know if a market will ever develop or, if a market does develop, whether it will be sustained.

The Exchange Notes are a new issue of securities for which there is no existing trading market. Accordingly, we cannot assure you that a liquid market will develop for the Exchange Notes, that you will be able to sell your Exchange Notes at a particular time or that the prices that you receive when you sell the Exchange Notes will be favorable.

We do not intend to apply for listing or quotation of any series of bonds on any securities exchange or stock market, although our Restricted Notes trade on the PORTAL Market. The liquidity of any market for the Exchange Notes will depend on a number of factors, including:

•	the number of holders of Exchange Notes;

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the Restricted Notes for the Exchange Notes;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the Exchange Notes; and

•	prevailing interest rates.

Holders of Restricted Notes who fail to exchange their Restricted Notes in the exchange offer will continue to be subject to restrictions on transfer.

If you do not exchange your Restricted Notes for Exchange Notes in the exchange offer, you will continue to be subject to the restrictions on transfer applicable to the Restricted Notes. The restrictions on transfer of your Restricted Notes arise because we issued the Restricted Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Restricted Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the Restricted Notes under the Securities Act. For further information regarding the consequences of tendering your Restricted Notes in the exchange offer, see the discussion below under the caption “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Restricted Notes.”

You must comply with the exchange offer procedures in order to receive new, freely tradable Exchange Notes.

Delivery of Exchange Notes in exchange for Restricted Notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of book-entry transfer of Restricted Notes into the exchange agent’s account at DTC, as depositary, including an agent’s message (as defined herein). We are not required to notify you of defects or irregularities in tenders of Restricted Notes for exchange. Restricted Notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See “The Exchange Offer — Procedures for Tendering Restricted Notes” and “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Restricted Notes.”

Some holders who exchange their Restricted Notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your Restricted Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Related to our Business

The high level of competition in the vehicle rental industry may lead to reduced rental volumes, downward pricing or an inability to increase our prices, which could have a material adverse impact on our results of operations.

The vehicle rental industry in which we operate is highly competitive. We believe that price is one of the primary competitive factors in the vehicle rental industry. Our competitors, some of whom may have access to substantial capital, may seek to compete aggressively on the basis of pricing. To the extent that we match competitors’ downward pricing, it could have a material adverse impact on our results of operations. To the extent that we do not match or remain within a reasonable competitive margin of our competitors’ pricing, it could also have a material adverse impact on our results of operations, as we may lose rental volume. The Internet has increased pricing transparency among vehicle rental companies by enabling cost-conscious customers to more easily obtain and compare the rates available from various vehicle rental companies for any given rental. This transparency may increase the prevalence and intensity of price competition in the future.

We face risks of increased fleet costs, both generally and due to the possibility that automobile manufacturers could change or cease their repurchase or guaranteed depreciation programs.

Fleet costs represented approximately 27% of our aggregate expenses for 2006 and can vary from year to year based on the prices at which we are able to purchase and dispose of rental vehicles. For 2006 and 2005, approximately 88% and 95%, respectively, of the rental cars purchased for our domestic car fleet were the subject of agreements requiring automobile manufacturers to repurchase them or guarantee the depreciation rate for a specified period of time. We refer to cars subject to such agreements as “program cars.” Under these repurchase and guaranteed depreciation programs, automobile manufacturers agree to repurchase cars at a specified price during a specified time period or guarantee the rate of depreciation for a specified period of time, typically subject to certain car condition and mileage requirements. Repurchase and guaranteed depreciation programs, therefore, enable us to determine, in advance, our depreciation expense, which is a significant cost factor in our car rental operations. Repurchase and guaranteed depreciation programs also limit the risk to us that the market value of a car, at the time of its disposition, will be less than its estimated residual (or depreciated) value.

Automobile manufacturers may not continue to sell cars to us subject to repurchase or guaranteed depreciation programs at all or on terms consistent with past practice. In addition, we intend to reduce the number of program cars we purchase to mitigate anticipated increases in fleet costs. Should any such decrease in the percentage of our car rental fleet subject to repurchase or guaranteed depreciation programs occur, we would expect to bear increased risk relating to the residual market value of our car rental fleet and the depreciation of rental vehicles, each of which could have a material adverse effect on our results of operations and financial condition. The overall cost of cars subject to repurchase or guaranteed depreciation programs could also increase if the manufacturers were to make changes to these programs, particularly if such changes were to result in a decrease in the repurchase price or guaranteed depreciation without a corresponding decrease to the original purchase price. Repurchase or guaranteed depreciation programs also generally provide us with flexibility to reduce the size of our fleet rapidly in response to an economic downturn or changes in demand by returning cars sooner than originally expected. This flexibility may be reduced in the future to the extent the percentage of program cars in our car rental fleet decreases or this feature of repurchase or guaranteed depreciation programs is altered.

During 2006, approximately 74% of the cars acquired for our U.S. car rental fleet were manufactured by either General Motors Corporation or Ford Motor Company. A default on any repurchase or guaranteed depreciation agreement, particularly with respect to GM or Ford, might leave us with a substantial unpaid claim against the manufacturer with respect to program cars that were either (a) sold for an amount less than the amount guaranteed under the applicable agreement or (b) sold and returned to the car manufacturer but for which we were not paid, as well as potential additional expenses if the prices at which we were able to dispose of program cars were less than the specified prices under the repurchase or guaranteed depreciation program. Any increased risk with respect to the likelihood of these defaults or a decline in the results of operations or financial condition of the manufacturers of the cars we purchase could also impact our ability to finance the purchase of cars to maintain our car rental fleet.

The relative strength of the used vehicle marketplace materially impacts the costs of our rental cars and trucks not covered by repurchase or guaranteed depreciation programs or trade-in agreements. We currently sell these used vehicles through auctions, third party resellers and other channels. These markets may not produce stable used vehicle pricing in the future. Based on the number of used trucks and non-program cars produced by our rental operations annually, and our intent to increase this number, any downturn in the used vehicle marketplace could have a material impact on our fleet holding costs and profitability.

Our car rental business is dependent on airline passenger traffic, and disruptions in travel patterns could harm our business.

In 2006, we generated approximately 81% of our domestic car rental revenue from our corporate owned on-airport locations. As a result, a decline in airline passenger traffic could have a material adverse effect on our results of operations. Events that affect air travel could include economic downturns, work stoppages, military conflicts, terrorist incidents or threats, pandemic diseases, natural disasters or the response of governments to any of these events. We also face increased costs of maintaining our positions on-airport through increased competitive bidding and minimum airport guarantees.

We are dependent on third party distribution channels, and the success of our business depends in significant part on these relationships.

The operators of third party distribution channels, through which we generate approximately 44% of our domestic reservations, generally can cancel or modify their agreements with us upon relatively short notice. Changes in our pricing agreements, commission schedules or arrangements with third party distribution channels, the termination of any of our relationships or a reduction in the transaction volume of such channels could have a material adverse effect on our business, financial condition and results of operations. Most of these reservations are made in connection with GDS (Amadeus, Galileo, Sabre and Worldspan), which aggregate reservations from various sources. Our largest third party source of reservations (other than from GDS) in 2006 was responsible for less than 2% of our domestic reservations.

Our business is seasonal, and a disruption in rental activity during our peak season could materially adversely affect our results of operations.

In our business, the third quarter of the year has historically been our strongest quarter due to the increased level of leisure travel and household moving activity. In 2006, the third quarter accounted for approximately 28% of our vehicle rental revenue and 36% of ABCR’s income before income taxes. Any occurrence that disrupts rental activity during the third quarter could have a disproportionately material adverse effect on our liquidity and/or our results of operations.

An increase in interest rates would increase the cost of servicing our debt and could reduce our profitability.

A significant amount of our borrowings, primarily our seasonal borrowings, bear interest at variable rates and expose us to interest rate risk. If interest rates increase, whether because of an increase in market interest rates or an increase in our own cost of borrowing, our debt service obligations for our variable rate indebtedness would increase even though the amount of borrowings remained the same, and our net income could be materially adversely affected. As of December 31, 2006, our total outstanding debt of approximately $7.1 billion included interest rate sensitive debt of approximately $500 million (either by its original terms or through the use of interest rate derivatives), which had a weighted average interest rate of approximately 6% per annum. During our seasonal borrowing peak in 2006, outstanding interest rate sensitive debt totaled approximately $1.5 billion, with a weighted average interest rate of approximately 6% per annum.

We face risks arising from our heavy reliance on communications networks and centralized information systems.

We rely heavily on information systems, including our reservation system, to accept reservations, process rental and sales transactions, manage our fleet of vehicles, account for our activities and otherwise conduct our business. We have centralized our information systems, and we rely on communications services providers to link our systems with the business locations these systems serve. A failure of a major system, or a major disruption of communications between the system and the locations it serves, could cause a loss of reservations, interfere with our ability to manage our fleet, slow rental and sales processes and otherwise materially adversely affect our ability to manage our business effectively. Our systems’ business continuity plans and insurance programs are designed to mitigate such a risk, not eliminate it.

In addition, because our systems contain personally identifiable non-public information about millions of individuals and businesses, our failure to maintain the security of the data we hold, whether the result of our own error or the malfeasance of others, could harm our reputation or give rise to legal liabilities leading to lower revenue, increased costs and other material adverse effects on our results of operations.

We face risks related to liability and insurance.

Our businesses expose us to claims for personal injury, death and property damage related to the use of our vehicles and for workers’ compensation claims and other employment-related claims by our employees. We may become exposed to uninsured liability at levels in excess of our historical levels resulting from unusually high losses or otherwise. In addition, liabilities in respect of existing or future claims may exceed the level of our reserves and/or our insurance, and we may not have sufficient capital available to pay any uninsured claims. Furthermore, insurance with unaffiliated carriers may not continue to be available to us on economically reasonable terms or at all.

Environmental regulations could subject us to liability for fines or damages.

We are subject to federal, state, local and foreign environmental laws and regulations in connection with our operations, including, among other things, with respect to the ownership and operation of tanks for the storage of petroleum products, such as gasoline, diesel fuel and motor and waste oils. We have established a compliance program for our tank systems that is intended to ensure that the tanks are properly registered with the state or other jurisdiction in which the tanks are located and have been either replaced or upgraded to meet applicable leak detection and spill, overfill, corrosion protection and vapor recovery requirements. These tank systems may not at all times remain free from undetected leaks, and the use of these tanks may result in significant spills.

We have made, and will continue to make, expenditures to comply with environmental laws and regulations, including, among others, expenditures for the cleanup of contamination at our owned and leased properties, as well as contamination at other locations at which our wastes have reportedly been identified. Our compliance with existing or future environmental laws and regulations may, however, require material expenditures by us or otherwise have a material adverse effect on our consolidated financial position, results of operations or cash flows.

Changes in the U.S. and foreign legal and regulatory environment that affect our operations, including laws and regulations relating to the insurance products we sell, consumer privacy, data security, automobile-related liability and insurance rates, could disrupt our business, increase our expenses or otherwise have a material adverse effect on our results of operations.

We are subject to a wide variety of laws and regulations in the United States and the other countries and jurisdictions in which we operate, and changes in the level of government regulation of our business have the potential to materially alter our business practices or our profitability. Depending on the jurisdiction, those changes may come about through new legislation, the issuance of new laws and regulations or changes in the interpretation of existing laws and regulations by a court, regulatory body or governmental official.

The optional insurance products, including, but not limited to, supplemental liability insurance, personal accident insurance and personal effects protection, offered to renters providing various insurance coverages in our domestic vehicle rental operations are regulated under state laws governing the licensing of such products. In our international car rental operations, our offering of optional products providing insurance coverage historically has not been regulated.

Any changes in U.S. or foreign law that change our operating requirements with respect to optional insurance products could increase our costs of compliance or make it uneconomical to offer such products, which would lead to a reduction in revenue. If customers decline to purchase supplemental liability insurance products through us as a result of any changes in these laws or otherwise, our results of operations could be materially adversely affected.

In almost every state, we recover various costs associated with the title and registration of our vehicles. In addition, where permitted, we also recover the concession cost imposed by an airport authority or the owner and/or operator of the premises from which our vehicle is rented. Our long standing business practice has been to separately state these additional surcharges in our rental agreements and invoices and disclose the existence of these surcharges to consumers together with an estimated total price, inclusive of these surcharges, in all distribution channels. This standard practice comports with the Federal Trade Commission Act and has been upheld by several courts. However, there are several legislative proposals which, if enacted, would define which surcharges are permissible and establish calculation formulas which may differ from the manner in which we set our surcharges. We cannot assure you that if any of these proposals were to be enacted there will not be an adverse impact or limitation on our ability to recover all of the surcharges we currently charge.

We may be held responsible by third parties, regulators or courts for the actions of, or failures to act by, our licensees, which exposes us to possible fines, other liabilities and bad publicity.

Our car and truck rental licensee locations, which include both franchisees and dealers, are independently owned and operated. Our agreements with our licensees require that they comply with all laws and regulations applicable to their businesses, including our internal policies and standards. Under these licensee agreements, licensees retain control over the employment and management of all personnel. Third parties, regulators or courts may seek to hold us responsible for the actions of, or failures to act by, our licensees. Although we maintain the right to monitor the operations of licensees and have the ability to terminate licensee agreements for failure to adhere to contracted operational standards, we are unlikely to detect all problems. Moreover, there are occasions when our and our licensees’ activities may not be clearly distinguishable. It is our policy to vigorously seek to be dismissed from any such claims and to pursue indemnity for any adverse decisions. Failure to comply with laws and regulations by our licensees may expose us to liability and damages that may adversely affect our business.

Significant increases in fuel costs or limitations in fuel supplies could harm our business.

We could be adversely affected by limitations in fuel supplies or significant increases in fuel prices. A severe or protracted disruption in fuel supplies or significant increases in fuel prices could have a material adverse effect on our financial condition and results of operations, either by directly discouraging consumers from renting cars and trucks or by causing a decline in airline passenger traffic.

Risks Related to the Separation

We have little recent operating history as a stand-alone vehicle rental company.

The financial information included in this prospectus does not reflect the financial condition, results of operations or cash flows we would have achieved as a stand-alone vehicle rental company during the periods presented or those that we will achieve in the future. This is primarily a result of the following factors:

•

Prior to the completion of the Cendant Separation, the vehicle rental business was operated by Cendant as part of its broader corporate organization, rather than as an independent company. Cendant or one of its affiliates performed various corporate functions for our vehicle rental business, including, but not limited to, tax administration, certain governance functions (including compliance with the Sarbanes-Oxley Act of 2002 and internal audit) and external reporting. Our financial results for all periods other than fourth quarter 2006 for our operating segments reflect allocations of corporate expenses from Cendant for these and similar functions. These allocations may be more or less than the comparable expenses we would have incurred had we operated as a stand-alone vehicle rental company during those periods.

•

Generally, prior to completion of the Cendant Separation, working capital requirements and capital for general corporate purposes for the vehicle rental business, including acquisitions and capital expenditures, were historically satisfied as part of the corporate-wide cash management policies of Cendant’s broader corporate organization. With the completion of the Cendant Separation, we will not have access to the cash generated by the businesses of Realogy, Wyndham Worldwide or Travelport in order to finance our working capital or other cash requirements (except for obligations of these entities to make payments to us for certain specified items). Without access to the cash generated by these companies, we may need to obtain additional financing from banks, or through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements.

•	With the completion of the Cendant Separation, the cost of capital for our business may be higher than our cost of capital prior to the completion of the Cendant Separation.

•

While we have entered into short-term transition agreements that govern certain commercial and other relationships among us, Realogy, Wyndham Worldwide and Travelport, those temporary arrangements may not capture the benefits (including economies of scope and scale in customer and vendor relationships) our business has enjoyed as a result of being integrated with those companies. The loss of these benefits could have an adverse effect on our business, results of operations and financial condition.

•

Other significant changes may occur in our cost structure, management, financing and business operations as a result of our operating as a company separate from Realogy, Wyndham Worldwide and Travelport.

We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate now that the Cendant Separation is complete, and we may experience increased costs as a result of the Cendant Separation.

Realogy, Wyndham Worldwide and Travelport are contractually obligated to provide to us only those services specified in the transition services agreement and the other agreements we entered into with them in connection with the separation. We may be unable to replace, in a timely manner or on comparable terms, the services that Realogy, Wyndham Worldwide or Travelport previously provided to us that are not specified in the transition services agreement or the other agreements. In addition, if Realogy, Wyndham Worldwide or Travelport do not continue to perform effectively the transition services and other services that are called for under the transition services agreement and the other agreements, we may not be able to operate our business effectively and our profitability may decline. Furthermore, after the expiration of the transition services and other agreements, we may be unable to replace, in a timely manner or on comparable terms, the services specified in such agreements.

Our agreements with Realogy, Wyndham Worldwide and Travelport may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated parties.

The agreements related to the separation, including the Separation and Distribution Agreement, Tax Sharing Agreement, Transition Services Agreement and other agreements, were not the result of arm’s-length negotiations and thus may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated parties. Such terms include, among other things, those related to allocation of assets, liabilities, rights, indemnifications and other obligations among the companies.

We are relying on Realogy, Wyndham Worldwide and Travelport to fulfill their obligations under the Separation and Distribution Agreement and other agreements.

Pursuant to the Separation and Distribution Agreement, Realogy and Wyndham Worldwide are responsible for 62.5% and 37.5%, respectively of certain contingent and other of our corporate liabilities including those relating to unresolved tax and legal matters. More specifically, Realogy and Wyndham Worldwide have generally assumed and are responsible for the payment of their allocated percentage of (i) all taxes imposed on us and certain of our subsidiaries and (ii) certain of our contingent and other corporate liabilities and/or our subsidiaries to the extent incurred prior to August 23, 2006. These contingent and other corporate liabilities include liabilities relating to (i) Cendant’s terminated or divested businesses, including among others, the former PHH and Marketing Services (Affinion) businesses, (ii) liabilities relating to the Travelport sale, if any, (iii) the Securities Action and related litigation (for a further description of these litigation matters, see “Legal Proceedings”) and (iv) generally any actions with respect to the Cendant Separation or the distributions brought by any third party. If any party responsible for such liabilities were to default in its payment, when due, of any such assumed obligations, each non-defaulting party, including us, would be required to pay an equal portion of the amounts in default.

Moreover, the Separation and Distribution Agreement provides for cross-indemnities designed to place financial responsibility of certain liabilities and other obligations with the proper company. Any failure by Realogy, Wyndham Worldwide or Travelport to pay any of their assumed liabilities when due or to indemnify us when required may cause a material adverse affect on our results of operations.

FORWARD-LOOKING STATEMENTS

The forward-looking statements contained herein are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are based on various facts and were derived utilizing numerous important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements include the information concerning our future financial performance, business strategy, projected plans and objectives. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. You should understand that the following important factors and assumptions could affect our future results and could cause actual results to differ materially from those expressed in such forward-looking statements:

•	the high level of competition in the vehicle rental industry and the impact such competition may have on pricing and rental volume;

•	an increase in the cost of new vehicles;

•	a decrease in our ability to acquire or dispose of cars generally through repurchase or guaranteed depreciation programs and/or dispose of vehicles through sales of vehicles in the used car market;

•	a decline in the results of operations or financial condition of the manufacturers of our cars;

•	a downturn in airline passenger traffic in the United States or in the other international locations in which we operate;

•	an occurrence or threat of terrorism, pandemic disease, natural disasters or military conflict in the markets in which we operate;

•	our dependence on third-party distribution channels;

•	a disruption or decline in rental activity, particularly during our peak season or in key market segments;

•	a disruption in our ability to obtain financing for our operations, including the funding of our vehicle fleet via the asset-backed securities and lending market;

•	a significant increase in interest rates or in borrowing costs;

•	our failure to increase or decrease appropriately the size of our fleet due to the seasonal nature of our business;

•	our ability to accurately estimate our future results;

•	our ability to implement our strategy for growth;

•	a major disruption in our communication or centralized information networks;

•	our failure or inability to comply with regulations or any changes in regulations;

•

our failure or inability to make the changes necessary to operate effectively now that we operate independently from the former real estate, hospitality and travel distribution businesses following the separation of those businesses from us during third quarter 2006, when we were known as Cendant Corporation;

•	other business, economic, competitive, governmental, regulatory, political or technological factors affecting our operations, pricing or services;

•	risks inherent in the restructuring of the operations of Budget Truck Rental;

•	risks inherent in the separation and related transactions, including risks related to our new borrowings, and costs of the separation; and

•

the terms of agreements among the separated companies, including the allocations of assets and liabilities, including contingent liabilities and guarantees, commercial arrangements and the performance of each of the separated companies’ obligations under these agreements.

Other factors and assumptions not identified above, including those described under “Risk Factors”, were also involved in the derivation of these forward-looking statements, and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond our control.

You should consider the areas of risk described above, as well as those described under “Risk Factors”, in connection with any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law. For any forward-looking statements contained in any document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. Any Restricted Notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated.

For the Year Ended December 31,
2002	2003	2004	2005	2006
—	—	1.01x	—	—

For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxes and before adjustment for losses from equity investments plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor. For the years ended December 31, 2002, 2003, 2005 and 2006, earnings were less than fixed charges by $375,000,000, $263,000,000, $62,000,000 and $677,000,000, respectively.

SELECTED HISTORICAL FINANCIAL INFORMATION

The selected historical consolidated financial data and other statistical data presented below should be read in conjunction with our Consolidated Financial Statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

SELECTED	FINANCIAL DATA

	At or For the Year Ended December 31,
	2006	2005	2004	2003	2002
	(In millions, except per share data)
Results of Operations
Net revenues	$5,689	$5,400	$4,820	$4,682	$3,015

Income (loss) from continuing operations	$(451)	$(11)	$71	$(149)	$(241)
Income (loss) from discontinued operations, net of tax	(1,479)	1,637	2,020	1,558	1,012
Cumulative effect of accounting changes, net of tax	(64)	(8)	—	(329)	—

Net income (loss)	$(1,994)	$1,618	$2,091	$1,080	$771

Per Share Data
Income (loss) from continuing operations:
Basic	$(4.48)	$(0.10)	$0.69	$(1.46)	$(2.37)
Diluted	(4.48)	(0.10)	0.67	(1.46)	(2.37)
Income (loss) from discontinued operations:
Basic	$(14.71)	$15.74	$19.60	$15.32	$9.94
Diluted	(14.71)	15.74	18.99	15.32	9.94
Cumulative effect of accounting changes:
Basic	$(0.63)	$(0.08)	$—	$(3.24)	$—
Diluted	(0.63)	(0.08)	—	(3.24)	—
Net income (loss):
Basic	$(19.82)	$15.56	$20.29	$10.62	$7.57
Diluted	(19.82)	15.56	19.66	10.62	7.57
Cash dividends declared(a)	$1.10	$4.00	$3.20	$—	$—

Financial Position
Total assets	$13,271	$34,493	$42,698	$39,551	$36,337
Assets of discontinued operations	—	20,512	29,452	27,232	24,469
Assets under vehicle programs	7,700	8,500	7,072	6,485	6,379
Long-term debt, including current portion	1,842	3,508	4,234	5,900	6,396
Debt under vehicle programs(b)	5,270	7,909	6,727	6,295	6,138
Stockholders’ equity	2,443	11,342	12,464	9,946	9,167

(a)	Cash dividends declared have been adjusted to reflect the 1-for-10 reverse stock split of our common stock, which became effective in September 2006. See Note 1 to our Consolidated Financial Statements.
(b)	Includes related-party debt due to Avis Budget Rental Car Funding (AESOP) LLC. See Note 15 to our Consolidated Financial Statements.

In presenting the financial data above in conformity with generally accepted accounting principles, we are required to make estimates and assumptions that affect the amounts reported. See “Critical Accounting Policies” included elsewhere herein for a detailed discussion of the accounting policies that we believe require subjective and complex judgments that could potentially affect reported results.

Income (loss) from discontinued operations, net of tax, includes the after tax results of the following disposed businesses for all periods presented (through their dates of disposition): (i) Travelport, which we sold in August 2006, (ii) Realogy and Wyndham, which were spun-off on July 31, 2006, (iii) our former Marketing Services division, which we sold in October 2005, (iv) Wright Express Corporation, which we sold in February 2005, (v) our former mortgage, fleet leasing and appraisal businesses, which were included in the spin-off of PHH Corporation on January 31, 2005, (vi) Jackson Hewitt Tax Service Inc., which we sold in June 2004, and (vii) National Car Parks (“NCP”), which we sold in May 2002. Income (loss) from discontinued operations, net of tax, also includes the after tax losses on the sale of Travelport and the spin-offs of Realogy and Wyndham in 2006, the after tax gains on the sale of our Marketing Services division and Wright Express in 2005, the after tax loss on the spin-off of PHH in 2005, the after tax gain on the sale of Jackson Hewitt in 2004 and the after tax loss on disposal of NCP in 2002. See Note 3 to our Consolidated Financial Statements for more detailed information regarding these discontinued operations.

During 2006, we recorded $10 million of restructuring charges related to restructuring initiatives within our Truck Rental and Domestic Car Rental segments. In 2005, we recorded $26 million of restructuring and transaction-related charges as a result of restructuring activities undertaken following the spin-off of PHH Corporation and the initial public offering of Wright Express Corporation. See Note 9 to our Consolidated Financial Statements for a detailed description of such charges.

During 2006, 2005, 2004, 2003 and 2002, we incurred $40 million, $35 million, $(28) million, $11 million and $103 million, respectively, for litigation and related costs (credits) primarily in connection with the 1998 discovery of accounting irregularities in the former business units of CUC International, Inc. The amount in 2004 includes a $55 million credit recorded in connection with previously established liabilities for severance and other termination benefits for which we no longer believe we are liable.

During 2003, we consolidated a number of entities pursuant to Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities,” and/or as a result of amendments to the underlying structures of certain of the facilities we used to securitize assets. See Notes 2 and 15 to the Consolidated Financial Statements for more information.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with the section titled “Business” and our Consolidated Financial Statements and accompanying notes included elsewhere in this prospectus. Unless otherwise noted, all dollar amounts are in millions and those relating to our results of operations are presented before taxes.

Following the distributions of the shares of Realogy Corporation and Wyndham Worldwide Corporation to our stockholders on July 31, 2006 and the sale of Travelport, Inc. on August 23, 2006, which are further described below, we changed our name to Avis Budget Group, Inc. Our continuing operations consist primarily of our Avis Budget Car Rental, LLC subsidiary, the parent company of the companies that comprise our vehicle rental operations, which provide car and truck rentals and ancillary services to businesses and consumers in the United States and internationally.

We operate in the following business segments:

•	Domestic Car Rental — provides car rentals and ancillary products and services in the United States.

•	International Car Rental — provides car rentals and ancillary products and services primarily in Canada, Argentina, Australia, New Zealand, Puerto Rico and the U.S. Virgin Islands.

•	Truck Rental — provides truck rentals and related services to consumers and light commercial users in the United States.

Our revenues are derived principally from car and truck rentals in our company-owned operations and include (i) time and mileage (“T&M”) fees charged to our customers for vehicle rentals, (ii) reimbursement from our customers for certain operating expenses we incur, including gasoline and vehicle licensing fees, as well as airport concession fees, which we pay in exchange for the right to operate at airports and other locations, and (iii) sales of loss damage waivers and insurance, and rentals of navigation units and other items in conjunction with vehicle rentals. We also earn royalty revenue from our franchisees in conjunction with their vehicle rental transactions.

Car rental volumes are closely associated with the travel industry, particularly airline passenger volumes, or enplanements. Because, we operate primarily in the United States and generate a significant portion of our revenue from our on-airport operations, we expect that our ability to generate revenue growth will be somewhat dependent on increases in domestic enplanements. We have also experienced significant per-unit fleet cost increases on model-year 2006 and 2007 vehicles, which have negatively impacted our margins. Accordingly, our ability to achieve profit margins consistent with prior periods remains dependent on our ability to successfully reflect corresponding changes in our pricing programs.

Our vehicle rental operations are seasonal. Historically, the third quarter of the year has been our strongest quarter due to the increased level of leisure travel and household moving activity. Any occurrence that disrupts rental activity during the third quarter could have a disproportionately material adverse effect on our results of operations. We have a predominantly variable cost structure and routinely adjust the size and, therefore, the cost of our rental fleet in response to fluctuations in demand. However, certain expenses, such as rent, are fixed and cannot be reduced in response to seasonal fluctuations in our operations.

We believe that the following trends, among others, may affect and/or have impacted our financial condition and results of operations:

•	Domestic enplanements, which remained relatively flat compared to 2005, but are expected to increase modestly in 2007, assuming there are no major disruptions in travel;

•	Rising per-unit car fleet costs, which we began to experience in 2005 and anticipate will continue with model-year 2007 vehicles;

•	Pricing increases, which we instituted throughout 2006 in response to rising fleet costs and intend to continue to pursue, where appropriate; and

•	Our continued expansion in off-airport, or local market segments, including insurance replacement rentals.

In 2004 and 2005, we undertook a strategic realignment to simplify our business model through exiting non-core businesses or businesses that produced volatility to our earnings inconsistent with our business model and the remainder of our core businesses. We began this strategic realignment by completing the initial public offering of Jackson Hewitt Tax Service Inc. in June 2004. We completed the spin-off of our former mortgage, fleet leasing and appraisal businesses in a tax-free distribution of the common stock of PHH Corporation to our stockholders in January 2005. In February 2005, we completed the initial public offering of Wright Express Corporation, raising $964 million of cash. In October 2005, we completed the sale of our Marketing Services division, which was comprised of our former individual membership and loyalty/insurance marketing businesses, for approximately $1.7 billion of cash (approximately $1.8 billion of gross proceeds), representing the culmination of our 2004 and 2005 strategic realignment.

Following this strategic realignment, our management team and Board of Directors, with the aid of financial and legal advisors, performed a comprehensive review of the growth opportunities and estimated market valuations for each of our core businesses. As a result of this review, from October 2005 to July 2006, our Board of Directors approved a plan to separate Cendant into four independent companies:

•	Realogy Corporation — encompasses our former Realogy segment, which is now presented as a discontinued operation.

•	Wyndham Worldwide Corporation — encompasses our former Hospitality Services and Timeshare Resorts segments, which are now presented as discontinued operations.

•	Travelport, Inc. — encompasses our former Travel Distribution Services segment, which is now presented as a discontinued operation.

•	Avis Budget Group, Inc. — encompasses our vehicle rental operations.

On July 31, 2006, we completed the spin-offs of Realogy Corporation and Wyndham Worldwide Corporation in tax-free distributions of one share each of Realogy and Wyndham common stock for every four and five shares, respectively, of then outstanding Cendant common stock held on July 21, 2006. On August 1, 2006, Realogy and Wyndham stock began regular-way trading on the New York Stock Exchange under the symbols “H” and “WYN,” respectively. Prior to the completion of the spin-offs, we received special cash dividends of $2,225 million and $1,360 million from Realogy and Wyndham, respectively, and utilized such proceeds to fund a portion of the repayment of our outstanding debt, as discussed below. On August 23, 2006, we completed the sale of Travelport for proceeds of approximately $4.1 billion, net of closing adjustments, of which approximately $1.8 billion was used to repay indebtedness of Travelport. Pursuant to the Separation and Distribution Agreement, during third quarter 2006, we distributed $1,423 million and $760 million of such proceeds to Realogy and Wyndham, respectively. In connection with executing our plan, we incurred costs of $574 million and $15 million during 2006 and 2005, respectively. These costs consist primarily of legal, accounting, other professional and consulting fees and various employee costs, and for 2006 include costs associated with the retirement of corporate debt.

In connection with our execution of the separation plan, we repaid certain corporate and other debt and entered into new financing arrangements, including (i) the completion of $1,875 million of fixed and floating rate financing by Avis Budget Car Rental (ii) the establishment of a $1.5 billion revolving credit facility by Avis Budget Car Rental (iii) the completion of a tender offer for $2.6 billion of our corporate debt by repurchasing approximately $2.5 billion outstanding aggregate principal amount of our 6 1/4% notes due in January 2008 and March 2010, 7 3/8% notes due in January 2013 and 7 1/8% notes due in March 2015 and the subsequent redemption of the untendered portion of such debt and (iv) the repayment of aggregate principal of $950 million due in August 2006 under our 6 7/8% and 4.89% notes. As a result of the spin-offs of Realogy and Wyndham, we repaid outstanding borrowings of $560 million (including $265 million which was recorded within discontinued operations) and $600 million under our former $2.0 billion revolving credit facility and asset-linked facility, respectively, and terminated these facilities during July 2006.

In connection with the separation, we entered into a separation agreement, tax sharing agreement and transition services agreement with Realogy, Wyndham and Travelport.

On August 29, 2006, our stockholders approved certain amendments to our Certificate of Incorporation, including a change in our name from Cendant Corporation to Avis Budget Group, Inc. and a 1-for-10 reverse stock split of our common stock, each of which became effective on the New York Stock Exchange at the opening of the market on September 5, 2006 and, at that time, our ticker symbol changed to ‘‘CAR’’.

RESULTS OF OPERATIONS

Discussed below are our consolidated results of operations and the results of operations for each of our reportable segments. Generally accepted accounting principles require us to segregate and report as discontinued operations, for all periods presented, the account balances and activities of Jackson Hewitt, PHH, Wright Express, our former Marketing Services division, Realogy, Wyndham and Travelport. Previously, we could not classify our former mortgage business as a discontinued operation due to Realogy's participation in a mortgage origination venture that was established with PHH in connection with our January 2005 spin-off of PHH. However, due to the spin-off of Realogy on July 31, 2006, this business is classified as a discontinued operation.

We measure performance using the following key operating statistics: (i) rental days, which represents the total number of days (or portion thereof) a vehicle was rented, and (ii) T&M revenue per rental day, which represents the average daily revenue we earned from rental and mileage fees charged to our customers. Our car rental operating statistics (rental days and T&M revenue per rental day) are all calculated based on the actual usage of the vehicle during a 24-hour period. We believe that this methodology, while conservative, provides our management with the most relevant statistics in order to manage the business. Our calculation may not be comparable to other companies’ calculation of similarly-titled statistics.

The reportable segments presented below represent our operating segments for which separate financial information is available and is utilized on a regular basis by our chief operating decision maker to assess performance and to allocate resources. In identifying our reportable segments, we also consider the nature of services provided by our operating segments. Management evaluates the operating results of each of our reportable segments based upon revenue and “EBITDA,” which we define as income from continuing operations before non-vehicle related depreciation and amortization, non-vehicle related interest and income taxes. Our presentation of EBITDA may not be comparable to similarly-titled measures used by other companies.

Year Ended December 31, 2006 vs. Year Ended December 31, 2005

Our consolidated results of operations comprised the following:

	2006	2005	Change
Net revenues	$5,689	$5,400	$289
Total expenses	6,366	5,462	904

Loss before income taxes	(677)	(62)	(615)
Benefit from income taxes	(226)	(51)	(175)

Loss from continuing operations	(451)	(11)	(440)
Income from discontinued operations, net of tax	478	1,088	(610)
Gain (loss) on disposal of discontinued operations, net of tax	(1,957)	549	(2,506)
Cumulative effect of accounting changes, net of tax	(64)	(8)	(56)

Net income (loss)	$(1,994)	$1,618	$(3,612)

During 2006, our total revenues increased $289 million (5%) principally due to a 5% increase in T&M revenue reflecting a 2% increase in rental days and a 5% increase in T&M revenue per day within our car rental operations, partially offset by a 14% reduction in truck rental days. Total expenses increased $904 million (17%) principally reflecting separation-related charges of $574 million we incurred during 2006 and increased fleet depreciation and lease charges of $178 million resulting from higher per unit fleet costs and a larger car rental fleet. The separation charges relate primarily to the early extinguishment of debt, stock-based compensation, severance and retention and legal, accounting, and other professional fees. The year-over-year increase in total expenses also reflects (i) increases in operating costs associated with increased car rental volume and fleet size, including vehicle maintenance and damage costs, commissions and shuttling costs, and (ii) incremental expenses representing inflationary increases in rent, salaries and wages and other costs. Interest expense related to corporate debt increased $64 million primarily due to the absence in 2006 of a $73 million reversal of accrued interest during first quarter 2005 associated with the resolution of amounts due under a litigation settlement reached in 1999. We also incurred $101 million of incremental corporate interest expense related to $1,875 million of borrowings by Avis Budget Car Rental in second quarter 2006, which was substantially offset by a reduction in corporate interest expense resulting from the repayment of approximately $3.5 billion of corporate debt in third quarter 2006. As a result of these items, as well as a $175 million increase in our benefit from income taxes, our loss from continuing operations increased $440 million. Our effective tax rate for continuing operations was a benefit of 33.4% and 82.3% for 2006 and 2005, respectively. The 2005 rate was higher due to the favorable resolution of prior years’ examination matters and state taxes. Selling, general and administrative expenses include unallocated corporate expenses related to the discontinued operations treatment of our former subsidiaries. We will not incur the majority of these corporate costs going forward.

Income from discontinued operations decreased $610 million, which primarily reflects (i) a decrease of $745 million in net income generated by Realogy and Wyndham in 2006 compared to 2005 (these businesses were included in our 2006 results through July 31, 2006, the date of disposition, but were included in our results for the full year ended December 31, 2005) and (ii) the absence in 2006 of net income of $53 million related to our former Marketing Services division (this business was disposed in fourth quarter 2005). These decreases were partially offset by (i) an increase of $160 million in net income generated by Travelport during 2006, which reflects the absence in 2006 of a $425 million pretax impairment charge recorded in 2005, partially offset by the inclusion of this business in our 2006 results through August 23, 2006, the date of disposition, but for the full year ended December 31, 2005 and (ii) the absence of a $24 million loss incurred by PHH in 2005.

The net loss we recognized on the disposal of discontinued operations increased approximately $2.5 billion year-over-year, which reflects (i) a $1.8 billion loss on the disposal of Travelport in 2006, (ii) $112 million of costs we incurred in connection with the spin-offs of Realogy and Wyndham and (iii) the absence of a net gain on disposals of $549 million in 2005, which includes a $581 million gain on the sale of our former Marketing Services division and a $253 million gain recognized primarily in connection with the initial public offering of Wright Express, partially offset by a $285 million charge related to the spin-off of PHH.

During 2006, we recorded non-cash charges of $103 million ($64 million, after tax) to reflect the cumulative effect of accounting changes as a result of our adoption of (i) SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions,” and American Institute of Certified Public Accountants’ Statement of Position No. 04-2, “Accounting for Real Estate Time-Sharing Transactions’’ on January 1, 2006, which resulted in a non-cash charge of $65 million after tax, and (ii) SFAS No. 123R, ‘‘Share-Based Payment,’’ on January 1, 2006, which resulted in a non-cash credit of $1 million after tax. In addition, during 2005, we recorded a $14 million ($8 million, after tax) non-cash charge to reflect the cumulative effect of accounting change as a result of our adoption of FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations.”

As a result of the above-mentioned items, which arose from the dramatic change in composition of our operations effected over 2005 and 2006, net income decreased approximately $3.6 billion.

Following is a more detailed discussion of the results of each of our reportable segments:

	Revenues			EBITDA
	2006	2005	% Change	2006	2005	% Change
Domestic Car Rental	$4,395	$4,109	7%	$214	$225	(5)%
International Car Rental	761	661	15	111	111	—
Truck Rental	472	546	(14)	45	103	(56)

Total Reportable Segments	5,628	5,316	6	370	439	(16)
Corporate and Other(a)	61	84	(27)	(393)	(213)

Total Company	$5,689	$5,400	5	(23)	226

Less: Non-vehicle related depreciation and amortization				105	116
Interest expense related to corporate debt, net(b)				549	172

Loss before income taxes				$(677)	$(62)

(a)	Includes unallocated corporate overhead, the elimination of transactions between segments and the results of operations of certain non-strategic businesses.
(b)	The 2006 amount includes a $313 million charge related to the early extinguishment of corporate debt. The 2005 amount includes a credit resulting from the reversal of $73 million of accrued interest associated with the resolution of amounts due under a litigation settlement reached in 1999.

Domestic Car Rental

Revenues increased $286 million (7%) while EBITDA decreased $11 million (5%) in 2006 compared with 2005. We achieved higher car rental pricing in 2006 compared to 2005, but EBITDA margin comparisons were negatively impacted by higher fleet costs.

The revenue increase of $286 million was comprised of a $222 million (7%) increase in T&M revenue and a $64 million (8%) increase in ancillary revenues. The increase in T&M revenue was principally driven by a 1% increase in the number of days a car was rented and a 6% increase in T&M revenue per day. We expect to realize continuing year-over-year price increases into 2007 as we seek to offset the impact of higher fleet costs and interest rates, which we began to experience in the second half of 2005. Fleet depreciation and lease charges increased $122 million (12%) in 2006 primarily due to (i) an increase of 1% in the average size of our domestic rental fleet and (ii) increased per unit fleet costs for model year 2007 and 2006 vehicles compared, respectively, to model year 2006 and 2005 vehicles. We incurred $5 million more vehicle-related interest expense during 2006 compared to 2005, primarily due to a decrease in intercompany interest income. The impact of rising interest rates was substantially offset by the reduction in vehicle related debt in April 2006 with the proceeds from our new corporate borrowings. Interest expense related to such corporate debt is not included in EBITDA, whereas interest related to vehicle-backed debt is included in EBITDA.

The $64 million increase in ancillary revenues was due primarily to (i) a $27 million increase in counter sales of insurance and other items, (ii) a $24 million increase in airport concession and vehicle licensing revenues, which was offset in EBITDA by higher airport concession and vehicle licensing expenses remitted to airport and other regulatory authorities, and (iii) a $13 million increase in gasoline revenues, which was offset in EBITDA by $24 million of additional gasoline costs. EBITDA from our domestic car rental operations also reflects (i) $87 million of additional expenses primarily associated with increased car rental volume and fleet size, including vehicle maintenance and damage costs, (ii) $43 million of incremental expenses primarily representing inflationary increases in rent, salaries and wages and other costs, (iii) $28 million of incremental agency-operator and credit card commission expense associated with increased T&M revenue and (iv) $19 million of separation-related charges we incurred during 2006 primarily related to accelerated vesting of stock-based compensation awards. Such activity was partially offset by (i) a $26 million decrease in public liability and property damage costs reflecting more favorable claims experience, (ii) the absence of $12 million of expenses relating to damages caused by the hurricanes experienced in the Gulf Coast in September 2005, (iii) a $10 million reduction in incentive compensation expenses and (iv) the absence of $10 million of litigation expense incurred in 2005 resulting from the settlement of a dispute.

International Car Rental

Revenues increased $100 million (15%) while EBITDA was unchanged in 2006 compared with 2005, primarily reflecting growth in rental day volume and the impact on our 2006 results of franchisees acquired during or subsequent to 2005, as discussed below. Our EBITDA margins were negatively impacted by higher fleet and interest costs.

The revenue increase of $100 million was comprised of a $69 million (14%) increase in car rental T&M revenue and a $31 million (18%) increase in ancillary revenues. The increase in T&M revenue was principally driven by a 13% increase in the number of days a car was rented (which includes 4% organic growth) and a 2% increase in T&M revenue per day. The favorable effect of incremental T&M revenues was partially offset in EBITDA by $35 million (24%) of increased fleet depreciation and lease charges resulting from an increase of 13% in the average size of our international rental fleet and increased per-unit fleet costs. We incurred $10 million more vehicle-related interest expense during 2006 compared to 2005, primarily due to increased interest rates.

The $31 million increase in ancillary revenues was due primarily to (i) a $16 million increase in counter sales of insurance and other items, (ii) an $11 million increase in airport concession and vehicle licensing revenues, the majority of which was offset in EBITDA by higher airport concession and vehicle licensing expenses remitted to airport and other regulatory authorities, and (iii) a $4 million increase in gasoline revenues, which was partially offset in EBITDA by $1 million of additional gasoline costs. EBITDA also reflects (i) $20 million of higher operating expenses primarily due to increased car rental volume and fleet size, including vehicle maintenance and damage costs, (ii) $20 million of incremental expenses primarily representing inflationary increases in rent, salaries and wages and other costs and (iii) $7 million of incremental agency-operator and credit card commission expense associated with increased T&M revenue. The increases discussed above also include (i) $55 million of revenue and $1 million of EBITDA losses resulting from our acquisitions of international franchisees during or subsequent to 2005 and (ii) a $12 million increase in revenue related to favorable foreign currency exchange rate fluctuations, which was substantially offset in EBITDA by the opposite impact of foreign currency exchange rate fluctuations on expenses.

Truck Rental

Revenues and EBITDA declined $74 million (14%) and $58 million (56%), respectively, for 2006 compared with 2005, primarily reflecting lower rental day volume and lower T&M revenue per day. EBITDA was also impacted by higher fleet costs.

Substantially all of the revenue decrease of $74 million was due to a decrease in T&M revenue, which reflected a 14% reduction in rental days and a 2% decrease in T&M revenue per day. The 14% reduction in rental days reflected declines primarily in commercial volumes and a 5% reduction in the average size of our rental fleet. Despite the reduction in the average size of our truck rental fleet, reflecting our efforts to focus on newer and more efficient trucks, we incurred $23 million (23%) of incremental fleet depreciation, interest and lease charges primarily due to higher per-unit fleet costs. EBITDA was also unfavorably impacted by the absence of a $13 million credit relating to a refinement made during 2005 in how we estimate repair and refurbishment costs of our truck fleet. During 2006, we recorded $3 million of separation-related charges, including debt termination and other costs. These items were partially offset by (i) a $31 million decrease in operating expenses primarily due to operating a smaller and more efficient fleet and reduced rental volumes, (ii) a $13 million decrease in our public liability and property damage costs as a result of more favorable claims experience and a reduction in rental days, (iii) a decrease of $12 million in credit card and other commission expense partially associated with decreased T&M revenue and (iv) the absence of a $5 million restructuring charge recorded in 2005, which represented costs incurred in connection with the closure of a reservation center and unprofitable rental locations, which was more than offset by an $8 million charge in 2006 principally related to the closure of the Budget Truck Rental headquarters and other facilities and reductions in staff.

Corporate and Other

Revenues decreased $23 million and the EBITDA loss increased from $213 million in 2005 to $393 million in 2006.

Revenues and EBITDA were unfavorably impacted in 2006 by the absence of an $18 million realized gain on the sale of Homestore stock in 2005. Revenues were also impacted by a $12 million reduction in earnings on a credit card marketing program under which we earned fees based on a percentage of credit card spending through the date of the separation.

EBITDA was also unfavorably impacted year-over-year by a $182 million increase in general and administrative costs in 2006, including separation-related charges, unallocated corporate expenses and executive salaries. These increases were partially offset by a $32 million decrease in incentive compensation costs in 2006, and the absence in 2006 of $19 million of restructuring charges recorded during 2005.

Year Ended December 31, 2005 vs. Year Ended December 31, 2004

Our consolidated results of operations comprised the following:

	2005	2004	Change
Net revenues	$5,400	$4,820	$580
Total expenses	5,462	4,813	649

Income (loss) before income taxes	(62)	7	(69)
Benefit from income taxes	(51)	(64)	13

Income (loss) from continuing operations	(11)	71	(82)
Income from discontinued operations, net of tax	1,088	1,822	(734)
Gain on disposal of discontinued operations, net of tax	549	198	351
Cumulative effect of accounting change, net of tax	(8)	—	(8)

Net income	$1,618	$2,091	$(473)

During 2005, our total revenues increased $580 million (12%) principally due to an 11% increase in T&M revenue reflecting a 14% increase in domestic rental days and a 17% increase in international rental days. Total expenses increased $649 million (13%) principally reflecting (i) $306 million of additional vehicle related operating expenses primarily associated with increased car rental volume and fleet size, including vehicle maintenance and damage costs, commissions and shuttling costs and (ii) $250 million of additional vehicle depreciation and lease charges, as well as $65 million of additional vehicle interest expense, both primarily resulting from an increase of 15% in the average size of our domestic and international car rental fleets and, in the case of vehicle depreciation, reductions to manufacturer incentives received on our domestic car rental fleet. As a result of these items, as well as a $13 million decrease in our benefit from income taxes, our income from continuing operations decreased $82 million. The benefit from income taxes for 2005 and 2004 reflects the favorable resolution of prior years’ examination matters.

Income from discontinued operations decreased $734 million, which primarily reflects (i) a decrease of $291 million in net income generated by Travelport which reflects a $425 million impairment charge recorded during 2005 partially offset by increased revenue, (ii) a decrease of $259 million in net income generated by our

Marketing Services division, which principally reflects the reversal of a tax valuation allowance of $121 million in January 2004, and (iii) a decrease of $131 million in net income generated by PHH (this business was included in our 2005 results through January 31, 2005, the date of disposition, but was included in our results for all of 2004).

The net gain we recognized on the disposal of discontinued operations increased $351 million year-over-year, which includes a $581 million gain recognized in connection with the sale of our former Marketing Services division during 2005 and a $253 million gain recognized during 2005 in connection with the initial public offering of Wright Express, partially offset by (i) a $281 million non-cash impairment charge and $4 million of transaction costs relating to the PHH spin-off and (ii) the absence of a $198 million gain recognized in connection with the June 2004 sale of Jackson Hewitt. In 2005, we also recorded a $14 million ($8 million, after tax) non-cash charge to reflect the cumulative effect of accounting change as a result of our adoption of FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” in fourth quarter 2005.

As a result of the above-mentioned items, net income decreased $473 million.

Following is a more detailed discussion of the results of each of our reportable segments:

	Revenues			EBITDA
	2005	2004	% Change	2005	2004	% Change
Domestic Car Rental	$4,109	$3,658	12%	$225	$265	(15)%
International Car Rental	661	534	24	111	97	14
Truck Rental	546	517	6	103	105	(2)

Total Reportable Segments	5,316	4,709	13	439	467	(6)
Corporate and Other(a)	84	111	(24)	(213)	(76)

Total Company	$5,400	$4,820	12	226	391

Less: Non-vehicle related depreciation and amortization				116	115
Interest expense related to corporate debt, net(b)				172	269

Income (loss) before income taxes				$(62)	$7

(a)	Includes unallocated corporate overhead, the elimination of transactions between segments and the results of operations of certain non-strategic businesses.
(b)	The 2005 amount includes a credit resulting from the reversal of $73 million of accrued interest associated with the resolution of amounts due under a litigation settlement reached in 1999.

Domestic Car Rental

Revenues increased $451 million (12%) while EBITDA decreased $40 million (15%) in 2005 compared with 2004, primarily reflecting growth in rental day volume offset by both reduced T&M revenue per rental day and higher fleet costs.

The revenue increase of $451 million was comprised of a $339 million (11%) increase in T&M revenue and a $112 million (18%) increase in ancillary revenues. The increase in T&M revenues was principally driven by a 14% increase in rental days, partially offset by a 3% decrease in T&M revenue per day. The increase in rental days reflects, in part, our strategic decision to implement more competitive pricing in the second half of 2004. This program was continued into the first half of 2005 when we instituted a price increase in response to rising fleet costs. Accordingly, T&M revenue per day decreased 3% during 2005 when compared with 2004 as a whole, but year-over-year price comparisons strengthened over the course of 2005. Fleet depreciation, interest and lease charges increased $226 million (21%) in 2005 primarily due to (i) an increase of 14% in the average size of our domestic rental fleet and (ii) reductions to manufacturer incentives received on our 2005 model year rental car fleet (which was utilized during 2005) as compared with those received on our 2004 model year rental car fleet (which was utilized during 2004). We also incurred $181 million of additional expenses primarily associated with increased car rental volume and fleet size, including vehicle maintenance and damage costs, commissions and shuttling costs.

The $112 million increase in ancillary revenues was due primarily to (i) a $48 million increase in airport concession and vehicle licensing revenues, which was more than offset in EBITDA by $51 million of higher airport concession and vehicle licensing expenses remitted to airport and other regulatory authorities, (ii) a $35 million increase in counter sales of insurance and other items, and (iii) a $29 million increase in gasoline revenues, which was more than offset in EBITDA by $39 million of higher gasoline costs.

EBITDA from our domestic car rental operations also reflects $28 million of incremental interest income earned on intercompany balances with our corporate parent, which was forgiven in connection with the separation, partially offset by (i) $12 million of incremental expenses relating to the estimated damages caused by the hurricanes experienced in the Gulf Coast in 2005 and (ii) $10 million of additional litigation expense resulting from the settlement of a dispute.

International Car Rental

Revenues and EBITDA increased $127 million (24%) and $14 million (14%), respectively, in 2005 compared with 2004, primarily reflecting growth in rental day volume.

The revenue increase of $127 million was comprised of an $86 million (22%) increase in T&M revenue and a $41 million (29%) increase in ancillary revenues. The increase in T&M revenues was principally driven by a 17% increase in rental days and a 4% increase in T&M revenue per day. The favorable effect of incremental T&M revenues was partially offset in EBITDA by $49 million (45%) of increased fleet depreciation, interest and lease charges principally resulting from an increase of 21% in the average size of our international rental fleet to support increased demand. We also incurred $48 million of additional expenses primarily associated with increased car rental volume and fleet size, including vehicle maintenance and damage costs, commissions and shuttling costs.

The $41 million increase in ancillary revenues was due primarily to (i) a $24 million increase in counter sales of insurance and other items, (ii) a $12 million increase in airport concession and vehicle licensing revenues, substantially all of which are remitted to airport and other regulatory authorities thereby having a minimal impact on EBITDA, and (iii) a $5 million increase in gasoline revenues, which was more than offset in EBITDA by $6 million of higher gasoline costs.

The increases discussed above include $46 million of revenue and $1 million of EBITDA losses resulting from our acquisitions of international franchisees during 2005, as well as the effect of favorable foreign currency exchange rate fluctuations of $28 million, which was largely offset in EBITDA by the opposite impact of foreign currency exchange rate fluctuations on expenses.

Truck Rental

Revenues increased $29 million (6%), while EBITDA decreased $2 million (2%) in 2005 compared with 2004.

The revenue increase of $29 million was comprised of an $18 million (4%) increase in T&M revenue and an $11 million (16%) increase in counter sales of insurance and other items. The increase in T&M revenues was principally driven by a 3% increase in T&M revenue per day and a modest increase in rental days. The favorable effect of incremental T&M revenues was more than offset in EBITDA by $39 million of increased fleet depreciation, interest and lease charges principally resulting from an increase of 10% in the average size of our truck rental fleet and higher per unit fleet costs.

EBITDA from our truck rental operations also reflects (i) $6 million of additional dealer commission expense associated with increased T&M revenue, as discussed above and (ii) $5 million of restructuring costs, representing facility, employee relocation and severance costs incurred in connection with the closure of a reservation center and unprofitable Budget truck rental locations. These increases were partially offset by (i) a $13 million credit relating to a refinement made during 2005 in how we estimate repair and refurbishment costs of our truck fleet and (ii) a $7 million decrease in our self-insurance reserve for public liability and property damage costs as a result of more favorable claims experience.

Corporate and Other

Revenues decreased $27 million and the EBITDA loss increased from $76 million in 2004 to $213 million in 2005.

Revenues and EBITDA were unfavorably impacted in 2005 by a $22 million reduction to realized gains on the sale of Homestore stock during 2005 compared with 2004 and a $13 million reduction in earnings on a credit card marketing program under which we earned fees based on a percentage of credit card spending. Such amounts were partially offset by a $5 million increase in revenues earned in 2005 under agreements where we provided certain transitional administrative services to businesses we recently sold or distributed (including Jackson Hewitt, PHH and our former Marketing Services division).

EBITDA was further unfavorably impacted year-over-year by (i) the absence of a $55 million credit recorded in 2004 in connection with previously established liabilities for severance and other termination benefits for which we no longer believed we were liable, (ii) $15 million in expenses recorded during 2005 in connection with our separation plan and (iii) a credit of $12 million in 2004 relating to the termination of a lease on more favorable terms than originally estimated.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

We present separately the financial data of our vehicle programs. These programs are distinct from our other activities as the assets are generally funded through the issuance of debt that is collateralized by such assets. Assets under vehicle programs are funded through borrowings under asset-backed funding or other similar arrangements. The income generated by these assets is used, in part, to repay the principal and interest associated with the debt. Cash inflows and outflows relating to the generation or acquisition of such assets and the principal debt repayment or financing of such assets are classified as activities of our vehicle programs. We believe it is appropriate to segregate the financial data of our vehicle programs because, ultimately, the source of repayment of such debt is the realization of such assets.

Financial Condition

	2006	2005	Change
Total assets exclusive of assets under vehicle programs	$5,571	$25,993	$(20,422)
Total liabilities exclusive of liabilities under vehicle programs	4,149	13,889	(9,740)
Assets under vehicle programs	7,700	8,500	(800)
Liabilities under vehicle programs	6,679	9,262	(2,583)
Stockholders’ equity	2,443	11,342	(8,899)

Total assets exclusive of assets under vehicle programs decreased approximately $20.4 billion, principally due to (i) a $20.5 billion decrease in assets of discontinued operations due to our completion of the spin-offs of

Realogy and Wyndham on July 31, 2006 and the sale of Travelport on August 23, 2006 (see Note 1 to our Consolidated Financial Statements), (ii) a $402 million decrease in deferred income taxes primarily due to utilization of our net operating loss carryforwards and a decrease in certain tax items as a result of the separation during 2006, and (iii) a decrease of $374 million in cash and cash equivalents (see “Liquidity and Capital Resources Cash Flows” for a detailed discussion). These decreases were partially offset by an $868 million increase in other current and other non-current assets primarily attributable to receivables recorded in third quarter 2006 related to certain contingent and other corporate liabilities assumed by Realogy and Wyndham in connection with the separation.

Total liabilities exclusive of liabilities under vehicle programs decreased approximately $9.7 billion, principally due to (i) a $7.3 billion decrease in liabilities of discontinued operations due to the spin-offs of Realogy and Wyndham and the sale of Travelport, discussed above, (ii) the retirement of approximately $3.5 billion of corporate debt during third quarter 2006, in connection with the execution of our separation plan, (iii) a $256 million decrease in income taxes payable, and (iv) a $242 million decrease in litigation-related accruals primarily resulting from the settlement of a litigation matter related to claims made by the purchaser of a business sold by Avis prior to our acquisition of that company in 2001 and the settlement of a matter related to our former Marketing Services division. These decreases were partially offset by the issuance of $1,000 million of fixed and floating rate notes and completion of an $875 million term loan by Avis Budget Car Rental in April 2006 (see “Liquidity and Capital Resources — Debt and Financing Arrangements” for a detailed account of the change in our long-term debt).

Assets under vehicle programs decreased $800 million primarily due to (i) a $460 million decrease in vehicles principally within our Domestic Car Rental operation and (ii) a $326 million decrease in amounts due from vehicle manufacturers primarily associated with a reduction in the size of our rental fleet and growth in the portion of our rental fleet that is not subject to manufacturer repurchase and guaranteed depreciation agreements. During 2006, we also instituted a change in the manner in which we return certain vehicles to manufacturers under repurchase and guaranteed depreciation agreements, which reduced the duration between the sale of a vehicle and the receipt of related cash.

Liabilities under vehicle programs decreased approximately $2.6 billion, reflecting (i) the repayment of vehicle-backed debt with substantially all of the net proceeds from the issuance of fixed and floating rate notes and term loan borrowings, discussed above, and (ii) a decrease in outstanding borrowings within our Domestic Car Rental segment, reflecting a decrease in our rental fleet at December 31, 2006 compared to December 31, 2005, as discussed above.

Stockholders’ equity decreased approximately $8.9 billion primarily due to (i) the $7.0 billion dividend of the aggregate equity of Realogy and Wyndham to our stockholders and (ii) a net loss of approximately $2.0 billion (including charges of approximately $1.8 billion related to the sale of Travelport and separation costs) in 2006. We also repurchased $243 million of common stock and paid cash dividends of $107 million during 2006. These decreases were partially offset by a $163 million increase to stockholders’ equity primarily related to the accelerated vesting of restricted stock units during 2006 in connection with the separation.

Liquidity and Capital Resources

Our principal sources of liquidity are cash on hand and our ability to generate cash through operations and financing activities, including available funding arrangements and committed credit facilities, each of which is discussed below.

Cash Flows

At December 31, 2006, we had $172 million of cash on hand, a decrease of $374 million from $546 million at December 31, 2005. The following table summarizes such decrease:

	Year Ended December 31,
	2006	2005	Change
Cash provided by (used in):
Operating activities	$252	$1,000	$(748)
Investing activities	3,293	27	3,266
Financing activities	(4,704)	(1,001)	(3,703)
Effects of exchange rate changes	2	—	2
Cash provided by discontinued operations	783	357	426

Net change in cash and cash equivalents	$(374)	$383	$(757)

During 2006, we generated $748 million less cash from operating activities in comparison to 2005. This change principally reflects (i) a decrease in operating results in 2006, primarily due to our separation, (ii) a $262 million decrease related to income taxes and (iii) greater working capital requirements.

We generated approximately $3.3 billion more cash from investing activities during 2006 compared with 2005. This change is primarily due to (i) an increase of approximately $1.9 billion related to payments received on vehicles repurchased by manufacturers partially offset by a $134 million increase in vehicles purchased and (ii) a $1.4 billion increase in cash proceeds from dispositions of businesses, net of transaction-related payments, which reflects net proceeds of approximately $4.1 billion we received in connection with the sale of Travelport in 2006, partially offset by $1.7 billion and $964 million in proceeds related to the disposition of our former Marketing Services division and the initial public offering of Wright Express in 2005, respectively. These increases were partially offset by a $95 million payment made during 2006 associated with a litigation matter. During 2007, we expect to utilize at least $4.7 billion of cash to purchase rental vehicles, which will primarily be funded with proceeds received on the sale of rental vehicles to manufacturers under our repurchase or guaranteed depreciation agreements, as well as borrowings under our vehicle-backed debt programs. We anticipate aggregate capital expenditure investments for 2007 to approximate $75 million to $85 million.

We used approximately $3.7 billion more cash in financing activities in 2006 compared to 2005. Such change principally reflects (i) a $3.8 billion decrease in net borrowings to fund the acquisition of vehicles, consistent with the reduction in net vehicle purchases discussed above and (ii) the utilization of $3.6 billion to repay corporate debt previously issued by Cendant, partially offset by proceeds received in connection with the issuance of $1,875 million of fixed and floating rate notes in April 2006. These incremental cash outflows were partially offset by (i) a reduction in cash utilized for net repurchases of common stock and dividend payments of $863 million and $310 million, respectively, and (ii) the absence of $650 million of cash used to repay short-term borrowings during 2005.

Debt And Financing Arrangements

At December 31, 2006, we had approximately $7.1 billion of indebtedness (including corporate indebtedness of approximately $1.8 billion and debt under vehicle programs of approximately $5.3 billion).

Corporate indebtedness consisted of:

	Maturity Date	As of December 31,
		2006	2005	Change
Corporate debt:
6 7/8% notes(a)	—	$—	$850	$(850)
4.89% notes(a)	—	—	100	(100)
6 1/4% notes(a)	—	—	798	(798)
6 1/4% notes(a)	—	—	349	(349)
7 3/8% notes(a)	—	—	1,192	(1,192)
7 1/8% notes(a)	—	—	250	(250)
Revolver borrowings(b)		—	7	(7)
Net hedging losses(c)		—	(47)	47

		—	3,499	(3,499)
Avis Budget Car Rental corporate debt:
Floating rate term loan(d)	April 2012	838	—	838
Floating rate notes(d)	May 2014	250	—	250
7 5/8% notes(d)	May 2014	375	—	375
7 3/4% notes(d)	May 2016	375	—	375

		1,838	—	1,838
Other		4	9	(5)

		$1,842	$3,508	$(1,666)

(a)

During third quarter 2006, we repaid an aggregate principal amount of $950 million due in August 2006 under the 6 7/8% and 4.89% notes. In connection with the execution of our separation plan, during July 2006, we completed a tender offer for $2.6 billion of our corporate debt by redeeming approximately $2.5 billion aggregate principal amount of our 6 1/4% notes due in January 2008 and March 2010, 7 3/8% notes due in January 2013 and 7 1/8% notes due in March 2015 for cash of approximately $2.9 billion, including accrued interest. We redeemed the remaining portion of such corporate debt in third quarter 2006. In connection with such debt extinguishment, we recorded a pretax charge of $313 million during third quarter 2006.

(b)	Outstanding borrowings at December 31, 2005 do not include $350 million of borrowings for which our former Travelport subsidiary was the primary obligor. This amount is included within liabilities of discontinued operations on our Consolidated Balance Sheet at December 31, 2005.
(c)	As of December 31, 2005, the balance represents $153 million of net mark-to-market adjustments on current interest rate hedges, partially offset by $106 million of net gains resulting from the termination of interest rate hedges. As discussed above, we repaid all of the outstanding debt associated with these derivatives and retired all such derivatives during third quarter 2006.
(d)	In connection with the execution of our separation plan, Avis Budget Car Rental borrowed $1,875 million in April 2006, which consisted of (i) $1 billion of unsecured fixed and floating rate notes and (ii) an $875 million secured floating rate term loan under a credit facility. The floating rate term loan and floating rate notes bear interest at three month LIBOR plus 125 basis points and three month LIBOR plus 250 basis points, respectively. We swapped a substantial portion of this floating rate indebtedness to fixed rate exposure in 2006 through the use of interest rate derivatives.

The following table summarizes the components of our debt under vehicle programs (including related party debt due to Avis Budget Rental Car Funding (AESOP) LLC):

	As of December 31,
	2006	2005	Change
Avis Budget Rental Car Funding(a)	$4,511	$6,957	$(2,446)
Budget Truck financing:
HFS Truck Funding program(b)	—	149	(149)
Budget Truck Funding program(b)	135	—	135
Capital leases(c)	257	370	(113)
Other(d)	367	433	(66)

	$5,270	$7,909	$(2,639)

(a)	The change in the balance at December 31, 2006 principally reflects the payment of vehicle backed notes with a portion of the proceeds from the $1,875 million of fixed and floating rate financings completed by Avis Budget Car Rental in April 2006 and a decrease in required financing, due to a decrease in the size of our domestic fleet.
(b)	We terminated the HFS Truck Funding program in November 2006, at which time remaining obligations thereunder were repaid. The Budget Truck Funding program was established to finance the acquisition of a portion of our truck rental fleet.
(c)	The change in the balance at December 31, 2006 reflects a decrease in the utilization of capital lease arrangements to finance the acquisition of our truck rental fleet.
(d)	The change in the balance at December 31, 2006 primarily reflects decreased borrowings under our bank loan and commercial paper conduit facilities supporting the fleet of our international operations.

The following table provides the contractual maturities for our corporate debt and our debt under vehicle programs (including related party debt due to Avis Budget Rental Car Funding) at December 31, 2006:

	Corporate Debt	Debt Under Vehicle Programs
Due in 2007	$29	$891
Due in 2008	9	1,850
Due in 2009	9	590
Due in 2010	9	1,036
Due in 2011	9	600
Thereafter	1,777	303

	$1,842	$5,270

At December 31, 2006, we had approximately $3.8 billion of available funding under our various financing arrangements (comprised of approximately $1.2 billion of availability at the corporate level and approximately $2.6 billion available for use in our vehicle programs). As of December 31, 2006, the committed credit facilities available to us and/or our subsidiaries at the corporate or Avis Budget Car Rental level included:

	Total Capacity	Outstanding Borrowings	Letters of Credit Issued	Available Capacity
$1.5 billion revolving credit facility(a)	$1,500	$—	$284	$1,216
Letter of credit facility(b)	303	—	295	8

(a)	This secured revolving credit facility was entered into by Avis Budget Car Rental in April 2006, has a five year term and currently bears interest at one month LIBOR plus 125 basis points.
(b)	Final maturity date is July 2010.

The following table presents available funding under our debt arrangements related to our vehicle programs at December 31, 2006.

	Total Capacity(a)	Outstanding Borrowings	Available Capacity
Debt due to Avis Budget Rental Car Funding(b)	$6,286	$4,511	$1,775
Budget Truck Financing:
Budget Truck Funding program(c)	200	135	65
Capital leases(d)	257	257	—
Other(e)	1,104	367	737

	$7,847	$5,270	$2,577

(a)	Capacity is subject to maintaining sufficient assets to collateralize debt.
(b)	The outstanding debt is collateralized by approximately $6.6 billion of underlying vehicles (the majority of which are subject to manufacturer repurchase or guaranteed depreciation agreements) and related assets.
(c)	The outstanding debt is collateralized by approximately $136 million of underlying vehicles and related assets.
(d)	In connection with these capital leases, there are corresponding unamortized assets of $247 million classified within vehicles, net on our Consolidated Balance Sheet as of December 31, 2006.
(e)	The outstanding debt is collateralized by $726 million of vehicles and related assets.

The significant terms for our outstanding debt instruments, credit facilities and available funding arrangements as of December 31, 2006 can be found in Notes 14 and 15 to our Consolidated Financial Statements.

LIQUIDITY RISK

We believe that access to our existing financing arrangements is sufficient to meet liquidity requirements for the foreseeable future.

Our liquidity position may be negatively affected by unfavorable conditions in the vehicle rental industry. Additionally, our liquidity as it relates to vehicle programs could be adversely affected by (i) the deterioration in the performance of the underlying assets of such programs or (ii) increased costs associated with the principal financing program for our vehicle rental subsidiaries if General Motors Corporation or Ford Motor Company is not able to honor its obligations to repurchase or guarantee the depreciation on the related vehicles. Access to our credit facilities may be limited if we were to fail to meet certain financial ratios or other requirements.

Additionally, we monitor the maintenance of required financial ratios and, as of December 31, 2006, we were in compliance with all financial covenants under our credit facilities.

CONTRACTUAL OBLIGATIONS

The following table summarizes our future contractual obligations as of December 31, 2006:

	2007	2008	2009	2010	2011	Thereafter	Total
Long-term debt, including current portion(a)	$29	$9	$9	$9	$9	$1,777	$1,842
Asset-backed debt under programs(b)	891	1,850	590	1,036	600	303	5,270
Operating leases	393	302	208	147	102	635	1,787
Commitments to purchase vehicles(c)	4,736	3,244	—	—	—	—	7,980
Other purchase commitments(d)	31	—	—	—	—	—	31

	$6,080	$5,405	$807	$1,192	$711	$2,715	$16,910

(a)	Consists primarily of borrowings of Avis Budget Car Rental including $1,000 million of fixed and floating rate senior notes and $838 million outstanding under a secured floating rate term loan.
(b)	Represents debt under vehicle programs (including related party debt due to Avis Budget Rental Car Funding), which was issued to support the purchase of vehicles.
(c)	Primarily represents commitments to purchase vehicles from either General Motors Corporation or Ford Motor Company. These commitments are subject to the vehicle manufacturers’ satisfying their obligations under the repurchase and guaranteed depreciation agreements. The purchase of such vehicles is financed through the issuance of debt under vehicle programs in addition to cash received upon the sale of vehicles primarily under repurchase and guaranteed depreciation agreements (see Note 15 to our Consolidated Financial Statements).
(d)	Primarily represents commitments under service contracts for information technology and telecommunications.

The above table does not include future cash payments related to interest expense or any potential amount of future payments that we may be required to make under standard guarantees and indemnifications that we have entered into in the ordinary course of business. For more information regarding guarantees and indemnifications, see Note 16 to our Consolidated Financial Statements.

ACCOUNTING POLICIES

Critical Accounting Policies

In presenting our financial statements in conformity with generally accepted accounting principles, we are required to make estimates and assumptions that affect the amounts reported therein. Several of the estimates and assumptions we are required to make relate to matters that are inherently uncertain as they pertain to future events and/or events that are outside of our control. If there is a significant unfavorable change to current conditions, it could result in a material adverse impact to our consolidated results of operations, financial position and liquidity. We believe that the estimates and assumptions we used when preparing our financial statements were the most appropriate at that time. Presented below are those accounting policies that we believe require subjective and complex judgments that could potentially affect reported results. However, our businesses operate in environments where we are paid a fee for a service performed, and therefore the results of the majority of our recurring operations are recorded in our financial statements using accounting policies that are not particularly subjective, nor complex.

Goodwill and Other Indefinite-lived Intangible Assets. We have reviewed the carrying value of our goodwill and other indefinite-lived intangible assets as required by Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” In performing this review, we are required to make an assessment of fair value for our goodwill and other indefinite-lived intangible assets. When determining fair value, we utilize various assumptions, including projections of future cash flows. A change in these underlying assumptions will cause a change in the results of the tests and, as such, could cause the fair value to be less than the respective carrying amount. In such event, we would then be required to record a charge, which would impact earnings. We review the carrying value of goodwill and other indefinite-lived intangible assets for impairment annually, or more frequently if circumstances indicate impairment may have occurred.

The aggregate carrying value of our goodwill and other indefinite-lived intangible assets was approximately $2.2 billion and $666 million, respectively, at December 31, 2006.

Our goodwill and other indefinite-lived intangible assets are allocated among three reporting units. Accordingly, it is difficult to quantify the impact of an adverse change in financial results and related cash flows, as such change may be isolated to one of our reporting units or spread across our entire organization. In either case, the magnitude of any impairment to goodwill or other indefinite-lived intangible assets resulting from adverse changes cannot be estimated. However, our businesses are concentrated in one industry and, as a result, an adverse change in the vehicle rental industry will impact our consolidated results and may result in impairment of our goodwill or other indefinite-lived intangible assets.

Income Taxes. We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. We regularly review our deferred tax assets to assess their potential realization and establish a valuation allowance for portions of such assets that we believe will not be ultimately realized. In performing this review, we make estimates and assumptions regarding projected future taxable income, the expected timing of the reversals of existing temporary differences and the implementation of tax planning strategies. A change in these assumptions could cause an increase or decrease to our valuation allowance resulting in an increase or decrease in our effective tax rate, which could materially impact our results of operations. Additionally, our income tax returns are periodically examined by various tax authorities. We establish reserves for tax treatments when, despite our belief that the treatments are fully supportable, certain treatments are likely to be challenged and where we may not succeed in defending our position. We adjust our reserves upon the closing of a tax audit, which in some cases can occur several years following the related transaction or the filing of the tax return under examination, or upon the occurrence of other changes in facts and circumstances that indicate an adjustment may be necessary (including subsequent rulings and interpretations by tax authorities or court decisions on similar matters). Changes to the reserves related to matters for which we are not indemnified by Realogy and Wyndham could materially impact our results of operations.

See Notes 2 and 10 to our Consolidated Financial Statements for more information regarding income taxes.

Financial Instruments. We estimate fair values for each of our financial instruments, including derivative instruments. Most of these financial instruments are not publicly traded on an organized exchange. In the absence of quoted market prices, we must develop an estimate of fair value using dealer quotes, present value cash flow models, option pricing models or other conventional valuation methods, as appropriate. The use of these fair value techniques involves significant judgments and assumptions, including estimates of future interest rate levels based on interest rate yield curves, volatility factors, and an estimation of the timing of future cash flows. The use of different assumptions may have a material effect on the estimated fair value amounts recorded in the financial statements, which are disclosed in Note 20 to our Consolidated Financial Statements. In addition, hedge accounting requires that at the beginning of each hedge period, we justify an expectation that the relationship between the changes in fair value of derivatives designated as hedges compared to changes in the fair value of the underlying hedged items will be highly effective. This effectiveness assessment, which is performed at least quarterly, involves an estimation of changes in fair value resulting from changes in interest rates, as well as the probability of the occurrence of transactions for cash flow hedges. The use of different assumptions and changing market conditions may impact the results of the effectiveness assessment and ultimately the timing of when changes in derivative fair values and the underlying hedged items are recorded in earnings. See “Quantitative and Qualitative Disclosures about Market Risk” for a discussion of the effect of hypothetical changes to these assumptions.

Public Liability, Property Damage and Other Insurance Liabilities, Net. Insurance liabilities on our Consolidated Balance Sheets include additional liability insurance, personal effects protection insurance, public liability, property damage and personal accident insurance claims for which we are self insured. We estimate the required liability of such claims on an undiscounted basis utilizing an actuarial method that is based upon various assumptions which include, but are not limited to, our historical loss experience and projected loss development factors. The required liability is also subject to adjustment in the future based upon changes in claims experience, including changes in the number of incidents (frequency) and changes in the ultimate cost per incident (severity).

Changes in Accounting Policies

During 2006, we adopted the following standards as a result of the issuance of new accounting pronouncements:

•	SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”

•	SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”

•	SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions” and Statement of Position No. 04-2, “Accounting for Real Estate Time-Sharing Transactions”

•	SFAS No. 123R, “Share-Based Payment”

We will adopt the following recently issued standards as required:

•	SFAS No. 157, “Fair Value Measurements”

•	FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”

For detailed information regarding any of these pronouncements and the impact thereof on our business, see Note 2 to our Consolidated Financial Statements.

Quantitative and Qualitative Disclosures About Market Risk

We use various financial instruments, particularly swap contracts, futures and options contracts to manage and reduce the interest rate risk related specifically to our debt. Foreign currency forwards are also used to manage and reduce the foreign currency exchange rate risk associated with our foreign currency denominated receivables and forecasted royalties, forecasted earnings of foreign subsidiaries and other transactions. We also use derivative commodity instruments to manage and reduce the risk of changing unleaded gasoline prices.

We are exclusively an end user of these instruments, which are commonly referred to as derivatives. We do not engage in trading, market-making or other speculative activities in the derivatives markets. More detailed information about these financial instruments is provided in Note 20 — Financial Instruments to our Consolidated Financial Statements.

Our principal market exposures are interest, foreign currency rate and commodity risks.

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Our primary interest rate exposure at December 31, 2006 was to interest rate fluctuations in the United States, specifically LIBOR and commercial paper interest rates due to their impact on variable rate borrowings and other interest rate sensitive liabilities. We anticipate that LIBOR and commercial paper rates will remain a primary market risk exposure for the foreseeable future.

•	We have foreign currency rate exposure to exchange rate fluctuations worldwide and particularly with respect to the British pound, Canadian dollar, Australian dollar and the New Zealand dollar. We anticipate that such foreign currency exchange rate risk will remain a market risk exposure for the foreseeable future.

•	We have commodity price exposure related to fluctuations in the price of unleaded gasoline. We anticipate that such commodity risk will remain a market risk exposure for the foreseeable future.

We assess our market risk based on changes in interest and foreign currency exchange rates utilizing a sensitivity analysis. The sensitivity analysis measures the potential impact in earnings, fair values and cash flows based on a hypothetical 10% change (increase and decrease) in interest and currency rates.

We use a duration-based model in determining the impact of interest rate shifts on our debt portfolio and interest rate derivative portfolios. The primary assumption used in this model is that a 10% increase or decrease in the benchmark interest rate produces a parallel shift in the yield curve across all maturities.

Our total market risk is influenced by a wide variety of factors including the volatility present within the markets and the liquidity of the markets. There are certain limitations inherent in the sensitivity analyses presented. While probably the most meaningful analysis, these “shock tests” are constrained by several factors, including the necessity to conduct the analysis based on a single point in time and the inability to include the complex market reactions that normally would arise from the market shifts modeled.

We used December 31, 2006, 2005 and 2004 market rates on outstanding financial instruments to perform the sensitivity analyses separately for each of our market risk exposures. The estimates are based on the market risk sensitive portfolios described in the preceding paragraphs and assume instantaneous, parallel shifts in interest rate yield curves and exchange rates.

We have determined that the impact of a 10% change in interest and foreign currency exchange rates and prices on our earnings, fair values and cash flows would not be material. While these results may be used as benchmarks, they should not be viewed as forecasts.

BUSINESS

We operate two of the most recognized brands in the global vehicle rental industry through Avis and Budget. Avis is a leading rental car supplier to the premium commercial and leisure segments of the travel industry and Budget is a leading rental car supplier to the price-conscious segments of the industry. We believe we are the largest general-use vehicle rental operator in each of North America, Australia, New Zealand and certain other regions we serve, based on total revenue. We maintain the leading share of airport car rental revenue and we believe we operate the second largest consumer truck rental business in the United States based on available information.

Our car rental operations generate significant benefits from operating two distinctive brands that target different industry segments but share the same fleet, maintenance facilities, systems, technology and administrative infrastructure. We believe that Avis and Budget both enjoy complementary demand patterns with mid-week commercial demand balanced by weekend leisure demand. For 2006, our vehicle rental operations generated revenues of $5,628 million. The Avis, Budget and Budget Truck brands accounted for approximately 61%, 31% and 8% of our vehicle rental revenue, respectively, in 2006.

Our operations have an extended global reach that includes approximately 6,700 car and truck rental locations in the United States, Canada, Australia, New Zealand, Latin America, the Caribbean and parts of the Pacific region. On average, our rental fleet totaled more than 410,000 vehicles, and we completed more than 28 million vehicle rental transactions worldwide in 2006. Domestically, we derived approximately 81% of our nearly $4.0 billion in car rental revenue from on-airport locations in 2006 and approximately 19% of our domestic car rental revenue from off-airport locations, which we refer to as the local rental segment. In 2006, we significantly expanded our presence in the local segment and plan to continue this expansion in 2007. We rent our fleet of approximately 30,500 Budget trucks through a network of approximately 2,400 dealer operated, 210 company operated and 100 franchisee operated locations throughout the continental United States. We also license the use of the Avis and Budget trademarks to multiple licensees in areas in which we do not operate. The Avis and/or Budget vehicle rental systems in Europe, Africa, the Middle East and parts of Asia are operated at approximately 3,700 locations by subsidiaries and sub-licensees of an independent third party primarily under virtually royalty-free trademark license agreements.

Following the completion of the Cendant Separation, discussed in detail below, we categorize our operations in three operating segments: domestic car rental, consisting of our Avis and Budget U.S. car rental operations; international car rental, consisting of our international Avis and Budget car rental operations; and truck rental, consisting of our Budget truck rental operations. In 2006:

•	our domestic car rental business generated approximately 89 million rental days and time and mileage revenue per day of $40.01 with an average rental fleet of approximately 329,350 vehicles;

•	our international car rental business generated approximately 14 million rental days and time and mileage revenue per day of $39.61 with an average rental fleet of approximately 53,310 vehicles; and

•	our truck rental business generated approximately 4.6 million rental days and time and mileage revenue per day of $86.28 with an average rental fleet of approximately 30,500 trucks.

For 2007, our objective is to enhance growth, profitability and our position as a leader in the vehicle rental industry. We expect to achieve our goals by focusing our efforts on the following core strategic initiatives:

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Optimizing Our Two-Brand Strategy. We plan to continue to position our two distinct and well-recognized brands to capture different segments of customer demand. With Avis as a premium brand preferred by corporate and upscale leisure travelers and Budget as a value brand preferred by cost-conscious travelers, we believe we are able to target a broad range of demand, particularly since the two brands share the same operational and administrative infrastructure while providing differentiated though consistently high levels of customer service. We aim to provide products, service and pricing, and to maintain marketing affiliations and corporate account contracts, which complement each brand’s positioning. In addition, we use various marketing channels as appropriate to each of our brands and seek to continue to grow the volume of reservations that we generate through our avis.com and budget.com websites, which are among our least-expensive sources of advance bookings.

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Expanding Our Revenue Sources. We plan to expand the revenues we generate from sources beyond on-airport time and mileage rental fees. We seek to grow off-airport revenue for Avis and Budget by opening new locations and continuing our effort to identify and attract local demand. In particular, we plan to increase our revenues in the insurance replacement sector, in which we have historically had a more limited presence, and we have formed a dedicated local sales team to expand our insurance replacement, local truck rental and off-airport general-use rental volumes. Separately, we look to expand our revenue sources by offering additional products and services to existing on- and off-airport customers, including additional insurance coverages and insurance-related and ancillary products and services, such as our recently launched Where2 GPS navigation product.

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Capturing Incremental Profit Opportunities. We plan to continue our focus on yield management and pricing optimization, rigorous cost controls and fleet diversification. We are developing technology that will allow us to strengthen our yield management and we have put in place technology to tailor our product/price offerings to specific customer segments. Specifically, we plan to continue to expand our technology that allows Avis and Budget to target customers with rates and prices based on past shopping and rental behavior. With respect to fleet diversification, in an effort to mitigate expected increases in fleet costs, we are seeking to adjust our relationships with vehicle manufacturers by moving to a more balanced multi-supplier model, increasing the risk-vehicle portion of our fleet, lengthening the average hold period, and reducing the average vehicle size and number of options. In addition, we believe the expansion of our revenue sources (discussed above) will permit us to generate incremental profits from our customer base, while at the same time enhancing their vehicle rental experience.

In 2006, we made considerable progress vis-à-vis our strategic objectives. We retained approximately 98% of our commercial contracts at Avis and Budget and, we believe, generated more U.S. rental car reservations through our own websites than any other company. Budget entered into a marketing alliance with AARP, which is a long-time Avis marketing partner, and grew its award-winning small business program. We opened approximately 200 new off-airport locations in 2006, and off-airport revenues represented 19% of our domestic car rental revenues. We are now an “approved” or “preferred” provider for customers of a majority of the largest auto insurance companies in the United States. In 2006, we began offering Where2 GPS navigation system units. In the area of cost management, we have reduced our reliance on individual suppliers, such that our largest fleet supplier in 2007 is expected to represent only 38% of our vehicle purchases, versus 53% in 2005. We are utilizing sophisticated yield-management technology to optimize our pricing, and we continue to analyze and streamline our operations to gain efficiencies. And, most importantly, our more than 30,000 employees continue to provide reliable, high-quality vehicle rental services that foster customer satisfaction and customer loyalty.

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Company History — Cendant Separation

We were created through a merger with HFS Incorporated in December 1997 with the resultant corporation being renamed Cendant Corporation. On August 23, 2006, Cendant completed the separation (the “Cendant Separation”) into four separate companies, one for each of its former Real Estate Services businesses (Realogy Corporation), its former Hospitality Services (including Timeshare Resorts) businesses (Wyndham Worldwide Corporation), its former Travel Distribution Services businesses (Travelport) and its Vehicle Rental businesses (Cendant, now Avis Budget Group). The separation was effected through the pro rata distributions of all of the shares of common stock of Realogy Corporation and Wyndham Worldwide Corporation and the sale of Travelport to an affiliate of The Blackstone Group. In connection with the Cendant Separation, we entered into certain agreements with Realogy, Wyndham and Travelport governing our relationships following the separation, including the assumption by Realogy and Wyndham of 62.5% and 37.5%, respectively, of certain contingent and other liabilities of Cendant. In connection with the Cendant Separation, we also entered into various commercial arrangements with Realogy, Wyndham and Travelport. Following completion of the Cendant Separation, Cendant changed its name to Avis Budget Group, Inc. and our common stock began to trade on the New York Stock Exchange under the symbol “CAR.” With the completion of the Cendant Separation, Avis Budget Group’s operations consist of two of the most recognized brands in the global vehicle rental industry through Avis Budget Car Rental, LLC, the parent of Avis Rent A Car System, LLC, Budget Rent A Car System, Inc. and Budget Truck Rental, LLC.

Founded in 1946, Avis is believed to be the first company to rent cars from airport locations. Avis expanded its geographic reach throughout the United States in the 1950s and 1960s. In 1963, Avis introduced its award winning “We try harder” advertising campaign, which is considered one of the top ten advertising campaigns of all time by Advertising Age magazine. Budget was founded in 1958. The company name was chosen to appeal to the “budget-minded” or “value-conscious” vehicle rental customer. Avis possesses a long history of using proprietary information technology systems in its business, and its established, but continually updated Wizard System remains the backbone of our operations. Cendant acquired the Avis brand in 1996, Avis’ capital stock in 2001, and the Budget brand and substantially all of the domestic and certain international assets of Budget’s predecessor in 2002.

In addition to our vehicle rental operations, we continue to manage the transition of certain legacy items which remain following the completion of the Cendant Separation. Management of these items, which includes certain Cendant corporate contingent liabilities and assets and provision of certain transition services such as payroll, accounts receivable, telecommunications and information technology, is conducted through our subsidiary, Cendant Finance Holding Company, LLC and Avis Budget.

The following diagram reflects the current ownership structure of our company.

Car rental business

Operations — Avis

We operate or franchise approximately 2,100 of the approximately 5,000 rental locations that comprise the Avis car rental system (the “Avis System”), which represents one of the largest car rental systems in the world, based on total revenue and number of locations, and encompasses locations at most of the largest airports and cities in the United States and internationally. The Avis System in Europe, Africa, the Middle East and parts of Asia is primarily operated under royalty-free license agreements with Avis Europe Holdings, Limited (“Avis Europe”), an independent third party, and is comprised of approximately 2,900 company operated and sub-licensee locations.

We own and operate approximately 1,300 Avis car rental locations in both the on-airport and local rental segments in North America, Australia, New Zealand, Latin America and the Caribbean. For 2006, Avis generated total revenue of approximately $3.4 billion, of which approximately 85% (or $2.9 billion) was derived from U.S. operations. In addition, we franchise the Avis System to independent business owners in approximately 850 locations throughout the United States, Canada, Latin America, Australia, New Zealand and parts of the Pacific region. In 2006, approximately 95% of the Avis System total domestic revenue was generated by our locations and the remainder was generated by locations operated by franchisees. Franchisees generally pay royalty fees to us based either on total time and mileage charges or total revenue.

In 2006, Avis derived approximately 60% and 40% of its domestic time and mileage revenue from commercial and leisure customers, respectively, and 82% and 18% of its domestic revenue from customers renting at airports and locally, respectively. Customers who rent locally often rent in order to temporarily replace their cars when their own cars are not available either due to accidents or otherwise. We are focused on increasing the amount of revenue we generate locally for both Avis and Budget.

The Avis brand provides high-quality car rental services at price points generally above non-branded and value-branded national car rental companies. We offer Avis customers a variety of premium services, including:

•	Avis Preferred, a counter bypass program, which is available at major airport locations;

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Avis Where2, a navigation system with real-time traffic alerts, including weather delays, construction tie-ups and traffic snarls, which suggests alternative routes and features Bluetooth hands-free calling, MP3 playback capability as well as directions in multiple languages;

•	Avis Cool Cars, a new line of fun-to-drive vehicles, which include the Cadillac CTS, Volvo S60 and Hummer H3;

•	Roving Rapid Return program, which permits customers who are returning vehicles to obtain a printed charge record at the vehicle as it is being returned;

•	Avis Cares, a program which provides customers with area-specific driver safety information, the latest child safety seats (available for rent), local information and driving maps;

•	Avis Access, a full range of special products and services for drivers and passengers with disabilities; and

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Avis Interactive, a proprietary management tool that allows select corporate clients to easily view and analyze their rental activity via the Internet through account analysis and activity reports, allowing these clients to better manage their travel budgets and monitor employee compliance with applicable travel procedures.

Operations — Budget

The Budget vehicle rental system (the “Budget System”) is one of the largest car rental systems in the world, based on total revenue and number of locations. We operate or franchise approximately 1,900 of the approximately 2,700 car rental locations in the Budget System, including locations at most of the largest airports and cities in the United States and certain other regions. The Budget System in Europe, Africa and the Middle East is operated under a royalty-free trademark license agreement with an independent third party, which is an affiliate of Avis Europe and is comprised of approximately 800 additional company operated and sub-licensee locations.

We own and operate approximately 700 Budget car rental locations in the United States, Canada, Puerto Rico, Australia and New Zealand. For the year ending December 31, 2006, our Budget car rental operations generated total revenue of approximately $1.7 billion, of which 88% (or $1.5 billion) was derived from U.S. operations. We also franchise the Budget System to independent business owners who operate approximately 1,100 locations throughout the United States, Canada, Latin America, the Caribbean and parts of the Asia Pacific region. In 2006, approximately 88% of the Budget System domestic total revenue was generated by our locations with the remainder generated by locations operated by independent franchisees. Independent franchisees generally pay royalty fees to us based on gross rental revenue. In 2006, Budget derived 28% and 72% of its domestic time and mileage car rental revenue from commercial and leisure customers, respectively, and 79% and 21% of its domestic car rental revenue from customers renting at airports and locally, respectively.

Budget is a leading rental car supplier to the price-conscious segments of the industry. Budget offers Fastbreak, an expedited rental service for frequent travelers. Budget also offers the Budget Small Business

Program, a program targeting the needs of small businesses. The Budget Small Business Program was named “Best Car Rental Value” by Entrepreneur Magazine in their 2006 Business Travel Awards. Budget also offers its own branded version of the Avis Where2 GPS navigation product described above.

Reservations

Customers can make Avis and Budget reservations through our Avis and Budget websites at avis.com and budget.com, through our reservation centers toll-free at 1-888-777-AVIS and 1-800-BUDGET7, respectively, through online travel portals, through selected partners including many major airlines utilizing direct connect technology, through their travel agent or by calling a location directly. Travel agents can access our reservation systems through all major global distribution systems and can obtain information with respect to rental locations, vehicle availability and applicable rate structures through these systems.

Marketing

Avis and Budget support their premium and value brand positions through a range of marketing channels and campaigns, including traditional media, such as television, radio and print advertising, as well as Internet and direct marketing. Avis focuses its marketing around its industry-leading customer loyalty and its award-winning “We try harder” campaign. Budget builds its marketing around retail advertising, key partnerships and new media, including extensive online advertising and its second-annual Internet-only “blog” campaign recognized by Yahoo! Finance, Adrants and Brandweek.

We maintain strong links to the travel industry. Avis and Budget offer customers the ability to earn frequent traveler points with most major airlines’ frequent traveler programs. Avis and Budget are also affiliated with the frequency programs of major hotel companies, including Hilton Hotels Corporation, Hyatt Corporation, Starwood Hotels and Resorts Worldwide, Inc. and Wyndham Worldwide. These arrangements provide incentives to program participants and cooperative marketing opportunities including call transfer programs and online links with various partners’ websites. Avis has an agreement with Wyndham’s lodging brands whereby lodging customers making reservations by telephone may be transferred to Avis if they desire to rent a vehicle.

In 2006, approximately 79% of domestic vehicle rental transactions from our owned and operated Avis locations in the United States were generated by travelers who rented from Avis under contracts between Avis and the travelers’ employers or through membership in an organization with whom Avis has a contractual affiliation (such as AARP). Avis also has marketing relationships with American Express Company and Sears, Roebuck and Co., through which we are able to provide customers of these companies with incentives to rent from Avis. Avis licensees also have the option to participate in these affiliations. For commercial and leisure travelers that are unaffiliated with any of the employers or organizations that we contract with, Avis solicits business through media, direct mail, email and Internet advertising. Avis conducts various loyalty programs through direct marketing campaigns, including Avis Preferred, which allows customers to bypass the counter, and Preferred Select, which offers upgrades and other incentives to our best customers. As a result of these programs, Avis has been ranked as the top rental car brand for customer loyalty for eight consecutive years by a leading third party research firm. Travel agents are also able to participate in the Avis travel agent reward program, Club Red.

Similarly, Budget offers “Unlimited Budget”, a loyalty incentive program for travel agents which had approximately 17,600 travel agents actively enrolled as of December 31, 2006. Budget also has contractual arrangements with American Express Company and other organizations which offer members of these groups incentives to rent from Budget. In connection with its focus on price-conscious customers, Budget primarily relies on retail advertising, including Internet advertising, and on value pricing to drive customers to our Budget website, Budget call centers and other distribution channels. Budget also offers proprietary marketing programs such as Fastbreak, an expedited rental service for frequent renters.

Our international Avis and Budget operations maintain close relationships with the travel industry through participation in several non-U.S. based airline frequent traveler programs, such as those operated by Air Canada and Qantas Airways Limited, as well as participation in Avis Europe’s programs with British Airways Plc, Deutsche Lufthansa AG and other carriers.

Franchising

Of the approximately 2,100 Avis and approximately 1,900 Budget car rental locations we operated and/or franchised at December 31, 2006, approximately 40% and 60%, respectively, were owned and operated by franchisees. Revenue derived from our car rental franchisees in 2006 totaled approximately $36 million. Franchised locations range from large operations at major airport locations to franchise territories encompassing an entire country to relatively small operations in suburban locations. Fleets of our franchisees range from fleets in excess of 3,000 vehicles to fleets of fewer than 50 vehicles. Franchises provide us with a source of high margin revenue as there are relatively limited additional fixed costs associated with fees paid by franchisees to us. Although franchises represent approximately half of the locations that we own and franchise, they represent only approximately 7% of total domestic revenue generated by the Avis and Budget Systems, as the average franchise operation is significantly smaller than the average owned location.

We enjoy good relationships with our franchisees and meet regularly with them at regional, national and international meetings. Our relationships with Avis and/or Budget franchisees are governed by franchise agreements that grant the franchisees the right to operate Avis and/or Budget vehicle rental businesses in certain exclusive territories. These franchise agreements impose obligations on the franchisee regarding the operations of each franchise and restrict the franchisee’s ability to transfer its franchise agreement and the franchisee’s capital stock. Each franchisee is required to adhere to our system standards for each brand as updated and supplemented by our policy bulletins, brand manuals and service programs. We maintain the right to monitor the operations of franchisees and, when applicable, can declare a franchise to be in default under its franchise agreements, which may or may not be curable. We can terminate these franchise agreements for certain defaults, including failure to pay franchise fees and failure to adhere to our operational standards.

In general, the franchise agreements grant the franchisees the exclusive right to operate an Avis and/or Budget car and truck rental business in a particular geographic area. Under agreements that predate our ownership of Avis or Budget, a limited number of franchisees in the United States are also separately franchised exclusively to sell used cars under the Avis and/or Budget brand. Our current franchise agreements provide for a 20-year term. Certain existing franchise agreements provide for renewal terms for no additional fee so long as the franchisee is not in default. Upon renewal, the terms and conditions of the franchise agreement may generally be amended from those contained in the expiring franchise agreements, while language in certain older franchise agreements may limit our ability to do so. The car rental royalty fee payable to us under franchise agreements is generally 5% to 7.5% of gross rental revenue but certain franchisees of each brand, both internationally and domestically, have franchise agreements with different royalty fee structures.

Pursuant to their franchise agreements, some franchisees must meet certain requirements relating to the number of rental offices in their franchised territory, the number of vehicles available for rental and the amount of their advertising and promotional expenditures. In general, each franchise agreement provides that the franchisee must not engage in any other vehicle rental business within the franchised territory during the term of such agreement and, in the Budget franchise agreement, for 12 months thereafter. Upon termination of a franchise, the franchisee is also prohibited from using the Avis or Budget name and related marks in any business.

Other revenue

In addition to revenue from vehicle rentals and franchisee royalties, we generate revenue from Avis and Budget customers through the sale and/or rental of optional products and services such as supplemental equipment (for example, child seats and ski racks), loss damage waivers, additional/supplemental liability insurance, personal accident/effects insurance, fuel service options, fuel service charges, and products and services as described above, such as rentals of Where2 GPS navigation units. In 2006, approximately 4% of our vehicle operations revenue was generated by the sale of loss damage waivers, by which we agree to relieve a customer from financial responsibility arising from vehicle damage incurred during the rental period, if the customer has not breached the rental agreement.

Websites

Avis and Budget have strong brand presence on the Internet through their websites, avis.com and budget.com, as well as third party websites. A steadily increasing number of Avis and Budget vehicle rental customers obtain rate, location and fleet information and then reserve their rentals directly on these websites. Direct bookings via our websites incur less cost per transaction than bookings made through our voice reservation agents or through third party distribution systems. Therefore, the trend toward Internet bookings is generating cost savings for us. In addition, both Avis and Budget have agreements to promote their car rental services with major Internet portals and have a strong advertising presence on various search engines. Over 49% of Budget’s 2006 domestic reservations were derived from bookings over the Internet, with 30% of reservations derived from bookings on budget.com. Over 28% of Avis’ domestic reservations were derived from bookings over the Internet, with 22% derived from bookings on avis.com. In 2006, avis.com reservations grew by 11% and budget.com reservations grew by 8% over the prior year. The websites described above are inactive textual references only, meaning that the information contained on the websites is not a part of this prospectus and is not incorporated in this prospectus by reference.

The Wizard System

We own the Wizard System, our worldwide reservations, rentals, data processing and information management system. The Wizard System enables us to process over a million incoming customer inquiries each day, providing our customers with accurate and timely information about our locations, rental rates and vehicle availability, as well as the ability to place or modify reservations. Additionally, the Wizard System is linked to all major travel distribution networks worldwide and provides real-time processing for travel agents, travel industry partners (such as airlines), corporate travel departments and individual consumers through our websites or calls to our reservation agents. The Wizard System also provides personal profile information to our reservation and rental agents to better service our customers. Among the principal features of the Wizard System are:

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“Roving Rapid Return”, which permits customers who are returning vehicles to obtain completed charge records from wireless-connected “Roving Rapid Return” agents who complete and deliver the charge record at the vehicle as it is being returned;

•	“Preferred Service”, Avis’ expedited rental service that provides enrolled customers with a printed Preferred Service rental record in their pre-assigned vehicle and a fast, convenient check-out;

•	“Fastbreak”, Budget’s expedited rental service which allows for a faster processing of rentals and service for enrolled customers;

•	“Wizard on Wheels”, which enables us to assign vehicles and complete rental agreements while customers are being transported to the rental vehicle;

•	“Flight Arrival Notification”, a system that alerts rental locations when flights have arrived so that vehicles can be assigned and paperwork prepared automatically;

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“Avis Link”, which automatically identifies when a customer with a profile on record is entitled to special rental rates and conditions, and therefore sharply reduces the number of instances in which we inadvertently fail to give Avis renters the benefits of negotiated rate arrangements to which they are entitled;

•	“Credit Card Link”, which allows both brands to verify all major credit cards in a real-time connection during the rental processing;

•	interactive interfaces through third party computerized reservation systems such as Galileo and Sabre;

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“Avis Interactive”, which allows select corporate clients to easily view and analyze their rental activity via the Internet through account analysis and activity reports, allowing these clients to better manage their travel budgets and monitor employee compliance with applicable travel policies;

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“Direct Connect”, a service offered to business to business partners that allows them to easily connect their electronic systems to the Wizard System, for either brand, and to obtain rate, location and fleet information as well as book reservations for their customers; and

•	operations management programs that, among other things, enable field personnel to manage which vehicles will be rented next.

We also use data supplied from the Wizard System and airline reservation systems in certain proprietary information management systems to maintain centralized control of major business processes such as fleet acquisition and logistics, sales to corporate accounts and determination of rental rates. The principal components of the systems we employ include:

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Fleet planning model. We have created a comprehensive decision tool to develop fleet plans and schedules for the acquisition and disposition of our fleet, along with fleet age, mix, mileage and cost reports based upon these plans and schedules. This tool allows management to monitor and change fleet volume and composition on a daily basis and to optimize our fleet plan based on estimated business levels and available repurchase and guaranteed depreciation programs.

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Yield management. We have created a yield management system which is designed to enhance profits by providing greater control of vehicle availability and rate availability changes at our rental locations. The system monitors and forecasts supply and demand to support our efforts to optimize volume and rate at each location. Integrated into this yield management system is a fleet distribution module that takes into consideration the costs as well as the potential benefits associated with distributing vehicles to various rental locations within a geographic area to accommodate rental demand at these locations. The fleet distribution module makes specific recommendations for movement of vehicles between locations.

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Pricing decision support system. Pricing in the vehicle rental industry is highly competitive and complex. To improve our ability to respond to rental rate changes in the marketplace, we have developed sophisticated systems to gather and report competitive industry rental rate changes every day. The system, using data from third party reservation systems as its source of information, automatically scans rate movements and reports significant changes to a staff of pricing analysts for evaluation. The system greatly enhances our ability to gather and respond to rate changes in the marketplace.

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Business mix model. We have developed a strategic planning model to evaluate the discrete segments of our business relative to each other. The model considers revenue and costs to determine the potential margin contribution of each discrete segment. The model develops business mix and fleet optimization recommendations by using data from our financial systems, the Wizard System and the fleet and revenue management systems along with management’s objectives and targets.

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Customer profitability model. We have developed a sophisticated model which analyzes a corporate customer’s rental pattern to estimate the fleet costs, operations costs and division overhead expenses associated with that customer’s vehicle rentals. We use this profitability model to determine the financial merit of individual corporate contracts.

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Enterprise data warehouse. We have developed a sophisticated and comprehensive electronic data storage and retrieval system which retains information related to various aspects of our business. This data warehouse allows us to take advantage of comprehensive management reports, query capability and easy access to data for strategic decision making for both brands.

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Sales and marketing systems. We have developed a sophisticated system of online data screens which enables our sales force to analyze key account information of our corporate customers including historical and current rental activity, revenue and booking sources, top renting locations, rate usage categories and customer satisfaction data. We use this information, which is updated weekly and captured on a country-by-country basis, to determine opportunities for revenue growth, profitability and improvement.

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Interactive adjustments. We have developed a multi-linked customer data system which allows us to easily retrieve pertinent customer information and make needed adjustments online for superior customer service. This data system links with other accounting systems to handle any charge card transactions automatically.

Fleet

General. We maintain a single fleet of vehicles for Avis and Budget. We rent a wide variety of vehicles, including luxury and specialty vehicles. Our fleet consists primarily of vehicles from the current and immediately preceding model year. Rentals are generally made on a daily, weekly or monthly basis. Rental charges are computed on the basis of the length of the rental or, in some cases, on the length of the rental plus a mileage charge. Rates vary at different locations depending on the type of vehicle rented, the local marketplace and competitive and cost factors. Most rentals are made utilizing rate plans under which the customer is responsible for gasoline used during the rental. We also generally offer our customers the convenience of leaving a rented vehicle at a location in a city other than the one in which it was rented, although, consistent with industry practices, a drop-off charge or special intercity rate may be imposed. We facilitate one-way car rentals between corporate-owned and franchised locations in the United States that enable us to operate as an integrated network of locations.

Vehicle purchasing. We participate in a variety of vehicle purchase programs with major domestic and foreign vehicle manufacturers. General Motors is the featured supplier for Avis, and Ford is the featured supplier for Budget. During 2006, approximately 42%, 32% and 12% of the cars acquired for our U.S. car rental fleet were manufactured by General Motors, Ford and Chrysler, respectively, compared to 53%, 28% and 8%, respectively, in 2005. During 2006, we also purchased Toyota, Hyundai, Suzuki, Nissan, Kia and Subaru vehicles. The decrease in the portion of our fleet sourced from General Motors, and the number of other vehicle manufacturers from which we purchased vehicles in 2006 is reflective of our efforts to diversify our fleet, which we expect to continue in 2007. The substantial majority of vehicles used in our rental car business are purchased through our principal U.S. vehicle financing, which is an asset-backed facility.

Vehicle disposition. We generally hold a vehicle in our domestic fleet for a term of four to twelve months. For 2006 and 2005, approximately 88% and 95%, respectively, of the rental cars purchased for our domestic car fleet were the subject of agreements requiring automobile manufacturers to repurchase them or guarantee our rate of depreciation during a specified period of time. Cars subject to these agreements are sometimes referred to as “program vehicles” or “program cars” and cars not subject to these agreements are sometimes referred to as “risk cars” or “risk vehicles”. The programs in which we participate currently require that the program vehicles be maintained in our fleet for a minimum number of months (typically four to twelve months) and impose return conditions, including those related to mileage and condition. At the time of return to the manufacturer, we receive the price guaranteed at the time of purchase and are thus protected from fluctuations in the prices of previously-owned vehicles in the wholesale market at the time of disposition. The future percentages of program vehicles in our fleet will be dependent on the availability and attractiveness of manufacturers’ repurchase and guaranteed depreciation programs, over which we have no control, and we expect percentages for 2007 to be lower than 2006 as we acquire more risk vehicles in order to mitigate the anticipated increased cost of program vehicles. We dispose of our risk vehicles largely through automobile auctions.

Of the approximately 445,000 cars from our rental car fleet that we sold in 2006, we sold approximately 88% back to the manufacturers pursuant to repurchase or guaranteed depreciation programs and the rest through third party channels such as wholesale auctions. In 2007, we expect the percentage of cars sold back to the manufacturers to decrease as we acquire more risk vehicles.

Utilization and seasonality. Our car rental business is subject to seasonal variations in customer demand, with the summer vacation period representing the peak season. The general seasonal variation in demand, along with more localized changes in demand at each of our locations, causes us to vary our fleet size over the course of the year. For 2006, our average monthly fleet size in the U.S. ranged from a low of approximately 297,000 vehicles in December to a high of approximately 366,000 vehicles in July. Domestic fleet utilization for 2006, which is based on the number of rental days (or portion thereof) that vehicles are rented compared to the total amount of time that vehicles are available for rent, ranged from 67% in December to 78% in August and averaged 75% for 2006. Our calculation of utilization may not be comparable to other companies’ calculation of similarly titled statistics.

Maintenance. We place a strong emphasis on vehicle maintenance since quick and proper repairs are critical to fleet utilization. To accomplish this task we employ a full-time National Institute for Automotive Service Excellence (“ASE”) fully certified technician instructor at our headquarters. This instructor has developed a specialized training program for our 410 technicians who operate in approximately 100 maintenance and damage repair centers for both Avis and Budget. The technicians/instructors also maintain strong relationships with General Motors and Ford. We use advanced diagnostic equipment, including General Motors’ “Techline” and “Tech 2” diagnostic computers and Ford’s PDS diagnostic system. Our technician training department also prepares its own technical service bulletins that can be retrieved electronically at all of our repair locations. Approximately 89% of our technicians are ASE certified.

Customer service

Our commitment to delivering a consistently high level of customer service is a critical element of our success and strategy. Each year, our internal quality auditors conduct approximately 1,000 unannounced reviews of locations to measure service levels by location. We identify specific areas of achievement and opportunity from these assessments. We address areas of improvement on a system-wide level and develop standard methods and measures. The major focus areas of these assessments include (i) vehicle condition and availability; (ii) customer interaction, including helpfulness and courtesy; and (iii) location image. In addition, we utilize a toll-free “800” number and a dedicated customer service email address to allow customers of both Avis and Budget to report problems directly to our customer relations department. Location associates and managers also receive training and are empowered to resolve virtually all customer issues at the location level. We prepare weekly and monthly reports on the types and number of complaints received for use in conjunction with the customer satisfaction reports by location management as feedback of customer service delivery. Finally, we conduct daily location-specific customer satisfaction tracking by sending web-based surveys to recent customers of our top volume locations.

Airport concession fees

In general, concession fees for on-airport locations are based on a percentage of total commissionable revenue (as defined by each airport authority), subject to minimum annual guaranteed amounts. Concessions are typically awarded by airport authorities every three to five years based upon competitive bids. Our concession agreements with the various airport authorities generally impose certain minimum operating requirements, provide for relocation in the event of future construction and provide for abatement of the minimum annual guarantee in the event of extended low passenger volume.

Competition

The car rental industry is characterized by intense price and service competition. Competition in the U.S. vehicle rental operations business is based primarily upon price, reliability, vehicle availability, national distribution, usability of booking systems, ease of rental and return and other elements of customer service. In addition, competition is influenced strongly by advertising, marketing and brand reputation. We compete primarily with the following car rental companies: Hertz Global Holdings, Inc., Vanguard Car Rental USA Group, which operates the National Car Rental and Alamo brands, Dollar Thrifty Automotive Group and Enterprise Rent-A-Car Company.

Truck rental business

Operations

Budget’s truck rental business is one of the largest local and one-way truck rental businesses in the United States. The Budget truck rental business has a combined fleet of approximately 30,500 trucks, with a median truck age of less than two years old, which are rented through a network of approximately 2,400 dealers, 210 company operated and 100 licensee operated locations throughout the continental United States. The Budget truck rental business serves both the consumer and light commercial sectors. The consumer sector consists primarily of individuals who rent trucks to move household goods on either a one-way or local basis. The light commercial sector consists of a wide range of businesses that rent light- to medium-duty trucks, which we define as trucks having a gross vehicle weight of less than 26,000 pounds, for a variety of commercial applications. In 2006, the Budget truck rental business generated total revenue of approximately $472 million.

We primarily advertise in “yellow pages” telephone directories to promote our truck rental business to potential customers. Budget truck rental customers can make reservations through the Budget truck rental reservation center toll-free at 1-800-GO-BUDGET, through our Budget truck rental website at budgettruck.com or by calling a location directly. In addition, we have established online affiliations with websites like moving.com to reach our targeted audience. Budget truck rental reservations may also be made through the budget.com website.

During 2006, we announced plans to close the headquarters of our truck rental operations in Denver and integrate Denver-based operations into existing car rental facilities during first quarter 2007. In connection with this restructuring, we eliminated certain positions and significantly reduced separate senior management for our truck rental operations.

Distribution

Budget’s truck rental business is offered through a national network, which included approximately 2,400 dealers as of December 31, 2006. These independent dealers are primarily self-storage facilities, rental centers, hardware stores, service stations and other similar service retailers. In addition to the dealers’ principal businesses, the dealers rent our light- and medium-duty trucks to consumers and to our commercial accounts and are responsible for collecting payments on our behalf. The dealers receive a commission on all truck rentals and ancillary equipment rentals. Generally, dealership agreements may be terminated by either party upon 30 to 90 days’ prior written notice.

Competition

The truck rental industry is characterized by intense price and service competition. We compete with a large number of truck rental companies throughout the country, including U-Haul International, Inc., Penske Truck Leasing Corporation, Ryder System, Inc., Enterprise Rent-A-Car Company and many others.

Seasonality

Our truck rental operations are subject to seasonal demand patterns, with generally higher levels of demand occurring during the late spring and summer months when most self moves occur, with the third quarter typically being our busiest quarter. Generally, December is also a strong month due to increased retail sales activity and package deliveries.

Ancillary products and insurance coverage

We supplement our daily truck rental revenue by offering customers a range of ancillary optional products. We rent automobile towing equipment and other moving accessories such as hand trucks, furniture pads and moving supplies. We also make available to customers a range of optional liability-limiting products and coverages such as physical damage waivers, automobile towing protection, personal accident and cargo insurance and supplemental liability insurance. These ancillary products enhance our appeal to consumers by offering customers “one-stop” moving services.

Insurance coverage

We generally assume the risk of our liability to third parties arising from vehicle rental services in the United States, Canada, Puerto Rico and the U.S. Virgin Islands, for up to $1 million per occurrence, through a combination of self-insurance, insurance coverage provided by one of our domestic subsidiaries and insurance coverage secured from one or more unaffiliated domestic insurance carriers. We retain the exposure for up to $9 million per occurrence, in excess of the previously described $1 million level, through an unaffiliated fronting carrier who is reinsured by our offshore captive insurance company, Constellation Reinsurance Co., Ltd. We also purchase additional excess insurance coverage from a combination of unaffiliated excess carriers.

We insure the risk of liability to third parties in Argentina, Australia and New Zealand through a combination of unaffiliated carriers and our affiliates. These carriers provide coverage supplemental to minimum local requirements.

Trademarks and intellectual property

The service marks “Avis” and “Budget”, related marks incorporating the words “Avis” or “Budget”, and related logos and marks such as “We try harder” are material to our vehicle rental business. Our subsidiaries and franchisees actively use these marks. All of the material marks used by the Avis and Budget Systems are registered (or have applications pending for registration) with the United States Patent and Trademark Office as well as all countries worldwide where Avis and Budget have operations. Our subsidiaries own the marks, patents and other intellectual property, including the Wizard System, used in our business.

Discontinued Operations

Following the formal approval by our Board of Directors of a disposition plan for the former Cendant Travel Distribution Services businesses and completion of the Cendant Separation, we classified the former Real Estate Services, Hospitality Services, Timeshare Resorts and Travel Distribution Services businesses as discontinued operations. Set forth below is a brief description of the businesses that were classified as discontinued operations during 2006. The former mortgage business, which was distributed in 2005, was also classified as a discontinued operation in 2006 following completion of the Cendant Separation as such business could not be classified as a discontinued operation in 2005 when originally distributed due to participation by the former Real Estate Services business in a mortgage origination venture established with PHH in connection with the distribution of that business.

Real Estate Services Businesses. Realogy Corporation, which holds the assets and liabilities associated with the former Real Estate Services businesses, is one of the preeminent providers of real estate and relocation services in the world. Realogy is a franchisor of five of the most recognized brands in the real estate industry; owns and operates a full-service real estate brokerage business; offers a broad range of employee relocation services; and offers title and settlement services, assisting with the closing of real estate transactions. In the first quarter of 2006 (prior to the completion of the Cendant Separation), we changed the name of our Real Estate Services segment to Realogy.

Hospitality Services and Timeshare Resorts Businesses. Wyndham Worldwide Corporation, which holds the assets and liabilities associated with the former Hospitality Services and Timeshare Resorts businesses, is one of the preeminent providers of hospitality products and services in the world. Wyndham franchises hotels and provides property management services; provides vacation exchange products and services to developers, managers and owners of intervals of vacation ownership interests and markets vacation rental properties; and markets and sells vacation ownership interests and provides consumer financing in connection with the purchase by individuals of vacation ownership interests.

Both Realogy and Wyndham were distributed to our stockholders on July 31, 2006 as part of the Cendant Separation through a pro rata dividend of all of the common stock of each company to Cendant stockholders at the close of business on the record date of the distributions.

Travel Distribution Services Businesses. Travelport, which holds the assets and liabilities associated with the former Travel Distribution Services businesses, provides a highly effective worldwide system for the distribution of travel and travel-related products and services. Travelport focuses on electronic travel distribution services that connect travel suppliers to travel agencies, and it owns and operates several industry-leading online travel agencies. On August 23, 2006, we completed the sale of Travelport.

FINANCIAL DATA OF SEGMENTS AND GEOGRAPHIC AREAS

Financial data for our segments and geographic areas are reported in Note 21 — Segment Information to our Consolidated Financial Statements included elsewhere herein.

REGULATION

We are subject to federal, state and local laws and regulations, including those relating to taxing and licensing of vehicles, franchising, consumer credit, environmental protection, insurance, privacy and labor matters.

Environmental

The principal environmental regulatory requirements applicable to our vehicle rental operations relate to the ownership or use of tanks for the storage of petroleum products, such as gasoline, diesel fuel and waste oils; the treatment or discharge of waste waters; and the generation, storage, transportation and off-site treatment or disposal of solid or liquid wastes. We operate approximately 440 Avis and Budget locations at which petroleum products are stored in underground or above ground tanks. We have instituted an environmental compliance program designed to ensure that these tanks are in compliance with applicable technical and operational requirements, including the replacement and upgrade of underground tanks to comply with the December 1998 U.S. Environmental Protection Agency upgrade mandate and periodic testing and leak monitoring of underground storage tanks. We believe that the locations where we currently operate are in compliance, in all material respects, with such regulatory requirements.

We may also be subject to requirements related to the remediation of, or the liability for remediation of, substances that have been released into the environment at properties owned or operated by us or at properties to which we send substances for treatment or disposal. Such remediation requirements may be imposed without regard to fault and liability for environmental remediation can be substantial.

We may be eligible for reimbursement or payment of remediation costs associated with future releases from regulated underground storage tanks and have established funds to assist in the payment of remediation costs for releases from certain registered underground tanks. Subject to certain deductibles, the availability of funds, compliance status of the tanks and the nature of the release, these tank funds may be available to us for use in remediating future releases from our tank systems.

Loss damage waivers

A traditional revenue source for the vehicle rental industry has been the sale of loss damage waivers, by which rental companies agree to relieve a customer from financial responsibility arising from vehicle damage incurred during the rental period if there has been no breach of the rental agreement. Approximately 4% of our revenue during 2006 was generated by the sale of loss damage waivers. To date, 24 states have enacted legislation which requires disclosure to each customer at the time of rental that damage to the rented vehicle may be covered by the customer’s personal automobile insurance and that loss damage waivers may not be necessary. In addition, New York permits the sale of loss damage waivers at a capped rate per day based on the vehicle manufacturer’s suggested retail price. Illinois, Nevada and California have similar statutes, which establish the daily rate that can be charged for loss damage waivers.

Insurance

As a result of our reinsurance of the optional insurance coverages that we offer through unaffiliated third party insurance companies as well as other insurance obligations, we are subject to regulation under the insurance statutes, including insurance holding company statutes, of the jurisdictions in which our insurance company subsidiaries are domiciled. These regulations vary from jurisdiction to jurisdiction, but generally require insurance holding companies and insurers that are subsidiaries of insurance holding companies to register and file certain reports, including information concerning their capital structure, ownership, financial condition and general business operations with the regulatory authority of the applicable jurisdiction, and require prior regulatory agency approval of changes in control of an insurer and intra-corporate transfers of assets within the holding company structure. Such insurance statutes may also require that we obtain limited licenses to sell optional insurance coverage to our customers at the time of rental.

Franchise regulation

The sale of franchises is regulated by various state laws, as well as by the Federal Trade Commission (the “FTC”). The FTC requires that franchisors make extensive disclosure to prospective franchisees but does not require registration. A number of states require registration or disclosure in connection with franchise offers and sales. In addition, several states have “franchise relationship laws” or “business opportunity laws” that limit the ability of the franchisor to terminate franchise agreements or to withhold consent to the renewal or transfer of these agreements. Although our franchising operations have not been materially adversely affected by such existing regulations, we cannot predict the effect of any future federal, state or local legislation or regulation.

Privacy

Laws in some countries and jurisdictions limit the types of information we may collect about individuals with whom we deal or propose to deal, as well as how we collect, retain and use the information that we are permitted to collect. The centralized nature of our information systems requires the routine flow of information about customers and potential customers across national borders, particularly into the United States. If this flow of information were to become illegal, or subject to onerous restrictions, our ability to serve our customers could be seriously impaired for an extended period of time.

EMPLOYEES

As of December 31, 2006, we employed approximately 30,000 employees, of which approximately 11,000 people were employed on a part-time basis. Approximately 27% of our employees are covered by collective bargaining agreements. We believe our employee relations are satisfactory. We have never experienced a large-scale work stoppage.

PROPERTIES

Our principal executive offices are located at leased offices at 6 Sylvan Way, Parsippany, New Jersey 07054 pursuant to a lease expiring in 2023. Additional corporate functions are also conducted at leased offices at 10 Sylvan Way and One Campus Drive in Parsippany, New Jersey pursuant to leases expiring in 2011 and 2007, respectively. We also own a facility in Virginia Beach, Virginia, which serves as a satellite administrative facility for our car rental operations. Office space is also leased in Orlando, Florida; Englewood, Colorado; Wichita Falls, Texas; Tulsa, Oklahoma; and Fredericton, Canada pursuant to leases expiring in 2007, 2010, 2010, 2010, and 2011, respectively. These locations primarily provide operational services for both brands, including call center operations. The Budget office at Redding, California was closed in 2005 and is currently vacant and is subject to a lease expiring in 2011. In addition, there are approximately 20 other leased office locations in the United States for administrative activities, regional sales and operations activities.

We lease or have vehicle rental concessions for both the Avis and Budget brands at locations throughout the world. Avis operates approximately 750 locations in the United States and approximately 310 locations outside the United States. Of those locations, approximately 230 in the United States and approximately 120 outside the United States are at airports. Budget operates at approximately 590 locations in the United States of which approximately 140 are at airports. Budget also operates at approximately 180 locations outside the United States of which approximately 60 are at airports. Typically, an airport receives a percentage of vehicle rental revenue, with a guaranteed minimum. Because there is a limit to the number of vehicle rental locations in an airport, vehicle rental companies frequently bid for the available locations, usually on the basis of the size of the guaranteed minimums.

We believe that our properties are sufficient to meet our present needs and we do not anticipate any difficulty in securing additional space, as needed, on acceptable terms.

LITIGATION

Vehicle Rental Business

We, along with our subsidiaries, are involved, from time to time, in legal proceedings in the ordinary course of business, including the cases described below.

On August 8, 2006, Ludwig v. Avis Rent A Car System, Inc. and Farrell v. Budget Rent A Car System, Inc. were commenced in the Superior Court of California in and for Los Angeles on behalf of plaintiffs and all others similarly situated claiming violations of California Civil Code Section 1936 and unlawful, unfair or fraudulent business practices under California Business and Professions Code Section 17203. In both cases, plaintiffs seek class certification, general and compensatory damages, attorneys’ fees and seek that Avis and Budget, respectively, be enjoined from future conduct constituting violations of Civil Code Section 1936. Section 1936 of the California Civil Code establishes the additional daily rates which a rental car company may charge for the optional loss damage waiver product based on the manufacturer suggested retail price (MSRP) of the vehicle in 2002 with Consumer Price Index increases to the MSRP commencing January 1, 2003. Plaintiffs contend that the amount of the daily charge imposed for certain classes of vehicles exceeds the amount set forth in the statute based on the vehicle cost. No class certification hearing has been scheduled or heard by the court.

Avis has been named as a defendant in two putative class actions (Esquivel v. Avis, commenced January 24, 2004 in the 214th Judicial District of Nueces County, Texas, and Stafford v. Avis, commenced February 16, 2005 in the District Court in and for Creek County, State of Oklahoma) and Budget has been named as a defendant in one putative class action (Ramon v. Budget, commenced April 21, 2006 in the U.S. District Court for the District of New Jersey). Each case alleges that the Company’s use and collection of the fuel service charge (“FSC”), pursuant to its rental agreements, constitutes an illegal penalty and is therefore a breach of the rental agreements between the Company and the putative class members and is unconscionable under the relevant state Uniform Commercial Code. The cases assert other causes of action such as fraudulent misrepresentation, unjust enrichment, unfair trade practice under the Oklahoma Consumer Protection Act, and violation of New Jersey’s Consumer Fraud Act. The putative class in each case comprises: in Esquivel, all Texas residents who were charged an FSC by Avis or its licensee in Texas after February 6, 2000; in Stafford, all persons who were charged an FSC by Avis, or alternatively, all Oklahoma residents who were charged an FSC by Avis; and in Ramon, all persons who were charged an FSC by Budget. In each case, the plaintiff seeks an unspecified amount of compensatory damages, with the return of all FSC paid or the difference between the FSC and the Company’s actual costs, disgorgement of unearned profits, attorneys’ fees and costs. In the Esquivel matter, discovery is ongoing and a hearing on the plaintiff’s motion for class certification that was scheduled for December 2006 has been adjourned and is likely to be rescheduled for April 2007. No class certification hearing has been scheduled or heard by the Court in the Stafford case. In February 2007, the Court granted our motion to dismiss the complaint in its entirety in the Ramon case, without prejudice.

On October 27, 2006, plaintiffs Giuseppe Demarte and Mona Self filed a complaint against Budget Truck Rental, LLC (“BTR”) in the Superior Court of the State of California, County of Los Angeles. The complaint alleges causes of action for unlawful business practices in violation of California Business & Professions Code Section 17200, et seq., and conversion, relating to BTR’s refueling practices and procedures. The complaint is asserted as a putative class action on behalf of “all persons who, within the four years preceding the filing of the Complaint, have entered into a truck rental agreement with Budget Truck Rental in California that provided for a refueling fee and who paid that fee, or have paid for fuel in connection with that rental agreement based on the amount of fuel measured by the rented truck’s fuel gauge, or have returned the rented truck to Budget with more fuel in the tank than at the initiation of the rental.” On December 29, 2006, BTR filed an answer to plaintiffs’ complaint. On March 6, 2007, the Court conducted a case management conference, at which time the Court set a deadline of July 5, 2007 for the parties to complete a private mediation. The Court also scheduled a final status conference for October 18, 2007, and set a trial date of October 29, 2007.

Corporate Litigation

Pursuant to the Separation and Distribution Agreement dated as of July 27, 2006 among the Company, Realogy Corporation, Wyndham Worldwide Corporation and Travelport, Realogy has assumed 62.5% and Wyndham Worldwide has assumed 37.5% of certain contingent and other corporate liabilities (and related costs and expenses) of the Company or its subsidiaries which are not primarily related to any of the respective businesses of Realogy, Wyndham Worldwide, Travelport and/or the Company’s vehicle rental operations, in each case incurred or allegedly incurred on or prior to the date of the separation of Travelport from the Company. Such litigation includes the litigation described below.

After the April 15, 1998 announcement of the discovery of accounting irregularities in the former CUC International, Inc. (“CUC”) business units, and prior to the filing of this prospectus, approximately 70 lawsuits claiming to be class actions and other proceedings were commenced against the Company and other defendants, of which a number of lawsuits have been settled. Approximately five lawsuits remain unresolved in addition to the matter described below.

In Re Cendant Corporation Litigation, Master File No. 98-1664 (WHW) (D.N.J.) (the “Securities Action”), is a consolidated class action brought on behalf of all persons who acquired securities of Cendant and CUC, except PRIDES securities, between May 31, 1995 and August 28, 1998. Named as defendants are the Company; 28 current and former officers and directors of Cendant, CUC and HFS Incorporated; and Ernst & Young LLP, CUC’s former independent accounting firm.

The Amended and Consolidated Class Action Complaint in the Securities Action alleges that, among other things, the lead plaintiffs and members of the class were damaged when they acquired securities of Cendant and CUC because, as a result of accounting irregularities, Cendant’s and CUC’s previously issued financial statements were materially false and misleading, and the allegedly false and misleading financial statements caused the prices of Cendant’s and CUC’s securities to be inflated artificially.

On December 7, 1999, we announced that we had reached an agreement to settle claims made by class members in the Securities Action for approximately $2,850 million in cash plus 50 percent of any net recovery we receive from Ernst & Young as a result of our cross-claims against Ernst & Young as described below. This settlement received all necessary court approvals and was fully funded on May 24, 2002.

On January 25, 1999, we asserted cross-claims against Ernst & Young that alleged that Ernst & Young failed to follow professional standards to discover and recklessly disregarded the accounting irregularities and is therefore liable to us for damages in unspecified amounts. The cross-claims assert claims for breaches of Ernst & Young’s audit agreements with us, negligence, breaches of fiduciary duty, fraud and contribution. On July 18, 2000, we filed amended cross-claims against Ernst & Young asserting the same claims.

On March 26, 1999, Ernst & Young filed cross-claims against us and certain of our present and former officers and directors that alleged that any failure by Ernst & Young to discover the accounting irregularities was caused by misrepresentations and omissions made to Ernst & Young in the course of its audits and other reviews of our financial statements. Ernst & Young’s cross-claims assert claims for breach of contract, fraud, fraudulent inducement, negligent misrepresentation and contribution. Damages in unspecified amounts are sought for the costs to Ernst & Young associated with defending the various shareholder lawsuits, lost business it claims is attributable to Ernst & Young’s association with us, and for harm to Ernst & Young’s reputation. On June 4, 2001, Ernst & Young filed amended cross-claims against us asserting the same claims.

Realogy, Wyndham Worldwide and Travelport have assumed under the Separation Agreement certain contingent and other corporate liabilities (and related costs and expenses), which are primarily related to each of their respective businesses.

MANAGEMENT

The following presents information with respect to Avis Budget Group’s directors and executive officers, as of December 31, 2006. Directors serve for a term of one year expiring at the 2007 annual meeting of stockholders or until their successors are duly elected and qualified. All executive officers are appointed at the annual meeting or interim meetings of the Board of Directors of the Company. Each executive officer is appointed by the Board to hold office until his or her successor is duly appointed and qualified.

Directors and Executive Officers

Name	Age	Title
Ronald L. Nelson	54	Chairman of the Board, Chief Executive Officer and Director
F. Robert Salerno	55	President, Chief Operating Officer and Director
Leonard S. Coleman	58	Presiding Director, Chairman of the Corporate Governance Committee
Sheli Z. Rosenberg	65	Director; Chairman of the Compensation Committee
Stender E. Sweeney	68	Director; Chairman of the Audit Committee
Mary C. Choksi	56	Director
Martin L. Edelman	65	Director
Lynn Krominga	56	Director
David B. Wyshner	39	Executive Vice President, Chief Financial Officer and Treasurer
John T. McClain	45	Senior Vice President and Chief Accounting Officer
Mark J. Servodidio	41	Executive Vice President, Chief Human Resource Officer
W. Scott Deaver	55	Executive Vice President, Strategy
Larry De Shon	47	Executive Vice President of Operations
Karen C. Sclafani	55	Executive Vice President and General Counsel
Patric T. Siniscalchi	57	Executive Vice President and General Manager, International Operations

Ronald L. Nelson

Mr. Nelson has been Chairman and Chief Executive Officer of the Company since August 2006 and Director since April 2003. Mr. Nelson was Chief Financial Officer from May 2003 until August 2006 and President from October 2004 to August 2006. Mr. Nelson was also Chairman and Chief Executive Officer of the Company’s Vehicle Rental business from January 2006 to August 2006. From December 2005 to April 2006, Mr. Nelson was Interim Chief Executive Officer of the Company’s Travel Distribution Division. From April 2003 to May 2003, Mr. Nelson was Senior Executive Vice President, Finance. From November 1994 until March 2003, Mr. Nelson was Co-Chief Operating Officer of DreamWorks SKG. Prior thereto, he was Executive Vice President, Chief Financial Officer and a Director at Paramount Communications, Inc., formerly Gulf & Western Industries, Inc.

F. Robert Salerno

Mr. Salerno has been President, Chief Operating Officer and a Director of the Company since August 2006. Mr. Salerno has been Chief Executive Officer of Avis Budget Car Rental, LLC since April 2004. He was previously President and Chief Operating Officer of Cendant Car Rental Group, Inc. from November 2002 until April 2004 and was President and Chief Operating Officer of Avis from 1996 through November 2002. In 1995, he was named Executive Vice President of Operations and in July 1990, Senior Vice President and General Manager of Avis.

Leonard S. Coleman

Mr. Coleman has been a Director since December 1997, Presiding Director at executive sessions of the Board since February 2003 and Chairman of the Corporate Governance Committee since August 2006. Mr. Coleman was a Director of HFS from April 1997 until December 1997. From 1999 to December 2005,

Mr. Coleman was a Senior Advisor to Major League Baseball. Mr. Coleman was President of The National League of Professional Baseball Clubs from 1994 to 1999, having previously served since 1992 as Executive Director, Market Development of Major League Baseball. Mr. Coleman is a Director of the following corporations which file reports pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”): Omnicom Group Inc., H.J. Heinz Company, Churchill Downs Inc. and Electronic Arts Inc.

Sheli Z. Rosenberg

Ms. Rosenberg has been a Director since April 2000 and Chairman of the Compensation Committee since August 2006. From January 2000 to September 2003, Ms. Rosenberg served as Vice Chairwoman of Equity Group Investments, Inc., a privately held investment company. From October 1994 to December 1999, Ms. Rosenberg was President and Chief Executive Officer of Equity Group Investments, Inc. Ms. Rosenberg serves as a Director of the following companies which file reports pursuant to the Exchange Act: CVS Corporation, Equity Life Style Properties, Inc., Equity Residential Properties Trust and Ventas, Inc.

Stender E. Sweeney

Mr. Sweeney has been a Director and Chairman of the Audit Committee since August 2006. Mr. Sweeney has been a financial advisor and equity investor in several privately held enterprises since 1998. In 1997, Mr. Sweeney served in a senior financial and operating capacity for a joint venture between DreamWorks SKG and Pacific Data Images. From 1995 to 1996, Mr. Sweeney was the Chief Executive Officer and a Director of Vehicle Information Network, a database management and marketing company. From 1994 to 1995, Mr. Sweeney was the Chief Financial Officer and Principal of The Onyx Group, a shopping center development and management company. From 1968 to 1994, Mr. Sweeney served in various positions at The Times Mirror Company, the last eight years as Vice President, Finance. Mr. Sweeney serves on the board of the Payden & Rygel Investment Group, which files reports pursuant to the Exchange Act.

Mary C. Choksi

Ms. Choksi has been a Director since March 2007. Ms. Choksi has been Managing Director of Strategic Investment Partners, Inc. and Emerging Markets Investors Corporation (investment management firms) since 1987.

Martin L. Edelman

Mr. Edelman has been a Director since December 1997 and was a Director of HFS from November 1993 until December 1997. Mr. Edelman has been Of Counsel to Paul, Hastings, Janofsky & Walker, LLP, a New York City law firm, since June 2000. Mr. Edelman was a partner with Battle Fowler, which merged with Paul, Hastings, Janofsky & Walker, from 1972 through 1993 and was Of Counsel to Battle Fowler from 1994 until June 2000. Mr. Edelman also serves as a Director of the following corporations that file reports pursuant to the Exchange Act: Capital Trust, Ashford Hospitality Trust, Inc and Realogy Corporation. See “Certain Relationships and Related Transactions.”

Lynn Krominga

Ms. Krominga has been a Director since October 2006. Ms. Krominga is an attorney and business executive. Most recently, since 1999, Ms. Krominga has been a Consultant to private equity and venture capital firms and to start-up and early stage technology companies. From 1981-1999, Ms. Krominga held various senior executive and legal offices at Revlon, including President, Licensing Division from 1992-98. Prior to that, Ms. Krominga was an attorney at American Express and at Cleary, Gottlieb, Steen & Hamilton.

David B. Wyshner

Mr. Wyshner has been Executive Vice President, Chief Financial Officer and Treasurer since August 2006. Mr. Wyshner was Executive Vice President and Treasurer of the Company from January 2004 to August 2006. Mr. Wyshner was named Vice Chairman and Chief Financial Officer of the Company’s Travel Content Division, which included the Company’s vehicle rental business of Avis and Budget, in July 2005. From 1999 until January 2004, Mr. Wyshner was employed in various roles at the Company, including serving as Executive Vice President for Finance, Planning and Development. Prior to joining the Company, Mr. Wyshner was a Vice President in Merrill Lynch & Co.’s investment banking division, specializing in corporate finance and mergers and acquisitions.

John T. McClain

Mr. McClain has been Senior Vice President and Chief Accounting Officer since July 2006. Mr. McClain was Senior Vice President, Finance and Corporate Controller of the Company from September 1999 to July 2006. From May 1998 to September 1999, Mr. McClain was Vice President and Chief Accounting Officer of Sirius Satellite Radio. Previously, Mr. McClain was Assistant Controller and Director of Accounting of ITT Corporation. Prior to joining ITT Corporation, McClain was an audit manager with Arthur Andersen & Co.

Mark J. Servodidio

Mr. Servodidio has been Executive Vice President, Chief Human Resource Officer since April 2006. Mr. Servodidio was Executive Vice President, Human Resources for Avis Budget Car Rental, LLC from November 2002 to April 2006. He joined Avis in April 2001 as Senior Vice President, Human Resources. Prior to joining Avis, Mr. Servodidio was with Kraft Foods, Inc. (formerly Nabisco) from 1996 to 2001 where he was most recently head of Human Resources for Nabisco’s sales and supply chain unit. Prior thereto, he served in various leadership roles at PepsiCo, Inc.

W. Scott Deaver

Mr. Deaver has been Executive Vice President, Strategy since September 2006. Over the past ten years, Mr. Deaver has served in a variety of roles with the Company and HFS. Mr. Deaver was Executive Vice President, Marketing for Avis Budget Car Rental, LLC from March 2001 to September 2006. He has also served as Chief Marketing Officer for move.com, an online real estate and home services portal launched by the Company, and as Senior Vice President of corporate marketing of the Company.

Larry De Shon

Mr. De Shon has been Executive Vice President of Operations since October 2006. From November 2002 to June, 2006, Mr. De Shon was Senior Vice President of airport operations at United Airlines. Mr. DeShon began his twenty eight year career with the United Airlines as a customer service representative and advanced to hold a number of positions of increasing responsibility during his tenure.

Karen C. Sclafani

Ms. Sclafani has been Executive Vice President and General Counsel since April 2006. Ms. Sclafani was Executive Vice President Senior Vice President, General Counsel and Secretary of Avis Budget Car Rental, LLC from November 2002 to April 2006 and became Executive Vice President on April 3, 2006. Ms. Sclafani was previously Senior Vice President and General Counsel of Avis since August 1998. Prior to being appointed General Counsel, Ms. Sclafani served as Vice President and Deputy General Counsel and in various other capacities in Avis’ legal department. Before joining Avis, she was a corporate associate with the law firm Mudge, Rose, Guthrie and Alexander in New York City.

Patric T. Siniscalchi

Mr. Siniscalchi has been Executive Vice President and General Manager, International Operations since August 2006. Mr. Siniscalchi was Senior Vice President, International Operations for Avis Budget Car Rental, LLC from November 2002 to August 2006. Mr. Siniscalchi joined Avis in 1971 and advanced to hold a number of positions of increasing responsibility during his tenure.

Director Independence

Each year, our Board of Directors reviews all commercial and charitable relationships of each director to evaluate such director’s independence pursuant to Rule 303A.2 of the New York Stock Exchange (“NYSE”) Listed Company Manual and our own director independence criteria, which can be accessed on our website at www.avisbudgetgroup.com. In conducting its review, the Board of Directors considers a number of factors, including the director’s and his or her immediate family members’ relationships with the Company and its subsidiaries, affiliates, executive officers and auditors; their relationships with foundations, universities and other non-profit organizations to which the Company has made a certain level of contributions during the past three years; and whether such director or his or her immediate family members have, during the past three years, been part of an “interlocking directorate” in which an executive officer of the Company served on the compensation (or equivalent) committee of another company that employs such director or his or her immediate family member as an executive officer.

After evaluating the factors described above, the Board of Directors has affirmatively determined that five of our current directors are independent under the corporate governance listing standards of the NYSE and our own director independence criteria. Our independent directors are currently Leonard S. Coleman, Mary C. Choksi, Lynn Krominga, Sheli Z. Rosenberg and Stender E. Sweeney. In addition, prior to the Cendant Separation, the following former directors of Cendant Corporation who served as directors during the last fiscal year were independent during their respective tenures, based upon the corporate governance listing standards of the NYSE and our own director independence criteria: Myra Biblowit, George Herrera, Louise MacBain, Cheryl Mills, Brian Mulroney, Robert Nederlander, Robert Pittman, Pauline Richards and Robert Smith.

In connection with its determination that Ms. Choksi is independent, the Board of Directors considered the relationship between Strategic Investment Partners, where Ms. Choksi is a Managing Director, and the clients of such firm that provide services to the Company. In connection with its determination that Mr. Mulroney was independent, the Board of Directors considered the fact that Mr. Mulroney was a Senior Partner of Ogilvy Renault, a Montreal-based law firm, and that Ogilvy Renault represented the Company in certain matters in 2006. Amounts paid by the Company to Ogilvy Renault in 2006 were less than $120,000 and constituted less than 1% of Ogilvy Renault’s gross revenues for such year.

We also maintain a Corporate Governance Committee, a Compensation Committee and an Audit Committee, and all of the directors serving on such committees are independent, based upon the corporate governance listing standards of the NYSE and our own director independence criteria.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

We believe that attracting, retaining and incentivizing the best possible management are critical to the success of our business. Our compensation philosophy reflects this belief. We seek to populate our management ranks, and particularly our executive-level positions, with persons with outstanding capabilities, strong commitment to our business and a drive to add value. Our compensation policies and practices are intended to reward individuals for the application of their capabilities for the benefit of our Company. We do this with an intense focus on performance, an awareness of competitive practices and competing alternatives for management talent, an understanding that there can be trade-offs among various objectives and unintended consequences due to factors outside of management’s control, and a belief that discretion and judgment are required to address compensation issues appropriately.

Background — Cendant Separation

During the course of 2006, our company underwent a transformation that included the disposition of former businesses that together represented approximately 70% of our revenue for 2005, as then reported. As a result, on August 23, 2006, following the consummation of the separation, nearly all of our executive officers, including our former Chief Executive Officer, Henry R. Silverman, ceased to provide services to our company in any capacity and new executive officers were appointed. In addition, only four of our then current directors continued to serve on our Board of Directors following completion of the separation and hence the Compensation Committee, which was comprised of Mr. Smith (Chairman) and Mses. Biblowit and Rosenberg (the “Cendant Compensation Committee”), was reconstituted and now consists of Mses. Rosenberg (Chair) and Krominga, and Mr. Coleman (the “Avis Budget Compensation Committee” or the “Compensation Committee”).

Due to the number of complex transactions and arrangements which were required to complete the Cendant Separation, our senior corporate management was required to assume significant additional responsibilities. These transactions and arrangements included the spin-offs of two large companies (Realogy and Wyndham), the sale of another large company (Travelport), numerous new financing transactions, amendments to existing financing arrangements, agreements governing relationships among the separated entities following the separation, transition services and tax sharing arrangements, and internal reorganizations. In connection with the completion of the Cendant Separation, certain members of Cendant’s senior management became part of senior management of Avis Budget, Realogy, Wyndham and Travelport, while others did not. In recognition of the commitment and focus necessary to complete the Cendant Separation and to transform our company from a real estate and travel services company to a pure-play vehicle rental services company, severance or retention payments were made to certain members of senior management (including certain of our named executive officers) and certain previously granted equity awards were canceled while others vested on an accelerated basis.

Given its size and complexity, Cendant had a distinct and separate executive compensation policy compared to Avis Budget’s policy, although the material elements and many of the objectives of the two policies are similar. As is generally the case with Avis Budget, the objectives of Cendant’s program included aligning the interests of executive officers with long-term interests of stockholders; providing highly-competitive levels of compensation conditioned, in large part, on the attainment of specific performance targets and/or stock price appreciation; and attracting, motivating and retaining excellent executive talent for the benefit of stockholders. The Cendant Compensation Committee recognized that by attracting and retaining outstanding management talent and by promoting a culture of energy, entrepreneurialism, competitiveness and dedication to facilitate the attainment of annual growth and profitability targets, the interests of Cendant and its stockholders were best served. The material elements of Cendant’s executive compensation program included base salary, annual profit sharing bonus and long-term equity incentive awards. Cendant from time to time engaged the services of compensation consultant Frederick W. Cook & Company to advise on market rates of compensation for similarly situated executive officers and to gain a deeper understanding of competition in local and global labor markets to assure that Cendant’s compensation was competitive and provided appropriate incentive and retention value. Frederick W. Cook & Company provided advice regarding our current CEO’s 2006 compensation and employment agreement. Avis Budget has engaged PayCraft Consulting as its compensation consultant as further discussed below.

Differences between Cendant and Avis Budget

The most significant difference between the Cendant and Avis Budget executive compensation policies is that Avis Budget targets a lower amount of total compensation for named executive officers compared to Cendant. This difference is driven largely by the competitive compensation levels at comparable companies, which have been selected based on the revenue size of Avis Budget rather than Cendant. In recognition of the transformation of Cendant, now Avis Budget, to a smaller and less complex entity, the Avis Budget Compensation Committee has taken measures to substantially reduce the aggregate amount of compensation to be paid to the Avis Budget named executive officers and directors compared to Cendant’s named executive officers and directors. For example:

•

base salary and target bonus ($1 million and 150% of base salary) for Avis Budget’s current Chief Executive Officer are approximately 70% and 88% lower, respectively, versus base salary and bonus paid to Cendant’s Chief Executive Officer for 2005 ($3.3 million and $12.3 million);

•

average base salaries for the other current Avis Budget Group named executive officers ($472,500) are approximately 38% lower than base salaries paid to Cendant’s other named executive officers in 2005 ($762,500);

•

the Avis Budget Compensation Committee has approved fewer perquisites and benefits to be offered to the Avis Budget named executive officers compared to those offered to the Cendant named executive officers prior to the separation; and

•

the Avis Budget Governance Committee approved decreases to director compensation following completion of the Cendant Separation, including a decrease in the annual retainer of approximately 22% compared to Cendant’s annual retainer.

We estimate that, in 2007, compensation for our five named executive officers and directors in the aggregate will represent less than one-half of one percent of our expenses.

Executive Compensation Program Objectives

As stated above, the objectives of the Avis Budget compensation program remain relatively unchanged from Cendant’s compensation program. The primary objectives of our executive compensation programs are to:

•	facilitate the attraction and retention of key executive talent critical to our long-term success,

•	tie a significant portion of executives’ compensation to the performance of our company, including both short- and long-term performance, and

•	align compensation with stockholder interests.

Components of the Executive Compensation Program

The key components of our executive compensation program and their primary objectives are as follows:

Pay Component	Objectives
Base Salary

•        Primary reward for execution of job responsibilities:

•        Reflects the scope of job responsibilities

•        Reflects consistent, strong individual performance over time

•        Reflects competitive compensation compared to comparable companies

Annual Cash Incentives

•        Primary reward for annual results:

•        Company, department, and individual results

•        Measured against quantitative and qualitative goals; primarily tied to financial measures

•        Places a significant portion of named executive officers pay “at risk” based on annual results

Long-term Incentives (Equity)

•        Primary reward for long-term results:

•        Company stock price performance determines how much the executive can earn

•        Alignment with stockholder interests

•        Provides Avis Budget with a strong long-term retention strategy

Other Benefits/Perquisites	• Competitive and industry-specific rewards: • Attract and retain top talent through industry-specific and competitive benefits and perquisites

Process for Determining Level and Mix of Executive Compensation

To meet our executive compensation objectives as outlined above, the target amount of total direct compensation (which is comprised of base salary, target annual cash incentives and target long-term incentives) and the amount of total direct compensation actually earned should be both competitive and consistent with company performance.

To ensure competitive target total direct compensation, we conduct an annual review of total direct compensation provided at companies of comparable revenue size. Data are obtained from several published national surveys and compiled by PayCraft Consulting, our compensation consultant. These surveys present compensation data for over 1,000 companies sized according to revenue, assets and number of employees. Based upon advice of our compensation consultant, we believe generally that revenue is the most appropriate measure by which to select comparable companies for purposes of benchmarking our target total direct compensation although, for certain positions, we also consider the size and complexity of our balance sheet.

Data for total cash compensation (which is limited to base salary and target annual cash incentives) and total direct compensation for senior executive positions are collected to benchmark total cash compensation and total direct compensation paid to our executives. In each case we target the 50th and 75th percentile, respectively. These data are also considered to develop the weighting for the different components of compensation. After reviewing survey data, we also consider other factors such as individual performance, particularly if that performance exceeds expectations, increased responsibilities or expanded position scope and our ability to replace the individual, to determine the appropriate target total direct compensation for each individual executive position. In establishing our perquisites and benefits and stock ownership guidelines, we considered, based upon advice of our compensation consultant, relevant data of a peer group, which for 2006 was comprised of approximately ten public companies of comparable revenue size in the car rental, airline, hospitality and specialty retail industries, because survey data do not typically provide detailed information with respect to these items. We have chosen this peer group because we believe that these companies operate in a like manner to Avis Budget, in most cases operate in the travel industry and in general compete for talent with the same skill set. At targeted levels of performance, as much as 80% of total direct compensation at the senior executive level is represented by variable pay (which consists of target annual cash incentives and target long-term incentives) so as to align compensation with stockholder value. The proportion of variable pay versus base salary, and therefore the amount of target total direct compensation at risk, varies by level in the organization. Where executives have the most opportunity to impact financial and operational performance of Avis Budget, a greater portion of total direct compensation is represented by variable pay, especially long-term incentives.

Overall, our outside consultant has determined that:

•	target total direct compensation is competitive;

•	base salaries are generally at the median of comparable companies;

•	target annual cash incentives are slightly above the median of comparable companies; and

•	target long-term incentives are between the median and the 75th percentile of comparable companies.

The variation from our targeted benchmarks is due to our desire to manage the dilutive effect of our long-term incentives on our outstanding shares by shifting a portion of total direct compensation from long-term compensation to annual cash incentives. Over time, we expect that our target annual cash incentives will be closer to the median of comparable companies than is currently the case and that our target long-term incentives will be closer to the 75th percentile.

Process for Determining Compensation Delivered and the Impact of Performance

Base Salaries

The salaries of named executive officers currently employed by us are reviewed on an annual basis as well as at the time of a promotion or other change in responsibility. Increases in salary are based on an evaluation of the individual’s performance against pre-established objectives. Merit increases, if warranted, typically occur in late March each year.

2006 Base Salary Decisions

Each of the five Avis Budget named executive officers who are currently employed received merit increases to their base salaries in 2006 and all of these named executive officers, other than our Chief Accounting Officer, received an increase to reflect either a change in position as a result of the Cendant Separation or the assumption of public company responsibilities.

2007 Base Salary Decisions

No merit increases are expected to base salaries in 2007 for our Chief Executive Officer; President; and Chief Financial Officer. A merit increase of 3.5% was awarded in the first quarter of 2007 for the other two Avis Budget named executive officers.

Annual Incentive Awards

2006 Annual Incentive Decisions

Cendant Retention Program

In 2005, in connection with the Cendant Separation, the Cendant Compensation Committee approved implementation of certain retention programs in order to provide financial incentives for key employees to remain with Cendant through the separation and to assure Cendant’s continuing business operations during the separation process. These programs included both cash bonuses that would be paid to designated key employees so long as those employees remained employed until the completion of both of the Realogy and Wyndham distributions. Designated employees included those individuals who were expected to lose their jobs in connection with the Cendant Separation, but primarily included individuals whose position, duties and responsibilities were deemed critical to continuing business operations while at the same time incurring additional duties and responsibilities relating to separating the various companies.

Under this program, the Cendant Compensation Committee approved the payment of retention bonuses to certain of our named executive officers. In the case of our current Chief Executive Officer and our current Chief Financial Officer who were previously the President and Chief Financial Officer, and the Treasurer, respectively, of Cendant, in addition to ensuring their continued focus and attention during the separation process, these retention bonuses also represented compensation for assuming their additional Avis Budget responsibilities (in addition to their existing responsibilities) on or prior to January 1, 2006. In the case of our current Chief Executive Officer, the retention bonus also represented compensation for assuming additional responsibilities as interim chief executive officer of Cendant’s Travel Distribution business through May 2006 and entering into non-competition arrangements with the separated companies. As part of this retention program, the Cendant Compensation Committee approved revisions to the outstanding equity awards for all current employees as follows: (i) all outstanding equity awards that would vest subject to the attainment of “above-target” performance goals would terminate and (ii) all other outstanding equity awards would vest on August 15, 2006.

2006 Annual Incentive Awards

Cendant named executive officers were entitled to annual performance bonuses based upon the terms of their respective employment agreements, with bonus targets for each such officer, other than Cendant’s Chief Executive Officer, equal to 200% of earned base salary in the applicable fiscal year. Cendant’s Chief Executive Officer’s bonus target was based on a formula comprised of two components which were subject to Cendant’s attainment of performance goals relating to its average growth in adjusted diluted earnings per share and pre-tax income as defined in his employment agreement in effect prior to the separation.

Bonus payments for Cendant named executive officers, other than Cendant’s Chief Executive Officer, were subject to the approval of the Cendant Compensation Committee and based upon the performance of the Company and/or the applicable business units managed by the officer, as well as such other performance criteria determined by the Company in connection its overall strategic plans. Performance was measured against pre-established performance goals and the officer’s individual performance subjectively determined by Cendant’s Chief Executive Officer. Those officers who became executive officers solely following the Cendant Separation were generally entitled to annual performance bonuses on a similar basis, although the targets were lower.

In connection with this past practice and as a result of the Cendant Separation, the Avis Budget Compensation Committee discussed and approved in the first quarter of 2007 discretionary bonus payouts for the five Avis Budget named executive officers who are currently employed. These bonuses represent (i) approximately 25% of the 2006 annual incentive target for our current Chief Executive Officer (based on a 200% target prior to the separation and 150% following the separation) and (ii) 50% of the 2006 annual incentive target for each of our other Avis Budget named executive officers (calculated on a similar pro rated basis as for our Chief Executive Officer). In determining these discretionary bonus payouts, the Avis Budget Compensation Committee considered the 2006 performance of our vehicle rental business, the additional duties assumed by the Avis Budget named executive officers to establish Avis Budget as a stand-alone public vehicle rental company and the number of legacy issues that required attention following the completion of the separation, and for our Chief Executive Officer, compensation attributable to pre-separation services paid during 2006. For our President and Chief Operating Officer, this discretionary bonus represented the only bonus paid for his service in 2006.

2007 Annual Incentive Plan Decisions

Each of our currently active named executive officers is eligible to earn an annual performance incentive under the 2007 Management Incentive Plan (“2007 MIP”). In the first quarter of 2007, when the Board reviewed our business plan, the Compensation Committee reviewed and approved the financial criteria and targets required to achieve the targeted levels of incentive payout under the 2007 MIP. These financial criteria and targets are consistent with the criteria and targets used in setting the business plan for our domestic and international vehicle rental operations. At the same time, incentive targets were established by the Compensation Committee for each participant in the plan and expressed as a percentage of base salary earned.

Management provided the Compensation Committee with the financial criteria and targets used to determine the level of payouts under the 2007 MIP and management’s rationale as to why these targets are appropriate. The Compensation Committee reviewed the criteria and targets with our compensation consultant and management and approved the threshold, target and maximum levels of financial performance under the plan and the potential payouts at those levels of performance. The Compensation Committee and we believe these financial targets are rigorous but reasonably attainable. The threshold, target and maximum payout levels for each of our named executive officers are set forth below:

Executive	Incentive Thresholds (% of Base Salary Earned)	Incentive Targets (% of Base Salary Earned)	Incentive Maximums (% of Base Salary Earned)
Chief Executive Officer	75%	150%	225%
President and Chief Operating Officer	50%	100%	150%
Chief Financial Officer	50%	100%	150%
Chief Human Resource Officer	37.5%	75%	112.5%
Chief Accounting Officer	22.5%	45%	67.5%

Actual awards under the 2007 Management Incentive Plan are based on the following components, with the following weightings:

•	Pre-Tax Margin, which is defined as pre-tax income excluding any separation, restructuring or unusual items, divided by revenue (30%);

•

Return on Invested Capital (ROIC), which is defined as pretax income, excluding any separation, restructuring or unusual items, plus gross interest expense divided by average stockholders’ equity plus corporate debt (30%);

•	Total Revenue (15%); and

•	Discretionary (25%).

By combining these measures, we believe the 2007 MIP emphasizes the importance of balancing growth and profitability. Each component of the 2007 MIP (other than the discretionary component) provides for a threshold payout of 50% (assuming minimum financial performance is attained) and a maximum target payout of 150%. The discretionary component allows for a payout of 0% to 150% and is based on the individual achievement of departmental and organizational objectives set by the Chief Executive Officer or by the Board in the case of the Chief Executive Officer.

Long-term Incentive Plan

Introduction

The Long-term Incentive Plan is designed to link executive rewards with stockholder value over time as well as to promote long-term retention. Prior years’ grants have included stock-settled stock appreciation rights (“SSARs”), restricted stock units (“RSUs”) and, prior to the Cendant Separation, stock options.

Annually, the Compensation Committee approves the total dollar amount of long-term incentives to be granted, individual grants to employees, and the type of equity to be granted. The following factors are reviewed each year to determine the appropriate type of equity to be granted: desired risk/reward ratio, retention risk, potential dilution from equity plans, projected expense and, as described above, practices at comparable companies.

2006 Long-term Incentive Decisions

On May 2, 2006, the Cendant Compensation Committee approved the grant of incentive awards to Avis Budget employees at the director level and above (other than our current Chief Executive Officer). Time-vesting Restricted Stock Units were chosen as the primary equity compensation vehicle because of their higher retentive value, recognizing the greater retention risk due to the uncertainty created by the Cendant Separation, and to provide the management team with a significant stake in the long-term future of Avis Budget. On May 2, 2006, the Cendant Compensation Committee also approved grants of performance-based incentive awards to our current President and our current Chief Financial Officer to be split equally between SSARs and performance-based RSUs and on June 26, 2006 the same performance-based incentive awards were approved for our current Chief Executive Officer. The performance-based RSUs will vest subject to attainment of pre-established financial performance goals, which are based on the compound annual growth rate in earnings before income taxes (75% weighting) and growth in off-airport revenue (25% weighting). Earnings before income taxes is defined to be income before income taxes from continuing operations, excluding separation costs, accounting changes and the impact of significant corporate transactions.

Vesting of these awards is as follows:

Type of Award	Executives Receiving Award	Vesting
Time-Based RSUs	All named executive officers other than Chief Executive Officer	25% per year, subject to continued employment

Performance-Based RSUs	Chief Executive Officer	50% on July 31, 2008 and two equal installments on July 31, 2009 and 2010, subject to attainment of pre-established performance goals

Performance-Based RSUs	President Chief Financial Officer	July 31, 2009, subject to attainment of pre-established performance goals

SSARS	Chief Executive Officer	25% per year, subject to continued employment

SSARS	President Chief Financial Officer	July 31, 2009, subject to continued employment

The awards described above represent the total equity awards granted by Avis Budget to any named executive officer in 2006. Cendant named executive officers who would not be employed with us following the separation did not receive an Avis Budget equity award in 2006.

In connection with valuing the grants of equity awards, it is our policy to use, as the grant or strike price for any stock-based compensation vehicle, the closing price of our stock on the date the Compensation Committee approves the equity grant except in circumstances where, upon the advice of counsel, our Compensation Committee determines that a separate date should be used, in which case the Compensation Committee, upon advice of counsel, shall determine that date. The Compensation Committee approves awards solely at pre-established quarterly meetings.

2007 Long-term Incentive Decisions

On January 31, 2007, the Avis Budget Compensation Committee approved a grant of incentive awards to Avis Budget employees at the director level and above. For our Chief Executive Officer, the award consists entirely of performance-based RSUs; for our President and our Chief Financial Officer, the award consists of 65% performance-based RSUs and 35% time-based RSUs; for our Chief Human Resource Officer, the award consists of 50% performance-based RSUs and 50% time-based RSUs; and for our Chief Accounting Officer, the award consists of 30% performance-based RSUs and 70% time-based RSUs. The performance-based RSUs will vest, subject to attainment of pre-established financial performance goals based on earnings before income taxes per share, EBIT return on capital and EBITDA margin attainment. These financial measures were selected based on the Company’s long-term strategy for profitability and margin enhancement. The time-based RSUs will vest ratably over four years, subject to the holders’ continued employment with us. The following number of shares were granted to our Chief Executive Officer, our President, our Chief Financial Officer, our Chief Human Resource Officer and our Chief Accounting Officer, respectively: 77,399, 98,685, 65,790, 32,895 and 11,610. In determining the amount of each award, the Avis Budget Compensation Committee considered our compensation philosophy discussed above, the additional duties assumed by the Avis Budget named executive officers to establish Avis Budget as a stand-alone public vehicle rental company and the number of legacy issues that required attention following the completion of the separation, and for our Chief Executive Officer, compensation attributable to pre-separation services paid during 2006.

Executive Stock Ownership Guidelines

Executive stock ownership guidelines for Cendant required senior officers to acquire and hold designated levels of Cendant common stock. Under these guidelines the named executive officers were required to own Cendant common stock with a value equal to six times base salary for the Chief Executive Officer and three times base salary for the other named executive officers by October 2007. The Avis Budget Compensation Committee reviewed these guidelines and adopted revised executive stock ownership guidelines in the first quarter of 2007 to continue Cendant’s policy of encouraging executives to acquire a significant level of direct ownership. The revised ownership guidelines are intended to be consistent with competitive practice, and realistic given the level of cash and equity compensation.

Under these revised guidelines, the Chief Executive Officer is required to retain 100%, and other named executive officers who report to the Chief Executive Officer are required to retain a minimum of 50% of the net shares (net of exercise price and taxes) upon the exercise of stock options or stock appreciation rights or the vesting of restricted stock awards until reaching specified ownership thresholds of four times base salary for our Chief Executive Officer, two times base salary for our President and our Chief Financial Officer and one times base salary for all other named executive officers who directly report to our Chief Executive Officer. Given the mandatory hold provision until thresholds are obtained, we have removed the deadline for achieving those thresholds. Stock ownership is defined to include stock owned by the executive directly (due to personal purchases of stock in the open market), stock owned indirectly through the Company’s savings plan, unrestricted (i.e., vested) stock awards or units, and the “in-the-money” value of vested stock options and stock appreciation rights. Following attainment of ownership thresholds our named executive officers will be required to hold 50% of the net shares obtained upon the vesting of any equity award for one year.

Employment and Change of Control Agreements; Severance Arrangements

For many years, Cendant had followed the practice of entering into a written employment agreement with its Chief Executive Officer and those who reported to him directly, including Cendant’s President and Chief Financial Officer. Consistent with this practice, we entered into an employment agreement with our current Chief

Executive Officer; President; and Chief Financial Officer in 2006 in connection with the completion of the Cendant Separation. These agreements allow us, among other things, to obtain post-employment non-competition covenants from these executive officers. A detailed description of these employment agreements is set forth under the heading “Employment Agreements and Other Arrangements”.

We consider it essential to the best interests of our stockholders to foster the continued employment of key management personnel. Thus, we have also entered into severance agreements with the two Avis Budget named executive officers who do not have written employment agreements. In these agreements, the Company seeks to provide appropriate protections to members of management that are consistent with prevailing market practices.

The benefits that would be received by the Avis Budget named executive officers in the event of termination without cause or a change in control are set forth under the heading “Termination, Severance and Change of Control Arrangements”.

Perquisites and Benefits

Recognizing that Avis Budget Group is a smaller and less complex company than Cendant, the Avis Budget Compensation Committee has taken steps to ensure that the material elements of the Avis Budget compensation program are appropriate. In addition to lower target total direct compensation previously discussed, the Avis Budget Compensation Committee also made several changes to reduce the number of perquisites and benefits available to Avis Budget named executive officers compared to the Cendant named executive officers. Effective January 1, 2007, we have eliminated the executive life insurance benefit formerly provided to our Chief Executive Officer; the VIP medical expense reimbursement plan; and the medical expense reimbursement plan. In addition, we eliminated, effective upon completion of the Cendant Separation, the car and driver provided to our former Chief Executive Officer and reduced personal use of the company aircraft.

Therefore, as of January 1, 2007, our perquisites consist primarily of financial planning services, auto use and personal use of company aircraft services (limited to our Chief Executive Officer; our President; and our Chief Financial Officer). We will continue to review our compensation and benefit programs to ensure that we remain competitive with comparable companies and are able to attract and retain highly qualified senior executives.

Pre-and Post-Separation Compensation Tables

Named Executive Officers

Following this Compensation Discussion and Analysis, compensation information for 2006 is set forth for our named executive officers who are as follows:

•

Mr. Silverman, Cendant’s former Principal Executive Officer, who ceased to serve in any capacity with Avis Budget following the completion of the Cendant Separation. All amounts described below for Mr. Silverman represent compensation for his role as Chief Executive Officer of Cendant prior to the separation. For 2005, Cendant generated approximately $18 billion in revenue and until the separation operated significant real estate, hospitality and travel distribution businesses in addition to the vehicle rental business. All amounts described in the tables and disclosure that follow this Compensation Discussion and Analysis for Mr. Silverman also represent all of the obligations owing to Mr. Silverman under any arrangement with us.

•

Mr. Nelson, our Principal Executive Officer and Cendant’s former President and Principal Financial Officer. Mr. Nelson ceased to serve as Cendant’s Principal Financial Officer and became our Principal Executive Officer upon completion of the Separation.

•	Mr. Wyshner, our Principal Financial Officer, who prior to the Cendant Separation was Executive Vice President and Treasurer of Cendant.

•	Messrs. Salerno, McClain and Servodidio, our three most highly compensated Avis Budget Group executive officers as of December 31, 2006 other than Messrs. Nelson and Wyshner.

•

Messrs. Buckman and Holmes, two additional individuals who served as executive officers during 2006, and ceased to serve in any capacity with Avis Budget following completion of the Cendant Separation. Their total 2006 compensation would otherwise have made them one of the three most highly compensated executives (other than Messrs. Silverman, Nelson and Wyshner) for 2006.

Compensation Information

The compensation information included following this Compensation Discussion and Analysis is presented on a combined basis for service attributable to both the periods during 2006 that preceded and followed the Cendant Separation. The tables set forth immediately below divide into pre-separation (i.e. Cendant) named executive officers and post-separation (i.e. Avis Budget) named executive officers. The tables also present compensation information for each named executive officer for service attributable to pre- and post-separation periods, as applicable. All of this compensation is further described below in the compensation tables following this Compensation Discussion and Analysis and is presented on a combined basis.

We believe it is important to provide this supplemental information to illustrate the portion of compensation presented that is attributable to services provided by each named executive officer (in such capacity) to Cendant, a real estate and travel services company with reported revenue of over $18 billion in 2005 and Avis Budget, a pure-play vehicle rental services company with reported revenue in 2006 of approximately $5.6 billion. We also believe it is important to provide this supplemental information given the different policies and Compensation Committee membership for Avis Budget and Cendant as described above at the beginning of this Compensation Discussion and Analysis.

Pre-Separation Compensation

Name and Principal Position	Period	Salary ($)	Bonus ($)	Stock Awards	Option Awards	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Comp ($)	Total ($)
Silverman, Henry R. Former Chairman and Chief Executive Officer, Cendant	Pre-* Separation 2006	1,916,539	0	0	0	0	62,711,338	64,627,877

Nelson, Ronald L. Chairman & Chief Executive Officer, Avis Budget/Former President and Chief Financial Officer, Cendant	Pre- Separation 2006	439,904	4,096,233	5,936,728	0	0	3,095,459	13,568,324

Buckman, James E. Former Vice Chairman and General Counsel, Cendant	Pre- Separation 2006	442,837	135,328	2,366,985	0	0	7,730,852	10,676,002

Holmes, Stephen P. Former Chairman & Chief Executive Officer, Travel Content Division, Cendant	Pre- Separation 2006	439,904	80,128	3,579,431	0	0	1,599,108	5,698,571

*	January 1, 2006–August 23, 2006

Post Separation Compensation

Name and Principal Position	Period	Salary ($)	Bonus ($)	Stock Awards	Option Awards	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Comp ($)	Total ($)
Mr. Nelson	Post-* Separation 2006	423,077	395,434	444,444	400,000	0	69,959	1,732,914

Wyshner, David B. Executive Vice President, Chief Financial Officer & Treasurer	Post- Separation 2006	222,115	245,673	435,897	102,564	0	46,861	1,053,110

Salerno, F. Robert President & Chief Operating Officer	Post- Separation 2006	296,154	330,435	705,128	205,128	4,314	56,762	1,597,921

McClain, John T. Senior Vice President and Chief Accounting Officer	Post- Separation 2006	133,269	115,977	100,000	0	0	22,535	371,781

Servodidio, Mark Executive Vice President & Chief Human Resource Officer	Post- Separation 2006	148,077	172,341	166,667	0	0	20,954	508,039

*	August 23, 2006–December 31, 2006

Summary Compensation Table

The following table summarizes the total compensation of all of our named executive officers for 2006.

Name and Principal Position(a)	Year	Salary ($)(b)	Bonus ($)(c)	Stock Awards ($)(d)	Option Awards ($)(e)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(f)	All Other Comp ($)(g)	Total ($)
Silverman, Henry R. Former Chairman and Chief Executive Officer, Cendant	2006	1,916,539	0	0	0	0	0	62,711,338	64,627,877

Nelson, Ronald L. Chairman & Chief Executive Officer, Avis Budget/Former President and Chief Financial Officer, Cendant	2006	862,981	4,491,667	6,381,172	400,000	0	0	3,165,418	15,301,238

Wyshner, David B. Executive Vice President, Chief Financial Officer & Treasurer	2006	491,346	793,681	1,364,874	102,564	0	0	89,728	2,842,193

Salerno, F. Robert President & Chief Operating Officer	2006	660,871	330,435	1,961,443	205,128	0	10,353	90,778	3,259,008

McClain, John T. Senior Vice President and Chief Accounting Officer	2006	313,154	315,977	574,246	0	0	0	48,539	1,251,916

Servodidio, Mark Executive Vice President & Chief Human Resource Officer	2006	333,167	172,341	667,562	0	0	0	35,814	1,208,884

Buckman, James E. Former Vice Chairman and General Counsel, Cendant	2006	442,837	135,328	2,366,985	0	0	0	7,730,852	10,676,002

Holmes, Stephen P. Former Chairman & Chief Executive Officer, Travel Content Division, Cendant	2006	439,904	80,128	3,579,431	0	0	0	1,599,108	5,698,571

(a)	As discussed in the Compensation Discussion and Analysis, prior to the completion of the Cendant Separation, Mr. Nelson served as the President and Chief Financial Officer and a Director of Cendant and the other Avis Budget named executive officers served in various other capacities at Cendant and/or its vehicle rental business.
(b)	Base salaries for 2007 were approved by the Avis Budget Compensation Committee in first quarter 2007 as follows: $1,000,000, $525,000, $700,000, $315,000 and $350,000 for Messrs. Nelson, Wyshner, Salerno, McClain and Servodidio, respectively, which represent no increase over salaries for such persons as of the date of the completion of the Cendant Separation, other than an increase of 3.5% for Messrs. McClain and Servodidio. Salary includes amounts deferred under the Cendant Corporation 2006 Deferred Compensation Plan as follows: Mr. Nelson, $51,779; Mr. Wyshner, $29,481; Mr. Salerno, $39,652; and Mr. McClain, $18,789. This plan was replaced with the Avis Budget Group, Inc. 2006 Deferred Compensation Plan following the Cendant Separation.
(c)

Bonus amounts include discretionary payouts as discussed in the Compensation Discussion and Analysis. Bonus amounts for Mr. Nelson, Mr. Wyshner, Mr. Servodidio and Mr. McClain also include special bonuses for their roles in the execution of the transactions necessary to complete the Cendant Separation and the assumption of additional duties related to the vehicle rental business while continuing their Cendant responsibilities and, in Mr. Nelson’s case, acting as Chief Executive Officer of Travelport until May 2006. These bonuses totaled $4,000,000 for Mr. Nelson, $500,000 for Mr. Wyshner, $200,000 for Mr. McClain and $60,000 for Mr. Servodidio. Bonus amounts also include deferrals under the Cendant Corporation Deferred Compensation Plan as follows: Mr. Nelson, $197,717; Mr. Salerno, $19,826; Mr. Wyshner, $14,740; Mr. McClain, $3,959; and Mr. Servodidio, $10,340. The bonus amount also includes a special bonus of $96,233 for Mr. Nelson and $135,328 for Mr. Buckman and $80,128 for Mr. Holmes paid in the first quarter of 2006 under the Executive Officer Supplemental Life Insurance Program. This program has been eliminated, effective January 1, 2007. Bonus amounts also include a discretionary cash payment of $48,008 for Mr. Wyshner and $50,000 for Mr. McClain.

(d)	Represents the amount expensed in 2006 in connection with stock awards under SFAS No. 123R. Assumptions used in the calculation of these amounts are included in Note 18 to our audited financial statements for the fiscal year ended December 31, 2006, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007 (“2006 Form 10-K”).
(e)	Represents the amount expensed in 2006 in connection with option awards under SFAS No. 123R. Assumptions used in the calculation of these amounts are included in Note 18 to our audited financial statements for the fiscal year ended December 31, 2006, included in our 2006 Form 10-K.
(f)	For Mr. Salerno, the reported change in pension value during the year represents the sum of the increased value accumulated in the Avis Rent A Car System Pension Plan and the Avis Rent A Car System Retirement Equalization Benefit Plan.
(g)	All Other Compensation includes the personal benefits and perquisites presented in the tables below.

2006 All Other Compensation Table

Name	Year	Tax Reimbursements ($)(a)	Deferred Compensation Plan Contributions ($)(b)	Medical Expense Reimbursement Plan ($)(c)	Severance and Other Benefits ($)(d)	Perquisites ($)(e)	Total All Other Compensation ($)
Mr. Silverman	2006	95	83,769	2,800	62,534,206	90,468	62,711,338
Mr. Nelson	2006	13,074	75,505	4,800	3,000,000	72,039	3,165,418
Mr. Wyshner	2006	12,762	44,221	720	N/A	32,025	89,728
Mr. Salerno	2006	1,999	59,478	720	N/A	28,581	90,778
Mr. McClain	2006	5,690	22,748	720	N/A	19,381	48,539
Mr. Servodidio	2006	755	21,340	720	N/A	12,999	35,814
Mr. Buckman	2006	12,941	26,394	4,800	7,635,195	51,522	7,730,852
Mr. Holmes	2006	11,351	22,875	2,800	1,502,495	59,587	1,599,108

(a)	Represents tax payments made on behalf of each named executive officer relating to the provision of financial services disclosed in footnote (b) to the 2006 Perquisites Table below for Mr. Nelson, $7,384; Mr. Salerno, $1,900; Mr. Wyshner, $1,619; Mr. McClain $644; Mr. Servodidio, $674; and Mr. Holmes, $3,663. Also includes tax payments relating to the car leases disclosed in footnote (e) to the 2006 Perquisites Table below for Mr. Nelson, $5,615; Mr. Wyshner, $11,076; Mr. McClain, $4,965; Mr. Buckman, $12,829 and Mr. Holmes $7,583. The total tax reimbursements for each of the named executive officers also include tax payments for nominal company gifts.
(b)	Represents Company matching contributions to a non-qualified deferred compensation plan maintained by the Company for the benefit of certain of our officers selected by our Compensation Committee. Under this plan, participants are permitted to defer compensation under the terms of the plan as approved by the Compensation Committee. Amounts deferred by participants, as well as any matching contributions made by the Company, are contributed to a rabbi trust established for the purpose of holding plan assets. Participants may allocate deferrals to one or more deemed investments under the plan, which may include a deemed investment in the Company’s common stock. Matching contributions may be subject to such vesting provisions as determined from time to time; however, all of a participant’s accounts under this plan will become fully vested in the event of a change in control (as defined in the officer deferred compensation plan) or in the event that the participant’s service with us terminates as a result of death or disability. A participant in this plan may elect a single lump-sum payment of his or her account, or may elect payments over time; however, the participant’s entire account balance will be paid in a single lump sum following a change in control. For Mr. Servodidio, the defined contribution Plan match contributions include $11,000 of match under the qualified company-sponsored 401(K) saving plan.
(c)	The Medical Expenses Reimbursement Plan (MERP) is an employer plan that reimburses a select group of executives for medical expenses related to an annual physical examination, up to a $750 annual maximum, directly from employer funds. For the 2006 plan year, Mr. Salerno, Mr. Wyshner, Mr. McClain and Mr. Servodidio were the named executive officers eligible for the MERP. Under the plan, premiums paid on behalf of Mr. Salerno ($720), Mr. Wyshner ($720), Mr. McClain ($720) and Mr. Servodidio ($720) totaled $2,880. The plan has been eliminated, effective January 1, 2007. The VIP Medical Expense Reimbursement Plan (“VIP MERP”) is an employer plan that reimburses a select group of senior executives (and their dependents) for previously unreimbursed medical expenses, up to a $7,500 annual maximum, through a policy of health or accident insurance. For the 2006 plan year, Mr. Silverman, Mr. Nelson, Mr. Buckman and Mr. Holmes were the named executive officers eligible for the VIP MERP. Under the plan, premiums paid on behalf of Mr. Silverman ($2,800), Mr. Nelson ($4,800), Mr. Buckman ($4,800) and Mr. Holmes ($2,800) totaled $15,200. The plan has been eliminated effective January 1, 2007.
(d)

For Mr. Silverman, amount represents payments under his June 2006 Employment Agreement in connection with his termination with Cendant upon completion of the Cendant Separation as follows: a lump sum cash payment of $21,661,254, which is an amount equal to the net present value of the product of (x) the sum of (1) his base salary plus (2) his annual bonus for 2005 multiplied by (y) the number of full and partial years remaining in the employment term under Mr. Silverman’s Cendant Employment Agreement through December 31, 2007; and a pro rata annual bonus for 2006 (based upon his bonus for the preceding fiscal year) in an amount of $6,600,000. In connection with a settlement with respect to split-dollar insurance policies maintained by Cendant on Mr. Silverman’s life, a payment of $14,570,158 was made to the insurance companies which was necessary to fund the policies. The settlement was designed to maintain the same overall cost to Cendant, on a present value basis, as compared to its costs under the existing split-dollar arrangements. In connection with this settlement, pursuant to the existing split-dollar arrangement, in January 2007, we made a payment to Mr. Silverman of $15,122,409, which is excluded from the amount as such payment represents the amount necessary for Mr. Silverman or his assignee to purchase the policies from us at that time and such amount was immediately returned to us as the purchase price of the policy. In settlement of our on-going obligation to make annual bonus payments to Mr. Silverman under the split-dollar insurance policies, such amount also includes a cash payment to Mr. Silverman in January 2007 of $19,202,794. We also paid $500,000 to reimburse Mr. Silverman for all legal fees incurred by him in connection with the settlement and the negotiation of an employment agreement with Realogy.

For Mr. Nelson, amount includes $3,000,000 paid pursuant to agreements between Mr. Nelson and Realogy, Wyndham Worldwide and Travelport which contained non-competition covenants.

For Mr. Buckman, amount represents $7,625,000 in severance benefits under his employment agreement in effect prior to the Cendant Separation in connection with the termination of Mr. Buckman’s employment upon completion of the Cendant Separation and $10,195 in connection with a premium on a $5 million insurance policy.

For Mr. Holmes amount represents $2,495 in connection with a premium for a term life insurance policy and a bonus of $1,500,000 for his role in the execution of the transactions necessary to complete the Cendant Separation.

(e)	Represents the 2006 perquisites presented in the table below.

2006 Perquisites Table

Name	Year	Personal Use of Company Aircraft ($)(a)	Financial Services ($)(b)	Car and/or Car and Driver ($)(c)	Charitable Contributions ($)(d)	Total 2006 Perquisites ($)(e)
Mr. Silverman	2006	47,742	0	42,604	0	90,468
Mr. Nelson	2006	32,137	10,000	19,780	10,000	72,039
Mr. Wyshner	2006	0	9,250	22,603	N/A	32,025
Mr. Salerno	2006	12,637	9,750	6,000	N/A	28,581
Mr. McClain	2006	N/A	6,513	12,659	N/A	19,381
Mr. Servodidio	2006	N/A	6,790	6,000	N/A	12,999
Mr. Buckman	2006	32,789	0	18,611	N/A	51,522
Mr. Holmes	2006	22,634	5,833	10,948	20,000	59,587

(a)	Represents personal use of the Cendant company aircraft in the amount of $47,742 for Mr. Silverman, $32,137 for Mr. Nelson, $32,789 for Mr. Buckman and $22,634 for Mr. Holmes, calculated based on the incremental cost to the Company for fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and smaller variables costs. Since the aircraft was used primarily for business travel, fixed costs that do not change based on usage, such as pilots’ salaries, the purchase costs for the company aircraft, and the cost of maintenance not related to trips were not included.

After the Cendant Separation, Avis Budget replaced the company aircraft with leased jet services through NetJet. Under the revised Company Aircraft Policy, Mr. Nelson may use the NetJet services for personal use for a maximum of 16 hours per year. Our President and Chief Operating Officer and our Executive Vice President, Chief Financial Officer and Treasurer may also use the NetJet services for personal use, at the discretion of Mr. Nelson, for a maximum of 10 hours per year. The incremental cost of personal use of the NetJet services will be calculated based on the flight specific direct operating costs, including standard fuel, maintenance, catering, and landing fees, and miscellaneous fees such as variable fuel surcharge as applicable, international fees for travel outside the U.S., and a 7.5% Federal Excise Tax. Since the aircraft is used primarily for business travel, fixed costs that do not change based on usage, such as pilot salaries, training, hangaring, insurance, and services support will not be included. Only Mr. Salerno used the NetJet services in 2006.

(b)	For Mr. Nelson and Mr. Holmes, represents reimbursement for financial services provided by an approved vendor up to a maximum annual reimbursement of $10,000. For the other named executive officers, represents the actual costs we incurred for financial services provided under the AYCO Financial Services program. These services include tax return preparation, financial planning and estate planning.
(c)	Represents the cost of a company-provided car under a car lease program with our former PHH subsidiary, including the car lease, insurance, and standard maintenance or incremental cost to the Company for demonstration automobiles provided by our automobile vendors which may be used for business and personal use and are part of a vehicle evaluation program. For our former chief executive officer, also represents car and driver provided, however such perquisite is no longer provided.
(d)	Represents discretionary matching contribution made by The Avis Budget Charitable Foundation.
(e)	Also includes cost to the company for a nominal company gift.

2006 Grants of Plan-Based Awards Table

Name*	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units (#)(c)	All Other Option Awards Number of Securities Underlying Options (#)(d)	Exercise or Base Price of Options Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)(a)	Target ($)(a)	Maximum ($)(a)	Threshold (#)(b)	Target (#)(b)	Maximum (#)(b)
Mr. Nelson	8/1/2006	6/26/06								337,079	24.40	3,000,000
	8/1/2006	6/26/06	N/A	N/A	N/A	0	122,951	N/A				3,000,000

Mr. Wyshner	8/1/2006	5/2/06								54,348	24.40	500,000
	8/1/2006	5/2/06							81,967			2,000,000
	8/1/2006	5/2/06	N/A	N/A	N/A	0	20,492	N/A				500,000

Mr. Salerno	8/1/2006	5/2/06								108,696	24.40	1,000,000
	8/1/2006	5/2/06							122,951			3,000,000
	8/1/2006	5/2/06	N/A	N/A	N/A	0	40,984	N/A				1,000,000

Mr. McClain	8/1/2006	5/2/06	N/A	N/A	N/A	N/A	N/A	N/A	24,590	N/A	N/A	600,000

Mr. Servodidio	8/1/2006	5/2/06	N/A	N/A	N/A	N/A	N/A	N/A	40,984	N/A	N/A	1,000,000

*	Messrs. Silverman, Buckman and Holmes did not receive any equity awards from us in 2006.
(a)	A discussion of 2006 annual performance bonuses is included in the Compensation Discussion and Analysis.
(b)	For Mr. Nelson vest one-half on July 31, 2008 and the other half in two equal installments on July 31, 2009 and 2010 and for Messrs. Salerno and Wyshner vest on July 31, 2009, subject to attainment of performance goals. For more information regarding these awards, including the applicable performance goals, please see “Compensation Discussion and Analysis — Long Term Incentive Plan — 2006 Long-Term Incentive Decisions.” The number of RSUs granted to each eligible employee was determined by dividing the award amount by the closing price of our stock on the date of grant, which was the first day of trading following the distributions of Realogy and Wyndham.
(c)	Represents awards of time-vested RSUs which will vest in equal installments on each of the first four anniversaries of May 2, 2006, subject to continued employment. The number of RSUs granted to each eligible employee was determined by dividing the award amount by the closing price of our stock on the date of grant, which was the first day of trading following the distributions of Realogy and Wyndham.
(d)	Represents SSARs which for Mr. Nelson will vest in equal installments on each of the first four anniversaries of July 31, 2006 subject to continued employment. The SSARs for Mr. Salerno and Mr. Wyshner will vest on July 31, 2009, subject to continued employment. Upon vesting each executive will have the right, until the seventh anniversary of the grant date, to receive an amount, in common stock, equal to the excess of the fair market value of a share of common stock on the date of exercise over the exercise price of the SSAR. Per the terms of the individual grant awards, the exercise price of the stock-settled stock appreciation rights was based on the closing price of the stock on the date of grant, which was the first day of trading following the distributions of Realogy and Wyndham.

2006 Outstanding Equity Awards at Fiscal Year-End Table

NAME	OPTION AWARDS					STOCK AWARDS
	Number of Securities Underlying Unexercised Options (#) Exercisable(a)	Number of Securities Underlying Unexercised Options (#) Unexercisable(b)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercisable Unearned Options (#)	Options Exercise Price ($)(c)	Options Expiration Date(d)	Number of Shares Or Units of Stock that Have Not Vested (#)(e)	Market Value of Shares Or Units of Stock that Have Not Vested ($)(f)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested (#)(g)	Equity Incentive Plan Awards: Market Or Payout Value of Unearned Shares, Units Or Other Rights That Have Not Vested ($)(g)
Mr. Silverman(h)	105,077			28.771	4/30/2007
Mr. Silverman	395,965			14.1158	4/30/2007
Mr. Silverman	791,930			28.771	12/17/2007
Mr. Silverman	312,747			25.7141	4/21/2009
Mr. Silverman	312,747			31.792	1/13/2010
Mr. Silverman	625,494			13.5404	1/3/2011
Mr. Nelson								122,951	2,666,807
Mr. Nelson(i)	104,249			18.8163	4/14/2013
Mr. Nelson		337,079		24.40	8/1/2013
Mr. Wyshner						81,967	1,777,864	20,492	444,471
Mr. Wyshner(j)	15,637			26.2536	2/10/2009
Mr. Wyshner	11,467			31.792	1/13/2010
Mr. Wyshner	170			13.5404	1/3/2011
Mr. Wyshner	13,511			27.4044	1/22/2012
Mr. Wyshner	2,871			33.2593	6/3/2014
Mr. Wyshner	3,104			30.0385	4/26/2015
Mr. Wyshner		54,348		24.40	8/1/2013
Mr. Salerno						122,951	2,666,807	40,984	888,943
Mr. Salerno(k)	18,244			18.845	3/1/2011
Mr. Salerno	36,487			27.4044	1/22/2012
Mr. Salerno		108,696		24.40	8/1/2013
Mr. McClain(l)	15,637			25.8040	9/27/2009
Mr. McClain	7,819			31.792	1/13/2010
Mr. McClain	1,433			13.5404	1/3/2011
Mr. McClain	7,506			27.4044	1/22/2012
Mr. McClain						24,590	533,357
Mr. Servodidio						40,984	888,943
Mr. Servodidio(m)	8,444			22.9938	4/19/2011
Mr. Servodidio	5,004			27.4044	1/22/2012
Mr. Buckman(n)	5,149			14.1158	4/30/2007
Mr. Buckman	37,742			14.1158	12/17/2007
Mr. Buckman	24,286			28.771	12/17/2007
Mr. Buckman	32,163			28.771	10/14/2008
Mr. Buckman	62,549			25.7141	4/21/2009
Mr. Buckman	52,515			31.792	1/13/2010
Mr. Buckman	104,249			13.5405	1/3/2011
Mr. Buckman	31,275			27.4044	1/22/2012
Mr. Holmes(o)	9,415			14.1158	4/30/2007
Mr. Holmes	35,136			14.1158	12/17/2007
Mr. Holmes	21,680			28.771	12/17/2007
Mr. Holmes	33,466			28.771	10/14/2008
Mr. Holmes	62,549			25.7141	4/21/2009
Mr. Holmes	52,515			31.792	1/13/2010
Mr. Holmes	104,249			13.5404	1/3/2011
Mr. Holmes	18,243			27.4044	1/22/2012

(a)	Represents fully vested currently exercisable stock options. As a result of the Cendant Separation, the Cendant Compensation Committee approved the accelerated vesting of all outstanding stock options following the spin-off of Wyndham and Realogy.
(b)	Represents SSARS which for Mr. Nelson will vest in equal installments on each of the first four anniversaries of July 31, 2006, subject to continued employment. The SSARS for Messrs. Salerno and Wyshner will vest on July 31, 2009, subject to continued employment. For additional information, please see footnote (d) of the 2006 Grants of Plan-Based Awards Table for terms of these awards.
(c)	Represents the fair-market value on the date of the grant as approved by the Cendant Compensation Committee. The original price was adjusted on July 31, the date of the Realogy and Wyndham spin-offs. The price was then subsequently adjusted in connection with the 1-for-10 reverse stock split of Avis Budget common stock.
(d)	Represents the expiration date of the stock option grant, subject to continued employment with Avis Budget, Realogy or Wyndham, as applicable.
(e)	Represents awards of time-vested RSUs. Terms of these awards are disclosed in footnote (c) to the 2006 Grants of Plan-Based Awards Table.
(f)	Values are based on the closing price of our common stock on December 29, 2006 of $21.69.
(g)	Represents performance-based RSUs. For additional information, see footnote (b) to 2006 Grants of Plan-Based Awards Table. Values are based on the closing price of our common stock on December 29, 2006 of $21.69.
(h)	In connection with the Cendant Separation, Mr. Silverman received Realogy and Wyndham stock options as follows, all of which are currently exercisable. The number of securities underlying unexercised Realogy options are: 262,691, 989,912, 1,979,824, 781,866, 781,867 and 1,563,734, with exercise prices of $31.61, $15.51, $31.61, $25.25, $34.93, $14.88, respectively, and expiration dates of April 30, 2007, April 30, 2007, December 17, 2007, April 21, 2009, January 13, 2010 and January 3, 2011, respectively. The number of securities underlying unexercised Wyndham options are: 210,153, 791,929, 1,583,859, 625,493, 625,494 and 1,250,986, with exercise prices of $42.03, $20.62, $42.03, $37.56, $46.44, $19.78, respectively, and expiration dates of April 30, 2007, April 30, 2007, December 17, 2007, April 21, 2009, January 13, 2010 and January 3, 2011, respectively.
(i)	In connection with the Cendant Separation, Mr. Nelson received Realogy and Wyndham stock options as follows, all of which are currently exercisable. The number of securities underlying unexercised Realogy options are 260,622, with an exercise price of $20.67, and an expiration date of April 14, 2013. The number of securities underlying unexercised Wyndham options are 208,497, with an exercise price of $27.48, and an expiration date of April 14, 2013.
(j)	In connection with the Cendant Separation, Mr. Wyshner received Realogy and Wyndham stock options as follows, all of which are currently exercisable. The number of securities underlying unexercised Realogy options are: 39,093, 28,668, 424, 33,776, 7,176, and 7,758, with exercise prices of $28.84, $34.93, $14.88, $30.11, $36.54, $33.00, respectively, and expiration dates of February 10, 2009, January 13, 2010, January 3, 2011, January 22, 2012, June 3, 2014 and April 26, 2015, respectively. The number of securities underlying unexercised Wyndham options are: 31,274, 22,934, 339, 27,021, 5,741, and 6,207, with exercise prices of $38.35, $46.44, $19.78, $40.03, $48.58, $43.88, respectively, and expiration dates of February 10, 2009, January 13, 2010, January 3, 2011, January 22, 2012, June 3, 2014 and April 26, 2015, respectively.
(k)	In connection with the Cendant Separation, Mr. Salerno received Realogy and Wyndham stock options as follows, all of which are currently exercisable. The number of securities underlying unexercised Realogy options are: 45,608 and 91,217, with exercise prices of $20.70 and 30.11, respectively, and expiration dates of March 1, 2011 and January 22, 2012, respectively. The number of securities underlying unexercised Wyndham options are: 36,487 and 72,974, with exercise prices of $27.53 and $40.03, respectively, and expiration dates of March 1, 2011 and January 22, 2012, respectively.
(l)	In connection with the Cendant Separation, Mr. McClain received Realogy and Wyndham stock options as follows, all of which are currently exercisable. The number of securities underlying unexercised Realogy options are: 39,093, 19,546, 3,583 and 18,764, with exercise prices of $28.35, $34.93, $14.88 and $30.11, respectively, and expiration dates of September 27, 2009, January 13, 2010, January 3, 2011 and January 22, 2012, respectively. The number of securities underlying unexercised Wyndham options are: 31,274, 15,637, 2,866 and 15,011, with exercise prices of $37.69, $46.44, $19.78 and $40.03, respectively, and expiration dates of September 27, 2009, January 13, 2010, January 3, 2011 and January 22, 2012, respectively.
(m)	In connection with the Cendant Separation, Mr. Servodidio received Realogy and Wyndham stock options as follows, all of which are currently exercisable. The number of securities underlying unexercised Realogy options are: 21,110 and 12,509, with exercise prices of $25.26 and $30.11, respectively, and expiration dates of April 19, 2011 and January 22, 2012, respectively. The number of securities underlying unexercised Wyndham options are: 16,888 and 10,007, with exercise prices of $33.59 and 40.03, respectively, and expiration dates of April 19, 2011 and January 22, 2012, respectively.
(n)	In connection with the Cendant Separation, Mr. Buckman received Realogy and Wyndham stock options as follows, all of which are currently exercisable. The number of securities underlying unexercised Realogy options are: 12,871, 60,715, 94,354, 80,406, 156,373, 131,288, 260,622 and 78,186, with exercise prices of $15.51, $31.61, $15.51, $31.61,$28.25, $34.93, $14.88, $30.11, respectively, and expiration dates of April 30, 2007, December 17, 2007, December 17, 2007, October 14, 2008, April 21, 2009, January 13, 2010, January 3, 2011, and January 22, 2012, respectively. The number of securities underlying unexercised Wyndham options are: 10,297, 48,572, 75,483, 64,325, 125,098, 105,030, 208,498 and 62,549, with exercise prices of $20.62, $42.03, $20.62, $42.03, $37.56, $46.44, $19.78, and $40.03, respectively, and expiration dates of April 30, 2007, December 17, 2007, December 17, 2007, October 14, 2008, April 21, 2009, January 13, 2010, January 3, 2011, and January 22, 2012, respectively.
(o)

In connection with the Cendant Separation, Mr. Holmes received Realogy and Wyndham stock options as follows, all of which are currently exercisable. The number of securities underlying unexercised Realogy options are: 54,200, 83,664, 87,839, 23,536, 156,373, 131,288, 260,622 and 45,608, with exercise prices of $31.61, $31.61, $15.51, $15.51, $28.25, $34.93, $14.88, $30.11, respectively, and expiration dates of December 17, 2007, October 14, 2008, December 17, 2007, April 30, 2007, April 21, 2009, January 13,

2010, January 3, 2011, and January 22, 2012, respectively. The number of securities underlying unexercised Wyndham options are: 43,360, 66,931, 70,271, 18,829, 125,098, 105,030, 208,498, and 36,486, with exercise prices of $42.03, $42.03, $20.62, $20.62, $37.56, $46.44, $19.78, and $40.03, respectively, and expiration dates of December 17, 2007, October 14, 2008, December 17, 2007, April 30, 2007, April 21, 2009, January 13, 2010, January 3, 2011, and January 22, 2012, respectively.

2006 Option Exercises and Stock Vested Table

	Option Awards			Stock Awards
Name*	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Avis Budget Shares Acquired on Vesting (#)(a)	Number of Realogy Shares Acquired on Vesting (#)(b)	Number of Wyndham Shares Acquired on Vesting (#)(c)	Value Realized on Vesting ($)(d)
Mr. Nelson	—		—	26,767	66,918	53,534	3,465,006
Mr. Wyshner	—		—	4,794	9,823	7,858	654,232
Mr. Salerno	—		—	8,847	19,237	15,390	1,190,241
Mr. McClain	—		—	3,336	7,260	5,808	448,722
Mr. Servodidio	—		—	3,520	7,671	6,136	473,213
Mr. Buckman	—		—	16,043	35,787	28,629	2,144,243
Mr. Holmes	250,520	(e)	$2,003,516	24,080	54,197	43,357	3,210,747

*	Mr. Silverman did not exercise any options or have any restricted stock units outstanding during 2006.
(a)	In April 2003, each named executive officer (“NEO”) was granted time-vested restricted stock units relating to shares of Cendant Common Stock. Up to one-quarter of the units were to vest in each of the four successive years following the grant date. In addition, in April 2005 and April 2004, each NEO was granted performance-vesting restricted stock units relating to shares of Cendant Common Stock. Upon the vesting of a unit, the NEO was to become entitled to receive a share of Cendant Common Stock. Up to one-eighth of the units were to vest in each of the four successive years following the grant date as long as Cendant attained specific pre-established performance goals for each fiscal year. The performance goals for these units were to be based upon the “total unit growth” of the Cendant Common stock in relation to the average historic “total stockholder return” of the S&P 500 (“total unit growth” is comprised of earnings before interest, taxes, depreciation and amortization plus cash flow generation). In addition, the other 4/8ths (or one-half) of the units could have vested at the end of the fourth year based upon the extent to which Cendant attained cumulative four year pre-established performance goals that were set based on the top-quartile average historic “total shareholder return” of the S&P 500. This half of the grant was considered “above target” and the first half of each grant considered “at target”. Upon the vesting of a unit the NEO was to become entitled to receive a share of Cendant Common Stock.

As a result of the Cendant Separation, the Cendant Compensation Committee approved the accelerated vesting of all “at target” grants for the 2004 and 2005 grants and the final tranche of the 2003 grant following the second spin-off. The Realogy and Wyndham distributions occurred on July 31, 2006 and the accelerated vesting occurred on August 15, 2006. All “above target” awards were canceled prior to the completion of the Cendant Separation. In addition, all accrued cash dividends accrued from the date of grant were paid in connection with such vesting.

As a result, Mr. Nelson received 19,970 units relating to his “at target” 2005 award and gave up the remaining 19,970 units related to the “above target” RSUs. Similarly he received 6,797 units relating to his “at target” 2004 award and gave up the remaining 9,063 units related to the “above target” RSUs. Mr. Salerno received 3,994 units relating to his “at target” 2005 award and gave up the remaining 3,994 units related to the “above target” RSUs. Similarly he received 2,549 units relating to his “at target” 2004 award and gave up the remaining 3,399 units related to the “above target” RSUs. Mr. Wyshner received 2,097 units relating to his “at target” 2005 award and gave up the remaining 2,097 units related to the “above target” RSUs. Similarly he received 969 units relating to his “at target” 2004 award and gave up the remaining 1,291 units related to the “above target” RSUs. Mr. Servodidio received 1,598 units relating to his “at target” 2005 award and gave up the remaining 1,598 units related to the “above target” RSUs. Similarly he received 1,020 units relating to his “at target” 2004 award and gave up the remaining 1,359 units related to the “above target” RSUs. Mr. McClain received 1,623 units relating to his “at target” 2005 award and gave up the remaining 1,623 units related to the “above target” RSUs. Similarly he received 850 units relating to his “at target” 2004 award and gave up the remaining 1,133 units related to the “above target” RSUs. Mr. Buckman received 7,489 units relating to his “at target” 2005 award and gave up the remaining 7,489 units related to the “above target” RSUs. Similarly he received 5,098 units relating to his “at target” 2004 award and gave up the remaining 6,797 units related to the “above target” RSUs. Mr. Holmes received 12,481 units relating to his “at target” 2005 award and gave up the remaining 12,481 units related to the “above target” RSUs. Similarly he received 6,797 units related to his “at target” 2004 award and gave up the remaining 9,063 shares related to the “above-target” RSUs.

(b)	Represents the number of shares of Realogy common stock acquired upon the vesting described in footnote (a) above.
(c)	Represents the number of shares of Wyndham common stock acquired upon the vesting described in footnote (a) above,
(d)	Represents the aggregate value of the shares of Avis Budget Group, Realogy and Wyndham described in footnotes (a), (b) and (c) above upon vesting.
(e)	Represents shares vested without giving effect to the one-for-ten reverse stock split.

2006 Pension Benefits Table

Name	Plan Name(a)	Number of Years of Credited Service (#)(a)	Present Value of Accumulated Benefit ($)(a)	Payments During Last Fiscal Year ($)
Mr. Salerno	Avis Rent A Car System, Inc. Pension Plan	24 years, 7 months as of 12/31/06	285,850	—
Mr. Salerno	Avis Rent A Car System, Inc. Retirement Equalization Benefit Plan	24 years, 7 months as of 12/31/06	368,639	—

(a)	Avis froze its qualified and non-qualified defined benefit pension plans to new participation and future benefit accruals as of December 31, 1998. Mr. Salerno is the only Named Executive Office who participated in these plans. Prior to December 31, 1998 Mr. Salerno earned the right to receive certain benefits upon retirement at the retirement age of 65 or upon early retirement on or after age 55. For a discussion of the calculation of retirement benefits, please see Note 19 to our audited financial statements for the fiscal year ended December 31, 2006 included in our 2006 Form 10-K.

2006 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)(a)	Registrant Contributions in Last FY ($)(b)	Aggregate Earnings in Last FY ($)(c)	Aggregate Withdrawals / Distributions ($)(d)	Aggregate Balance at Last FYE ($)(e)
Mr. Silverman	83,769	83,769	207,215	—	—
Mr. Nelson	249,496	75,505	177,215	—	5,851,837
Mr. Salerno	59,478	59,478	(3,896)	—	536,628
Mr. Wyshner	44,221	44,221	5,710	19,371	484,797
Mr. McClain	22,748	22,748	5,234	—	414,336
Mr. Servodidio	6,740	6,740	(93)	—	81,896
Mr. Buckman	26,394	26,394	(25,356)	—	2,377,668
Mr. Holmes	22,875	22,875	22,510	—	—

(a)	Amounts shown are included in the Salary and Bonus columns in the Summary Compensation Table as individually identified in footnotes (b) and (c) to the table. Under the deferred compensation plan, participants can elect to defer a maximum of 80% of base salary and 98% of annual bonus. The agreements between participants and the Company must provide that the deferrals under the plan are (1) irrevocable; (2) agreed to before the compensation is earned; and (3) for a specified length of time.
(b)	Participant deferrals are matched dollar-for-dollar by the Company up to 6% of base salary and 6% of annual bonus.
(c)	All participant deferrals and matching contributions are immediately vested and are held in a grantor trust. Under this arrangement, the Company takes no tax deduction, and the beneficiaries pay no tax on contributions to the trust until they start receiving their money. Although funds are potentially subject to the employer’s creditors, they are inaccessible to present and future management. Participants may allocate deferrals to one or more of a variety of investment options including Company stock.
(d)	A participant in this plan may elect to receive payment in the form of a single lump sum or in annual installments over a period of up to 10 years; all account balances will be paid in a single lump sum upon change of control of the Company. In December 2002, Mr. Wyshner elected to have his 2003 plan year amounts distributed to him in five equal annual installments, beginning in January 2005.
(e)	Total trust assets accumulated for all periods of plan participation through the end of 2006. The aggregate balance is the sum of all participant and registrant contributions and investment in earnings less any withdrawals or distributions. Amounts for Mr. Silverman and Mr. Holmes have been assumed by Realogy and Wyndham, respectively.

Employment Agreements and Other Arrangements

In connection with the Cendant Separation, we entered into agreements with Messrs. Silverman and Buckman. Mr. Silverman’s agreement sets forth the terms with respect to the severance payments described above in the Summary Compensation Table. We have no obligation to provide Mr. Silverman with post-separation benefits under his original employment agreement as such benefits were assumed by Realogy, and we believe we have satisfied all of our payment obligations to Mr. Silverman under his agreement. Mr. Buckman’s agreement provided for the payment of severance as described above in the Summary Compensation Table and in accordance with Mr. Buckman’s employment agreement with us. We are required to provide Mr. Buckman with post-separation benefits under his employment agreement. Mr. Holmes’s employment agreement with us was terminated and he entered into an agreement with Wyndham in connection with his role as Chief Executive Officer of Wyndham.

Each Avis Budget named executive officer is employed by us pursuant to a written agreement of employment or has a severance agreement.

Ronald L. Nelson

Mr. Nelson’s employment agreement has a term ending on the third anniversary of the effective date; provided, that such term will automatically extend for one additional year unless we or Mr. Nelson provides notice to the other party of non-renewal at least six months prior to such third anniversary. Pursuant to our by-laws, our Board of Directors may terminate Mr. Nelson’s employment at any time. Upon expiration of the employment agreement, Mr. Nelson will be an employee at will unless the agreement is renewed or a new agreement is executed.

In addition to providing for a minimum base salary of $1 million and employee benefit plans generally available to our executive officers, Mr. Nelson’s agreement provides for an annual incentive award with a target amount equal to 150% of his base salary, subject to attainment of performance goals, and grants of long-term incentive awards, upon such terms and conditions as determined by our Board of Directors or Compensation Committee. Mr. Nelson’s agreement provides that if his employment with us is terminated by us without “cause” or due to a “constructive discharge” (each term as defined in Mr. Nelson’s agreement), he will be entitled to a lump sum payment equal to 299% of the sum of his then-current base salary plus his then-current target annual bonus. In addition, in this event, all of Mr. Nelson’s then-outstanding equity awards will become fully vested (and any stock options and stock appreciation rights granted on or after the distribution date will remain exercisable until the earlier of three years following his termination of employment and the original expiration date of such awards).

Options granted prior to the separation remain exercisable in accordance with Mr. Nelson’s prior agreement with us. Mr. Nelson’s employment agreement also provides him and his dependents with medical benefits through his age 75. The employment agreement provides Mr. Nelson with the right to claim a constructive discharge if, among other things, he is not the Chief Executive Officer and our most senior executive officer, or does not report directly to the Board of Directors; we notify Mr. Nelson that we will not extend the term of the employment agreement for an additional fourth year or, following the expiration of the employment agreement, we do not offer to extend the agreement for a period of at least two but no more than four years on substantially similar terms; there occurs a “corporate transaction” (as defined in Mr. Nelson’s agreement); or we fail to nominate Mr. Nelson to be a member of our Board of Directors. Mr. Nelson’s agreement provides for post-termination non-competition and non-solicitation covenants which will last for two years following Mr. Nelson’s employment with us. Mr. Nelson has a right pursuant to his employment agreement to be reimbursed from the company for any “golden parachute” excise tax, including taxes on any reimbursement, subject to limitations described in his employment agreement.

F. Robert Salerno

Mr. Salerno’s employment agreement has a term ending on the third anniversary of the effective date; provided that such term will automatically extend for one additional year unless we or Mr. Salerno provides notice to the other party of non-renewal at least six months prior to such third anniversary.

In addition to providing for a minimum base salary of $700,000 and employee benefit plans generally available to our executive officers, Mr. Salerno’s agreement provides for an annual incentive award with a target amount equal to 100% of his base salary, subject to attainment of performance goals, and grants of long-term incentive awards, upon such terms and conditions as determined by our Board of Directors or Compensation Committee. Mr. Salerno’s agreement provides that if his employment with us is terminated by us without “cause” or due to a “constructive discharge” (each term as defined in Mr. Salerno’s agreement), he will be entitled to a lump sum payment equal to 299% of the sum of his then-current base salary plus his then-current target annual bonus. In addition, in this event, all of Mr. Salerno’s then-outstanding equity awards will become fully vested (and any stock options and stock appreciation rights granted on or after July 28, 2006 will remain exercisable until the earlier of three years following his termination of employment and the original expiration date of such awards).

The employment agreement provides Mr. Salerno with the right to claim a constructive discharge if, among other things, he is not the Chief Executive Officer following a “corporate transaction” (as such term is defined in Mr. Salerno’s employment agreement). Mr. Salerno’s agreement will provide for post-termination non-competition and non-solicitation covenants which will last for two years following Mr. Salerno’s employment with us. Mr. Salerno has a right pursuant to his employment agreement to be reimbursed from the company for any “golden parachute” excise tax, including taxes on any reimbursement, subject to limitations described in his employment agreement.

David B. Wyshner

Mr. Wyshner’s employment agreement has a term ending on the third anniversary of the effective date; provided that such term will automatically extend for one additional year unless we or Mr. Wyshner provides notice to the other party of non-renewal at least six months prior to such third anniversary.

In addition to providing for a minimum base salary of $525,000 and employee benefit plans generally available to our executive officers, Mr. Wyshner’s agreement provides for an annual incentive award with a target amount equal to 100% of his base salary, subject to attainment of performance goals, and grants of long-term incentive awards, upon such terms and conditions as determined by our Board of Directors or Compensation Committee. Mr. Wyshner’s agreement provides that if his employment with us is terminated by us without “cause” or due to a “constructive discharge” (each term as defined in Mr. Wyshner’s agreement), he will be entitled to a lump sum payment equal to 299% of the sum of his then-current base salary plus his then-current target annual bonus. In addition, in this event, all of Mr. Wyshner’s then-outstanding equity awards will become fully vested (and any stock options and stock appreciation rights granted on or after July 28, 2006 will remain exercisable until the earlier of three years following his termination of employment and the original expiration date of such awards).

The employment agreement provides Mr. Wyshner with the right to claim a constructive discharge if, among other things, he is not the most senior financial officer of the Company or there occurs a “corporate transaction” (as such term is defined in Mr. Wyshner’s employment agreement). Mr. Wyshner’s agreement will provide for post-termination non-competition and non-solicitation covenants which will last for two years following Mr. Wyshner’s employment with us. Mr. Wyshner has a right pursuant to his employment agreement to be reimbursed from the company for any “golden parachute” excise tax, including taxes on any reimbursement, subject to limitations described in his employment agreement.

Mark Servodidio

Mr. Servodidio’s severance agreement provides that if his employment is terminated by us other than “for cause” (as defined in Mr. Servodidio’s severance agreement), disability or death, he will receive a lump-sum severance payout equal to 200% of his base salary plus target incentive bonus and perquisites to include car usage, financial planning and health coverage for a period of 24 months. Severance is subject to and contingent upon execution of a separation agreement containing a release of claims against the Company and non-competition covenants. The agreement also provides for a lump sum cash payment for the ratable portion of stock-based awards which would have been expensed in accordance with their original vesting schedule by the one-year anniversary of termination of employment.

John T. McClain

Pursuant to an agreement with us, Mr. McClain is our Senior Vice President and Chief Accounting Officer and has additional responsibility for overseeing several functions associated with our legacy as the former parent company of Realogy, Wyndham and Travelport. Over time, it is likely that the scope of this position will diminish as legacy activities subside. In the event that the Company and Mr. McClain do not, between September 1, 2007 and December 31, 2007, identify mutually acceptable opportunities for Mr. McClain to take on new or additional responsibilities and/or continue handling existing responsibilities, or in the event that Mr. McClain is terminated without cause prior to December 31, 2007, Mr. McClain will be eligible to initiate severance with 30 days notice provided Mr. McClain executes an agreement and general release in a form acceptable to us.

Mr. McClain’s severance is comprised of (a) a lump-sum payment of two times current base salary plus the pro-rated portion of the annual target incentive award, (b) post-termination exercisability of stock options for three years, (c) a lump sum in cash for the ratable portion of Mr. McClain’s 2006 stock-based award, which would have been expensed in accordance with its original vesting schedule by the first anniversary of Mr. McClain’s termination of employment and (d) a lump sum in cash for the ratable portion of any subsequent stock-based award, which would have been expensed in accordance with its original vesting schedule by the date of Mr. McClain’s termination of employment. From and after the date of Mr. McClain’s termination of employment, we will provide Mr. McClain and his family continued coverage under our group health plans for a period of 12 months. This severance is not applicable if Mr. McClain is terminated for cause.

Termination, Severance and Change of Control Arrangements

The table below shows the potential severance payments for each named executive officer. All payments are contingent on the executive’s termination of employment and the identified triggering events.

Name and Triggering Event(a)	Lump Sum Severance Payment ($)(b)	Accelerated Vesting of Stock-based Awards ($)(c)	Continuation of Benefits and Perquisites ($)(d)	Excise Tax and Gross- Up ($)(e)
Mr. Nelson
Resignation or Termination by Company for Cause	0	0	222,703
Termination due to Death or Disability	0	2,666,807	222,703
Termination by Company without Cause or due to Constructive Discharge	7,475,000	2,666,807	222,703
Change of Control Transaction and Termination by Company without Cause or due to Constructive Discharge	7,475,000	2,666,807	222,703	2,992,216

Mr. Wyshner
Resignation or Termination by Company for Cause	0	0	0
Termination due to Death or Disability	0	1,926,021	70,512
Termination by Company without Cause or due to Constructive Discharge	3,139,000	1,926,021	70,512
Change of Control Transaction and Termination by Company without Cause or due to Constructive Discharge	3,139,000	2,222,336	70,512	0

Mr. Salerno
Resignation or Termination by Company for Cause	0	0	0
Termination due to Death or Disability	0	2,963,122	59,908
Termination by Company without Cause or due to Constructive Discharge	4,186,000	2,963,122	59,908
Change of Control Transaction and Termination by Company without Cause or due to Constructive Discharge	4,186,000	3,555,750	59,908	0

Mr. Servodidio
Resignation or Termination by Company for Cause	0	0	0
Termination by Company without Cause	1,225,000	222,236	36,791
Change of Control Transaction and Termination by Company without Cause	1,225,000	888,943	36,791	N/A

Mr. McClain
Resignation or Termination by Company for Cause	0	0	0
Termination by Company without Cause	913,500	133,339	16,993
Change of Control Transaction and Termination by Company without Cause	913,500	533,357	16,993	N/A

(a)	Messrs. Silverman, Buckman and Holmes are not entitled to any additional severance payments. “Without Cause Termination” and “Constructive Discharge” are defined in each individual agreement. Mr. Nelson’s agreement was filed as an exhibit to our 8-K filing on June 30, 2006. Agreements for Mr. Salerno and Mr. Wyshner were filed as exhibits to our 8-K filing on November 11, 2006. Agreements for Mr. McClain and Mr. Servodidio were filed as exhibits to our 2006 Form 10-K.
(b)	The lump sum severance benefits were calculated based on each executive’s base salary and target annual incentive as of December 31, 2006 and a multiplier of 299% or 200% as per the terms of each agreement.
(c)	The value of accelerated vesting of stock-based awards was calculated assuming vesting was accelerated as of December 31, 2006 and based on the closing price of our stock ($21.69) on December 29, 2006.
(d)	For Mr. Nelson, reflects the continuation of benefit and perquisite plans he participates in as of December 31, 2006 until age 75. For the other named executive officers, other than Mr. McClain, reflects 24 months of continued health, dental and car benefits. For Mr. McClain reflects 12 months of continued health and dental benefits.
(e)	Estimated assuming change of control transaction and termination of employment occurred on December 31, 2006 at a stock price of $21.69 and reflecting an assigned value attributable to Mr. Nelson’s future noncompetition obligation. We estimate that the amount would be reduced to zero if the same transaction were analyzed as occurring on January 1, 2007 rather than December 31, 2006.

Director Compensation Table

The first table below shows the compensation provided to our current non-employee directors for 2006. The second table below shows the compensation provided during the first eight months of 2006 to our former non-employee directors who served as directors of Cendant during 2006 solely until completion of the separation.

Current Directors

Name*	Fees Earned or Paid In Cash for Service Prior to Cendant Separation ($)(a)	Fees Earned or Paid In Cash for Service Following Cendant Separation ($)(a)	Stock Awards for Service Prior to Cendant Separation ($)(b)	Stock Awards for Service Following Cendant Separation ($)(b)	All Other Comp ($)		Total ($)
Coleman, Leonard S.	79,184	27,083	47,492	102,083	7,330	(c)(d)	263,172
Edelman, Martin L.	72,858	24,250	44,485	99,250	42,430	(c)	283,273
Rosenberg, Sheli Z.	84,530	—	51,481	126,667	12,484	(c)(d)	275,162
Sweeney, Stender E.	—	—	—	128,629	5,000	(d)	133,629
Krominga, Lynn	—	12,157	—	87,157	—		99,314

*	Mary Choksi did not serve as a director in 2006.

Former Directors

Name	Fees Earned or Paid In Cash ($)(a)	Stock Awards ($)(b)	All Other Comp ($)		Total ($)
Biblowit, Myra J.	72,932	43,742	1,208	(c)	117,882
Herrera, George	68,764	41,247	—		110,011
MacBain, Louise T. Blouin	66,688	39,991	—		106,679
Mills, Cheryl D.	78,345	46,989	10,000	(d)	135,334
Mulroney, Brian	28,000	84,000	30,007	(c)(d)	142,007
Nederlander, Robert E.	72,943	43,738	146,735	(c)	263,416
Pittman, Robert W.	26,667	84,000	12,947	(c)	123,614
Richards, Pauline D.E.	79,192	47,485	—		126,677
Smith, Robert F.	85,439	51,241	170,276	(c)(d)	306,956

(a)	A full description of all fees paid to Avis Budget Group directors is provided below. The cash portion of fees paid represents: 50% of the annual retainer and 50% of committee chair and membership stipends together with the deferred cash payment described at the end of footnote (b) below.
(b)

The stock awards represent: 50% of the retainer and 50% of committee chair and membership stipends, which are paid quarterly in deferred Common Stock, and a new director grant awarded to the current directors upon completion of the Cendant Separation, in the case of Messrs. Coleman and Edelman and Ms. Rosenberg and on the first day of service for Mr. Sweeney and Ms. Krominga. Amounts set forth represent the amount expensed in 2006 under SFAS No. 123R. Assumptions used in the calculation of these amounts are included in Note 18 to our audited financial statements for the fiscal year ended December 31, 2006 included in our 2006 Form 10-K. The number of shares of Common Stock to be received pursuant to the common stock portion of the retainer or any other compensation to be paid in the form of Common Stock is equal to the value of the compensation being paid in the form of Common Stock, divided by the fair market value of the Common Stock on the date of grant. Each share of deferred Common Stock entitles the Non-Employee Director to receive one share of Common Stock immediately following such director’s retirement or termination of service from the Board for any reason. The Non-Employee Directors may not sell or receive value from any shares of deferred Common Stock prior to such termination of service. Directors may elect to receive more than 50% of their retainer and stipends in deferred Common

Stock. Ms. Rosenberg and Mr. Sweeney have elected as of August 23, 2006 to receive all of their compensation in deferred Common Stock. Messrs. Mulroney and Pittman made such election for all of 2006. Directors may be permitted to receive value from shares deferred in excess of 50% of their retainer and stipends. The stock portion of the final payment of fees to Cendant directors immediately prior to the Cendant Separation was made in the form of deferred cash for administrative purposes.

(c)	Represents premiums for term life insurance coverage. Following completion of the Cendant Separation, the Company no longer provides this program.
(d)	Represents discretionary matching contributions available through The Avis Budget Charitable Foundation (formerly known as The Cendant Charitable Foundation). For the former directors who received such contribution and Ms. Rosenberg, represents $10,000, and for Messrs. Sweeney and Coleman represents $5,000.

The table below shows the Director Compensation provided to non-employee directors prior to the completion of the Cendant Separation as members of the Cendant Board and Director Compensation provided for the members of the Avis Budget Board after completion of the Cendant Separation. While the Cendant Board reduced director compensation effective upon completion of the separation, after completing a competitive review of director compensation provided at companies of comparable size to Avis Budget in the vehicle rental and other industries, the Avis Budget Board further reduced such compensation and adopted the Director Compensation shown in the table below for 2007, retroactive to the completion of the separation (other than with respect to the vesting terms of the one-time new director grant).

	Annual Compensation Prior to the Cendant Separation($)(a)(b)		Annual Compensation Following the Cendant Separation($)(a)(b)
Annual Director Retainer(c)	160,000		125,000
One-Time New Director Equity Grant(d)	75,000		75,000
Audit Committee Chair	30,000		20,000
Audit Committee Member	20,000		10,000
Compensation Committee Chair	25,000		15,000
Compensation Committee Member	10,000		7,500
Corporate Governance Committee Chair	15,000		10,000
Corporate Governance Committee Member	8,000		5,000
Executive Committee Member	10,000		8,000
Presiding Director Stipend	20,000		20,000
	Life Insurance	(e)
Other Benefits	10,000	(f)	5,000	(f)

(a)	Members of the Board of Directors who are also officers or employees of the Company or any of its subsidiaries do not receive compensation for serving as directors (other than travel-related expenses for meetings held outside of the Company’s headquarters).
(b)	The committee chair stipends and all committee membership stipends are paid 50% in cash and 50% in deferred Common Stock. Directors may elect to receive more than 50% of such stipends in deferred Common Stock.
(c)	The annual retainer is paid on a quarterly basis. The retainer is paid equally 50% in cash and 50% in shares of deferred Common Stock. A director may elect to receive the entire retainer in the form of deferred Common Stock. The number of shares of Common Stock to be received pursuant to the common stock portion of the retainer or any other compensation to be paid in the form of Common Stock is equal to the value of the compensation being paid in the form of Common Stock, divided by the fair market value of the Common Stock on the date of grant. Each share of deferred Common Stock entitles the Non-Employee Director to receive one share of Common Stock immediately following such Director’s retirement or termination of service from the Board for any reason. The Non-Employee Directors may not sell or receive value from any shares of deferred Common Stock prior to such termination of service.

(d)	The grant is to be made in the form of deferred Common Stock. The number of shares granted is equal to $75,000 divided by the fair market value of a share of Common Stock as of the close of business on the date of the grant. Persons serving as Non-Employee Directors at the time of the completion of the Cendant Separation received their grant as of the first trading day following completion of the Cendant Separation. Future grants will be provided to directors newly appointed to the Board. Effective as of January 1, 2007, grants awarded after January 1, 2007 will vest ratably over three years, or in the event of a change in control, but Directors may not sell or receive value from the shares until termination from the Board.
(e)	The Company provided $100,000 of term life insurance coverage for each Non-Employee Director. In addition, the Company provided each director with the ability to obtain life insurance in the amount of $1 million on his or her life. Certain, but not all, directors participated in this program. Upon the death of such director while still in office, the Company would donate an aggregate of $1 million to one or more charitable organizations that such director served or supported. Following completion of the Cendant Separation, the Company no longer provides this program.
(f)	Represents discretionary matching contributions available through The Avis Budget Charitable Foundation.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is composed entirely of independent directors and administers the Company’s executive compensation policies and programs. Sheli Z. Rosenberg (Chairman) and Leonard Coleman and Lynn Krominga have served as members of our Compensation Committee since August 23, 2006. Lynn Krominga has served as a member of our Compensation Committee since January 30, 2007. From August 23, 2006 through January 30, 2007, Martin Edelman was also a member of the Compensation Committee. From January 1, 2006 through August 23, 2006, the Compensation Committee was comprised of Robert Smith (Chairman), Myra Biblowit and Ms. Rosenberg. None of such Directors were officers or employees of the Company or any of the Company’s subsidiaries or had any relationship requiring disclosure by the Company under Item 404 of the SEC’s Regulation S-K during 2006 or before, except for Mr. Edelman. Mr. Edelman is Of Counsel to Paul, Hastings, Janofsky & Walker, LLP, a New York City law firm (successor to Battle Fowler). Paul, Hastings represented the Company in certain matters in 2006. It is expected that Paul, Hastings will continue to represent the Company in connection with certain matters from time to time in the future. Amounts paid by the Company to Paul, Hastings in 2006 constituted less than 1% of Paul, Hastings’ gross revenue for such year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding beneficial ownership of Avis Budget Group, Inc. as of March 3, 2007 by (i) each person who is known by us to own beneficially more than 5% of Avis Budget Group’s Common Stock, (ii) each of Avis Budget Group’s directors and each of its executive officers named in the Summary Compensation Table above, and (iii) all of its directors and current executive officers as a group. The information set forth on the following table also includes those shares of Avis Budget Group’s Common Stock beneficially owned by each of its former executive officers named in the Summary Compensation Table above. Avis Budget Group owns 100% of the equity interests of Avis Budget Operations, LLC, which in turn owns 100% of the equity interests of Avis Budget Holdings, LLC, which in turn owns 100% of the equity interests of Avis Budget Car Rental, LLC. Avis Budget Car Rental, LLC owns 100% of the common stock of Avis Budget Finance, Inc., the co-issuer of the Exchange Notes.

Name of Beneficial Owner	Total Amount of Shares Beneficially Owned (1)	Percent of Common Stock Owned (2)	Of the Total Number of Shares Beneficially Owned, Shares which May be Acquired within 60 days (3)
Principal Stockholders:
Hotchkis and Wiley Capital Management, LLC(4)	7,664,983	7.558	—
Neuberger Berman Inc.(5)	5,758,336	5.678	—
Barclays Global Investors, N.A.(6)	5,734,977	5.654	—

Directors and Current Named Executive Officers:
Ronald L. Nelson(7)	149,786	*	104,249
Leonard S. Coleman(8)	46,160	*	46,160
Martin L. Edelman(9)	38,817	*	38,517
Lynn Krominga(10)	5,024	*	5,024
Sheli Z. Rosenberg(11)	22,925	*	19,710
F. Robert Salerno(12)	91,947	*	85,468
Stender E. Sweeney(13)	7,376	*	7,276
Mary C. Choksi(14)	203	*	203
John T. McClain	41,283	*	38,542
Mark J. Servodidio	25,848	*	23,694
David B. Wyshner	70,687	*	67,251

All Directors and Current Executive Officers as a group (15 persons)	557,829	*	488,776

Former Executive Officers who are Named Executive Officers:
Henry R. Silverman	3,467,743	3.34	2,543,960
Stephen P. Holmes(15)	395,402	*	337,253
James E. Buckman(16)	329,912	*	307,037

*	Amount represents less than 1% of outstanding Common Stock.
(1)	Shares beneficially owned include direct and indirect ownership of shares, stock options and restricted stock units that are currently vested or will become vested within 60 days of March 3, 2007, including vested awards and deferred shares under a deferred compensation plan.
(2)	Based on 101,419,861 shares of Common Stock outstanding on March 3, 2007.
(3)	Includes Vested Awards and Deferred Shares.
(4)

Reflects beneficial ownership of 7,664,983 shares of Common Stock by Hotchkis and Wiley Capital Management, LLC (“Hotchkis and Wiley”), as derived solely from information reported in a Schedule 13G under the Exchange Act filed by Hotchkis and Wiley with the SEC on February 14, 2007. Such Schedule

13G indicates that Hotchkis and Wiley has sole voting power over 6,149,222 of the shares and no voting power over 1,515,761 of the shares. The principal business address for Hotchkis and Wiley Capital Management, LLC is 725 S. Figueroa Street, 39th Floor, Los Angeles, CA 90017. Information is based upon the assumption that Hotchkis and Wiley holds 7,664,983 shares of Common Stock as of March 3, 2007.

(5)	Reflects beneficial ownership of 5,758,336 shares of Common Stock by Neuberger Berman Inc. and Neuberger Berman, LLC (together, “Neuberger Berman”), as derived solely from information reported in a Schedule 13G under the Exchange Act filed by Neuberger Berman with the SEC on February 13, 2007. Such Schedule 13G indicates that Neuberger Berman has sole voting power over 4,683,856 of the shares, shared voting power over 17,930 and no voting power over 1,056,550 of the shares. The principal business address for Neuberger Berman Inc. is 605 Third Avenue, New York, NY 10158. Information is based upon the assumption that Neuberger Berman holds 5,758,336 shares of Common Stock as of March 3, 2007.
(6)	Reflects beneficial ownership of 5,734,977 shares of Common Stock by Barclays Global Investors, N.A. and its affiliated entities (“Barclays”), as derived solely from information reported in a Schedule 13G under the Exchange Act filed by Barclays with the SEC on January 23, 2007. Such Schedule 13G indicates that Barclays has sole voting power over 5,064,912 of the shares and no voting power over 670,065 of the shares. The principal business address for Barclays Global Investors, N.A. is 45 Fremont Street, San Francisco, CA 94015. Information is based upon the assumption that Barclays holds 5,734,977 shares of Common Stock as of March 3, 2007.
(7)	Includes 18,067 deferred shares.
(8)	Includes 8,614 deferred shares.
(9)	Includes 8,285 deferred shares.
(10)	Represents deferred shares.
(11)	Includes 9,457 deferred shares.
(12)	Includes 3,648 deferred shares.
(13)	Includes 7,276 deferred shares.
(14)	Represents deferred shares.
(15)	Includes 18,127 shares held in a non-qualified deferred compensation plan, 11,000 shares held by trust and 1,697 held by children.
(16)	Includes 13,536 shares held in a non-qualified deferred compensation plan and 1,610 shares held by the James E. Buckman IRA.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Edelman is Of Counsel to Paul, Hastings, Janofsky & Walker, LLP, a New York City law firm (successor to Battle Fowler). Paul, Hastings represented us in certain matters in 2006, 2005 and 2004. It is expected that Paul, Hastings will continue to represent us in connection with certain Cendant contingent liability matters that are currently being handled by Paul, Hastings and certain other matters from time to time in the future related to our vehicle rental operations, however, we do not expect Paul, Hastings to be paid more than $120,000 per year for vehicle rental-related matters in the future. Amounts paid by us to Paul, Hastings in 2006, 2005 and 2004 constituted less than 1% of Paul, Hastings’ gross revenue for each such year.

Certain affiliates of Barclays Global Investors, N.A. (collectively, “Barclays”), a 5.7% stockholder of Avis Budget Group based on a Schedule 13G filed by Barclays in January 2007 and 101,419,861 shares of Avis Budget Group common stock outstanding on March 3, 2007, have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for us for which they have received, and will receive, customary fees and expenses. Fees paid to Barclays by us in 2006, 2005 and 2004 were approximately $4.7 million, $5 million and $5.8 million, respectively, including interest and letter of credit fees paid to Barclays under our credit facilities.

Policy and Procedures with Respect to Related Person Transactions

The Company recognizes that transactions with related persons can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. Accordingly, as a general matter, it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations in which transactions with related persons may be in, or may not be inconsistent with, the best interests of the Company and its stockholders. Therefore, the Company has adopted written procedures for the review, approval or ratification of transactions with related persons. The Company’s policy has been approved by the Audit Committee of the Board of Directors, and the Audit Committee will review and may amend this policy from time to time. For the purposes of this policy, a "Related Person Transaction" is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant, and in which any related person had, has or will have a direct or indirect interest.

Under our policy, Related Person Transactions that are identified as such prior to the consummation thereof or amendment thereto shall be consummated or amended only if proper notice of the facts and circumstances of such transaction has been given to the General Counsel and Corporate Compliance Officer and the Secretary of the Company. If such notice has been given, the Secretary will then assess whether the proposed transaction is a Related Person Transaction for purposes of the policy. If it is determined that the proposed transaction is a Related Person Transaction and the amount involved exceeds $120,000, the proposed Related Person Transaction will be submitted to the Audit Committee or, under certain circumstances, to the Chair of the Audit Committee (the "Chair"). The Audit Committee or the Chair will then consider all of the relevant facts and circumstances available to the Audit Committee or the Chair, provided that no member of the Audit Committee will participate in any review, consideration or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the related person. The Audit Committee or the Chair will approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Committee or the Chair determines in good faith, and the Committee or the Chair, as applicable, will convey its decision to the General Counsel and Corporate Compliance Officer, who shall then convey the decision to the appropriate persons within the Company.

In the event the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel and Corporate Compliance Officer becomes aware of a Related Person Transaction for which the amount involved exceeds $120,000 that has not been previously approved or previously ratified under this policy, the transaction will be submitted to the Audit Committee or Chair. If the transaction is pending or ongoing, the Audit Committee or the Chair will consider all the relevant facts and circumstances available to the Audit Committee of the Chair and shall evaluate all options, including but not limited to ratification, amendment or termination of the Related Person Transaction. If the transaction is completed, the Audit Committee or the Chair will evaluate the transaction to determine if rescission of the transaction and/or any other action is appropriate, and shall request that the General Counsel evaluate the Company’s controls and procedures to ascertain the reason the transaction was not submitted to the Committee or the Chair for prior approval and whether any changes to these procedures are recommended.

At the Audit Committee’s first meeting of each fiscal year, the Audit Committee will review any previously approved or ratified Related Person Transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $60,000 and will determine if it is in the best interests of the Company and its stockholders to continue, modify or terminate the Related Person Transaction.

Other than non-discretionary contributions made pursuant to the Company’s matching contribution program for employees and directors, proposed charitable contributions, or pledges of charitable contributions, in excess of $1,000, in the aggregate, by the Company to a charitable or non-profit organization identified by any related person as one in which such person is actively involved in fund-raising or otherwise serves as a director, trustee or in a similar capacity (a “Related Charity”) shall be subject to prior review and approval by the Audit Committee or, under certain circumstances, by the Chair. In addition, each “named executive officer” (as defined by SEC rules) shall report to the Secretary, and the Secretary shall consolidate the information and report to the Audit Committee, on a quarterly basis, charitable contributions in excess of $1,000, in the aggregate, by the Company’s named executive officers and their spouses to charitable or non-profit organizations identified as a Related Charity.

No immediate family member of a director or executive officer shall be hired as an employee (other than as a temporary intern, if approved by the General Counsel and Corporate Compliance Officer) of the Company unless the employment arrangement is approved by the Audit Committee or, under certain circumstances, by the Chair. In the event a person becomes a director or executive officer of the Company and an immediate family member of such person is already an employee of the Company, no material change in the terms of employment, including compensation, may be made without the prior approval of the Audit Committee (except, if the immediate family member is himself or herself an executive officer of the Company, any proposed change in the terms of employment shall be reviewed and approved in the same manner as other executive officer compensatory arrangements).

SEPARATION PLAN

As of the close of business on July 31, 2006, Cendant completed the distribution to its stockholders of all of its shares of common stock of Realogy Corporation, then a wholly owned subsidiary of Cendant that holds directly or indirectly the assets and liabilities of Cendant’s former Real Estate Services businesses, and of Wyndham Worldwide Corporation, then a wholly owned subsidiary of Cendant that holds directly or indirectly the assets and liabilities of Cendant’s Hospitality Services (including Timeshare Resorts) businesses.

On August 23, 2006, Cendant completed the sale of its Travelport business that represented Cendant’s former Travel Distribution Services businesses for net proceeds of approximately $4.1 billion, of which approximately $1.8 billion was used to repay indebtedness of Travelport. Pursuant to the Separation and Distribution Agreement among the Separating Businesses (as defined below), during third quarter 2006, Cendant distributed approximately $1.4 billion and $760 million of such proceeds to Realogy and Wyndham, respectively.

Following the completion of the Cendant Separation, on August 29, 2006, our stockholders approved a change in our name from Cendant Corporation to Avis Budget Group, Inc. and a 1-for-10 reverse stock split of our common stock, each of which became effective on the New York Stock Exchange at the opening of the market on September 5, 2006 and, at that time, our ticker symbol changed to “CAR”.

Separation Related Transactions

In connection with the Cendant Separation, on July 27, 2006, we entered into a series of agreements to formalize our business arrangements with Realogy, Wyndham Worldwide and Travelport (the “Separated Businesses”).

Separation and Distribution Agreement

The Separation and Distribution Agreement sets forth agreements among the Company and the Separated Businesses regarding the principal transactions necessary to separate those businesses from the Company. It also sets forth other agreements that govern certain aspects of the ongoing relationships among the Company and the Separated Businesses after the completion of the Cendant Separation.

The Separation and Distribution Agreement identifies assets to be transferred, liabilities to be assumed and contracts to be assigned to each of the Separated Businesses and the Company as part of the separation of the Company into four companies, and describes when and how these transfers, assumptions and assignments will occur, although many of the transfers, assumptions and assignments may have occurred prior to the parties’ entering into the Separation and Distribution Agreement. In particular, the Separation and Distribution Agreement provides that, subject to the terms and conditions contained in the Separation and Distribution Agreement:

•

All of the assets and liabilities (including whether accrued, contingent or otherwise) primarily related to the businesses and operations of the Company’s Real Estate Services segment will be retained by or transferred to Realogy or one of its subsidiaries;

•

All of the assets and liabilities (including whether accrued, contingent or otherwise) primarily related to the businesses and operations of the Company’s Hospitality Services (including Timeshare Resorts) segments will be retained by or transferred to Wyndham Worldwide or one of its subsidiaries;

•

All of the assets and liabilities (including whether accrued, contingent or otherwise) primarily related to the businesses and operations of the Company’s Travel Distribution Services segment will be retained by or transferred to Travelport or one of its subsidiaries;

•

All of the assets and liabilities (including whether accrued, contingent or otherwise) primarily related to the businesses and operations of the Company’s Vehicle Rental segment will be retained by or transferred to the Company or one of its subsidiaries;

•

Liabilities (including whether accrued, contingent or otherwise) related to, arising out of or resulting from businesses of the Company that were previously terminated or divested will be allocated amongst the parties to the extent formerly owned or managed by or associated with such parties or their respective businesses;

•

Realogy will assume 62.5% and Wyndham Worldwide will assume 37.5% of certain contingent and other corporate liabilities of the Company or its subsidiaries, which we refer to as assumed Cendant contingent and other liabilities, which are not primarily related to any of the respective businesses of a Separated Business and/or the Company’s vehicle rental business, in each case incurred on or prior to the date of the separation of Travelport from the Company; and

•

Realogy will be entitled to receive 62.5% and Wyndham Worldwide will be entitled to receive 37.5% of the proceeds (or, in certain cases, a portion thereof) from certain contingent corporate assets of Cendant, which we refer to as Cendant contingent assets, which are not primarily related to any of the respective businesses of the Separated Businesses and/or the Company’s vehicle rental business, arising or accrued on or prior to the date of the separation of Travelport from the Company.

The Separation and Distribution Agreement provides that Realogy, Wyndham Worldwide and Travelport will incur indebtedness, establish and draw upon credit facilities, and transfer funds to the Company in amounts sufficient, in aggregate, to permit the Company to repay its corporate debt and, in the case of indebtedness incurred by Travelport, fund the actual and estimated cash costs and expenses of the Cendant Separation borne by the Company relating to the separation (other than those primarily related to its vehicle rental business). Realogy distributed to the Company approximately $2.225 billion at the time of its separation and Wyndham Worldwide transferred to the Company approximately $1.360 billion at the time of its separation.

The Separation and Distribution Agreement required the Company to contribute a significant portion of the gross cash proceeds from the sale of Travelport to the Separated Businesses for such companies to repay the initial indebtedness that they incurred in connection with the separation. A portion of the gross cash proceeds (prior to the transfer of any such proceeds to the Separated Businesses) were retained by the Company in an amount equal to the Company’s costs and taxes in connection with the sale and in an amount equal to the projected lost tax attributes as a result of such sale.

Except as otherwise provided in the Separation and Distribution Agreement or any ancillary agreement, each party released and forever discharged each other party and its respective subsidiaries and affiliates from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the separation from the Company of any such parties. The releases do not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation pursuant to the Separation and Distribution Agreement or any ancillary agreement.

In addition, the Separation and Distribution Agreement provides for cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of the Company’s vehicle rental business, Realogy’s business, Wyndham Worldwide’s business and Travelport’s business with the Company, Realogy, Wyndham Worldwide and Travelport, respectively.

The Separation and Distribution Agreement provides that:

•

Each party to the Separation and Distribution Agreement assumes the liability for, and control of, all pending and threatened legal matters related to its own business or assumed or retained liabilities and will indemnify the other parties for any liability arising out of or resulting from such assumed legal matters.

•

Except with respect to actions brought against the Company by a governmental entity (in which case the Company will act as managing party and will manage and assume control of such legal matters), Realogy will act as managing party and manage and assume control of all legal matters related to any assumed Cendant contingent and other liability or Cendant contingent asset. The party responsible for managing an assumed Cendant contingent and other liability or Cendant contingent asset shall be reimbursed for all out-of-pocket costs and expenses related thereto by Wyndham Worldwide, and, if the Company is acting as managing party, Realogy, in proportion to the applicable percentage that each such party is responsible for in respect of such liability or right to such asset. If either Realogy or Wyndham Worldwide defaults in payment of its portion of any assumed Cendant contingent and other liability or the cost of managing any Cendant contingent asset, the non-defaulting parties (including the Company and excluding Travelport) will be responsible for an equal portion of the amount in default (although any such payments will not release the obligation of the defaulting party). Additionally, the Separation and Distribution Agreement provides that if, as a result of a change of control or other extraordinary corporate transaction, either Realogy or Wyndham Worldwide were to suffer certain downgrades to its respective senior credit rating, then upon the demand of Realogy, Wyndham Worldwide or the Company, as applicable, any such party suffering such credit downgrade would be required to post a letter of credit or similar security obligation generally in respect of its portion of the remaining assumed Cendant contingent and other liabilities based on an appraisal prepared by a third party expert.

The Separation and Distribution Agreement allocates liabilities and responsibilities relating to employee compensation and benefit plans and programs and other related matters in connection with the separation of the Company, including the treatment of certain outstanding and long-term incentive awards, existing deferred compensation obligations and certain retirement and welfare benefit obligations. The Separation and Distribution Agreement provides that Realogy and Wyndham Worldwide will guarantee each other’s (as well as the Company’s) obligations under our respective deferred compensation plans for amounts deferred in respect of 2005 and earlier years. The Separation and Distribution Agreement provides that outstanding Company stock options and restricted stock unit awards will be equitably adjusted in connection with the spin-offs of each of Realogy and Wyndham Worldwide.

Tax Sharing Agreement

The Company entered into the Tax Sharing Agreement with the Separated Businesses that generally governs the parties’ respective rights, responsibilities and obligations after the completion of the Cendant Separation with respect to taxes, including ordinary course of business taxes and taxes, if any, incurred as a result of any failure of the distributions of all of the stock of Realogy or Wyndham Worldwide to qualify as a tax-free distribution for U.S. federal income tax purposes within the meaning of Section 355 of the Internal Revenue Code of 1986, as amended. The Tax Sharing Agreement, with certain exceptions, provides that:

•

for taxable years ending on or before December 31, 2006, (a) the Company generally will be responsible for the payment of income and non-income taxes attributable to our operations that we currently are obligated to pay on a separate return basis (i.e., not as part of a group of which the Company is the common parent); (b) each of the Separated Businesses generally will be responsible for the payment of income and non-income taxes attributable to its (or its subsidiaries) operations that it (or its subsidiaries) currently is obligated to pay on a separate return basis (i.e., not as part of a group of which the Company is the common parent); (c) Realogy generally will be responsible for the payment of 62.5% of all income and non-income taxes imposed on the Company and certain other subsidiaries the operations (or former operations) of which were determined by the Company not to relate specifically to its vehicle rental business or the businesses of Realogy, Wyndham Worldwide or Travelport or their respective subsidiaries; and (d) Wyndham Worldwide generally will be responsible for the payment of 37.5% of all income and non-income taxes imposed on the Company and certain other subsidiaries, the operations (or former operations) of which were determined by the Company not to relate specifically to its vehicle rental business or the businesses of Realogy, Wyndham Worldwide or Travelport or their respective subsidiaries; and

•

subject to certain exceptions, audits relating to the Company and certain other subsidiaries the operations (or former operations) of which were determined by the Company not to relate specifically to the businesses of Realogy, Wyndham Worldwide, Travelport, the vehicle rental business or their respective subsidiaries for taxable years ending on or before December 31, 2006, will be settled by the Company in the sole discretion of Realogy. The Tax Sharing Agreement also requires Realogy and Wyndham Worldwide to indemnify the Company in the event that the settlement of any such audits results in adverse tax consequences to the Company relating to periods beginning after December 31, 2006 (such indemnity to be shared between Realogy and Wyndham Worldwide on a 62.5% and 37.5% basis, respectively); and

•

for taxable years beginning on or after January 1, 2007, the Company generally will be responsible for the payment of income and non-income taxes imposed on the Company and its direct or indirect subsidiaries.

Notwithstanding the foregoing, under the Tax Sharing Agreement, the Company also will be generally responsible for the payment of taxes, if any, that arise from (a) actions of or transactions undertaken by the Company or one of its subsidiaries or any of its direct or indirect subsidiaries after the distribution of all of the stock of Realogy and Wyndham Worldwide which actions or transactions are not in the ordinary course of business and are not contemplated in connection with the Cendant Separation or (b) the failure of the distribution of the stock of each of the corporations owning the Separated Businesses to qualify as a tax-free distribution for U.S. federal income tax purposes within the meaning of Section 355 of the Internal Revenue Code of 1986, as amended, if such failure to qualify is attributable to the actions of or transactions undertaken by the Company or its direct or indirect subsidiaries after the distribution of the stock of Realogy and Wyndham Worldwide. The Tax Sharing Agreement imposes restrictions on the Company’s ability to engage (or the Company’s ability to cause its subsidiaries to engage) in certain actions following the completion of the Cendant Separation and sets forth the Separated Businesses’ and the Company’s respective obligations with respect to the filing of tax returns, the administration of tax contests, assistance and cooperation and other matters.

Transition Services Agreement

The Company entered into the Transition Services Agreement with the Separated Businesses to provide the Separated Businesses with an orderly transition to being independent from the Company. Under the Transition Services Agreement, the Company will provide the Separated Businesses with various services, including services relating to payroll, accounts receivable services, telecommunications services and information technology services. Under the Transition Services Agreement, the Company will receive services from the Separated Businesses. The cost of each transition service will be calculated using the same cost allocation methodologies for the particular service as those historically associated with such costs. The cost of each transition service will be based on either a flat fee or an allocation of the cost incurred by the company providing the service.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of certain of our indebtedness that is currently outstanding. The following descriptions do not purport to be complete and are qualified in their entirety by reference to the agreements and related documents referred to herein, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

Senior secured credit facilities

On April 19, 2006, Avis Budget Car Rental, LLC, as borrower, and certain of its subsidiaries, as subsidiary borrowers, entered into senior secured credit facilities with JPMorgan Chase Bank, N.A., as administrative agent, Deutsche Bank Securities, Inc., as syndication agent, and the lenders party thereto from time to time. The following is a summary description of certain terms of ABCR’s senior secured credit facilities.

The senior secured credit facilities initially provided for an aggregate maximum borrowing of $2,375 million under (i) a term loan in an aggregate principal amount of $875 million and (ii) a revolving credit facility, providing for up to $1,500 million of revolving extensions of credit outstanding at any time (including revolving loans, swingline loans and letters of credit). As of December 31, 2006, we had $838 million and $284 outstanding under the term loan and revolving credit facility, respectively. The proceeds of the term loan, together with the proceeds from the sale of the Restricted Notes and cash on hand, were used to repay various of our asset-backed vehicle indebtedness and to pay fees and expenses related to these financings. The revolving credit facility is available on a revolving basis to finance the working capital needs and general corporate purposes of the borrower and its subsidiaries.

Maturity; prepayments

The revolving credit facility will mature in April 2011. The term loan will mature in April 2012. The principal amount of the term loan amortizes in quarterly installments equal to 0.25% of the original principal amount of the term loan for the first five and three-quarter years, with the balance payable at maturity.

Subject to certain exceptions, the senior secured credit facilities are subject to mandatory prepayments in amounts equal to:

•

100% of the net proceeds of any sale or other disposition by the holding company parent of the borrower, the borrower or any of its subsidiaries of any assets, with certain exceptions, including sales or other dispositions in connection with securitizations and vehicle-related financings, sales of inventory or obsolete or worn-out property (including vehicles) in the ordinary course of business, and certain other dispositions, including those made in connection with the Separation Transactions, and with customary reinvestment provisions; and

•

75% of the net proceeds of any incurrence of debt after the closing date by the holding company parent of the borrower, the borrower or any of its domestic subsidiaries, with certain exceptions including securitizations and vehicle-related financings, certain subordinated debt and refinancing of existing debt, including the notes.

Mandatory prepayment provisions are suspended at any time when the borrower’s senior unsecured non-credit enhanced long term indebtedness is rated at least Baa3 by Moody’s Investors Service, Inc. and BBB- by Standard & Poor’s Ratings Group, in each case with stable or positive outlook.

Voluntary prepayments and commitment reductions are permitted, with respect to term and revolving loans, in minimum principal amounts equal to $1,000,000 or whole multiples thereof, and with respect to swingline loans, in minimum principal amounts equal to $100,000 or whole multiples thereof.

Security; guarantees

The obligations of the borrower under the senior secured credit facilities are guaranteed by Avis Budget Holdings, LLC, the direct parent company of the borrower, and each direct and indirect existing and future domestic subsidiary of the borrower other than certain securitization subsidiaries.

The senior secured credit facilities and any swap agreements and cash management arrangements provided by any lender party to the senior credit facilities are secured on a first priority basis by (i) pledges of all of the capital stock of all direct or indirect domestic subsidiaries (excluding securitization subsidiaries) of the borrower other than certain securitization subsidiaries and up to 66% of the capital stock of each direct foreign subsidiary of the borrower and (ii) liens on substantially all of the intellectual property of the borrower and each of the guarantors, subject to certain exceptions.

Interest

At the borrower’s election, the interest rate per annum applicable to the loans under the senior secured credit facilities is based on a fluctuating rate of interest determined by reference to either (i) the eurodollar rate or (ii) the base rate, in each case plus an applicable margin; provided that all swingline loans bear interest at a rate per annum equal to the base rate plus the applicable margin.

Fees

We pay certain fees with respect to the senior secured credit facilities, including (i) fees on the unused commitments of the lenders under the revolving facility, (ii) letter of credit fees on the aggregate face amount of outstanding letters of credit plus a fronting fee to the issuing bank, and (iii) administration fees.

Covenants

The senior secured credit facilities contain a number of covenants that, among other things, limit or restrict the ability of the holding company parent of the borrower, the borrower and the borrower’s subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, pay or modify material debt instruments (adverse to the lenders) and modify agreements relating to the Separation Transactions, pay dividends, create liens, make acquisitions, investments, loans and advances, engage in mergers or make capital expenditures, or engage in certain transactions with affiliates (with exceptions relating to the Separation Transactions). In addition, under the senior secured credit facilities, the borrower is required to comply with specified financial ratios.

Events of default

The senior secured credit facilities contain customary events of default including non-payment of principal, interest or fees, failure to comply with covenants, material inaccuracy of representation or warranties, cross-default to material indebtedness, material judgments, change of control, actual or asserted invalidity of any guaranty or security document, and certain bankruptcy events. Our ability to borrow under the senior secured credit facilities depends on, among other things, our compliance with the above-described financial ratios. Failure to comply with these ratios or the other provisions of the credit agreement for the senior secured credit facilities (subject to certain grace periods) could, absent a waiver or an amendment from the lenders under such agreement, restrict the availability of the revolving credit facility and permit the acceleration of all outstanding borrowings under such credit agreement.

Rental car ABS Facility

The AESOP ABS Facility, a domestic integrated financing program, is our principal domestic financing facility for our rental car and light truck fleet with $4.7 billion of indebtedness outstanding and total indebtedness capacity of up to $6.5 billion as of December 31, 2006. The AESOP ABS Facility indebtedness includes ordinary term notes and notes with varying principal amounts that may be increased or decreased as needed, both of which are issued by Avis Budget Rental Car Funding (AESOP) LLC (formerly known as Cendant Rental Car Funding (AESOP) LLC) (the “ABS Issuer”), an indirect limited purpose and bankruptcy-remote subsidiary of ABCR. No other company currently owned by Avis Budget Group, including the Issuers, is obligated to make any payments on, or guarantee the payment of, the indebtedness issued pursuant to the AESOP ABS Facility. None of the assets purchased with the proceeds of the AESOP ABS Facility are available to make payment on the notes.

Basic structure — indenture, leases and loans

The ABS Issuer currently has outstanding fifteen series of notes, which we refer to as ABS Notes, issued under the Second Amended and Restated Base Indenture, dated as of June 3, 2004, and a separate series supplement for each series of ABS Notes. The ABS Issuer pledges substantially all of its assets as security for the repayment of those ABS Notes.

Covenants

The ABS Issuer agrees to provide information to the holders of the ABS Notes, maintain its business and properties, comply with laws and assign manufacturer repurchase programs and guaranteed depreciation programs to the trustee. The indenture limits the ability of the ABS Issuer to create liens, incur indebtedness, merge, dispose of and acquire assets, make investments and enter into agreements and limits the types of business it conducts.

Credit enhancement

Each series of ABS Notes (and each class thereof) has the benefit of credit enhancement in the form and amount specified for the series of ABS Notes. Credit enhancement may consist of over- collateralization, which is the estimated value of vehicles pledged above the amount of the ABS Issuer’s indebtedness, cash or demand notes supported by letters of credit. Prior to the issuance of a series of ABS Notes, the ABS Issuer determines the amount of credit enhancement desired to achieve a targeted credit rating for the series of ABS Notes from selected credit rating agencies, usually Moody’s Investors Service Inc. and Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. For the ABS Notes currently outstanding, credit enhancement includes over-collateralization, demand notes supported by letters of credit and cash reserves. The demand notes are obligations of Avis Budget Group, ABCR or Avis to fund up to a maximum amount upon a demand by the trustee. Generally, the demand notes are supported by a letter of credit from a highly rated bank. The letters of credit may be called upon if the obligor on the demand note fails to fund in a timely manner. If the trustee draws on a letter of credit, Avis Budget Group, ABCR or Avis, as applicable, will be obligated to reimburse the provider of the letter of credit.

Financial guaranty

The ABS Issuer has traditionally paid for each outstanding series of ABS Notes that are medium term notes (which excludes variable funding notes) to have the benefit of a financial guaranty insurance policy issued by a highly rated monoline insurance company. The insurance policy guarantees timely payment of interest and ultimate payment of principal on the ABS Notes. The monoline insurance companies each have a separate contract with the ABS Issuer governing the terms of issuance of the policy and receive all voting rights of the holders of the ABS Notes for the series covered by the policy.

Amortization events

The base indenture and the supplements for each series of ABS Notes specify events that could cause a series of ABS Notes or all series of ABS Notes to amortize earlier than expected. Early amortization events include:

•	non-payment of interest, principal or premium amounts beyond the applicable grace period;

•	default in the performance by us of our obligations as the administrator of the AESOP ABS Facility (which do not constitute a financial guaranty of principal or interest of any series of notes);

•	deficiency in the amount of the ABS Issuer’s assets compared to the outstanding amount of the ABS Issuer’s notes beyond the grace period;

•	cross defaults to the leases and the loan agreements (each described below), including failure to pay rent or to comply with obligations under the AESOP transaction documents;

•	violation of any covenants that materially and adversely affect the noteholders of any series of ABS Notes beyond the grace period;

•	material inaccuracy of representations or warranties beyond the grace period;

•	events involving bankruptcy or insolvency of the AESOP Issuer, ABCR, Avis or Budget;

•	failure to maintain adequate credit enhancement or adequate liquid credit enhancement beyond the grace period;

•	failure to maintain sufficient assets allocable to the series of ABS Notes beyond the grace period;

•	failure to pay principal and interest by the expected final maturity for each class of ABS Notes issued under the series supplement; and

•	liens and injunctions with respect to collateral that is specific to the series of ABS Notes issued under the series supplement.

An early amortization event would prevent the ABS Issuer from making loans under the loan agreements until each series of notes amortizing has been paid in full. Without the loans under the loan agreements, neither AESOP Leasing L.P. (a parent company of the ABS Issuer) nor AESOP Leasing Corp. II would be able to borrow funds to purchase cars or light trucks for use in the Avis or Budget rental car businesses. Unless waived by the holders of the ABS Notes (or the monoline insurance company for the series of ABS Notes), an uncured early amortization event will usually lead to a forced sale of all or a portion of the cars and light trucks used in the Avis and Budget businesses by the trustee under the AESOP ABS Facility.

Loan agreements

The ABS Issuer uses proceeds from the ABS Notes to make secured loans to AESOP Leasing L.P., an indirect limited purpose subsidiary of ABCR. Proceeds from the ABS Notes may also be used to make loans to AESOP Leasing Corp. II under a loan agreement, although no amount is currently outstanding by AESOP Leasing Corp. II. Proceeds from the loans are used to purchase cars and light trucks. AESOP Leasing L.P. and AESOP Leasing Corp. II each pledge substantially all of their assets to secure their obligations under the loan agreements.

AESOP Leasing L.P. and AESOP Leasing Corp. II each agree to maintain insurance for the vehicles leased under the leases, provide for the timely return of vehicles to the respective vehicle manufacturers, keep accurate records, provide notices, provide for maintenance of the vehicles, ensure that payments from manufacturers are deposited into the correct accounts, verify and maintain good and marketable title for the vehicles, arrange for any necessary sale of vehicles and maintain its business and properties. The loan agreements require that AESOP Leasing L.P. and AESOP Leasing Corp. II refrain from creating liens, limit their indebtedness, refrain from merging, limit their disposition and acquisition of assets, limit payment of dividends, limit their investments, limit the acquisition and redesignation of vehicles, restrict the maximum hold period for vehicles and limit the agreements they enter into and the types of business they conduct.

Leases

AESOP Leasing L.P. leases its cars and light trucks to us under an operating lease and a finance lease. AESOP Leasing L.P. also leases vehicles to Avis and Budget under the finance lease. ABCR guarantees the obligations of Budget and Avis under the finance lease, and Avis Budget Holdings LLC guarantees the obligations of ABCR under the finance lease. Under the operating lease, AESOP Leasing L.P. titles vehicles in its name or in the name of a person appointed on AESOP Leasing L.P.’s behalf to hold title to the vehicles. Under the finance lease, AESOP Leasing L.P. allows each lessee to title vehicles in the lessee’s name. Each lessee under the finance lease grants a security interest to the trustee in the vehicles leased under the finance lease. The finance lease also requires that the lessees pay additional rent to cover any difference between the depreciated value of leased vehicles and the amount received for the leased vehicles from a manufacturer under a manufacturer program or as sales proceeds from a sale at auction. Approximately 5% of our vehicles are leased under the finance lease.

In the leases, the lessees, ABCR, Avis and Budget, agree to maintain insurance for the vehicles leased under the leases, provide for the timely return of vehicles to the respective vehicle manufacturers, keep accurate records, provide notices, pay taxes and remove liens, provide for maintenance of the vehicles, ensure that payments from manufacturers are deposited into the correct accounts, arrange for any necessary disposition of vehicles, preserve security interests and maintain their businesses. The leases require that ABCR, Avis and Budget refrain from creating liens, refrain from merging, prevent unauthorized use of the vehicles, limit subleasing and limit the agreements they enter into.

Master Exchange Agreement

We and several of our subsidiaries purchase and dispose of vehicles used in our rental car business through a like-kind-exchange program, which is designed to comply with Section 1031 of the Internal Revenue Code of 1986, as amended, and the U.S. Treasury Regulations promulgated thereunder. The like-kind-exchange program allows the vehicle owner to defer realization of taxable gains and losses that would otherwise arise upon the disposition of a vehicle used in the rental car business.

Under the Master Exchange Agreement, the vehicle owner can dispose of used vehicles and acquire new vehicles through an intermediary qualified under the U.S. tax code, rather than through a direct relationship with vehicle manufacturers. The Master Exchange Agreement also governs the terms of ownership of the vehicles, the use of cash within the like-kind-exchange program and the purchase of new vehicles with loan proceeds or amounts received from the sale of used vehicles.

When disposing of a vehicle through the like-kind-exchange program, the vehicle owner transfers one or more used vehicles to the qualified intermediary, who, in turn, either returns the vehicles to the manufacturer pursuant to a repurchase arrangement or sells the vehicles at a public auction. The qualified intermediary immediately transfers all proceeds received from vehicle sales to the ABS Issuer, which proceeds are automatically credited to us or reduce the outstanding principal amount of loans under a loan agreement between the ABS Issuer and AESOP Leasing, L.P.

In order to purchase a vehicle through the like-kind-exchange program, the qualified intermediary uses the proceeds of a loan made under a loan agreement between AESOP Leasing and the ABS Issuer to finance the acquisition of new vehicles. Using the loan proceeds, the qualified intermediary will purchase vehicles from a manufacturer, typically pursuant to a repurchase program. The qualified intermediary delivers all replacement vehicles to the subsidiary requesting the vehicle acquisition on the same day it receives the vehicles from the manufacturers.

Budget Truck Funding Co-Purchase Facility

The Budget Truck Funding Co-Purchase Facility is a domestic financing program with approximately $135.3 million outstanding as of December 31, 2006. We use this facility primarily to finance rental vehicles of our Budget truck rental business. Indebtedness under this facility is evidenced by one series of notes (the “BTF Notes”) issued by Budget Truck Funding LLC (“BTF”), an indirect limited purpose bankruptcy-remote subsidiary of ABCR. Trucks purchased under this facility can be sold at market value to pay down amounts outstanding. No other company currently owned by Avis Budget Group, including the Issuers, is obligated to make any payments on, or guarantee the payment of, the BTF Co-Purchase Facility.

BTF currently has outstanding one series of BTF Notes issued under the Base Indenture, dated as of May 11, 2006. BTF pledges substantially all of its assets as security for the repayment of the BTF Notes.

In the indenture, BTF agrees to provide information and notices for the holders of the BTF Notes, maintain its business and properties, comply with laws, maintain insurance for the trucks and provide for commercially reasonable disposition of the trucks. The indenture requires that BTF refrain from creating liens, limit its indebtedness, refrain from merging, limit the disposition of assets, limit its acquisition of assets, limit its investments and limit the agreements it enters into and the types of business it conducts.

Amortization events

The indenture specifies events that could cause the BTF Notes to amortize earlier than expected. Early amortization events that would cause all BTF Notes to amortize earlier than expected are set forth in the base indenture and include:

•	non-payment of interest, principal or premium amounts beyond the applicable grace period;

•	default in the performance by ABCR of its obligations as the administrator of the BTF Co-Purchase Facility (which do not constitute a financial guaranty of principal or interest of the BTF Notes);

•	deficiency in the amount of BTF’s assets compared to the outstanding amount of the BTF Notes beyond the grace period;

•	violation of covenants that materially and adversely affect the noteholders beyond the grace period;

•	material inaccuracy of representations or warranties beyond the grace period;

•	events involving bankruptcy or insolvency of BTF, Budget, Budget Truck Rental LLC (“BTR”) or ABCR;

•	failure to maintain adequate credit enhancement or adequate liquid credit enhancement beyond the grace period;

•	failure to maintain sufficient assets allocable to the series 2006-1 notes beyond the grace period; and

•	liens and injunctions with respect to collateral.

An uncured early amortization event will usually lead to a forced sale of all or a portion of the trucks used in the Budget truck rental business by the trustee under the BTF Funding Co-Purchase Facility.

The commitment termination date for the BTF Notes is May 10, 2007, subject to extension in accordance with the terms of the indenture supplement. All interest and principal on the BTF Notes is due and payable on the third anniversary following the commitment termination date. The interest rate of the series 2006-1 notes varies each month, depending on the monthly funding costs with respect to each holder of the notes, the average outstanding amount during the given interest period and the number of days in the interest period.

BTF leases its trucks to BTR, a wholly-owned subsidiary of Budget under an operating lease and ABCR guarantees BTR’s obligation under the lease. Under the operating lease, BTF titles trucks in its name or in the name of a person appointed on BTF’s behalf to hold title to the trucks.

In the lease, BTR, as lessee, and ABCR each agrees to maintain insurance for the trucks leased under the leases, keep accurate records, provide notices, pay taxes and remove liens, provide for maintenance of the trucks, arrange for any necessary disposition of trucks and maintain its business. The lease requires that BTR (and that ABCR cause BTR to) refrain from creating liens, refrain from merging, prevent unauthorized use of the trucks and limit the agreements it enters into.

Certain other indebtedness

Lease financing transactions

In 2004 and 2005, Budget entered into 28 substantially similar lease financing transactions with various institutional investors for purposes of funding newly acquired rental trucks. In 2006, Budget assigned all of its rights and obligations under 25 of these lease financing transactions to BTR and terminated the other three lease financing transactions. The trucks covered under the terminated leases were repurchased by BTR. BTR intends that the leases be “qualified motor vehicle operating agreements”, commonly referred to as TRAC leases under the Internal Revenue Code of 1986. As part of these transactions, separate Delaware statutory trusts created by these institutional investors acquired title to a total of 15,668 light- or medium-duty box trucks, which had initially been ordered by Budget from the manufacturers for an aggregate purchase price of approximately $399 million. The trusts have leased the trucks to BTR, which has agreed to pay quarterly rents to the trusts, as lessors. The starting dates of the leases ranged from February 23, 2004 to June 24, 2005, and the scheduled expiration dates of the leases ranged from October 31, 2007 to December 24, 2009. As few as 47 or as many as 1,016 trucks were leased under any particular lease, and the total value of the trucks under any particular lease ranged from approximately $564,000 to $21.2 million. As of December 31, 2006, approximately $257 million was outstanding under the TRAC leases. Budget uses the trucks in its general truck rental business.

Under the leases, BTR has agreed to refrain from creating liens on the trucks, to refrain from selling or disposing of its interest in the trucks, to maintain appropriate records and to procure insurance meeting agreed terms. If any truck is stolen, destroyed or requisitioned, BTR must either compensate the lessor by paying an agreed amount which is intended to preserve the investor’s investment or provide a replacement truck with equal or higher value. BTR may terminate any lease with respect to any truck that it no longer needs, in which case it is required to make a payment which, together with the net proceeds of any sale of the trucks covered by such lease, is intended to preserve the investor’s investment. If BTR proposes to merge or consolidate or sell or dispose of all or substantially all of its assets under circumstances not permitted by the lease documents, BTR may terminate any lease and purchase all, but not less than all, of the trucks under such lease for a price intended to preserve the investor’s investment. BTR has rights to renew each lease for a limited period. In connection with the termination of any lease, whether at the end of its original term or renewal term, BTR is required to arrange a sale of the trucks and to pay to the lessor the net proceeds of such sale and, if such proceeds are not equal to or greater than an amount which has been agreed between BTR and the investor, an additional amount up to the set agreed amount. If the trucks are not sold by the end of the lease term, BTR must return the trucks to the lessor at a designated location or, if requested by the lessor, must bear the cost of keeping the trucks in storage until sold but in no case for more than 120 days. BTR must then continue to use its best efforts to sell the trucks.

In June and July 2004, Budget also leased 532 trucks worth approximately $24 million from another institutional investor. In 2006, Budget assigned all of its rights and obligations under these leases to BTR. These leases were similar in many respects to the leases described above, but, because the leases entered into in June and July 2004 are not “qualified motor vehicle operating agreements” under the Internal Revenue Code, they differed with respect to the options and obligations which apply at the end of the lease term. Pursuant to the June and July 2004 leases, which have an initial term of approximately five years, BTR has the option at the end of the term to return the trucks or purchase them for fair market value determined at that time. If BTR has not provided notice of its election to return or purchase at least 90 days before the end of the lease term, the lease will be extended for six months. Trucks that are to be returned must be returned in accordance with specified return conditions, which include a requirement that there not be more than 150,000 miles of usage for each truck. BTR is required to pay $0.05 per mile for mileage above 150,000.

Under the leases, an event of default may occur if BTR defaults in rent or other payments; fails to maintain required insurance; enters into an unauthorized merger, consolidation or sale; or materially breaches any representation, warranty or covenant; if certain bankruptcy, liquidation or dissolution with respect to BTR occur; or if any of the Avis Budget Group, Budget or ABCR guarantees is defective or if certain events of default occur under the senior secured credit agreement, dated as of April 19, 2006, among ABCR, as borrower, certain of its subsidiaries, as subsidiary borrowers, certain lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and Deutsche Bank Securities, Inc., as syndication agent and are not waived by the lenders under the senior secured credit agreement within 60 days or the debt under the senior secured credit agreement is accelerated due to the occurrence of certain events of default. If any event of default occurs, the lessor may take legal remedial actions under the lease or as permitted by law, including: terminating the lease; demanding immediate return of trucks; physically repossessing the trucks; selling the trucks; holding the trucks, keeping them idle, or leasing them to others; and demanding accrued and unpaid rent, as well as damages and expenses.

Other

In addition, as of December 31, 2006, we had an aggregate of approximately $63 million outstanding under various secured and unsecured foreign credit facilities. Where these foreign credit facilities are denominated in currencies other than U.S. dollars, the approximate value of such outstanding amounts is based upon applicable currency exchange rates as of December 31, 2006. As of December 31, 2006, Avis Budget Group had issued an aggregate of $295 million of letters of credit under a letter of credit facility with Barclays Bank PLC.

WTH Funding Limited Partnership

WTH Funding Limited Partnership is an Ontario limited partnership formed among Aviscar Inc., a subsidiary of Avis, and Budgetcar Inc., a subsidiary of Budget as general partners and 1708437 Ontario Inc., an unrelated entity, as standby general partner, and BNY Trust Company of Canada, in its capacity as trustee of STARS Trust, and Montreal Trust Company of Canada, in its capacity as trustee of Bay Street Funding Trust, as limited partners.

The terms of WTH Funding are set out in the Fourth Amended and Restated Limited Partnership Agreement dated as of April 20, 2005, as amended.

WTH Funding purchases, owns, rents and sells prescribed classes of vehicles throughout Canada. In general, the purchase of vehicles by WTH Funding is funded by capital contributions from each of the partners, with the general partners obligated to contribute an applicable percentage of the amount of the contributions made by the limited partners on a go-forward basis. The termination date of the partnership agreement is December 31, 2010 or later.

The current capacity of the program is Cdn.$800 million plus the aggregate principal amount of outstanding bonds issued by the limited partners. Currently, STARS Trust has a Cdn.$275 million Series 2006-1 bond outstanding with an expected final payment date of March 22, 2010. As of December 31, 2006, $289 million of U.S. borrowings were included as debt on our consolidated balance sheet in connection with this structure.

The partnership agreement contains standard representations, warranties and covenants from the general partners, including restrictive covenants on transfers of assets, mergers and the incurrence of debt by the general partners on behalf of WTH Funding, subject to certain exceptions. Certain performance obligations of the general partners under the partnership agreement are guaranteed pursuant to a guarantee provided by ABCR, which is not a financial guarantee of WTH Funding’s obligations to the limited partners.

The partnership agreement also contains certain customary trigger events, including the occurrence of an event of default pursuant to the guarantee provided by ABCR. Upon the occurrence of a trigger event, if not waived by the limited partners, the obligation of the limited partners to make additional capital contributions to WTH Funding shall cease.

The limited partners and their respective affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for Avis Budget and its subsidiaries for which they have received, and will receive, customary fees and expenses.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

When the Restricted Notes were sold on April 19, 2006, the Issuers and the guarantors under the Indenture pursuant to which the Restricted Notes were issued entered into a registration rights agreement with the initial purchasers of those Restricted Notes, and on February 9, 2007, Avis Budget Group executed a counterpart and became a party to that registration rights agreement. Under the terms of the registration rights agreement, we agreed to use our reasonable best efforts to:

•	file with the SEC and cause to become effective, a registration statement relating to an offer to exchange the Restricted Notes for the Exchange Notes;

•	keep the exchange offer open for not less than 20 business days (or longer if required by applicable law) after the date of notice thereof is mailed to the holders of the Restricted Notes; and

•	complete the exchange offer within 405 days of the issue date of the Restricted Notes.

We also agreed to use our reasonable best efforts to commence this exchange offer promptly after the registration statement is declared effective. The registration rights agreement provides that we will be required to pay additional cash interest (“additional interest”) to the holders of the Restricted Notes, subject to certain exceptions, if the exchange offer is not completed within 405 days of the issuance of the Restricted Notes or if certain other conditions described under “Description of the Exchange Notes — Additional Interest” are not met. Under some circumstances set forth in the registration rights agreement, holders of Restricted Notes, including holders who are not permitted to participate in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the Restricted Notes by these holders.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Restricted Notes, where the Restricted Notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

The exchange offer is not being made to holders of Restricted Notes in any jurisdiction in which the exchange would not comply with the securities or blue sky laws of such jurisdiction. The summary herein of certain provisions of the registration rights agreement does not purport to be complete, and is qualified in its entirety by reference to all the provisions of the registration rights agreement, which is an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Exchange Offer

Subject to the terms and the satisfaction or waiver of the conditions detailed in this prospectus, we will accept for exchange Restricted Notes which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used herein, the term “expiration date” means 9:00 a.m., New York City time, on June 1, 2007. We may, however, in our sole discretion, extend the period of time during which the exchange offer is open. The term “expiration date” means the latest time and date to which the exchange offer is extended.

As of the date of this prospectus, (i) $250 million aggregate principal amount of Floating Rate Restricted Notes are outstanding, (ii) $375 million aggregate principal amount of 7.625% Restricted Notes are outstanding and (iii) $375 million aggregate principal amount of 7.75% Restricted Notes are outstanding. This prospectus is first being sent on or about the date hereof, to all holders of Restricted Notes known to us.

We expressly reserve the right, at any time prior to the expiration of the exchange offer, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any Restricted Notes, by giving oral or written notice of such extension to holders thereof as described below. During any such extension, all Restricted Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any Restricted Notes not accepted for exchange for any reason will be returned without expense to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

Restricted Notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Restricted Notes, upon the occurrence of any of the conditions of the exchange offer specified under “— Conditions to the Exchange Offer.” We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Restricted Notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Restricted Notes

You may only tender your Restricted Notes by book-entry transfer of the Restricted Notes into the exchange agent’s account at DTC. The tender to us of Restricted Notes by you, as set forth below, and our acceptance of the Restricted Notes will constitute a binding agreement between us and you, upon the terms and subject to the conditions set forth in this prospectus. Except as set forth below, to tender Restricted Notes for exchange pursuant to the exchange offer, you must transmit an agent’s message to The Bank of Nova Scotia Trust Company of New York, as exchange agent, at the address listed below under the heading “— Exchange Agent.” In addition, the exchange agent must receive, on or prior to the expiration date, a timely confirmation of book-entry transfer (a “book-entry confirmation”) of the Restricted Notes into the exchange agent’s account at DTC.

The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer.

If you are a beneficial owner whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the Restricted Notes by causing DTC to transfer the Restricted Notes into the exchange agent’s account.

We or the exchange agent, in our sole discretion, will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of Restricted Notes tendered for exchange. We reserve the absolute right to reject any and all tenders not properly tendered or to not accept any tender which acceptance might, in our judgment or our counsel’s, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any individual tender before the expiration date (including the right to waive the ineligibility of any holder who seeks to tender Restricted Notes in the exchange offer). Our or the exchange agent’s interpretation of the terms and conditions of the exchange offer as to any particular tender either before or after the expiration date will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Restricted Notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of Restricted Notes for exchange, and no one will be liable for failing to provide such notification.

By tendering Restricted Notes, you represent to us that: (i) you are not our affiliate, (ii) you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes to be issued in the exchange offer, (iii) you are acquiring the Exchange Notes in your ordinary course of business and (iv) if you are a broker-dealer, you will receive the Exchange Notes for your own account in exchange for Restricted Notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of the Exchange Notes you receive. For further information regarding resales of the Exchange Notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

If any holder or other person is an “affiliate” of ours, as defined under Rule 405 of the Securities Act, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the Exchange Notes, that holder or other person cannot rely on the applicable interpretations of the staff of the SEC, may not tender its Restricted Notes in the exchange offer and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Restricted Notes, where the Restricted Notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

Furthermore, any broker-dealer that acquired any of its Restricted Notes directly from us:

•

may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must also be named as a selling bondholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

By delivering an agent’s message, a beneficial owner (whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee) or holder will be deemed to have irrevocably appointed the exchange agent as its agent and attorney-in-fact (with full knowledge that the exchange agent is also acting as an agent for us in connection with the exchange offer) with respect to the Restricted Notes, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest subject only to the right of withdrawal described in this prospectus), to receive for our account all benefits and otherwise exercise all rights of beneficial ownership of such Restricted Notes, in accordance with the terms and conditions of the exchange offer.

Each beneficial owner or holder will also be deemed to have represented and warranted to us that it has authority to tender, exchange, sell, assign and transfer the Restricted Notes it tenders and that, when the same are accepted for exchange, we will acquire good, marketable and unencumbered title to such Restricted Notes, free and clear of all liens, restrictions, charges and encumbrances, and that the Restricted Notes tendered are not subject to any adverse claims or proxies. Each beneficial owner and holder, by tendering its Restricted Notes, also agrees that it will comply with its obligations under the registration rights agreement.

Acceptance of Restricted Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all Restricted Notes properly tendered and will issue the Exchange Notes promptly after acceptance of the Restricted Notes. See “— Conditions to the Exchange Offer.” For purposes of the exchange offer, we will be deemed to have accepted properly tendered Restricted Notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

The holder of each Restricted Note accepted for exchange will receive an Exchange Note in the amount equal to the surrendered Restricted Note. Holders of Exchange Notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the Restricted Notes or, if no interest has been paid, from the issue date of the Restricted Notes. Holders of Exchange Notes will not receive any payment in respect of accrued interest on Restricted Notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

In all cases, issuance of Exchange Notes for Restricted Notes that are accepted for exchange will be made only after timely receipt by the exchange agent of an agent’s message and a timely confirmation of book-entry transfer of the Restricted Notes into the exchange agent’s account at DTC.

If any tendered Restricted Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if Restricted Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Restricted Notes will be returned without expense to an account maintained with DTC promptly after the expiration or termination of the exchange offer.

Book-Entry Transfers

The exchange agent will make a request to establish an account for the Restricted Notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of Restricted Notes by causing DTC to transfer those Restricted Notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. This participant should transmit its acceptance to DTC on or prior to the expiration date. DTC will verify this acceptance, execute a book-entry transfer of the tendered Restricted Notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The transmission of the Restricted Notes and agent’s message to DTC and delivery by DTC to and receipt by the exchange agent of the related agent’s message will be deemed to be a valid tender.

Withdrawal Rights

For a withdrawal of a tender of Restricted Notes to be effective, the exchange agent must receive a valid withdrawal request through the Automated Tender Offer Program system from the tendering DTC participant before the expiration date. Any such request for withdrawal must include the VOI number of the tender to be withdrawn and the name of the ultimate beneficial owner of the related Restricted Notes in order that such bonds may be withdrawn. Properly withdrawn Restricted Notes may be re-tendered by following the procedures described under “— Procedures for Tendering Restricted Notes” above at any time on or before 5:00 p.m., New York City time, on the expiration date.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any Restricted Notes so withdrawn will be deemed not to have been validly tendered for exchange. No Exchange Notes will be issued unless the Restricted Notes so withdrawn are validly re-tendered.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue Exchange Notes in exchange for, any Restricted Notes and may terminate or amend the exchange offer, if any of the following events occur prior to acceptance of such Restricted Notes:

(a)	the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC; or

(b)	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree has been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,

(1)	seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result thereof, or

(2)	resulting in a material delay in our ability to accept for exchange or exchange some or all of the Exchange Notes pursuant to the exchange offer;

or any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action has been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our sole judgment might, directly or indirectly, result in any of the consequences referred to in clauses (1) or (2) above or, in our reasonable judgment, might result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretation of the SEC referred to on the cover page of this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer; or

(c)	there has occurred:

(1)	any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market,

(2)	any limitation by a governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer,

(3)	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit, or

(4)	a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; or

(d)	any change (or any development involving a prospective change) has occurred or is threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects and our subsidiaries taken as a whole that, in our reasonable judgment, is or may be adverse to us, or we have become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the Restricted Notes or the Exchange Notes;

which in our reasonable judgment in any case, and regardless of the circumstances (including any action by us) giving rise to any such condition, makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

In addition, we will not accept for exchange any Restricted Notes tendered, and no Exchange Notes will be issued in exchange for any such Restricted Notes, if at such time any stop order is threatened or in effect with respect to the Registration Statement, of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

We have appointed The Bank of Nova Scotia Trust Company of New York as the exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of other documents should be directed to the exchange agent addressed as follows:

The Bank of Nova Scotia Trust Company of New York, Exchange Agent

By Registered or Certified Mail, Overnight Delivery after 4:30 p.m. (New York City time) on the Expiration Date:

One Liberty Plaza

23rd Floor

New York, NY 10006

Attn: Pat Keane

For Information Call:

(212) 225-5427

For Facsimile Transmission (for Eligible Institutions only): (212) 225-5436

Confirm by Telephone: (212) 225-5427

Fees and Expenses

The principal solicitation is being made through DTC by The Bank of Nova Scotia Trust Company of New York, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees and any fees and disbursement to our independent certified public accountants. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

We will record the Exchange Notes at the same carrying value as the Restricted Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with the tender of Restricted Notes in the exchange offer unless you instruct us to register Exchange Notes in the name of, or request that Restricted Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

Consequences of Exchanging or Failing to Exchange Restricted Notes

The information below concerning specific interpretations of and positions taken by the staff of the SEC is not intended to constitute legal advice, and prospective purchasers should consult their own legal advisors with respect to those matters.

If you do not exchange your Restricted Notes for Exchange Notes in the exchange offer, your Restricted Notes will continue to be subject to the provisions of the indenture regarding transfer and exchange of the Restricted Notes and the restrictions on transfer of the Restricted Notes imposed by the Securities Act and state securities law. These transfer restrictions are required because the Restricted Notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Restricted Notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the Restricted Notes under the Securities Act.

Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued to third parties, we believe that the Exchange Notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you are acquiring the Exchange Notes in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the Exchange Notes; and

•	you are not an affiliate of ours.

If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the Exchange Notes:

•	you cannot rely on the applicable interpretations of the staff of the SEC;

•	you will not be entitled to participate in the exchange offer; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

We do not intend to seek our own interpretation regarding the exchange offer, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the Exchange Notes as it has in other interpretations to third parties.

Each holder of Restricted Notes who wishes to exchange such Restricted Notes for the related Exchange Notes in the exchange offer represents that:

•	it is not our affiliate;

•

it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes to be issued in the exchange offer;

•	it is acquiring the Exchange Notes in its ordinary course of business; and

•

if it is a broker-dealer, it will receive the Exchange Notes for its own account in exchange for Restricted Notes that were acquired by it as a result of its market-making or other trading activities and that it will deliver a prospectus in connection with any resale of the Exchange Notes it receives. For further information regarding resales of the Exchange Notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

As discussed above, in connection with resales of Exchange Notes, any participating broker-dealer must deliver a prospectus meeting the requirements of the Securities Act. The staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes, other than a resale of an unsold allotment from the original sale of the Restricted Notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we have agreed, for a period of up to 180 days following the consummation of the exchange offer, to make available a prospectus meeting the requirements of the Securities Act to any participating broker-dealer for use in connection with any resale of any Exchange Notes acquired in the exchange offer.

DESCRIPTION OF THE EXCHANGE NOTES

The Floating Rate Exchange Notes, the 7.625% Exchange Notes and the 7.75% Exchange Notes are to be issued under an Indenture, dated as of April 19, 2006 (the “Indenture”), among the Issuers, the guarantors parties thereto and The Bank of Nova Scotia Trust Company of New York, as trustee (the “Trustee”). On February 9, 2007, the Issuers, the guarantors under the Indenture, Avis Budget Group and the Trustee executed a supplemental indenture to the Indenture to add Avis Budget Group to the definition of “Guarantor” in the Indenture. The Indenture under which the Exchange Notes are to be issued is the same indenture under which the Restricted Notes were issued. The Floating Rate Exchange Notes, the 7.625% Exchange Notes and the 7.75% Exchange Notes will each be issued as a separate series, but, except as otherwise provided herein, will be treated as a single class for all purposes under the Indenture. Any Restricted Notes that remain outstanding after the completion of the exchange offer, together with the Exchange Notes issued in connection with the exchange offer, will be treated as a single class of securities under the Indenture.

Unless the context otherwise requires, in this “Description of the Exchange Notes,” (i) the “Floating Rate Notes” refer to the Floating Rate Exchange Notes, (ii) the “7.625% Notes” refer to the 7.625% Exchange Notes, (iii) the “7.75% Notes” refer to the 7.75% Exchange Notes and (iv) the “Notes” refers to the Floating Rate Notes, the 7.625% Notes and the 7.75% Notes.

The capitalized terms defined in “— Certain definitions” below are used in this “Description of Exchange Notes” as so defined. In this “Description of Exchange Notes,” any reference to a “Holder” or a “Noteholder” refers to the Holders of the Notes; and reference to “the Company”, “ABCR”, “we”, “us” or “our” is to Avis Budget Car Rental, LLC and not any of its subsidiaries. Any reference to the “Issuers” is to the Company and Avis Budget Finance, Inc., as co-issuers. The Indenture contains provisions that define your rights and govern the obligations of the Company under the Notes. Copies of the form of the Indenture and the Notes will be made available upon request, when available.

The following is a summary of certain provisions of the Indenture, as supplemented, and the Notes. It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, as supplemented, including the definitions of certain terms therein and those terms to be made a part thereof by the Trust Indenture Act of 1939, as amended.

Exchange Notes versus Restricted Notes

The terms of the Exchange Notes are substantially identical to those of the outstanding Restricted Notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the Restricted Notes do not apply to the Exchange Notes.

Brief description of the notes

The Exchange Notes will:

•	be general, unsubordinated obligations of the Issuers;

•	be unsecured;

•

be structurally subordinated to all existing and future Indebtedness and other liabilities (including trade payables) of the Company’s Subsidiaries (other than Subsidiaries that are or become Subsidiary Guarantors pursuant to the provisions described below under “— Subsidiary guarantees”);

•

be limited to an aggregate principal amount of $250 million for the Floating Rate Exchange Notes, $375 million for the 7.625% Exchange Notes and $375 million for the 7.75% Exchange Notes, subject to our ability to issue Additional Notes;

•	mature on May 15, 2014, May 15, 2014 and May 15, 2016, respectively;

•	bear interest at the applicable rate per annum shown on the front cover of this prospectus from the most recent date to which interest has been paid or provided for;

•	be issued in denominations of $2,000 and any integral multiple of $1,000 in excess thereof;

•	be represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form. See “— Book entry, settlement and clearance”;

•	be pari passu in right of payment with all existing and future unsubordinated indebtedness of the Issuers; and

•

be unconditionally guaranteed on an unsubordinated basis by Avis Budget Group, Inc., Avis Budget Holdings, LLC and each of the Company’s current and future Domestic Subsidiaries that guarantees payment by the Company of any Indebtedness of the Company under the Senior Credit Facility.

Because the Notes are unsecured, in the event of bankruptcy, liquidation, reorganization or other winding up of the Company or the guarantors or upon default in payment with respect to, or the acceleration of, any Indebtedness under ABCR’s senior secured credit facility or other senior secured indebtedness, the assets of our company and the guarantors that secure other senior secured indebtedness will be available to pay obligations on the Notes and the guarantees only after all Indebtedness under such other secured indebtedness has been repaid in full from such assets.

Principal, maturity and interest

Floating Rate Notes

The Floating Rate Notes will be issued initially in an aggregate principal amount of $250 million. The Floating Rate Notes will mature on May 15, 2014. Each Floating Rate Note will bear interest at a rate per annum, reset quarterly, equal to LIBOR plus 2.50%, as determined by the calculation agent (the “Calculation Agent”), which shall initially be the Trustee.

Interest on the Floating Rate Notes will be payable quarterly in cash to Holders of record at the close of business on the February 1, May 1, August 1 and November 1 immediately preceding the interest payment date, on February 15, May 15, August 15 and November 15 of each year. Interest will be paid on the basis of a 360-day year for the actual number of days elapsed and accrue from the date of original issuance.

The amount of interest for each day that the Floating Rate Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Floating Rate Notes then outstanding. The amount of interest to be paid on the Floating Rate Notes for each Interest Period will be calculated by adding the Daily Interest Amount for each day in the Interest Period. All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The Calculation Agent will, upon the request of any Holder of Floating Rate Notes, provide the interest rate then in effect with respect to the Floating Rate Notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the Issuers, the Guarantors and the Holders of the Floating Rate Notes.

7.625% Notes and 7.75% Notes

The 7.625% Notes will be issued initially in an aggregate principal amount of $375 million. The 7.625% Notes will mature on May 15, 2014. Each 7.625% Note will bear interest at the applicable rate per annum shown on the front cover of this prospectus from the most recent date to which interest has been paid or provided for.

The 7.75% Notes will be issued initially in an aggregate principal amount of $375 million. The 7.75% Notes will mature on May 15, 2016. Each 7.75% Note will bear interest at the applicable rate per annum shown on the front cover of this prospectus from the most recent date to which interest has been paid or provided for.

Interest on the 7.625% Notes and the 7.75% Notes will be payable semiannually in cash to Holders of record at the close of business on the May 1 and November 1 immediately preceding the interest payment date, on May 15 and November 15 of each year. Interest will be paid on the basis of a 360-day year consisting of twelve 30-day months and accrue from the date of original issuance.

Additional securities may be issued under the Indenture in one or more series from time to time (“Additional Notes”), subject to the limitations set forth under “— Certain covenants — Limitation on indebtedness,” which will vote as a class with the Notes and will be treated as a single class with the Notes for all purposes under the Indenture.

Other terms

Principal of, and premium, if any, and interest on, the applicable Notes will be payable, and such Notes may be exchanged or transferred, at the office or agency of the Company maintained for such purposes (which initially shall be the corporate trust office of the Trustee), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the registered holders of such Notes as such address appears in the applicable Note Register.

The Notes will be issued only in fully registered form, without coupons. The Notes will be issued only in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Optional redemption

The Notes will be redeemable, at the Company’s option, at any time prior to maturity at varying redemption prices in accordance with the applicable provisions set forth below.

The Floating Rate Notes will be redeemable, at the Company’s option, in whole or in part, at any time and from time to time on or after May 15, 2008, and prior to maturity at the applicable redemption price set forth below. The 7.625% Notes will be redeemable, at the Company’s option, in whole or in part, at any time and from time to time on or after May 15, 2010, and prior to maturity at the applicable redemption price set forth below. The 7.75% Notes will be redeemable, at the Company’s option, in whole or in part, at any time and from time to time on or after May 15, 2011, and prior to maturity at the applicable redemption price set forth below. Such redemption may be made upon notice mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date. The Company may provide in such notice that payment of the redemption price and the performance of the Company’s obligations with respect to such redemption may be performed by another Person. Any such redemption and notice may, in the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control. The Notes will be so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to, but not including, the relevant redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on May 15 of the years set forth below:

The Floating Rate Notes

Redemption Period	Price
2008	103.000%
2009	102.000%
2010	101.000%
2011 and thereafter	100.000%

The 7.625% Notes

Redemption Period	Price
2010	103.813%
2011	101.906%
2012 and thereafter	100.000%

The 7.75% Notes

Redemption Period	Price
2011	103.875%
2012	102.583%
2013	101.292%
2014 and thereafter	100.000%

In addition, the Indenture provides that at any time and from time to time on or prior to May 15, 2008 for the Floating Rate Notes and prior to May 15, 2009 for the 7.625% Notes and the 7.75% Notes, the Company at its option may redeem Notes in an aggregate principal amount equal to (x) up to 35% of the original aggregate principal amount of the Floating Rate Notes (including the principal amount of any Additional Notes that are Floating Rate Notes), (y) up to 35% of the original aggregate principal amount of the 7.625% Notes (including the principal amount of any Additional Notes that are 7.625% Notes) and (z) up to 35% of the original aggregate principal amount of 7.75% Notes (including the principal amount of any Additional Notes that are 7.75% Notes), with funds in an aggregate amount (the “Redemption Amount”) not exceeding the aggregate proceeds of one or more Equity Offerings (as defined below), at a redemption price (expressed as a percentage of principal amount thereof) of 100% plus the applicable rate of interest per annum on the date on which notice of redemption is given for the Floating Rate Notes, 107.625% for the 7.625% Notes and 107.75% for the 7.75% Notes, in each case plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that

(a)	if Floating Rate Notes are redeemed, an aggregate principal amount of Floating Rate Notes equal to at least 65% of the original aggregate principal amount of Floating Rate Notes (including the principal amount of any Additional Notes that are Floating Rate Notes) must remain outstanding after each such redemption of Floating Rate Notes,

(b)	if 7.625% Notes are redeemed, an aggregate principal amount of 7.625% Notes equal to at least 65% of the original aggregate principal amount of 7.625% Notes (including the principal amount of any Additional Notes that are 7.625% Notes) must remain outstanding after each such redemption of 7.625% Notes, and

(c)	if 7.75% Notes are redeemed, an aggregate principal amount of 7.75% Notes equal to at least 65% of the original aggregate principal amount of 7.75% Notes (including the principal amount of any Additional Notes that are 7.75% Notes) must remain outstanding after each such redemption of 7.75% Notes.

“Equity Offering” means a sale of Capital Stock (x) that is a sale of Capital Stock of the Company (other than Disqualified Stock), or (y) proceeds of which in an amount equal to or exceeding the Redemption Amount are contributed to the equity capital of the Company or any of its Restricted Subsidiaries. Such redemption may be made upon notice mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date (but in no event more than 180 days after the completion of the related Equity Offering). The Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person. Any such notice may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the completion of the related Equity Offering.

At any time prior to May 15, 2008, in the case of the Floating Rate Notes; May 15, 2010, in the case of the 7.625% Notes; and May 15, 2011, in the case of the 7.75% Notes, such Notes may also be redeemed or purchased (by the Company or any other Person) in whole or in part, at the Company’s option, at a price (the “Redemption Price”) equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the date of redemption or purchase (the “Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Such redemption or purchase may be made upon notice mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the Redemption Date. The Company may provide in such notice that payment of the Redemption Price and performance of the Company’s obligations with respect to such redemption or purchase may be performed by another Person. Any such redemption, purchase or notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control.

“Applicable Premium” means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such Redemption Date of (1) the redemption price of such Note on May 15, 2008, in the case of a Floating Rate Note; May 15, 2010, in the case of a 7.625% Note; and May 15, 2011, in the case of a 7.75% Note, such redemption price being that described in the second paragraph of this “Optional redemption” section plus (2) all required remaining scheduled interest payments due on such Note through such date, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note on such Redemption Date; as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee.

“Treasury Rate” means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to May 15, 2008, in the case of a Floating Rate Note; May 15, 2010, in the case of a 7.625% Note; and May 15, 2011, in the case of a 7.75% Note; provided, however, that if the period from the Redemption Date to such date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection

In the case of any partial redemption, selection of the Notes of the applicable series for redemption will be made by the Trustee on a pro rata basis, or, to the extent a pro rata basis is not permitted, by such other method as such Trustee shall deem to be fair and appropriate, although no Note of the Minimum Denomination in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Guarantees

The Notes will be guaranteed by our parent company, Avis Budget Holdings, LLC (the “Parent Guarantor”), and by Avis Budget Group, Inc., the indirect parent company of the Parent Guarantor. In addition, the Company will cause each Domestic Subsidiary that guarantees payment by the Company of any Indebtedness of the Company under the Senior Credit Facility to execute and deliver to the Trustee a supplemental indenture or other instrument pursuant to which such Domestic Subsidiary will guarantee payment of the Notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the Indenture. In addition, the Company may cause any Subsidiary or other Person that is not a Subsidiary Guarantor to guarantee payment of the Notes and become a Subsidiary Guarantor.

Each Guarantor, as primary obligor and not merely as surety, will jointly and severally, irrevocably, fully and unconditionally Guarantee, on an unsecured unsubordinated basis the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Company under the Indenture and the applicable Notes, whether for principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by the Subsidiary Guarantors being herein called the “Subsidiary Guaranteed Obligations”). Each Guarantor will agree to pay, in addition to the amount stated above, any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the applicable Holders in enforcing any rights under a Guarantee.

The obligations of each Subsidiary Guarantor will be limited to the maximum amount, as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including but not limited to any Guarantee by it of any Bank Indebtedness), result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

Each Guarantee shall be a continuing Guarantee and shall (i) remain in full force and effect until payment in full of the principal amount of all outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other applicable obligations then due and owing unless earlier terminated as described below, (ii) be binding upon such Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.

Notwithstanding the preceding paragraph, the Parent Guarantor and any Subsidiary Guarantor will automatically and unconditionally be released from all obligations under their Guarantees, and such Guarantees shall thereupon terminate and be discharged and of no further force or effect, (i) in the case of a Subsidiary Guarantor, concurrently with any direct or indirect sale or disposition (by merger or otherwise) of any Subsidiary Guarantor or any interest therein not prohibited by the terms of the Indenture (including the covenant described under “— Certain covenants — Limitation on sales of assets and subsidiary stock” and “— Merger and consolidation”) by the Company or a Restricted Subsidiary, following which such Subsidiary Guarantor is no longer a Restricted Subsidiary of the Company, (ii) at any time that such Guarantor is released from all of its obligations under all of its Guarantees of payment by the Company of any Indebtedness of the Company under the Senior Credit Facility (it being understood that a release subject to contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Guarantee shall also be reinstated), (iii) upon the merger or consolidation of any Guarantor with and into the Company or another Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Guarantor following or contemporaneously with the transfer of all of its assets to the Company or another Guarantor, (iv) concurrently with a Subsidiary Guarantor becoming an Unrestricted Subsidiary, (v) upon legal or covenant defeasance of the Company’s obligations, or satisfaction and discharge of the Indenture, or (vi) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all applicable Notes then outstanding. In addition, the Company will have the right, upon 30 days’ notice to the Trustee, to cause any Subsidiary Guarantor that has not guaranteed payment by the Company of any Indebtedness of the Company under the Senior Credit Facilities to be unconditionally released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect. Upon any such occurrence specified in this paragraph, the Trustee shall execute any documents reasonably required in order to evidence such release, discharge and termination in respect of such Subsidiary Guarantee.

Neither the Company nor any such Guarantor shall be required to make a notation on the applicable Notes to reflect any such Guarantee or any such release, termination or discharge.

Ranking

The indebtedness evidenced by the Notes (a) will be unsecured unsubordinated indebtedness of the Issuers, (b) will rank pari passu in right of payment with all existing and future unsubordinated indebtedness of the Issuers and (c) will be senior in right of payment to all existing and future Subordinated Obligations of the Issuers to the extent set forth in the instrument containing the applicable subordination agreement. The Notes are unsecured. In the event of a bankruptcy or insolvency, the Company’s secured lenders will have a prior secured claim to any collateral securing the debt owed to them.

Each Subsidiary Guarantee will (a) be unsecured unsubordinated indebtedness of the applicable Subsidiary Guarantor, (b) will rank pari passu in right of payment with all existing and future unsubordinated indebtedness of such Person and (c) will be senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Person to the extent set forth in the instrument containing the applicable subordination agreement. Each Subsidiary Guarantee is unsecured. In the event of a bankruptcy or insolvency, the secured lenders of each Subsidiary Guarantor will have a prior secured claim to any collateral securing the debt owed to them.

A substantial part of the operations of the Company are conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including holders of the Notes, unless such Subsidiary is a Subsidiary Guarantor with respect to the Notes. The Notes, therefore, will be “structurally” subordinated to creditors (including trade creditors) and preferred shareholders (if any) of other Subsidiaries of the Company (other than Subsidiaries that become Subsidiary Guarantors). Certain of the operations of a Subsidiary Guarantor may be conducted through Subsidiaries thereof that are not also Subsidiary Guarantors. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of such Subsidiary Guarantor, including claims under its Subsidiary Guarantee. Such Subsidiary Guarantee, if any, therefore, will be “structurally” subordinated to creditors (including trade creditors) and preferred shareholders (if any) of such Subsidiaries. Although the Indenture limits the incurrence of Indebtedness (including preferred stock) by certain of the Company’s Subsidiaries, such limitation is subject to a number of significant qualifications.

Change of Control

Upon the occurrence after the Issue Date of a Change of Control (as defined below), each Holder of Notes will have the right to require the Company to repurchase all or any part of such Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the Company shall not be obligated to repurchase Notes pursuant to this covenant in the event that it has exercised its right to redeem all of the Notes as described under “— Optional redemption.”

The term “Change of Control” means:

(i)

any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or a Parent, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, provided that (x) so long as the Company is a Subsidiary of any Parent, no “person” shall be deemed to be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of the Company unless such “person” shall be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such Parent and (y) any Voting Stock of which any Permitted

Holder is the “beneficial owner” shall not in any case be included in any Voting Stock of which any such “person” is the “beneficial owner”;

(ii)	the Company or the Parent merges or consolidates with or into, or sells or transfers (in one or a series of related transactions) all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to, another Person (other than one or more Permitted Holders) and any “person” (as defined in clause (i) above), other than one or more Permitted Holders or any Parent, is or becomes the “beneficial owner” (as so defined), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the surviving Person in such merger or consolidation, or the transferee Person in such sale or transfer of assets, as the case may be, provided that (x) so long as such surviving or transferee Person is a Subsidiary of a parent Person, no “person” shall be deemed to be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such surviving or transferee Person unless such “person” shall be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such parent Person and (y) any Voting Stock of which any Permitted Holder is the “beneficial owner” shall not in any case be included in any Voting Stock of which any such “person” is the beneficial owner; or

(iii)	during any period of two consecutive years (during which period the Company has been a party to the Indenture), individuals who at the beginning of such period were members of the Board of Directors of the Company (together with any new members thereof whose election by such Board of Directors or whose nomination for election by holders of Capital Stock of the Company was approved by one or more Permitted Holders or by a vote of a majority of the members of such board of directors then still in office who were either members thereof at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors then in office.

(iv)	Notwithstanding the foregoing, the occurrence of the Separation Transactions will not constitute a Change of Control.

In the event that, at the time of such Change of Control, the terms of any Bank Indebtedness restrict or prohibit the repurchase of the Notes pursuant to this covenant, then prior to the mailing of the notice to applicable Holders provided for in the immediately following paragraph but in any event not later than 30 days following the date the Company obtains actual knowledge of any Change of Control (unless the Company has exercised its right to redeem all the Notes as described under “— Optional redemption”), the Company shall, or shall cause one or more of its Subsidiaries to, (i) repay in full all such Bank Indebtedness subject to such terms or offer to repay in full all such Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing such Bank Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph. The Company shall first comply with the provisions of the immediately preceding sentence before it shall be required to repurchase Notes pursuant to the provisions described below. The Company’s failure to comply with such provisions or the provisions of the immediately following paragraph shall constitute an Event of Default described in clause (iv) and not in clause (ii) under “— Defaults” below.

Unless the Company has exercised its right to redeem all the Notes as described under “— Optional redemption,” the Company shall, not later than 30 days following the date the Company obtains actual knowledge of any Change of Control having occurred, mail a notice (a “Change of Control Offer”) to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred or may occur and that such Holder has, or upon such occurrence will have, the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date); (2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); (3) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased; and (4) if such notice is mailed prior to the occurrence of a Change of Control, that such offer is conditioned on the occurrence of such Change of Control. No Note will be repurchased in part if less than the Minimum Denomination in original principal amount of such Note would be left outstanding.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer, or (ii) notice of redemption has been given pursuant to the Indenture as described under the caption “— Optional redemption,” unless and until there is a default of the applicable redemption price.

To the extent that the provisions of any securities laws or regulations conflict with provisions of this “Change of Control” covenant, the Company may comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations hereunder by virtue thereof.

The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. The Company has no present plans to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenants described under “— Certain covenants — Limitation on indebtedness” and “— Certain covenants — Limitation on liens.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The occurrence of a Change of Control would constitute a default under the Senior Credit Agreement. Agreements governing future Indebtedness of the Company may contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased or repaid upon a Change of Control. The Senior Credit Agreement is expected to, and the agreements governing future Indebtedness of the Company may, prohibit the Company from repurchasing the Notes upon a Change of Control unless the Indebtedness governed by such Senior Credit Agreement or the agreements governing such future Indebtedness, as the case may be, has been repurchased or repaid (or an offer made to effect such repurchase or repayment has been made and the Indebtedness of those creditors accepting such offer has been repurchased or repaid) and/or other specified requirements have been met. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such agreements, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company and its Subsidiaries. Finally, the Company’s ability to pay cash to the Holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Indenture relating to the Company’s obligation to make an offer to purchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes. As described above under “ — Optional redemption,” the Company also has the right to redeem the Notes at specified prices, in whole or in part, upon a Change of Control or otherwise.

The definition of Change of Control includes a phrase relating to the sale or other transfer of “all or substantially all” of the Company’s assets. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company, and therefore it may be unclear as to whether a Change of Control has occurred and whether the holders of the Notes have the right to require the Company to repurchase such Notes.

Certain covenants

The Indenture will contain covenants including, among others, the covenants as described below.

Limitation on indebtedness. The Indenture will provide as follows:

(a)	The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Company or any Restricted Subsidiary may Incur Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, the Consolidated Coverage Ratio would be greater than 2.00 to 1.00.

(b)	Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

(i)	Indebtedness Incurred pursuant to any Credit Facility (including but not limited to in respect of letters of credit or bankers’ acceptances issued or created thereunder) and Indebtedness Incurred other than under any Credit Facility, and (without limiting the foregoing), in each case, any Refinancing Indebtedness in respect thereof, in a maximum principal amount at any time outstanding not exceeding in the aggregate the amount equal to $2,675 million;

(ii)	Indebtedness (A) of any Restricted Subsidiary to the Company or (B) of the Company or any Restricted Subsidiary to any Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Company or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this clause (ii);

(iii)	Indebtedness represented by the Notes, the Subsidiary Guarantees and the related exchange notes and exchange guarantees issued in an exchange transaction pursuant to the Registration Rights Agreement, any Indebtedness (other than the Indebtedness described in clause (ii) above) outstanding on the Issue Date and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii), clause (b)(xi) of this covenant, or paragraph (a) above;

(iv)	Purchase Money Obligations and Capitalized Lease Obligations, and any Refinancing Indebtedness with respect thereto;

(v)	Indebtedness consisting of (x) accommodation guarantees for the benefit of trade creditors of the Company or any of its Restricted Subsidiaries, (y) Guarantees in connection with the construction or improvement of all or any portion of a Public Facility to be used by the Company or any Restricted Subsidiary or (z) Guarantees required or reasonably necessary (in the good faith determination of the Company) in connection with Vehicle Rental Concession Rights;

(vi)	(A) Guarantees by the Company or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under “— Limitation on indebtedness”), or (B) without limiting the covenant described under “— Limitation on liens,” Indebtedness of the Company or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under “— Limitation on indebtedness”);

(vii)

Indebtedness of the Company or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its Incurrence, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

(viii)	Indebtedness of the Company or any Restricted Subsidiary in respect of (A) deductible obligations, self-insurance obligations, re-insurance obligations, completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, or (B) Hedging Obligations entered into for bona fide hedging purposes that are incurred in the ordinary course of business, or (C) the financing of insurance premiums in the ordinary course of business, or (D) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Company or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement;

(ix)	Indebtedness (A) of a Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred in connection with a Special Purpose Financing; provided that (1) such Indebtedness is not recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), (2) in the event such Indebtedness shall become recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), such Indebtedness will be deemed to be, and must be classified by the Company as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this covenant for so long as such Indebtedness shall be so recourse, and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), the Company may classify such Indebtedness in whole or in part as Incurred under this clause (b)(ix) of this covenant;

(x)	Indebtedness of any Person that is assumed by the Company or any Restricted Subsidiary in connection with its acquisition of assets from such Person or any Affiliate thereof or is issued and outstanding on or prior to the date on which such Person was acquired by the Company or any Restricted Subsidiary or merged or consolidated with or into any Restricted Subsidiary (other than Indebtedness Incurred to finance, or otherwise Incurred in connection with, such acquisition), provided that on the date of such acquisition, merger or consolidation, after giving effect thereto, the Company could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) above; and any Refinancing Indebtedness with respect to any such Indebtedness;

(xi)	Indebtedness of the Company or any Restricted Subsidiary that (A) is in the form of a demand note or other promissory note, (B) is in favor of, or for the benefit of, any Unrestricted Subsidiary, and (C) serves as credit enhancement for any vehicle-related financing; and

(xii)	in addition to the items referred to in clauses (i) through (xi) above, Indebtedness of the Company or any Restricted Subsidiary in an aggregate outstanding principal amount at any time not exceeding an amount equal to 3.25% of Consolidated Tangible Assets.

(c)

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this covenant) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraphs (a) or (b) above, the Company, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of such clauses (including in part under one such clause and in part under another such clause), and may reclassify such item of Indebtedness in any manner that complies with this covenant and only be required to include the amount and type of such Indebtedness in one of such clauses; (iii) if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to clause (i) of paragraph (b) above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included; and (iv) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

(d)	For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the Dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that (x) the Dollar-equivalent principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing, and (z) the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to a Senior Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Company’s option, (i) the Issue Date, (ii) any date on which any of the respective commitments under such Senior Credit Facility shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (iii) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on restricted payments. The Indenture will provide as follows:

(a)

The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Company is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Company or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary, (iii) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or

Investment being herein referred to as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment and after giving effect thereto:

(1)	a Default shall have occurred and be continuing (or would result therefrom);

(2)	the Company could not Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on indebtedness”; or

(3)	the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Issue Date and then outstanding would exceed, without duplication, the sum of:

(A)	50% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on the first day of the Company’s fiscal quarter in which the Issue Date occurred to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which Consolidated Financial Statements of the Company are available (or, in case such Consolidated Net Income shall be a negative number, 100% of such negative number);

(B)	100% of the aggregate Net Cash Proceeds and the fair value (as determined in good faith by the Board of Directors) of property or assets received (x) by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock) after the Issue Date or (y) by the Company or any Restricted Subsidiary from the issuance and sale by the Company or any Restricted Subsidiary of Indebtedness that shall have been converted into or exchanged after the Issue Date for Capital Stock of the Company or any Parent (other than Disqualified Stock), plus the amount of any cash and the fair value (as determined in good faith by the Board of Directors) of any property or assets, received by the Company or any Restricted Subsidiary upon such conversion or exchange;

(C)	the aggregate amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (i) dividends, distributions, cancellation of indebtedness for borrowed money owed by the Company or any Restricted Subsidiary to an Unrestricted Subsidiary, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary, including dividends or other distributions related to dividends or other distributions made pursuant to clause (vii) of the following paragraph (b) (but only to the extent such amount is not included in Consolidated Net Income), or (ii) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”), not to exceed in the case of any such Unrestricted Subsidiary the aggregate amount of Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary after the Issue Date; and

(D)	in the case of any disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments), an amount in the aggregate equal to the lesser of the return of capital, repayment or other proceeds with respect to all such Investments received by the Company or a Restricted Subsidiary and the initial amount of all such Investments constituting Restricted Payments.

(b)	The provisions of the foregoing paragraph (a) do not prohibit any of the following, so long as a Default shall not have occurred and be continuing (or would result therefrom) (each, a “Permitted Payment”):

(i)

any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Company or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent issuance or sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Restricted Subsidiary) or a substantially concurrent capital contribution to the Company; provided, that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under clause (3)(B) of the preceding paragraph (a);

(ii)	any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Obligations (w) made by exchange for, or out of the proceeds of the substantially concurrent issuance or sale of, Indebtedness of the Company or Refinancing Indebtedness Incurred in compliance with the covenant described under “— Limitation on indebtedness,” (x) from Net Available Cash to the extent permitted by the covenant described under “— Limitation on sales of assets and subsidiary stock,” (y) following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Company shall have complied with the covenant described under “— Change of control” and, if required, purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing or repaying such Subordinated Obligations or (z) constituting Acquired Indebtedness;

(iii)	dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with the preceding paragraph (a);

(iv)	the payment by the Company of, or loans, advances, dividends or distributions by the Company to any Parent to pay, dividends on or purchase or repurchase the common stock or equity of such Parent in an amount not to exceed in any fiscal year $25 million;

(v)	notwithstanding the existence of any default or Event of Default, loans, advances, dividends or distributions to any Parent or other payments by the Company or any Restricted Subsidiary to permit such Parent to make payments pursuant to (A) any Tax Sharing Agreement, or (B) to pay or permit any Parent to pay (1) any Parent Expenses or (2) any Related Taxes;

(vi)	payments by the Company, or loans, advances, dividends or distributions by the Company to any Parent to make payments, to holders of Capital Stock of the Company or any Parent in lieu of issuance of fractional shares of such Capital Stock, not to exceed $5.0 million in the aggregate outstanding at any time;

(vii)	dividends or other distributions of Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries;

(viii)	the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of the covenant described under “Certain covenants — Limitation on indebtedness” above;

(ix)	distributions by a Special Purpose Entity organized outside the United States to its partners pursuant to a financing arrangement solely out of the cash flows of such Special Purpose Entity;

(x)	Restricted Payments (including loans and advances) in an aggregate amount outstanding at any time not exceeding an amount (net of repayments of such loans or advances) equal to 1% of Consolidated Tangible Assets;

(xi)

the purchase, redemption or other acquisition, cancellation or retirement for value of Equity Interests of the Company or any Restricted Subsidiary or any Parent held by any existing or former employees or management or directors of the Company or any Parent or any Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with (x) the death or disability of such employee, manager or director or (y) the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees or directors; provided that in the case of clause (y) such redemptions or repurchases pursuant to such clause will not exceed $2.5 million in the aggregate during any twelve-month period plus the aggregate Net Cash Proceeds received by the Company after the Issue Date from the issuance of such Capital Stock or equity appreciation rights to, or the exercise of options, warrants or other rights to purchase or acquire Capital Stock of the Company by, any current or former director, officer or employee of the Company or any Restricted Subsidiary; provided that the amount of such Net Cash Proceeds received by the Company and utilized pursuant to this clause (xi) for any such repurchase, redemption, acquisition or retirement will be excluded from clause (a)(3)(B) of the preceding paragraph; and provided, further, that unused amounts available pursuant to this clause (xi) to be utilized for Restricted Payments during any twelve-month period may be carried forward and utilized in the next succeeding twelve-month period; and

(xii)	repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents (i) a portion of the exercise price thereof or (ii) withholding incurred in connection with such exercise.

provided, that (A) in the case of clauses (iii), (iv), (v)(B)(1) (but only such Parent Expenses referred to in clause (ii) and clause (iv) of the definition of “Parent Expenses”), (vi), (viii) and (x), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments (but only to the extent such amount was not included as an expense in the calculation of Consolidated Net Income), and (B) in all cases other than pursuant to clause (A) immediately above, the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments.

Limitation on restrictions on distributions from restricted subsidiaries. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company (provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction), except any encumbrance or restriction:

(1)	pursuant to any agreement in effect at or entered into on the Issue Date, including, without limitation, the Indenture, the Notes, the Senior Credit Facility or any other Credit Facility;

(2)	pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary, or which agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets from such Person, as in effect at the time of such acquisition, merger or consolidation (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger or consolidation); provided that for purposes of this clause (2), if a Person other than the Company is the Successor Company with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(3)	pursuant to an agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument referred to in clause (1) or (2) of this covenant or this clause (3) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an Initial Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Holders of the applicable Notes than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Company);

(4)

(A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, (C) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary, (E) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (F) on cash or other deposits or net worth imposed by customers or suppliers under agreements entered into in the ordinary course of business, (G) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and joint venture and other similar agreements entered into in the ordinary course of business), (H) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or such Restricted Subsidiary, (I) pursuant to Hedging Obligations or (J) in connection with or relating to any Vehicle Rental Concession Right;

(5)	with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(6)	by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses; or

(7)	pursuant to an agreement or instrument (A) relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “— Limitation on indebtedness” (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not less favorable to the Holders of the applicable Notes than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Company), or (ii) if such encumbrance or restriction is not materially more disadvantageous to the Holders of the applicable Notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines in good faith that such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the applicable Notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, (B) relating to any sale of receivables by a Foreign Subsidiary (C) of, or relating to Indebtedness of or a Financing Disposition by or to or in favor of, any Special Purpose Entity or (D) of a financing arrangement of a Special Purpose Entity organized outside the United States.

Limitation on sales of assets and subsidiary stock. The Indenture will provide as follows:

(a)	The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless

(i)	the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, as such fair market value may be determined (and shall be determined, to the extent such Asset Disposition or any series of related Asset Dispositions involves aggregate consideration in excess of $25.0 million) in good faith by the Board of Directors, whose determination shall be conclusive (including as to the value of all noncash consideration);

(ii)	in the case of any Asset Disposition (or series of related Asset Dispositions) having a fair market value of $25.0 million or more other than in a sale of the Budget Truck Division for fair market value, at least 75% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Company or such Restricted Subsidiary is in the form of cash; and

(iii)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or any Restricted Subsidiary, as the case may be) as follows:

(A)	first, either (x) to the extent the Company elects (or is required by the terms of any Bank Indebtedness, any senior indebtedness of the Company or any Subsidiary Guarantor or any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor), to prepay, repay or purchase any such Indebtedness or (in the case of letters of credit, bankers’ acceptances or other similar instruments) cash collateralize any such Indebtedness (in each case other than Indebtedness owed to the Company or a Restricted Subsidiary) within 365 days after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or (y) to the extent the Company or such Restricted Subsidiary elects, to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with an amount equal to Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or, if such investment in Additional Assets is a project authorized by the Board of Directors that will take longer than such 365 days to complete, the period of time necessary to complete such project;

(B)	second, if the balance of such Net Available Cash after application in accordance with clause (A) above exceeds $25.0 million, (such balance, the “Excess Proceeds”), to the extent of such Excess Proceeds, to make an offer to purchase Notes and (to the extent the Company or such Restricted Subsidiary elects, or is required by the terms thereof) to purchase, redeem or repay any other unsubordinated indebtedness of the Company or a Restricted Subsidiary, pursuant and subject to the conditions of the Indenture and the agreements governing such other Indebtedness; and

(C)	third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) above, to fund (to the extent consistent with any other applicable provision of the Indenture) any general corporate purpose (including but not limited to the repurchase, repayment or other acquisition or retirement of any Subordinated Obligations);

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A)(x) or (B) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions or equivalent amount that is not applied in accordance with this covenant exceeds $50.0 million. If the aggregate principal amount of Notes or other Indebtedness of the Company or a Restricted Subsidiary validly tendered and not withdrawn (or otherwise subject to purchase, redemption or repayment) in connection with an offer pursuant to clause (B) above exceeds the Excess Proceeds, the Excess Proceeds will be apportioned between such Notes and such other Indebtedness of the Company or a Restricted Subsidiary, with the portion of the Excess Proceeds payable in respect of such Notes to equal the lesser of (x) the Excess Proceeds amount multiplied by a fraction, the numerator of which is the outstanding principal amount of such Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and the outstanding principal amount of the relevant other Indebtedness of the Company or a Restricted Subsidiary, and (y) the aggregate principal amount of Notes validly tendered and not withdrawn.

For the purposes of clause (ii) of paragraph (a) above, the following are deemed to be cash: (1) Temporary Cash Investments and Cash Equivalents, (2) the assumption of Indebtedness of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (4) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days, and (5) consideration consisting of Indebtedness of the Company or any Restricted Subsidiary.

(b)	In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (iii)(B) of paragraph (a) above, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the applicable Notes (the “Offer”) at a purchase price of 100% of their principal amount plus accrued and unpaid interest to the Purchase Date in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the applicable Notes tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of applicable Notes, the remaining Net Available Cash will be available to the Company for use in accordance with clause (iii)(B) of paragraph (a) above (to repay other Indebtedness of the Company or a Restricted Subsidiary) or clause (iii)(C) of paragraph (a) above. The Company shall not be required to make an Offer for Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clause (iii)(A) of paragraph (a) above) is less than $50.0 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). No Note will be repurchased in part if less than the Minimum Denomination in original principal amount.

(c)	To the extent that the provisions of any securities laws or regulations conflict with provisions of this “Limitation on sales of assets and subsidiary stock” covenant, the Company may comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations hereunder by virtue thereof.

Limitation on transactions with affiliates. The Indenture will provide as follows:

(a)	The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless:

(i)	such Affiliate transaction is entered into in good faith and the terms of such Affiliate Transaction are, taken as a whole, fair and reasonable to the Company or such Restricted Subsidiary; and

(ii)	if such Affiliate Transaction involves aggregate consideration in excess of $25.0 million, the terms of such Affiliate Transaction have been approved by a majority of the Disinterested Directors.

For purposes of this paragraph, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this paragraph if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, the Company or such Restricted Subsidiary receives an opinion in customary form from a nationally recognized appraisal or investment banking firm to the effect that such Affiliate Transaction is fair to the Company or such Restricted Subsidiary from a financial point of view.

(b)	The provisions of the preceding paragraph (a) will not apply to:

(i)	any Restricted Payment Transaction;

(ii)	(1) the entering into, maintaining or performance of any employment contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any employee, officer or director heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) the payment of compensation, performance of indemnification or contribution obligations, or any issuance, grant or award of stock, options, other equity-related interests or other securities, to employees, officers or directors in the ordinary course of business, (3) the payment of reasonable fees to directors of the Company or any of its Subsidiaries (as determined in good faith by the Company or such Subsidiary) or (4) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term);

(iii)	any transaction with, including an investment in, the Company, any Restricted Subsidiary, or any Special Purpose Entity;

(iv)	any transaction arising out of agreements or instruments in existence on the Issue Date and identified under “Certain relationships and related transactions” (other than any Tax Sharing Agreement referred to in clause (b)(vi) of this covenant), and any payments made pursuant thereto;

(v)	any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Company or any Restricted Subsidiary and any Affiliate of the Company controlled by the Company that is a joint venture or similar entity;

(vi)	the execution, delivery and performance of any Tax Sharing Agreement;

(vii)	any issuance or sale of Capital Stock (other than Disqualified Stock) of the Company or capital contribution to the Company;

(viii)	transactions with Affiliates solely in their capacity as holders of Indebtedness or Capital Stock of the Company or any of its Subsidiaries, where such Affiliates hold less Indebtedness or Capital Stock than non-Affiliates and such Affiliates receive the same consideration as non-Affiliates in such transactions;

(ix)	any transaction with any Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction; and

(x)	transactions exclusively between or among the Company and any of its Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture.

Limitation on liens. The Indenture will provide that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of the Indenture or thereafter acquired, securing any Indebtedness (the “Initial Lien”), unless contemporaneously therewith effective provision is made to secure the Indebtedness due under the Indenture and the Notes or, in respect of Liens on any Restricted Subsidiary’s property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or on a senior basis to, in the case of Subordinated Obligations or Guarantor Subordinated Obligations) such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the Notes or any such Subsidiary Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, (ii) in the case of any such Lien in favor of any such Subsidiary Guarantee, upon the termination and discharge of such Subsidiary Guarantee in accordance with the terms of the Indenture or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by the provisions of the covenant described under “ — Merger and consolidation” below) to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

Future subsidiary guarantors. As set forth more particularly under “— Subsidiary guarantees,” the Indenture will provide that the Company will cause each Domestic Subsidiary that guarantees payment by the Company of any Indebtedness of the Company under the Senior Credit Facilities to execute and deliver to the Trustee a supplemental indenture or other instrument pursuant to which such Domestic Subsidiary will guarantee payment of the Notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the Indenture. The Company will also have the right to cause any other Subsidiary so to guarantee payment of the Notes. Subsidiary Guarantees will be subject to release and discharge under certain circumstances prior to payment in full of the Notes. See “ — Subsidiary guarantees.”

SEC reports. Prior to consummation of the Exchange Offer and when any Notes under the Indenture are outstanding, the Company will provide to the Trustee and the holders of Notes:

(a)	within 90 days after the end of the Company’s fiscal year, financial statements and management’s discussion and analysis of financial condition and results of operations substantially equivalent to that which would be required to be included in an Annual Report on Form 10-K of the Company were the Company subject to an obligation to file such a report under the Exchange Act;

(b)	within 45 days after the end of each of the first three fiscal quarters in each fiscal year of the Company, financial statements and management’s discussion and analysis of financial condition and results of operations substantially equivalent to that which would be required to be included in a Quarterly Report on Form 10-Q of the Company were the Company subject to an obligation to file such a report under the Exchange Act provided, however, that the reports set forth in clauses (a) and (b) above shall not be required to: (x) contain any certification required by any such form or the Sarbanes-Oxley Act of 2002, (y) include separate financial statements of any Guarantor or the Co-Issuer or (z) include any exhibit.

The Indenture will provide that, following consummation of the Exchange Offer, notwithstanding that the Company may not be required to be or remain subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Company will file with the SEC (unless such filing is not permitted under the Exchange Act or by the SEC), so long as any Notes are outstanding, the annual reports, information, documents and other reports that the Company is required to file with the SEC pursuant to such Section 13(a) or 15(d) or would be so required to file if the Company were so subject. The Company will also, within 15 days after the date on which the Company was so required to file or would be so required to file if the Company were so subject, transmit by mail to all applicable Holders, as their names and addresses appear in the applicable Note Register, and to the Trustee (or make available on a Company website) copies of any such information, documents and reports (without exhibits) so required to be filed.

The Company will be deemed to have satisfied the requirements of this paragraph if any Parent files with the SEC and provides reports, documents and information of the types otherwise so required, in each case within the applicable time periods specified by the applicable rules and regulations of the SEC, and the Company is not required to file such reports, documents and information separately under the applicable rules and regulations of the SEC (after giving effect to any exemptive relief) because of the filings by such Parent. The Company will comply with the other provisions of TIA § 314(a).

Merger and consolidation

The Indenture will provide that the Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(i)

the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume all the obligations of the

Company under the applicable Notes and the Indenture by executing and delivering to the Trustee a supplemental indenture or one or more other documents or instruments in form reasonably satisfactory to such Trustee;

(ii)	immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

(iii)	immediately after giving effect to such transaction, either (A) the Successor Company could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of the covenant described under “— Certain covenants — Limitation on indebtedness,” or (B) the Consolidated Coverage Ratio of the Company (or, if applicable, the Successor Company with respect thereto) would equal or exceed the Consolidated Coverage Ratio of the Company immediately prior to giving effect to such transaction;

(iv)	each applicable Subsidiary Guarantor (other than (x) any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guarantee in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a supplemental indenture or other document or instrument in form reasonably satisfactory to the Trustee, confirming its Subsidiary Guarantee (other than any Subsidiary Guarantee that will be discharged or terminated in connection with such transaction); and

(v)	the Company will have delivered to such Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph, provided that (x) in giving such opinion such counsel may assume compliance with the foregoing clauses (ii) and (iii) to the extent such opinion would otherwise be required to address financial matters or tests and, as to any matters of fact may rely on an Officer’s Certificate, and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the last paragraph of this covenant.

Any Indebtedness that becomes an obligation of the Company or any Restricted Subsidiary (or that is deemed to be Incurred by any Person that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this covenant, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with the covenant described under “— Certain covenants — Limitation on indebtedness.”

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter the predecessor Company shall be relieved of all obligations and covenants under the Indenture, except that the predecessor Company in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

Clauses (ii) and (iii) of the first paragraph of this “Merger and consolidation” covenant will not apply to any transaction in which (1) any Restricted Subsidiary consolidates with, merges with or into or conveys or transfers all or part of its assets to the Company or (2) the Company consolidates with or merges with or into or conveys or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Restricted Subsidiary of the Company so long as all assets of the Company and the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof.

Defaults

An Event of Default will be defined in the Indenture as:

(i)	a default in any payment of interest on any applicable Note when due, continued for 30 days;

(ii)	a default in the payment of principal of any applicable Note when due, whether at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(iii)	the failure by the Company to comply with its obligations under the first paragraph of the covenant described under “— Merger and consolidation” above;

(iv)	the failure by the Company to comply for 30 days after notice with any of its obligations under the covenant described under “— Change of control” above (other than a failure to purchase Notes);

(v)	the failure by the Company to comply for 60 days after notice with its other agreements contained in the applicable Notes or the Indenture;

(vi)	the failure by any applicable Subsidiary Guarantor to comply for 45 days after notice with its obligations under its applicable Subsidiary Guarantee;

(vii)	the failure by the Company or any Restricted Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, if the total amount of such Indebtedness so unpaid or accelerated exceeds $50.0 million or its foreign currency equivalent; provided, that no Default or Event of Default will be deemed to occur with respect to any such accelerated Indebtedness that is paid or otherwise acquired or retired within 30 days after such acceleration (the “cross acceleration provision”);

(viii)	certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary, or of other Restricted Subsidiaries that are not Significant Subsidiaries but would in the aggregate constitute a Significant Subsidiary if considered as a single Person (the “bankruptcy provisions”);

(ix)	the rendering of any judgment or decree for the payment of money in an amount (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) in excess of $50.0 million or its foreign currency equivalent against the Company or a Significant Subsidiary, or jointly and severally against other Restricted Subsidiaries that are not Significant Subsidiaries but would in the aggregate constitute a Significant Subsidiary if considered as a single Person, that is not discharged, or bonded or insured by a third Person, if such judgment or decree remains outstanding for a period of 90 days following such judgment or decree and is not discharged, waived or stayed (the “judgment default provision”); or

(x)	the failure of any applicable Subsidiary Guarantee by a Subsidiary Guarantor that is a Significant Subsidiary to be in full force and effect (except as contemplated by the terms thereof or of the Indenture) or the denial or disaffirmation in writing by any applicable Subsidiary Guarantor that is a Significant Subsidiary of its obligations under the Indenture or any applicable Subsidiary Guarantee, if such Default continues for 10 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a Default under clause (iv), (v) or (vi) will not constitute an Event of Default until the Trustee or the Holders of at least 30% in principal amount of the outstanding Notes notify the Company of the Default and the Company does not cure such Default within the time specified in such clause after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing the Trustee by notice to the Company, or the Holders of at least 30% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon the effectiveness of such a declaration, such principal and interest will be due and payable immediately.

Notwithstanding the foregoing, if an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and accrued but unpaid interest on all the applicable Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any applicable Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the applicable Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, such Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the applicable Notes unless (i) such Holder has previously given the Trustee written notice that an Event of Default is continuing, (ii) Holders of at least 30% in principal amount of the outstanding Notes of the applicable class have requested the Trustee in writing to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) such Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes of the applicable class have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes of the applicable class are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on such Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that such Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve such Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture will provide that if a Default occurs and is continuing and is known to the Trustee, such Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, or premium (if any) or interest on, any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default occurring during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes of the applicable class then outstanding (including in each case, consents obtained in connection with a tender offer or exchange offer for Notes); provided, that if any such amendment or waiver will only affect the Floating Rate Notes, the 7.625% Notes or the 7.75% Notes then outstanding, then only the consent of the Holders of a majority in principal amount of the Floating Rate Notes, the 7.625% Notes or the 7.75% Notes then outstanding (including, in each case, consents obtained in connection with a tender offer or exchange offer for Notes), as the case may be, shall be required. However, without the consent of each Holder of an outstanding Note affected, no amendment or waiver may (i) reduce the principal amount of Notes of the applicable class whose Holders must consent to an amendment or waiver, (ii) reduce the rate of or extend the time for payment of interest on any Note of the applicable class, (iii) reduce the principal of or extend the Stated Maturity of any Note of the applicable class, (iv) reduce the premium payable upon the redemption of any Note of the applicable class, or change the date on which any Note of the applicable class may be redeemed as described under “— Optional redemption” above, (v) make any Note of the applicable class payable in money other than that stated in such Note, (vi) impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes of the applicable class on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes of the applicable class, or (vii) make any change in the amendment or waiver provisions described in this sentence.

Without the consent of any applicable Holder, the Company, the Trustee and (as applicable) any Subsidiary Guarantor may amend the Indenture to cure any ambiguity, manifest error, omission, defect or inconsistency, to provide for the assumption by a successor of the obligations of the Company or a Subsidiary Guarantor under such Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes, to add Guarantees with respect to the Notes, to secure the Notes, to confirm and evidence the release, termination or discharge of any Guarantee or Lien with respect to or securing the Notes when such release, termination or discharge is provided for under the Indenture, to add to the covenants of the Company for the benefit of the Noteholders or to surrender any right or power conferred upon the Company, to provide for or confirm the issuance of Additional Notes, to conform the text of the Indenture, the Notes or any Subsidiary Guarantee to any provision of this “Description of the exchange notes,” to increase the minimum denomination of Dollar Notes to equal the dollar equivalent of €1,000 rounded up to the nearest $1,000 (including for purposes of redemption or repurchase of any Dollar Note in part), to provide additional rights or benefits to the Holders or make any change that does not materially adversely affect the rights of any Holder, to release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or the Indenture in accordance with the applicable provisions of the Indenture, to provide for the appointment of a successor trustee, provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture, or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA or otherwise.

The consent of the applicable Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver. Until an amendment or waiver becomes effective, a consent to it by a Noteholder is a continuing consent by such Noteholder and every subsequent Holder of all or part of the related Note. Any such Noteholder or subsequent holder may revoke such consent as to its Note by written notice to the Trustee or the Company, received thereby before the date on which the Company certifies to such Trustee that the Holders of the requisite principal amount of Notes have consented to such amendment or waiver. After an amendment or waiver under the Indenture becomes effective, the Company is required to mail to Noteholders a notice briefly describing such amendment or waiver. However, the failure to give such notice to all Noteholders, or any defect therein, will not impair or affect the validity of the amendment or waiver.

Defeasance

The Company at any time may terminate all its obligations under the applicable Notes and the Indenture (“legal defeasance”), except for certain obligations, including those relating to the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under certain covenants under the Indenture, including the covenants described under “— Certain covenants” and “— Change of control,” the operation of the default provisions relating to such covenants described under “— Defaults” above, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under “— Defaults” above, and the limitations contained in clauses (iii), (iv) and (v) under “— Merger and consolidation” above (“covenant defeasance”). If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its applicable Subsidiary Guarantee.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the applicable Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the applicable Notes may not be accelerated because of an Event of Default specified in clause (iv), (v) (as it relates to the covenants described under “— Certain covenants” above), (vi), (vii), (viii) (but only with respect to events of bankruptcy, insolvency or reorganization of a Subsidiary), (ix) or (x) under “— Defaults” above or because of the failure of the Company to comply with clause (iii), (iv) or (v) under “— Merger and consolidation” above.

Either defeasance option may be exercised to any redemption date or to the maturity date for the applicable Notes. In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations, or a combination thereof, sufficient (without reinvestment) to pay principal of, and premium (if any) and interest on, the applicable Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders of the applicable Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel (x) must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law since the Issue Date and (y) need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable at its Stated Maturity within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the Trustee in the name, and at the expense, of the Company).

Satisfaction and discharge

The Indenture will be discharged and cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the applicable Notes, as expressly provided for in such Indenture) as to all outstanding Notes of the applicable class when (i) either (a) all Notes of the applicable class previously authenticated and delivered (other than certain lost, stolen or destroyed Notes, and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Company) have been delivered to the Trustee for cancellation or (b) all Notes of the applicable class not previously delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) have been or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by such Trustee in the name, and at the expense, of the Company; (ii) the Company has irrevocably deposited or caused to be deposited with the Trustee money, U.S. Government Obligations, or a combination thereof, sufficient (without reinvestment) to pay and discharge the entire indebtedness on the Notes of the applicable class not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to, but not including, the date of redemption or their Stated Maturity, as the case may be; (iii) the Company has paid or caused to be paid all other sums payable under the Indenture by the Company; and (iv) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each to the effect that all conditions precedent under the “Satisfaction and Discharge” section of the Indenture relating to the satisfaction and discharge of such Indenture have been complied with, provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (i), (ii) and (iii)).

No personal liability of directors, officers, employees, incorporators and stockholders

No director, officer, employee, incorporator, equity holder, member or stockholder of any Issuer, any Subsidiary Guarantor or any Subsidiary of any thereof shall have any liability for any obligation of the Company or any Subsidiary Guarantor under the Indenture, the Notes or any Subsidiary Guarantee, or for any claim based on, in respect of, or by reason of, any such obligation or its creation. Each Noteholder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Concerning the Trustee

The Bank of Nova Scotia Trust Company of New York is the Trustee under the Indenture and is appointed by the Company as Registrar and Paying Agent with regard to the Notes.

The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are set forth specifically in such Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture and the TIA will impose certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, that if it acquires any conflicting interest as described in the TIA, it must eliminate such conflict, apply to the SEC for permission to continue as Trustee with such conflict, or resign.

Transfer and exchange

A Noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require such Noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require such Noteholder to pay any taxes or other governmental charges required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption or purchase or to transfer or exchange any Note for a period of 15 Business Days prior to the day of the mailing of the notice of redemption or purchase. No service charge will be made for any registration of transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection with the transfer or exchange. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

Governing law

The Indenture will provide that it and the applicable Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

“Acquired Indebtedness” means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Additional Assets” means (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Company or a Restricted Subsidiary or otherwise useful in a Related Business (including any capital expenditures on any property or assets already so used); (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition,

“control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Disposition” means any sale, lease (other than an operating lease entered into in the ordinary course of business), transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), other than (i) a disposition to the Company or a Restricted Subsidiary, (ii) a sale or other disposition in the ordinary course of business, (iii) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (iv) any Restricted Payment Transaction, (v) a disposition that is governed by the provisions described under “—Merger and consolidation” or any disposition that constitutes a Change of Control, (vi) any Financing Disposition, (vii) any “fee in lieu” or other disposition of assets to any governmental authority or agency that continue in use by the Company or any Restricted Subsidiary, so long as the Company or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (viii) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, (ix) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including without limitation any sale/leaseback transaction or asset securitization, (x) any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, (xi) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xiii) a disposition of not more than 5% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors, (xiv) any disposition or series of related dispositions for aggregate consideration not to exceed $50.0 million, (xv) the creation of a Permitted Lien and dispositions in connection with Permitted Liens, (xvi) dispositions of Investments or receivables, in each case in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings, (xvii) the unwinding of any Hedging Obligation, or (xviii) the licensing of any intellectual property.

“Average Book Value” means, for any period, the amount equal to (x) the sum of the respective book values of Rental Vehicles of the Company and its Restricted Subsidiaries as of the end of each of the most recent thirteen fiscal months of the Company that have ended at or prior to the end of such period, divided by (y) 13.

“Average Interest Rate” means, for any period, the amount equal to (x) the total interest expense of the Company and its Restricted Subsidiaries for such period (excluding any interest expense on any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Rental Vehicles and/or related rights and/or assets), divided by (y) the Average Principal Amount of Indebtedness of the Company and its Restricted Subsidiaries for such period (excluding any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Rental Vehicles and/or related rights and/or assets).

“Average Principal Amount” means, for any period, the amount equal to (x) the sum of the respective aggregate outstanding principal amounts of the applicable Indebtedness as of the end of each of the most recent thirteen fiscal months of the Company that have ended at or prior to the end of such period, divided by (y) 13.

“Bank Indebtedness” means any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable under or in respect of any Credit Facility, including without limitation principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board or governing body. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City (or any other city in which a Paying Agent maintains its office).

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

“Cash Equivalents” means any of the following: (a) securities issued or fully guaranteed or insured by the United States of America or any agency or instrumentality thereof, (b) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having a credit rating of “A” or better at the time of acquisition from either S&P or Moody’s, (c) time deposits, certificates of deposit or bankers’ acceptances of (i) any lender under a Senior Credit Facility or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (e) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended and (f) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodities Agreement” means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which Consolidated Financial Statements of the Company are available to (ii) Consolidated Interest Expense for such four fiscal quarters (in each of the foregoing clauses (i) and (ii), determined for each fiscal quarter of the four fiscal quarters ending prior to the Issue Date); provided, that

(1)	if since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation);

(2)	if since the beginning of such period the Company or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness that is no longer outstanding on such date of determination or the Indebtedness of any Special Purpose Subsidiary which is an Unrestricted Subsidiary is reduced (each, a “Discharge”) or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period;

(3)	if since the beginning of such period the Company or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale;

(4)	if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a “Purchase”), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period; and

(5)	if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Company or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital, (ii) Consolidated Interest Expense and any Special Purpose Financing Fees, (iii) depreciation (excluding Consolidated Vehicle Depreciation), amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs) and all other non-cash charges or non-cash losses, (iv) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by the Indenture (whether or not consummated or incurred), and (v) the amount of any minority interest expense.

“Consolidated Interest Expense” means, for any period, (i) the total interest expense of the Company and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Company and its Restricted Subsidiaries, including without limitation any such interest expense consisting of (a) interest expense attributable to Capitalized Lease Obligations, (b) amortization of debt discount, (c) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Company or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Company or any Restricted Subsidiary, (d) non-cash interest expense, (e) the interest portion of any deferred payment obligation and (f) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, plus (ii) Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Company held by Persons other than the Company or a Restricted Subsidiary and minus (iii) to the extent otherwise included in such interest expense referred to in clause (i) above, (x) Consolidated Vehicle Interest Expense and (y) amortization or write-off of financing costs, in each case under clauses (i) through (iii) as determined on a Consolidated basis in accordance with GAAP (to the extent applicable, in the case of Consolidated Vehicle Interest Expense); provided, that gross interest expense shall be determined after giving effect to any net payments made or received by the Company and its Restricted Subsidiaries with respect to Interest Rate Agreements; provided, further, that notwithstanding the definition of “Consolidated Vehicle Interest Expense”, “Consolidated Interest Expense” shall include the interest expense in respect of Indebtedness that is secured by Liens incurred pursuant to clause (v) of the definition of “Permitted Liens”.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided, that there shall not be included in such Consolidated Net Income:

(i)	any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in clause (iii) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below) and (B) the Company’s equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Company or any of its Restricted Subsidiaries in such Person;

(ii)	solely for purposes of determining the amount available for Restricted Payments under clause (a)(3)(A) of the covenant described under “— Certain covenants — Limitation on restricted payments,” any net income (loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Company by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to the Notes or the Indenture and (z) restrictions in effect on the Issue Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Noteholders than such restrictions in effect on the Issue Date), except that (A) subject to the limitations contained in clause (iii) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the net loss of such Restricted Subsidiary shall be included to the extent of the aggregate Investment of the Company or any of its other Restricted Subsidiaries in such Restricted Subsidiary;

(iii)	any gain or loss realized upon the sale or other disposition of any asset of the Company or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors);

(iv)	the cumulative effect of a change in accounting principles;

(v)	all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness;

(vi)	any unrealized gains or losses in respect of Currency Agreements;

(vii)	any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person;

(viii)	any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards;

(ix)	to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary;

(x)	any non-cash charge, expense or other impact attributable to application of the purchase method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase accounting adjustments); and

(xi)	any item classified as an extraordinary, unusual or non-recurring gain, loss or charge, including fees, expenses and charges associated with the Separation Transactions and any acquisition, merger or consolidation after the Issue Date.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by a responsible financial or accounting Officer of the Company.

“Consolidated Quarterly Tangible Assets” means, as of any date of determination, the total assets less the sum of the goodwill, net, and “other intangibles, net,” in each case reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of any fiscal quarter of the Company for which such a balance sheet is available, determined on a Consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Secured Indebtedness” means, as of any date of determination, an amount equal to the Consolidated Total Indebtedness as of such date that in each case the payment of which is then secured by Liens on property or assets of the Company and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby).

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Secured Indebtedness as at such date to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available (determined for each fiscal quarter (or portion thereof) of the four fiscal quarters ending prior to the Issue Date), provided, that:

(1)	if since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Consolidated Secured Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Secured Leverage Ratio is an Incurrence of Consolidated Secured Indebtedness, Consolidated EBITDA and Consolidated Secured Indebtedness (to the extent it does not already include such Incurrence of Consolidated Secured Indebtedness) for such period shall be calculated after giving effect on a pro forma basis to such Consolidated Secured Indebtedness as if such Consolidated Secured Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Consolidated Secured Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Consolidated Secured Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation);

(2)	if since the beginning of such period Consolidated Secured Indebtedness has been Discharged or if the transaction giving rise to the need to calculate the Consolidated Secured Leverage Ratio involves a Discharge of Consolidated Secured Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Secured Indebtedness (to the extent it does not already exclude such Discharge of Consolidated Secured Indebtedness) for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Consolidated Secured Indebtedness, including with the proceeds of such new Consolidated Secured Indebtedness, as if such Discharge had occurred on the first day of such period;

(3)	if since the beginning of such period the Company or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated

EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(4)	if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(5)	if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Secured Indebtedness for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by a responsible financial or accounting Officer of the Company.

“Consolidated Tangible Assets” means, as of any date of determination, the amount equal to (x) the sum of Consolidated Quarterly Tangible Assets as at the end of each of the most recently ended four fiscal quarters of the Company for which a calculation thereof is available, divided by (y) four; provided that for purposes of paragraph (b) of the covenant described in “— Certain covenants — Limitation on indebtedness”, “— Certain covenants — Limitation on restricted payments” and the definition of “Permitted Investment,” Consolidated Tangible Assets shall not be deemed to be less than $10,646 million.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to (1) the aggregate principal amount of outstanding Indebtedness of the Company and its Restricted Subsidiaries (other than the Notes) as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money Obligations and unreimbursed outstanding drawn amounts under funded letters of credit); Capitalized Lease Obligations; debt obligations evidenced by bonds, debentures, notes or similar instruments; Disqualified Stock; and (in the case of any Restricted Subsidiary that is not a Subsidiary Guarantor) Preferred Stock, determined on a Consolidated basis in accordance with GAAP (excluding items eliminated in Consolidation, and for the avoidance of doubt, excluding Hedging Obligations), minus (2) the amount of such Indebtedness consisting of Indebtedness of a type referred to in, or Incurred pursuant to, clause (b)(ix) of the covenant described under “— Certain covenants — Limitation on indebtedness,” to the extent not Incurred to finance or refinance the acquisition of Rental Vehicles, and minus (3) the Consolidated Vehicle Indebtedness as of such date.

“Consolidated Vehicle Depreciation” means, for any period, depreciation on all Rental Vehicles (after adjustments thereto), to the extent deducted in calculating Consolidated Net Income for such period.

“Consolidated Vehicle Indebtedness” means, as of any date of determination, the amount equal to either (a) the sum of (x) the aggregate principal amount of then outstanding Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Rental Vehicles and/or related rights and/or assets plus (y) the aggregate principal amount of other then outstanding Indebtedness of the Company and its Restricted Subsidiaries that is attributable to the financing or refinancing of Rental Vehicles and/or related rights and/or assets, as determined in good faith by the Chief Financial Officer or an authorized officer of the Company (which determination shall be conclusive) or, at the

Company’s option, (b) 90% of the book value of Rental Vehicles of the Company and its Restricted Subsidiaries (such book value being determined as of the end of the most recently ended fiscal month of the Company for which internal consolidated financial statements of the Company are available, on a pro forma basis including (x) any Rental Vehicles acquired by the Company or any Restricted Subsidiary since the end of such fiscal month and (y) in the case of any determination relating to any Incurrence of Indebtedness, any Rental Vehicles being acquired by the Company or any Restricted Subsidiary in connection therewith).

“Consolidated Vehicle Interest Expense” means, for any period, the sum of (a) the aggregate interest expense for such period on any Indebtedness (including costs associated with letters of credit related to such Indebtedness) of any Special Purpose Subsidiary that is a Restricted Subsidiary directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Rental Vehicles and/or related rights and/or assets plus (b) either (x) the aggregate interest expense for such period on other Indebtedness of the Company and its Restricted Subsidiaries that is attributable to the financing or refinancing of Rental Vehicles and/or any related rights and/or assets, as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company (which determination shall be conclusive) or, at the Company’s option, (y) an amount of the total interest expense of the Company and its Restricted Subsidiaries for such period equal to (i) the Average Interest Rate for such period multiplied by (ii) the amount equal to (1) 90% of the Average Book Value for such period of Rental Vehicles of the Company and its Restricted Subsidiaries minus (2) the Average Principal Amount for such period of any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Rental Vehicles and/or related rights and/or assets.

“Consolidation” means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Credit Facilities” means one or more of (i) the Senior Credit Facility, and (ii) any other facilities or arrangements designated by the Company, in each case with one or more banks or other lenders or institutions providing for revolving credit loans, term loans, receivables or fleet financings (including without limitation through the sale of receivables or fleet assets to such institutions or to special purpose entities formed to borrow from such institutions against such receivables or fleet assets or the creation of any Liens in respect of such receivables or fleet assets in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Default” means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation.

“Determination Date,” with respect to an Interest Period, means the second London Banking Day preceding the first day of such Interest Period.

“Disinterested Directors” means, with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Company, or one or more members of the Board of Directors of a Parent, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any Parent or any options, warrants or other rights in respect of such Capital Stock. Prior to completion of the Separation Transactions, the Cendant directors who will remain directors of Cendant following such Transactions will be deemed to be Disinterested Directors.

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition), in whole or in part, in each case on or prior to the final Stated Maturity of the Notes.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options, profits, interests, equity appreciation rights or other rights to acquire or purchase Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Board of Directors, whose determination will be conclusive.

“Financing Disposition” means any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets by the Company or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with a financing by a Special Purpose Entity or in connection with the Incurrence by a Special Purpose Entity of Indebtedness or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

“Foreign Subsidiary” means (a) any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and (b) any Restricted Subsidiary of the Company that has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), and other assets relating to an ownership interest in any such securities, Indebtedness or Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Issue Date (for purposes of the definitions of the terms “Consolidated Coverage Ratio,” “Consolidated EBITDA,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated Quarterly Tangible Assets,” “Consolidated Secured Indebtedness,” “Consolidated Secured Leverage Ratio,” “Consolidated Tangible

Assets,” “Consolidated Total Indebtedness,” “Consolidated Vehicle Depreciation,” “Consolidated Vehicle Indebtedness” and “Consolidated Vehicle Interest Expense,” all defined terms in the Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions) and as in effect from time to time (for all other purposes of the Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity to the extent possible with GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Subordinated Obligations” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“Holder” or “Noteholder” means the Person in whose name a Note is registered in the Note Register.

“Incur” means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have a correlative meaning; provided, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(i)	the principal of indebtedness of such Person for borrowed money;

(ii)	the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(iii)	the principal component of all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (except to the extent such reimbursement obligation relates to a Trade Payable or similar liability and such obligation is satisfied within 30 days of Incurrence);

(iv)	the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto;

(v)	all Capitalized Lease Obligations of such Person;

(vi)	the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Company other than a Subsidiary

Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price thereof calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or the board of directors or other governing body of the issuer of such Capital Stock);

(vii)	the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (B) the amount of such Indebtedness of such other Persons;

(viii)	the principal component of Indebtedness of other Persons, to the extent Guaranteed by such Person; and

(ix)	to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).

The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in the Indenture, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include August 14, 2006.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“Inventory” means goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

“Investment” in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “— Certain covenants — Limitation on restricted payments” only, (i) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation, and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer. Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided, that to the extent that the amount of Restricted Payments outstanding at any time is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to paragraph (a) of the covenant described under “— Certain covenants — Limitation on restricted payments.”

“Issue Date” means the first date on which Restricted Notes were issued.

“LIBOR,” with respect to an Interest Period, means the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period beginning on the day on which dealings in U.S. dollars are transacted, with respect to a future date, are expected to be transacted in the London interbank (a “London Banking Day”) after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Management Advances” means loans or advances made to directors, officers or employees of any Parent, the Company or any Restricted Subsidiary (x) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, (y) in respect of moving- related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $5.0 million in the aggregate outstanding at any time.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Available Cash” from an Asset Disposition means an amount equal to all cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of (i) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, as a consequence of such Asset Disposition (including as a consequence of any transfer of funds in connection with the application thereof in accordance with the covenant described under “—Certain covenants—Limitation on sales of assets and subsidiary stock”), (ii) all payments made, and all installment payments required to be made, on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, or to any other Person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition, (iv) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities, (v) any liabilities or obligations associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition, and (vi) the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Company or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Company, in either case in respect of such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of any securities of the Company or any Subsidiary by the Company or any Subsidiary, or any capital contribution, means an amount equal to all the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

“Obligations” means, with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Officer” means, with respect to the Company or any other obligor upon the Notes, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Controller, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity (or any other individual designated as an “Officer” for the purposes of the Indenture by the Board of Directors).

“Officer’s Certificate” means, with respect to the Company or any other obligor upon the Notes, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company, any Parent or the Trustee.

“Parent” means any of Cendant Corporation and any Other Parent and any other Person that is a Subsidiary of Cendant Corporation, or any Other Parent and of which the Company is a Subsidiary. As used herein, “Other Parent” means a Person of which the Company becomes a Subsidiary after the Issue Date, provided that either (x) immediately after the Company first becomes a Subsidiary of such Person, more than 50% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50% of the Voting Stock of a Parent of the Company immediately prior to the Company first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Company first becoming a Subsidiary of such Person.

“Parent Expenses” means (i) costs (including all professional fees and expenses) incurred by any Parent in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, the Indenture, or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder, (ii) an aggregate amount not to exceed $5 million in any fiscal year to permit any Parent to pay its corporate overhead expenses Incurred in the ordinary course of business, and to pay salaries or other compensation of employees who perform services for any Parent or for both such Parent and the Company, provided that the Parent allocate such overhead among its Subsidiaries in conformity with clause (vi) of this paragraph, (iii) expenses incurred by any Parent in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Company or any Subsidiary thereof, (iv) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person, (v) other operational and tax expenses of any Parent incurred on behalf of the Company in the ordinary course of business, including obligations in respect of director and officer insurance (including premiums therefor); it being understood for purposes of this definition, that following the completion of the Separation Transactions, all operational and tax expenses of the Parent are deemed to be incurred on behalf of the Company if the Company’s activities represent substantially all of the operating activities of the Parent and all of its Subsidiaries, (vi) prior to the completion of the Separation Transactions, general corporate overhead expenses allocated in conformity with past practices of the Company or as applied to other Cendant Subsidiaries (of, if applicable, to former Cendant Subsidiaries), and (vii) fees and expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness, (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Company or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Permitted Holder” means any Person acting in the capacity of an underwriter in connection with a public or private offering of Voting Stock of any Parent or the Company. In addition, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) whose status as a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture, together with its Affiliates, shall thereafter constitute Permitted Holders.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in, or consisting of, any of the following:

(i)	a Restricted Subsidiary, the Company, or a Person that will, upon the making of such Investment, become a Restricted Subsidiary, so long as such Person is primarily engaged in a Related Business;

(ii)	another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary, so long as such Person is primarily engaged in a Related Business;

(iii)	Temporary Cash Investments or Cash Equivalents;

(iv)	receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(v)	any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with the covenant described under “— Certain covenants — Limitation on sales of assets and subsidiary stock”;

(vi)	securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(vii)	Investments in existence or made pursuant to legally binding written commitments in existence on the Issue Date;

(viii)	Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations, which obligations are Incurred in compliance with the covenant described under “—Certain covenants — Limitation on indebtedness”;

(ix)	pledges or deposits (x) with respect to leases or utilities in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under the covenant described under “— Certain covenants — Limitation on liens”;

(x)	Investments in a Subsidiary, consisting of a demand note or promissory note of the Company or a Restricted Subsidiary issued in favor of or for the benefit of a Special Purpose Subsidiary and which serves solely as credit enhancement for any vehicle-related financing in such Special Purpose Subsidiary and (2) Investments by a Special Purpose Subsidiary which is a Restricted Subsidiary in any such demand note or other promissory note issued by the Company, any Restricted Subsidiary or any Parent to such Special Purpose Subsidiary which is a Restricted Subsidiary, provided that if such Parent receives cash from the relevant Special Purpose Entity in exchange for such note, an equal cash amount is contributed by any Parent to the Company;

(xi)	bonds secured by assets leased to and operated by the Company or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Company or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

(xii)	Notes;

(xiii)	any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock) or Capital Stock of any Parent as consideration;

(xiv)	Management Advances;

(xv)	Investments consisting of, or arising out of or related to, Vehicle Rental Concession Rights (including any Investments referred to in the definition of the term “Vehicle Rental Concession Rights”);

(xvi)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of paragraph (b) of the covenant described under “ — Certain covenants — Limitation on transactions with affiliates” (except transactions described in clauses (i), (v) and (vi) of such paragraph);

(xvii)	other Investments in an aggregate amount outstanding at any time not to exceed 1.0% of Consolidated Tangible Assets;

(xviii)	Equity Interests, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor; and

(xix)	endorsements of negotiable instruments and documents in the ordinary course of business or pledges or deposits permitted under clause (c) of the definition of “Permitted Liens”.

If any Investment pursuant to clause (xvii) above is made in any Person that is not a Restricted Subsidiary and such Person thereafter becomes a Restricted Subsidiary, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and not clause (xvii) above for so long as such Person continues to be a Restricted Subsidiary.

“Permitted Liens” means:

(a)	Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Restricted Subsidiaries or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or a Subsidiary thereof, as the case may be, in accordance with GAAP;

(b)	carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

(c)	pledges, deposits or Liens in connection with workers’ compensation, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d)	pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(e)	easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole;

(f)	Liens existing on, or provided for under written arrangements existing on, the Issue Date, or (in the case of any such Liens securing Indebtedness of the Company or any of its Subsidiaries existing or arising under written arrangements existing on the Issue Date) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property, assets or substitute assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness, provided, that liens incurred under the Senior Credit Facility or any Refinancing Indebtedness with respect thereto shall not be deemed to be permitted under this clause (f);

(g)	(i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(h)	Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Hedging Obligations, Purchase Money Obligations or Capitalized Lease Obligations Incurred in compliance with the covenant described under “— Certain covenants — Limitation on indebtedness”;

(i)	Liens arising out of judgments, decrees, orders or awards in respect of which the Company shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(j)	leases, subleases, licenses or sublicenses (including, without limitation, real property and intellectual property rights) to third parties;

(k)	Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (1) Indebtedness Incurred in compliance with clause (b)(i), (b)(iv), (b)(v), (b)(vii), (b)(viii), or (b)(ix) of the covenant described under “— Certain covenants — Limitation on indebtedness,” or clause (b)(iii) thereof (other than Refinancing Indebtedness Incurred in respect of Indebtedness described in paragraph (a) thereof), (2) Bank Indebtedness Incurred in compliance with paragraph (b) of the covenant described under “— Certain covenants — Limitation on indebtedness,” (3) the Notes, (4) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor, and (5) Indebtedness or other obligations of any Special Purpose Entity;

(l)	Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Company (or at the time the Company or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(m)	Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(n)	any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(o)	Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets or replacements thereof (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate, other than Liens incurred in compliance with clause (k) above or clause (v) below;

(p)	Liens (1) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (2) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (3) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (4) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities, (5) in favor of the Company or any Subsidiary (other than Liens on property or assets of the Company or any Subsidiary Guarantor in favor of any Subsidiary that is not a Subsidiary Guarantor), (6) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (7) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (8) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business, (9) on receivables (including related rights) or (10) arising in connection with repurchase agreements permitted under the covenant described under “— Certain covenants — Limitation on indebtedness,” on assets that are the subject of such repurchase agreements;

(q)	Liens on or under, or arising out of or relating to, any Vehicle Rental Concession Rights;

(r)	other Liens securing obligations, which obligations do not exceed $50.0 million at any time outstanding;

(s)	Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Indebtedness Incurred in compliance with the covenant described under “— Certain covenants — Limitation on indebtedness,” not to exceed $25 million;

(t)	any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(u)	Liens securing the Notes and Subsidiary Guarantees;

(v)	Liens securing Indebtedness which is secured by Rental Vehicles so long as the aggregate amount of Indebtedness secured by such Rental Vehicles does not exceed the sum of (i) 75% of the estimated value of such Rental Vehicles and (ii) the aggregate amount of letters of credit supporting such Indebtedness; and

(w)	Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Indebtedness Incurred in compliance with the covenant described under “— Certain covenants — Limitation on indebtedness,” provided that on the date of the Incurrence of such Indebtedness after giving effect to such Incurrence (or on the date of the initial borrowing of such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount of such Indebtedness), the Consolidated Secured Leverage Ratio shall not exceed 4.0 to 1.0.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Public Facility” means (i) any airport; marine port; rail, subway, bus or other transit stop, station or terminal; stadium; convention center; or military camp, fort, post or base or (ii) any other facility owned or operated by any nation or government or political subdivision thereof, or agency, authority or other instrumentality of any thereof, or other entity exercising regulatory, administrative or other functions of or pertaining to government, or any organization of nations (including the United Nations, the European Union and the North Atlantic Treaty Organization).

“Public Facility Operator” means a Person that grants or has the power to grant a Vehicle Rental Concession.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise; provided that for purposes of clause (b)(iv) of the covenant described under “— Certain covenants — Limitation on indebtedness,” Purchase Money Obligations shall not include Indebtedness to the extent Incurred to finance or refinance the direct acquisition of Inventory or Vehicles (not acquired through the acquisition of Capital Stock of any Person owning property or assets, or through the acquisition of property or assets, that include Inventory or Vehicles).

“Receivable” means a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in the Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refinance any Indebtedness existing on the date of the Indenture or Incurred in compliance with such Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in such Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, that (1) if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or if shorter, the Notes), (2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness and (3) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of the Company or a Subsidiary Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant to the covenant described under “—Certain covenants — Limitation on indebtedness” or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Related Business” means those businesses in which the Company or any of its Subsidiaries is engaged on the date of the Indenture, or that are related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Related Taxes” means any and all Taxes required to be paid by any Parent other than Taxes directly attributable to (i) the income of any entity other than any Parent, the Company or any of its Subsidiaries, (ii) owning stock or other equity interests of any corporation or other entity other than any Parent, the Company or any of its Subsidiaries or (iii) withholding taxes on payments actually made by any Parent other than to another Parent, the Company or any of its Subsidiaries.

“Rental Vehicles” means all passenger Vehicles owned by or leased to the Company or any Subsidiary that are or have been offered for lease or rental by any of the Company and its Restricted Subsidiaries in their vehicle rental operations (and not, for the avoidance of doubt, in connection with any business or operations involving the leasing or renting of other types of Vehicles), including any such Vehicles being held for sale.

“Representative Amount” means a principal amount of not less than U.S. $1,000,000 for a single transaction in the relevant market at the relevant time.

“Restricted Payment Transaction” means any Restricted Payment permitted pursuant to the covenant described under “— Certain covenants — Limitation on restricted payments,” any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exception contained in clause (i) and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

“SEC” means the Securities and Exchange Commission.

“Senior Credit Facility” or “Senior Credit Agreement” means the senior secured credit facilities expected to be entered into by Avis Budget Car Rental, LLC, as borrower, and certain of its subsidiaries, as subsidiary borrowers, with JPMorgan Chase Bank, N.A., as administrative agent, Deutsche Bank Securities, Inc., as syndication agent, and the lenders party thereto from time to time, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under one or more credit agreements, indentures (including the Indenture) or financing agreements or otherwise). Without limiting the generality of the foregoing, the term “Senior Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Separation Transactions” means the separation of Cendant as described in this prospectus.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as such Regulation is in effect on the Issue Date.

“Special Purpose Entity” means (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets, and/or (ii) acquiring, selling, leasing, financing or refinancing Vehicles, and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets).

“Special Purpose Financing” means any financing or refinancing of assets consisting of or including Receivables, Vehicles of the Company or any Restricted Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition.

“Special Purpose Financing Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Special Purpose Financing.

“Special Purpose Financing Undertakings” means representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Company or any of its Restricted Subsidiaries that the Company determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes or (ii) Hedging Obligations, or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the Company or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Company or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

“Special Purpose Subsidiary” means a Subsidiary of the Company that (a) is engaged solely in (x) the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and/or (ii) acquiring, selling, leasing, financing or refinancing Vehicles, and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and (y) any business or activities incidental or related to such business, and (b) is designated as a “Special Purpose Subsidiary” by the Board of Directors.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

“Subordinated Obligations” means any Indebtedness of the Company (whether outstanding on the date of the Indenture or thereafter Incurred) that is expressly subordinated in right of payment to the applicable Notes pursuant to a written agreement.

“Subsidiary” of any Person means (x) any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person and/or (ii) one or more Subsidiaries of such Person or (y) any partnership, where more than 50% of the general partners of such partnership are owned or controlled, directly or indirectly, by (i) such Person and/or (ii) one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means any guarantee that may from time to time be entered into by a Restricted Subsidiary of the Company on or after the Issue Date pursuant to the covenant described under “— Certain covenants — Future subsidiary guarantors”. As used in the Indenture, “Subsidiary Guarantee” refers to a Subsidiary Guarantee of the applicable Notes.

“Subsidiary Guarantor” means any Restricted Subsidiary of the Company that enters into a Subsidiary Guarantee. As used in the Indenture, “Subsidiary Guarantor” refers to a Subsidiary Guarantor of the applicable Notes.

“Successor Company” shall have the meaning assigned thereto in clause (i) under “— Merger and consolidation.”

“Taxes” means any taxes, charges or assessments, including but not limited to income, sales, use, transfer, rental, ad valorem, value-added, stamp, property consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar tax, charges or assessments.

“Tax Sharing Agreement” means any tax sharing, indemnity or similar agreement of which Cendant or any of its subsidiaries is or will be a party.

“Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

“Temporary Cash Investments” means any of the following: (i) any investment in (x) direct obligations of the United States of America, a member state of The European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof or obligations Guaranteed by the United States of America or a member state of The European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Credit Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Preferred Stock (other than of the Company or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A-2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95% of their assets in securities of the type described in clauses (i)-(vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-7bbbb) as in effect on the date of the Indenture.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by such Trustee to administer its corporate trust matters.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, (ii) any Special Purpose Subsidiary that is designated by the Board of Directors in the manner provided below and (iii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, that (A) such designation was made at or prior to the Issue Date, or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 at the time of designation or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “— Certain covenants — Limitation on restricted payments.” The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (x) the Company could Incur at least $1.00 of additional Indebtedness under paragraph (a) in the covenant described under “— Certain covenants — Limitation on indebtedness” or (y) the Consolidated Coverage Ratio would be greater than it was immediately prior to giving effect to such designation or (z) such Subsidiary shall be a Special Purpose Subsidiary with no Indebtedness outstanding other than Indebtedness that can be Incurred (and upon such designation shall be deemed to be Incurred and outstanding) pursuant to paragraph (b) of the covenant described under “— Certain covenants — Limitation on indebtedness.” Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Company’s Board of Directors giving effect to such designation and an Officer’s Certificate of the Company certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligation” means (x) any security that is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under the preceding clause (i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation that is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation that is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

“Vehicle Rental Concession” means any right, whether or not exclusive, to conduct a Vehicle rental business at a Public Facility, or to pick up or discharge persons or otherwise to possess or use all or part of a Public Facility in connection with such a business, and any related rights or interests.

“Vehicle Rental Concession Rights” means any or all of the following: (a) any Vehicle Rental Concession, (b) any rights of the Company or any Restricted Subsidiary thereof under or relating to (i) any law, regulation, license, permit, request for proposals, invitation to bid, lease, agreement or understanding with a Public Facility Operator in connection with which a Vehicle Rental Concession has been or may be granted to the Company or any Restricted Subsidiary and (ii) any agreement with, or Investment or other interest or participation in, any Person, property or asset required (x) by any such law, ordinance, regulation, license, permit, request for proposals, invitation to bid, lease, agreement or understanding or (y) by any Public Facility Operator as a condition to obtaining or maintaining a Vehicle Rental Concession, and (c) any liabilities or obligations relating to or arising in connection with any of the foregoing.

“Vehicles” means vehicles owned or operated by, or leased or rented to or by, the Company or any of its Subsidiaries, including automobiles, trucks, tractors, trailers, vans, sport utility vehicles, buses, campers, motor homes, motorcycles and other motor vehicles.

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

Book-Entry Delivery and Form

Except as described below, the Exchange Notes will be initially represented by one or more global bonds (“Global Bonds”) in fully registered form without interest coupons. The Global Bonds will be deposited with the Trustee, as custodian for DTC, and DTC or its nominee will initially be the sole registered holder of the Exchange Notes for all purposes under the Indenture. We expect that, pursuant to procedures established by DTC, (i) upon the issuance of Global Bonds, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Bonds to the respective accounts of persons who have accounts with such depositary, and (ii) ownership of beneficial interests in the Global Bonds will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Bonds will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders of Exchange Notes may hold their interests in the Global Bonds directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the Global Bonds, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Bonds for all purposes under the Indenture. No beneficial owner of an interest in the Global Bonds will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the Indenture with respect to the Exchange Notes.

Payments of the principal of, premium (if any) and interest on the Global Bonds will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium (if any), or interest on the Global Bonds, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Bonds as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Bonds held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds.

So long as DTC or its nominee is the registered owner or holder of such Global Bonds, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Bonds for the purposes of receiving payment on the Exchange Notes, receiving notices and for all other purposes under the Indenture and the Exchange Notes. Beneficial interests in the Global Bonds will be evidenced only by, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as provided below, owners of beneficial interests in a Global Bond will not be entitled to receive physical delivery of certificated Exchange Notes in definitive form and will not be considered the holders of such Global Bond for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Bond must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder of Exchange

Notes under the Indenture. We understand that under existing industry practices, in the event that we request any action of holders of Exchange Notes or that an owner of a beneficial interest in a Global Bond desires to give or take any action that a holder of Exchange Notes is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of the beneficial owners owning through them.

DTC has advised us that it will take any action permitted to be taken by a holder of Exchange Notes only at the direction of one or more participants to whose account the DTC interests in the Global Bonds are credited and only in respect of such portion of the aggregate principal amounts of Exchange Notes as to which such participant or participants has or have been given such direction.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies, and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Bonds among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither us nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Exchange Notes will be issued in physical form and delivered to each person that DTC identifies as a beneficial owner of the related Exchange Notes only (i) if DTC notifies us that it is unwilling or unable to continue as depositary for the Global Bonds or if at any time DTC ceases to be a “clearing agency” registered under the Exchange Act and we thereupon fail to appoint a successor depositary within 90 days of such notice or cessation or, (ii) upon the request of DTC at any time that there shall have occurred and be continuing an Event of Default with respect to the Exchange Notes. Upon any such exchange, certificated Exchange Notes shall be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Registration Rights

We are making the exchange offer to satisfy your registration rights, as a holder of the Restricted Notes. The following description of certain material provisions of the registration rights agreement is a summary only. Because this section is a summary, it does not describe every aspect of the registration rights agreement. This summary is subject to and qualified in its entirety by reference to all the provisions of the registration rights agreement, a copy of which is included as an exhibit to the registration statement of which this prospectus forms a part.

Pursuant to the registration rights agreement, we agreed, for the benefit of the holders of the Restricted Notes, at our cost, to use our reasonable best efforts to:

•

file, and cause to become effective, a registration statement for Exchange Notes, with identical terms to the Restricted Notes except that the Exchange Notes will not contain terms with respect to transfer restrictions and registration rights and will not provide for the payment of additional interest under the circumstances described below;

•	have the exchange offer registration statement remain effective until 180 days after the last day of the exchange offer; and

•

complete the exchange offer not later than 45 days after the effective date of the exchange offer registration statement (but in no event later than 405 days after the issue date of the Restricted Notes).

We have also agreed to commence the exchange offer promptly following the effectiveness of the exchange offer registration statement, and to keep the exchange offer open for not less than 20 business days after the date notice thereof is mailed to holders (or longer if required by applicable law).

Shelf Registration

In the event that we determine that the exchange offer is not available under applicable law or if applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, or, if for any reason, we do not consummate the exchange offer by 405 days after the issuance of the Restricted Notes, or upon receipt of a written request from the initial purchasers of the Restricted Notes representing that it holds Restricted Notes that are ineligible to be exchanged in the exchange offer, we will use our reasonable best efforts to cause to become effective a shelf registration statement relating to resales of such notes and to keep that shelf registration statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act, or such shorter period that will terminate when all notes covered by the shelf registration statement have been sold. We will, in the event of such a shelf registration, provide to each selling noteholder copies of a prospectus, notify each selling noteholder when the shelf registration statement has become effective and take certain other actions to permit resales of such notes by the selling noteholders. A noteholder that sells notes under the shelf registration statement generally will be required to make certain representations to us (as described in the registration rights agreement), to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a noteholder (including certain indemnification obligations). Holders of notes covered by the shelf registration statement will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from us. Under applicable interpretations of the staff of the SEC, our affiliates will not be permitted to exchange Restricted Notes for Exchange Notes in the exchange offer.

Additional Interest

If the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) on or before the date that is 405 days after the issuance of the Restricted Notes, the annual interest rate borne by the Restricted Notes will be increased by 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 0.50% per annum) until the exchange offer is completed, the shelf registration statement is declared effective or the Restricted Notes become freely tradable under the Securities Act. If a shelf registration statement is required to be filed because notes held by an initial purchaser of the Restricted Notes are or were not eligible to be exchanged in the exchange offer, such notes will accrue additional interest if the shelf registration is not declared effective on the later of (x) 405 days after the issuance of the Restricted Notes and (y) 90 days after such initial purchasers inform us that they hold notes that are or were not eligible to be exchanged in the exchange offer.

The increased interest described above is the sole and exclusive remedy available to noteholders due to a registration default.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the anticipated material United States federal income tax consequences to a holder of Restricted Notes relating to the exchange of Restricted Notes for Exchange Notes. This summary is based upon existing United States federal income tax law, which is subject to change, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as Restricted Notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations (including private foundations), and partnerships and their partners), or to persons that hold the Restricted Notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not address any state, local, or non-United States tax considerations.

Each prospective investor is urged to consult his or her tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of the acquisition, ownership, and disposition of the Exchange Notes.

Exchange of Restricted Notes for Exchange Notes

An exchange of Restricted Notes for Exchange Notes pursuant to the exchange offer will be ignored for United States federal income tax purposes. Consequently, a holder of Restricted Notes will not recognize gain or loss, for United States federal income tax purposes, as a result of exchanging Restricted Notes for Exchange Notes pursuant to the exchange offer. The holding period of the Exchange Notes will be the same as the holding period of the Restricted Notes and the tax basis in the Exchange Notes will be the same as the adjusted tax basis in the Restricted Notes as determined immediately before the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Restricted Notes where such Restricted Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and continuing for a period of up to 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until August 1, 2007, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period up to 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents.

We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and will indemnify holders of the Exchange Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act or contribute to payments that they may be required to make in request thereof.

LEGAL MATTERS

Certain legal matters with respect to the validity of the Exchange Notes offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The consolidated financial statements included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to the Company’s classification of certain subsidiaries as discontinued operations and the adoption of the Company’s new segment reporting structure), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the Exchange Notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the Exchange Notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

The Issuers, the Parent Guarantor and the Subsidiary Guarantors are not currently subject to the periodic reporting and other informational requirements of the Exchange Act. Avis Budget Group, Inc., the indirect parent company of the Issuers, the Parent Guarantor and the Subsidiary Guarantors, is currently subject to the periodic reporting and other informational requirements of the Exchange Act, and Avis Budget Group, Inc. files annual, quarterly and current reports and other information with the SEC. Following the offering of the Exchange Notes, Avis Budget Group, Inc. will continue to file periodic reports and other information with the SEC. The registration statement of which this prospectus forms a part, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement of which this prospectus forms a part, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov). The SEC filings of Avis Budget Group, Inc. are also available free of charge at its Internet website (http://www.avisbudgetgroup.com). The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not a part of this prospectus and is not incorporated in this prospectus by reference.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Avis Budget Group, Inc.

We have audited the accompanying consolidated balance sheets of Avis Budget Group, Inc. and subsidiaries (the “Company”) (formerly Cendant Corporation) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, in connection with the Company’s classification of certain subsidiaries as discontinued operations during the third quarter of 2006, the account balances and activities of these subsidiaries have been segregated and reported as discontinued operations for all periods presented. Also discussed in Note 1, the Company has adopted a new segment reporting structure.

/s/ DELOITTE & TOUCHE LLP

New York, New York

March 1, 2007 (April 2, 2007 as to Note 23)

Avis Budget Group, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Year Ended December 31,
	2006	2005	2004
Revenues
Vehicle rental	$4,519	$4,302	$3,860
Other	1,170	1,098	960

Net revenues	5,689	5,400	4,820

Expenses
Operating	2,887	2,729	2,413
Vehicle depreciation and lease charges, net	1,416	1,238	988
Selling, general and administrative	818	857	784
Vehicle interest, net	320	309	244
Non-vehicle related depreciation and amortization	105	116	115
Interest expense related to corporate debt, net:
Interest expense	236	172	251
Early extinguishment of debt	313	—	18
Separation costs	261	15	—
Restructuring charges	10	26	—

Total expenses	6,366	5,462	4,813

Income (loss) before income taxes	(677)	(62)	7
Benefit from income taxes	(226)	(51)	(64)

Income (loss) from continuing operations	(451)	(11)	71
Income from discontinued operations, net of tax	478	1,088	1,822
Gain (loss) on disposal of discontinued operations, net of tax	(1,957)	549	198

Income (loss) before cumulative effect of accounting changes	(1,930)	1,626	2,091
Cumulative effect of accounting changes, net of tax	(64)	(8)	—

Net income (loss)	$(1,994)	$1,618	$2,091

Earnings (loss) per share
Basic
Income (loss) from continuing operations	$(4.48)	$(0.10)	$0.69
Net income (loss)	(19.82)	15.56	20.29
Diluted
Income (loss) from continuing operations	$(4.48)	$(0.10)	$0.67
Net income (loss)	(19.82)	15.56	19.66

See Notes to Consolidated Financial Statements.

Avis Budget Group, Inc.

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$172	$546
Receivables (net of allowance for doubtful accounts of $20 and $20)	363	348
Deferred income taxes	7	375
Other current assets	1,264	234
Assets of discontinued operations	—	20,512

Total current assets	1,806	22,015
Property and equipment, net	486	516
Deferred income taxes	226	260
Goodwill	2,193	2,188
Other intangibles, net	739	731
Other non-current assets	121	283

Total assets exclusive of assets under vehicle programs	5,571	25,993

Assets under vehicle programs:
Program cash	14	15
Vehicles, net	7,049	7,509
Receivables from vehicle manufacturers and other	276	602
Investment in Avis Budget Rental Car Funding (AESOP) LLC—related party	361	374

	7,700	8,500

Total assets	$13,271	$34,493

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other current liabilities	$1,855	$2,287
Current portion of long-term debt	29	975
Liabilities of discontinued operations	—	7,263

Total current liabilities	1,884	10,525
Long-term debt	1,813	2,533
Other non-current liabilities	452	831

Total liabilities exclusive of liabilities under vehicle programs	4,149	13,889

Liabilities under vehicle programs:
Debt	759	952
Debt due to Avis Budget Rental Car Funding (AESOP) LLC—related party	4,511	6,957
Deferred income taxes	1,206	1,139
Other	203	214

	6,679	9,262

Commitments and contingencies (Note 16)
Stockholders’ equity:
Preferred stock, $.01 par value—authorized 1 million shares; none issued and outstanding	—	—
Common stock, $.01 par value—authorized 250 million shares; issued 135,498,121 and 135,085,222 shares	1	1
Additional paid-in capital	9,664	12,022
Retained earnings	(586)	5,997
Accumulated other comprehensive income	68	40
Treasury stock, at cost—34,306,694 and 33,924,621 shares	(6,704)	(6,718)

Total stockholders’ equity	2,443	11,342

Total liabilities and stockholders’ equity	$13,271	$34,493

See Notes to Consolidated Financial Statements.

Avis Budget Group, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Year Ended December 31,
	2006	2005	2004
Operating Activities
Net income (loss)	$(1,994)	$1,618	$2,091
Adjustments to arrive at income (loss) from continuing operations	1,543	(1,629)	(2,020)

Income (loss) from continuing operations	(451)	(11)	71
Adjustments to reconcile income (loss) from continuing operations to net cash used in operating activities exclusive of vehicle programs:
Non-vehicle related depreciation and amortization	105	116	115
Deferred income taxes	(200)	(170)	(224)
Net change in assets and liabilities, excluding the impact of acquisitions and dispositions:
Receivables	(33)	(14)	(2)
Income taxes	(301)	(69)	78
Accounts payable and other current liabilities	(87)	(4)	(106)
Other, net	(143)	(39)	(86)

Net cash used in operating activities exclusive of vehicle programs	(1,110)	(191)	(154)

Vehicle programs:
Vehicle depreciation	1,362	1,191	941

	1,362	1,191	941

Net cash provided by operating activities	252	1,000	787

Investing activities
Property and equipment additions	(95)	(146)	(121)
Net assets acquired (net of cash acquired) and acquisition-related payments	(118)	(211)	(86)
Proceeds received on asset sales	25	46	32
Proceeds from sales of available-for-sale securities	—	18	40
Proceeds from dispositions of businesses, net of transaction-related payments	4,046	2,636	778
Other, net	4	66	16

Net cash provided by investing activities exclusive of vehicle programs	3,862	2,409	659

Vehicle programs:
Decrease (increase) in program cash	1	(15)	31
Investment in vehicles	(11,348)	(11,214)	(10,373)
Payments received on investment in vehicles	10,790	8,869	8,882
Other, net	(12)	(22)	(9)

	(569)	(2,382)	(1,469)

Net cash provided by (used in) investing activities	3,293	27	(810)

Avis Budget Group, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(In millions)

	Year Ended December 31,
	2006	2005	2004
Financing activities
Proceeds from borrowings	1,875	—	27
Principal payments on borrowings	(3,603)	(38)	(1,906)
Net short-term borrowing (repayments) under revolving credit agreement	—	(650)	650
Issuances of common stock	46	289	1,430
Repurchases of common stock	(243)	(1,349)	(1,323)
Payment of dividends	(113)	(423)	(333)
Other, net	(38)	7	(28)

Net cash used in financing activities exclusive of vehicle programs	(2,076)	(2,164)	(1,483)

Vehicle programs:
Proceeds from borrowings	10,979	10,246	9,568
Principal payments on borrowings	(13,310)	(9,149)	(9,185)
Net change in short-term borrowings	(282)	81	81
Other, net	(15)	(15)	(11)

	(2,628)	1,163	453

Net cash used in financing activities	(4,704)	(1,001)	(1,030)

Effect of changes in exchange rates on cash and cash equivalents	2	—	4

Cash provided by (used in) discontinued operations
Operating activities	463	2,513	4,604
Investing activities	(742)	(2,746)	(3,699)
Financing activities	1,050	641	(280)
Effect of exchange rate changes	12	(51)	14

Cash provided by discontinued operations	783	357	639

Net increase (decrease) in cash and cash equivalents	(374)	383	(410)
Cash and cash equivalents, beginning of period	546	163	573

Cash and cash equivalents, end of period	$172	$546	$163

Supplemental Disclosure of Cash Flow Information
Interest payments	$996	$576	$584
Income tax payments, net	$275	$188	$82

See Notes to Consolidated Financial Statements.

Avis Budget Group, Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In millions)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock		Total Stockholders’ Equity
	Shares	Amount				Shares	Amount
Balance at January 1, 2004	126.0	$1	$10,296	$4,190	$209	(25.2)	$(4,750)	$9,946

Comprehensive income:
Net income	—	—	—	2,091	—	—	—
Currency translation adjustment		—	—	—	84	—	—
Unrealized gains on cash flow hedges, net of tax of $16	—	—	—	—	31	—	—
Reclassification for gains on cash flow hedges, net of tax of $(4)	—	—	—	—	(8)	—	—
Unrealized losses on available-for- sale, securities, net of tax of $(2)	—	—	—	—	(3)	—	—
Reclassification for realized holding gains on available-for- sale securities, net of tax of $(18)	—	—	—	—	(27)	—	—
Minimum pension liability adjustment, net of tax of $(6)	—	—	—	—	(12)	—	—

Total comprehensive income								2,156

Conversion of zero coupon senior convertible contingent notes	2.2	—	430	—	—	—	—	430
Settlement of forward purchase contracts—Upper DECS securities	3.8	—	863	—	—	—	—	863
Net activity related to restricted stock units	—	—	15	—	—	0.2	29	44
Exercise of stock options	1.3	—	71	—	—	2.5	482	553
Tax benefit from exercise of stock options	—	—	116	—	—	—	—	116
Repurchases of common stock	—	—	—	—	—	(5.8)	(1,323)	(1,323)
Payment of dividends	—	—	—	(333)	—	—	—	(333)
Other	—	—	11	—	—	0.1	1	12

Balance at December 31, 2004	133.3	$1	$11,802	$5,948	$274	(28.2)	$(5,561)	$12,464

Avis Budget Group, Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (Continued)

(In millions)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock		Total Stockholders’ Equity
	Shares	Amount				Shares	Amount
Balance at January 1, 2005	133.3	$1	$11,802	$5,948	$274	(28.2)	$(5,561)	$12,464
Comprehensive income:
Net income	—	—	—	1,618	—	—	—
Currency translation adjustment, net of tax of $(20)	—	—	—	—	(219)	—	—
Unrealized gains on cash flow hedges, net of tax of $26	—	—	—	—	39	—	—
Reclassification for gains on cash flow hedges, net of tax of $(8)	—	—	—	—	(11)	—	—
Unrealized loss on available-for- sale securities, net of tax of $1	—	—	—	—	(2)	—	—
Reclassification for realized holding gains on available-for- sale securities, net of tax of $(10)	—	—	—	—	(13)	—	—
Minimum pension liability adjustment, net of tax of $(12)	—	—	—	—	(17)	—	—
Total comprehensive income								1,395
Net activity related to restricted stock units	—	—	14	—	—	0.3	63	77
Exercise of stock options	1.7	—	135	—	—	0.8	133	268
Tax benefit from exercise of stock options	—	—	79	—	—	—	—	79
Repurchases of common stock	—	—	—	—	—	(6.8)	(1,349)	(1,349)
Payment of dividends	—	—	—	(423)	—	—	—	(423)
Dividend of PHH Corporation	—	—	—	(1,427)	(11)	—	—	(1,438)
Adjustment to offset PHH valuation charge included in net income	—	—	—	281	—	—	—	281
Other	0.1	—	(8)	—	—	—	(4)	(12)

Balance at December 31, 2005	135.1	$1	$12,022	$5,997	$40	(33.9)	$(6,718)	$11,342
Comprehensive loss:
Net loss	—	—	—	(1,994)	—	—	—
Currency translation adjustment, net of tax of $16	—	—	—	—	213	—	—
Unrealized losses on cash flow hedges, net of tax of $(6)	—	—	—	—	(12)	—	—
Reclassification for gains on cash flow hedges, net of tax of $(1)	—	—	—	—	(1)	—	—
Minimum pension liability adjustment, net of tax of $5	—	—	—	—	9	—	—
Total comprehensive loss								(1,785)
Net activity related to restricted stock units	—	—	(48)	—	—	0.7	211	163
Exercise of stock options	0.4	—	39	—	—	0.2	44	83
Tax benefit from exercise of stock options	—	—	12	—	—	—	—	12
Repurchases of common stock	—	—	—	—	—	(1.4)	(243)	(243)
Payment of dividends	—	—	—	(107)	—	—	—	(107)
Dividend of Realogy Corporation and Wyndham Worldwide Corporation	—	—	(2,361)	(4,482)	(167)	—	—	(7,010)
Cumulative effect of adoption of SFAS No. 158, net of tax of $(2)	—	—	—	—	(4)	—	—	(4)
Other	—	—	—	—	(10)	0.1	2	(8)

Balance at December 31, 2006	135.5	$1	$9,664	$(586)	$68	(34.3)	$(6,704)	$2,443

See Notes to Consolidated Financial Statements.

Avis Budget Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unless otherwise noted, all amounts are in millions, except per share amounts)

1. Basis of Presentation

Avis Budget Group, Inc. (formerly Cendant Corporation) provides car and truck rentals and ancillary services to businesses and consumers in the United States and internationally. The accompanying Consolidated Financial Statements include the accounts and transactions of Avis Budget Group, Inc. and its subsidiaries (“Avis Budget”), as well as entities in which Avis Budget directly or indirectly has a controlling financial interest (collectively, the “Company”).

The Company operates in the following business segments:

•	Domestic Car Rental—provides car rentals and ancillary products and services in the United States.

•	International Car Rental—provides car rentals and ancillary products and services primarily in Canada, Argentina, Australia, New Zealand, Puerto Rico and the U.S. Virgin Islands.

•	Truck Rental—provides truck rentals and related services to consumers and light commercial users in the United States.

The Company adopted the above segment reporting structure as a result of a reevaluation performed subsequent to the completion of the spin-offs of Realogy Corporation (“Realogy”) and Wyndham Worldwide Corporation (“Wyndham”) and the sale of Travelport, Inc. (“Travelport”), in third quarter 2006, each of which is discussed below. Also, following the spin-offs of Realogy and Wyndham and the sale of Travelport, the Company’s stockholders approved a change in the Company’s name from Cendant Corporation to Avis Budget, Group Inc.

In presenting the Consolidated Financial Statements, management makes estimates and assumptions that affect the amounts reported and related disclosures. Estimates, by their nature, are based on judgment and available information. Accordingly, actual results could differ from those estimates. Certain reclassifications have been made to prior year amounts to conform to the current year presentation. During fourth quarter 2006, the Company recorded a reclassification related to the previously disclosed dividend of Realogy and Wyndham, in connection with the restatement of the Travelport impairment charge, discussed in Note 22—Selected Quarterly Financial Data. This reclassification increased retained earnings by $300 million, with a corresponding decrease to additional paid in capital and had no impact on total stockholders’ equity.

Selling, general and administrative expenses on the accompanying Consolidated Statements of Operations include unallocated corporate expenses related to the Company’s discontinued operations. Accordingly, the expenses recorded by the Company in the Consolidated Statements of Operations may not be indicative of the actual expenses the Company will incur as a separate company.

Vehicle Programs.  The Company presents separately the financial data of its vehicle programs. These programs are distinct from the Company's other activities since the assets are generally funded through the issuance of debt that is collateralized by such assets. Assets under vehicle programs are funded through borrowings under asset-backed funding or other similar arrangements. The income generated by these assets is used, in part, to repay the principal and interest associated with the debt. Cash inflows and outflows relating to the generation or acquisition of such assets and the principal debt repayment or financing of such assets are classified as activities of the Company's vehicle programs. The Company believes it is appropriate to segregate the financial data of its vehicle programs because, ultimately, the source of repayment of such debt is the realization of such assets.

Reverse Stock Split.  In connection with a 1-for-10 reverse stock split of the Company’s common stock, which became effective on September 5, 2006, references to common share data in the accompanying Consolidated Financial Statements and notes have been revised to reflect the reverse stock split, unless otherwise noted.

Discontinued Operations.  In June 2004, the Company completed an initial public offering of Jackson Hewitt Tax Service Inc. (“Jackson Hewitt”), an operator and franchisor of tax preparation systems and services. On January 31, 2005, the Company completed the spin-off of its former mortgage, fleet leasing and appraisal businesses in a tax-free distribution to the Company’s stockholders of one share of PHH Corporation (“PHH”) common stock per every twenty shares of Cendant common stock held on January 19, 2005. In February 2005, the Company completed an initial public offering of Wright Express Corporation (“Wright Express”), its former fuel card subsidiary, and in October 2005, the Company sold its former Marketing Services division, which was comprised of its individual membership and loyalty/insurance marketing businesses. Also, on July 31, 2006, the Company completed the spin-offs of Realogy and Wyndham, and on August 23, 2006, the Company completed the sale of Travelport (see Separation Plan, below). Upon completion of the spin-off of PHH, the Company’s former mortgage business was not classified as a discontinued operation due to Realogy’s participation in a mortgage origination venture that was established with PHH in connection with the spin-off. However, due to the spin-off of Realogy on July 31, 2006, the Company no longer participates in the venture. Pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), the account balances and activities of Jackson Hewitt, PHH, Wright Express, the former Marketing Services division, Realogy, Wyndham and Travelport have been segregated and reported as discontinued operations for all periods presented. Summarized financial data for the aforementioned businesses are provided in Note 3—Discontinued Operations.

Separation Plan.  From October 2005 to July 2006, the Company’s Board of Directors approved a plan to separate Cendant into four independent companies:

•	Realogy Corporation—encompasses the Company’s former Realogy segment, which is now presented as a discontinued operation.

•	Wyndham Worldwide Corporation—encompasses the Company’s former Hospitality Services and Timeshare Resorts segments, which are now presented as discontinued operations.

•	Travelport, Inc.—encompasses the Company’s former Travel Distribution Services segment, which is now presented as a discontinued operation.

•	Avis Budget Group, Inc.—encompasses the Company’s vehicle rental operations.

On July 31, 2006, the Company completed the spin-offs of Realogy and Wyndham in tax-free distributions of one share each of Realogy and Wyndham common stock for every four and five shares, respectively, of then outstanding Cendant common stock held on July 21, 2006. On August 1, 2006, Realogy and Wyndham stock began regular-way trading on the New York Stock Exchange under the symbols “H” and “WYN,” respectively. Prior to the completion of the spin-offs, Avis Budget received special cash dividends of $2,225 million and $1,360 million from Realogy and Wyndham, respectively, and utilized such proceeds to fund a portion of the repayment of its outstanding debt, as discussed below. On August 23, 2006, the Company completed the sale of Travelport for proceeds of approximately $4.1 billion, net of closing adjustments of which approximately $1.8 billion was used to repay indebtedness of Travelport. Pursuant to the Separation and Distribution Agreement among the separating companies, during third quarter 2006, the Company distributed $1,423 million and $760 million of such proceeds to Realogy and Wyndham, respectively.

During 2006 and 2005, the Company incurred costs of $574 and $15 million, respectively, in connection with executing the separation plan. The 2006 costs are as follows:

Early extinguishment of corporate debt	$313

Other separation costs:
Stock-based compensation	79
Severance and retention	70
Legal, accounting and other professional fees	38
Reversal of receivables from Realogy and Wyndham(*)	28
Asset write-offs	19
Insurance	14
Other	13

261

$574

(*)	Represents the reversal of receivables from Realogy and Wyndham due to the favorable resolution of certain tax related contingencies, for which the Company is indemnified by Realogy and Wyndham. The benefit for income taxes includes a corresponding credit resulting from the favorable resolution of such matters.

During 2006, the Company also incurred costs within discontinued operations of $239 million in connection with executing the separation plan. Such costs are primarily related to the accelerated vesting of stock-based compensation awards, severance and retention and professional and consulting fees.

In addition, pursuant to the Separation Agreement, Realogy, Wyndham and Travelport have agreed to assume and retain all of the liabilities primarily related to each of their respective businesses and operations, including litigation primarily related to each of their businesses where the Company is a named party. Realogy and Wyndham have also agreed to assume certain contingent and other corporate liabilities of the Company or its subsidiaries, incurred prior to the disposition of Travelport (see Note 16—Commitments and Contingencies).

Prior to the spin-offs of Realogy and Wyndham, the Company entered into a Transition Services Agreement with Realogy, Wyndham and Travelport to provide for an orderly transition following the sale of Travelport and the spin-offs of Realogy and Wyndham. Under the Transition Services Agreement, the Company provides Realogy, Wyndham and Travelport with various services, including services relating to payroll, accounts payable, telecommunications services and information technology services in exchange for fees based on the estimated cost of the services provided.

Also, in connection with its execution of the separation plan, the Company repaid certain corporate and other debt and entered into new financing arrangements (see Note 14—Long-term Debt and Borrowing Arrangements).

2. Summary of Significant Accounting Policies

CONSOLIDATION POLICY

In addition to consolidating entities in which the Company has a direct or indirect controlling financial interest, the Company evaluates the consolidation of entities to which common conditions of consolidation, such as voting interests and board representation, do not apply. The Company performs this evaluation pursuant to FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities” (“FIN 46R”). FIN 46R provides that, in the absence of clear control through voting interests, board representation or similar rights, a company’s exposure, or variable interest, to the economic risks and potential rewards associated with its interest in the entity is the best evidence of control.

In connection with FIN 46R, when evaluating an entity for consolidation, the Company first determines whether an entity is within the scope of FIN 46R and if it is deemed to be a variable interest entity (“VIE”). If the entity is considered to be a VIE, the Company determines whether it would be considered the entity’s primary beneficiary. The Company consolidates those VIEs for which it has determined that it is the primary beneficiary. Generally, the Company will consolidate an entity not deemed either a VIE or qualifying special purpose entity (“QSPE”) upon a determination that its ownership, direct or indirect, exceeds fifty percent of the outstanding voting shares of an entity and/or that it has the ability to control the financial or operating policies through its voting rights, board representation or other similar rights. For entities where the Company does not have a controlling interest (financial or operating), the investments in such entities are classified as available-for-sale securities or accounted for using the equity or cost method, as appropriate. The Company applies the equity method of accounting when it has the ability to exercise significant influence over operating and financial policies of an investee in accordance with APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.”

REVENUE RECOGNITION

The Company operates and franchises the Avis and Budget rental systems, providing vehicle rentals to business and leisure travelers and others. Revenue from vehicle rentals is recognized over the period the vehicle is rented. Franchise revenue principally consists of royalties received from the Company’s franchisees in conjunction with vehicle rental transactions. Royalties are accrued as the underlying franchisee revenue is earned (generally over the rental period of a vehicle). Revenue from the sale of gasoline is recognized over the period the vehicle is rented and is based on the volume of gasoline consumed during the rental period or a contracted fee paid by the customer at the time the vehicle rental agreement is executed. The Company is reimbursed by its customers for certain operating expenses it incurs, including gasoline and vehicle licensing fees, as well as airport concession fees, which the Company pays in exchange for the right to operate at airports and other locations. Revenues and expenses associated with gasoline, vehicle licensing and airport concessions are recorded on a gross basis within revenue and operating expenses, respectively, on the accompanying Consolidated Statements of Operations.

VEHICLE DEPRECIATION AND LEASE CHARGES, NET

Vehicles are stated at cost, net of accumulated depreciation. The initial cost of the vehicles is net of incentives and allowances from vehicle manufacturers. The Company acquires the majority of its rental vehicles pursuant to repurchase and guaranteed depreciation programs established by automobile manufacturers. Under these programs, the manufacturers agree to repurchase vehicles at a specified price and date, or guarantee the depreciation rate for a specified period of time, subject to certain eligibility criteria (such as car condition and mileage requirements). The Company depreciates vehicles such that the net book value of the vehicles on the date of return to the manufacturers is intended to equal the contractual guaranteed residual values, thereby minimizing any gain or loss on the sale of the vehicles. The Company records depreciation expense for any expected deficiency in the contractual guaranteed residual values due to excessive wear or damages. At December 31, 2006, the Company estimates that the difference between the contracted guaranteed residual value and the carrying value of these vehicles was $67 million, which has already been reflected in the Company’s Consolidated Statement of Operations.

The Company also acquires a portion of its rental vehicles outside of manufacturer repurchase and guaranteed depreciation programs. These vehicles are depreciated based upon their estimated residual values at their expected dates of disposition, after giving effect to anticipated conditions in the used car market. All rental vehicles are depreciated on a straight-line basis. Depreciation for vehicles acquired under repurchase and guaranteed depreciation programs includes consideration of the contractual guaranteed residual values and the number of months between the original purchase date of the vehicle and the expected sale date of the vehicle back to the manufacturers. For 2006, 2005 and 2004, rental vehicles were depreciated at rates ranging from 7% to 34% per annum. As market conditions change, the Company adjusts its depreciation. Upon disposal of the vehicles, depreciation expense is also adjusted for any difference between the net proceeds from the sale and the remaining book value. Vehicle-related interest amounts are net of interest income of $6 million, $4 million and $4 million for 2006, 2005 and 2004, respectively.

ADVERTISING EXPENSES

Advertising costs are expensed in the period incurred. Advertising expenses, recorded within selling, general and administrative expense on the Company’s Consolidated Statements of Operations, were approximately $107 million, $100 million and $97 million in 2006, 2005 and 2004, respectively.

INCOME TAXES

The Company’s provision for income taxes is determined using the asset and liability method, under which deferred tax assets and liabilities are calculated based upon the temporary differences between the financial statement and income tax bases of assets and liabilities using currently enacted tax rates. The Company’s deferred tax assets are recorded net of a valuation allowance when, based on the weight of available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. Decreases to the valuation allowance are recorded as reductions to the Company’s provision for income taxes while increases to the valuation allowance result in additional provision. However, if the valuation allowance is adjusted in connection with an acquisition, such adjustment is recorded through goodwill rather than the provision for income taxes. The realization of the Company’s deferred tax assets, net of the valuation allowance, is primarily dependent on estimated future taxable income. A change in the Company’s estimate of future taxable income may require an addition or reduction to the valuation allowance.

CASH AND CASH EQUIVALENTS

The Company considers highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

DERIVATIVE INSTRUMENTS

The Company uses derivative instruments as part of its overall strategy to manage its exposure to market risks associated with fluctuations in foreign currency exchange rates, interest rates and gasoline costs. As a matter of policy, the Company does not use derivatives for trading or speculative purposes.

All derivatives are recorded at fair value either as assets or liabilities. Changes in fair value of derivatives not designated as hedging instruments are recognized currently in earnings in the Consolidated Statements of Operations within the same line item as the hedged item (principally vehicle interest, net). The effective portion of changes in fair value of derivatives designated as cash flow hedging instruments is recorded as a component of other comprehensive income. The ineffective portion is recognized currently in earnings within the same line item as the hedged item, including vehicle interest, net or interest related to corporate debt, net, based upon the nature of the hedged item. Amounts included in other comprehensive income are reclassified into earnings in the same period during which the hedged item affects earnings.

During 2006, the Company utilized certain derivatives designated as fair value hedges. Changes in the fair value of such instruments were recognized in earnings in the Consolidated Statements of Operations as a component of interest related to corporate debt, net. Changes in the fair value of the hedged item in fair value hedges were recorded as an adjustment to the carrying amount of the hedged item and recognized in earnings in the Consolidated Statements of Operations as a component of interest related to corporate debt, net.

INVESTMENTS

The Company determines the appropriate classification of its investments in debt and equity securities at the time of purchase and reevaluates such determination at each balance sheet date. The Company’s non-marketable preferred stock investments are accounted for at cost plus accretion. Common stock investments in affiliates over which the Company has the ability to exercise significant influence but not a controlling interest are carried on the equity method of accounting. Available-for-sale securities are carried at current fair value with unrealized gains or losses reported net of taxes as a separate component of stockholders’ equity. Trading securities are recorded at fair value with realized and unrealized gains and losses reported currently in earnings.

Aggregate realized gains and losses on investments and preferred dividend income, which amounted to $11 million, $21 million and $40 million in 2006, 2005 and 2004, respectively, are recorded within other revenues on the Consolidated Statements of Operations. Gains and losses on securities sold are based on the specific identification method.

Affinion Group Holdings, Inc.  The Company’s investment in Affinion Group Holdings, Inc. (“Affinion”) was received in connection with the October 2005 sale of its former Marketing Services division, along with cash proceeds approximating $1.7 billion. This investment represents preferred stock with a carrying value of $95 million, including accrued dividends (face value of $125 million) maturing in October 2017, and warrants with a carrying value of $3 million that are exercisable into 7.5% of the common equity of Affinion upon the earlier of four years or the achievement of specified investment hurdles.

Pursuant to the Separation Agreement, the Company is obligated to distribute all proceeds received on the sale of its investments in Affinion to Realogy and Wyndham. Accordingly, following the spin-offs of Realogy and Wyndham on July 31, 2006, the Company began to recognize a charge on its Consolidated Statement of Operations equal to the dividend and accretion income on the preferred stock of Affinion. From January 1, 2006 to July 31, 2006, the Company recorded $6 million of dividend and accretion income related to its preferred stock investment in Affinion. During 2007, the Company sold a portion of its preferred stock investment in Affinion (see Note 25—Subsequent Event).

Homestore, Inc.  The Company’s investment in Homestore, Inc. (“Homestore”) was received in connection with the February 2001 sale of its former move.com and ancillary businesses. During 2005 and 2004, the Company sold 7.3 million and 9.8 million, respectively, shares of Homestore and recognized gains of $18 million and $40 million, respectively, within net revenues on its Consolidated Statements of Operations. As of December 31, 2005, the Company had sold all of its shares of Homestore stock.

PROPERTY AND EQUIPMENT

Property and equipment (including leasehold improvements) are recorded at cost, net of accumulated depreciation and amortization. Depreciation, recorded as a component of non-vehicle related depreciation and amortization in the Consolidated Statements of Operations, is computed utilizing the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements, also recorded as a component of non-vehicle related depreciation and amortization, is computed utilizing the straight-line method over the estimated benefit period of the related assets, which may not exceed 20 years, or the lease term, if shorter. Useful lives are generally 30 years for buildings, three to seven years for capitalized software, three to seven years for furniture, fixtures and equipment and four to 15 years for buses and support vehicles.

The Company capitalizes the costs of software developed for internal use in accordance with Statement of Position No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Capitalization of software developed for internal use commences during the development phase of the project. The Company amortizes software developed or obtained for internal use on a straight-line basis, from three to seven years, when such software is substantially ready for use. The net carrying value of software developed or obtained for internal use was $50 million and $95 million as of December 31, 2006 and 2005, respectively.

On March 30, 2005, the Financial Accounts Standards Board (“FASB”) issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”), which clarifies that conditional asset retirement obligations are within the scope of SFAS No. 143, “Accounting for Asset Retirement Obligations.” FIN 47 requires the Company to recognize a liability for the fair value of conditional asset retirement obligations if the fair value of the liability can be reasonably estimated. The Company adopted the provisions of FIN 47 in fourth quarter 2005, as required. Accordingly, the Company recorded a $14 million ($8 million after tax, or $0.08 per diluted share) non-cash charge to reflect the cumulative effect of accounting change during 2005 relating to the Company’s obligation to remove assets at certain leased properties.

IMPAIRMENT OF LONG-LIVED ASSETS

In connection with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), the Company is required to assess goodwill and other indefinite-lived intangible assets for impairment annually, or more frequently if circumstances indicate impairment may have occurred. The Company assesses goodwill for such impairment by comparing the carrying value of its reporting units to their fair values. Each of the Company’s reportable segments represents a reporting unit. The Company determines the fair value of its reporting units utilizing discounted cash flows and incorporates assumptions that it believes marketplace participants would utilize. When available and as appropriate, the Company uses comparative market multiples and other factors to corroborate the discounted cash flow results. Other indefinite-lived intangible assets are tested for impairment and written down to fair value, as required by SFAS No. 142.

The Company evaluates the recoverability of its other long-lived assets, including amortizing intangible assets, if circumstances indicate an impairment may have occurred, pursuant to SFAS No. 144. This analysis is performed by comparing the respective carrying values of the assets to the current and expected future cash flows, on an undiscounted basis, to be generated from such assets. Property and equipment is evaluated separately within each segment. If such analysis indicates that the carrying value of these assets is not recoverable, the carrying value of such assets is reduced to fair value through a charge to the Company’s Consolidated Statements of Operations.

The Company performs its annual impairment testing for goodwill and other indefinite lived intangible assets in the fourth quarter of each year subsequent to completing its annual forecasting process. In performing this test, the Company determines fair value using the present value of expected future cash flows. Within the Company’s continuing operations, there was no impairment of intangible assets in 2006, 2005 or 2004. Impairment charges recorded for other long-lived assets were not material during 2006, 2005 or 2004. However, during 2006 the Company recorded a non-cash impairment charge of approximately $1.3 billion within discontinued operations to reflect the difference between Travelport’s carrying value and its estimated fair value, less costs to dispose. In addition, as a result of the analysis performed in 2005, the Company determined that the carrying values of goodwill and certain other indefinite-lived intangible assets assigned to Travelport’s consumer travel businesses within discontinued operations exceeded their estimated fair values. Consequently, the Company also tested its other long-lived assets within Travelport’s consumer travel business for impairment. In connection with the impairment assessments performed, the Company recorded a pretax charge of $425 million within discontinued operations, of which $254 million reduced the value of goodwill and $171 million reduced the value of other intangible assets (including $120 million related to trademarks). This impairment resulted from a decline in future anticipated cash flows primarily generated by Travelport’s consumer travel businesses.

PROGRAM CASH

Program cash primarily represents amounts specifically designated to purchase assets under vehicle programs and/or to repay the related debt.

SELF-INSURANCE RESERVES

The Consolidated Balance Sheets include approximately $376 million and $422 million of liabilities with respect to self-insured public liability and property damage as of December 31, 2006 and 2005, respectively.

Such liabilities relate to additional liability insurance, personal effects protection insurance, public liability, property damage and personal accident insurance claims for which the Company is self insured. The current portion of such amounts is included within accounts payable and other current liabilities and the non-current portion is included in other non-current liabilities. The Company estimates the required liability for such claims on an undiscounted basis utilizing an actuarial method that is based upon various assumptions which include, but are not limited to, the Company’s historical loss experience and projected loss development factors. The required liability is also subject to adjustment in the future based upon the changes in claims experience, including changes in the number of incidents (frequency) and change in the ultimate cost per incident (severity).

In addition, at December 31, 2006 and 2005, the Consolidated Balance Sheets include liabilities of approximately $105 million and $140 million, respectively, relating to health and welfare, workers’ compensation and other benefits the Company provides to its employees. The Company estimates the liability required for such benefits based on actual claims outstanding and the estimated cost of claims incurred as of the balance sheet date. These amounts are included within accounts payable and other current liabilities on the Company’s Consolidated Balance Sheets.

CHANGES IN ACCOUNTING POLICIES DURING 2006

Misstatements.  In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB No. 108”), which provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. The Company adopted the guidance of SAB No. 108 for the year ended December 31, 2006, which had no impact on the Company’s financial statements.

Pension Plans.  In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”). SFAS No. 158 requires an employer to recognize the over-funded or under-funded status of a defined benefit postretirement plan (other than a multi-employer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS No. 158 also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The adoption of the provisions of SFAS No. 158 in fourth quarter 2006 resulted in a pre-tax charge of $6 million ($4 million, after tax) recorded within stockholders’ equity.

Timeshare Transactions.  In December 2004, the FASB issued SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions,” in connection with the previous issuance of the American Institute of Certified Public Accountants’ Statement of Position No. 04-2, “Accounting for Real Estate Time-Sharing Transactions” (“SOP 04-2”). SFAS No. 152 provides guidance on revenue recognition for timeshare transactions, accounting and presentation for the uncollectibility of timeshare contract receivables, accounting for costs of sales of vacation ownership interests and related costs, accounting for operations during holding periods, and other transactions associated with timeshare operations.

The Company adopted the provisions of SFAS No. 152 effective January 1, 2006, as required, and recorded an after tax charge of $65 million ($0.64 per diluted share) during 2006 as a cumulative effect of an accounting change, which consists of a pre-tax charge of $105 million representing the deferral of revenue and costs associated with sales of vacation ownership interests that were recognized prior to January 1, 2006, the recognition of certain expenses that were previously deferred and an associated tax benefit of $40 million. There is no continuing impact associated with SFAS No. 152 due to the disposition of the Company's former timeshare business in connection with the spin-off of Wyndham.

Stock-Based Compensation.  On January 1, 2003, the Company adopted the fair value method of accounting for stock-based compensation of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS

No. 123”) and the prospective transition method of SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” Accordingly, the Company has recorded stock-based compensation expense for all employee stock awards that were granted or modified subsequent to December 31, 2002.

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment” (“SFAS No. 123R”), which eliminates the alternative to measure stock-based compensation awards using the intrinsic value approach permitted by APB Opinion No. 25 and by SFAS No. 123. The Company adopted SFAS No. 123R on January 1, 2006, as required, under the modified prospective application method. Because the Company recorded stock-based compensation expense for all outstanding employee stock awards prior to the adoption of SFAS No. 123R, the adoption of such standard did not have a significant impact on the Company’s results of operations. However, the Company recorded an after tax credit of $1 million during 2006 as a cumulative effect of an accounting change, which represents the Company’s estimate of total future forfeitures of stock-based awards outstanding as of January 1, 2006 (see Note 18—Stock-Based Compensation for further information).

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Fair Value Measurements.  In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”) which defines fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company will adopt SFAS No. 157 on January 1, 2008, as required, and is currently evaluating the impact of such adoption on its financial statements.

Accounting for Uncertainty in Income Taxes.  In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which is an interpretation of SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The Company will adopt the provisions of FIN 48 effective January 1, 2007, as required, and anticipates recording an after tax charge to stockholders’ equity in the range of $30 million to $60 million. However, the Company has been indemnified by Realogy and Wyndham for substantially all of these tax related matters.

3. Discontinued Operations

Travelport.  On August 23, 2006, the Company completed the sale of Travelport, which comprises the Company’s former travel distribution services businesses for proceeds of approximately $4.1 billion, net of closing adjustments. The loss incurred on disposal of Travelport includes a $1.3 billion impairment charge reflecting the difference between Travelport’s carrying value and its estimated fair value and a tax charge related to asset basis differences resulting from the 2001 acquisition of a Travelport subsidiary. The loss is subject to revision related to customary post-closing purchase price adjustments.

Realogy and Wyndham.  On July 31, 2006, the Company completed the spin-offs of Realogy and Wyndham in tax-free distributions of one share each of Realogy and Wyndham common stock for every four and five shares, respectively, of Cendant Corporation common stock held on July 21, 2006. Costs incurred in connection with the spin-offs of Realogy and Wyndham are included within gain (loss) on disposal of discontinued operations, net of tax on the accompanying Consolidated Statement of Operations.

Marketing Services Division.  On October 17, 2005, the Company completed the sale of its Marketing Services division for approximately $1.8 billion. The purchase price consisted of approximately $1.7 billion of cash, net of closing adjustments, plus $125 million face value of newly issued preferred stock of Affinion and warrants to purchase up to 7.5% of the common equity of Affinion (see Note 2—Summary of Significant

Accounting Policies for more detailed information on the preferred stock and warrants). The Company is obligated to distribute any proceeds from the sale of Affinion preferred stock and warrants to Realogy and Wyndham. During 2007, a portion of the Company’s preferred stock investment in Affinion was redeemed (see Note 25—Subsequent Event).

Wright Express.  On February 22, 2005, the Company completed the initial public offering of Wright Express for $964 million of cash. Additionally, the Company entered into a tax receivable agreement with Wright Express pursuant to which Wright Express is obligated to make payments to the Company over a 15 year term. The Company is obligated to distribute all such payments received from Wright Express to Realogy and Wyndham following the separation. Excluding amounts remitted to Realogy and Wyndham, the Company received $9 million in connection with this tax receivable agreement during 2006 and $15 million during 2005. Such amounts are recorded within gain (loss) on disposal of discontinued operations, net of tax on the accompanying Consolidated Statements of Operations.

PHH.  On January 31, 2005, the Company completed the spin-off of PHH, which includes its former mortgage, fleet leasing and appraisal businesses. In connection with the spin-off, the Company recorded a non-cash impairment charge of $281 million and transaction costs of $4 million during first quarter 2005. There were no tax benefits recorded in connection with these charges, as such charges are not tax deductible.

Jackson Hewitt.  On June 25, 2004, the Company completed the initial public offering of Jackson Hewitt. In connection with the initial public offering, the Company received $772 million in cash.

Summarized statement of operations data for discontinued operations are as follows:

Year Ended December 31, 2006

	Wright Express(a)	Marketing Services Division(b)	Realogy(c)
Net revenues	$—	$—	$3,856

Income before income taxes	$—	$—	$445
Provision for income taxes	—	—	172

Income from discontinued operations, net of tax	$—	$—	$273

Gain (loss) on disposal of discontinued operations	$9	$(15)	$(76)
Provision (benefit) for income taxes	3	27	(22)

Gain (loss) on disposal of discontinued operations, net of tax	$6	$(42)	$(54)

	Wyndham(c)(d)	Travelport(c)	Total
Net revenues	$2,052	$1,859	$7,767

Income before income taxes	$377	$170	$992
Provision for income taxes	288	54	514

Income from discontinued operations, net of tax	$89	$116	$478

Gain (loss) on disposal of discontinued operations	$(83)	$(1,464)	$(1,629)
Provision (benefit) for income taxes	(25)	345	328

Gain (loss) on disposal of discontinued operations, net of tax	$(58)	$(1,809)	$(1,957)

(a)	Gain on disposal includes payments received from Wright Express in connection with the tax receivable agreement discussed above.
(b)	Represents payments in connection with a guarantee obligation made to the Company’s former Marketing Services division and a tax charge primarily related to state taxes prior to the date of disposition.
(c)	Results are through the date of disposition.
(d)	The provision for income taxes reflects a $158 million charge associated with separating the vacation ownership business from the Company in connection with the spin-off of Wyndham.

Year Ended December 31, 2005

	Wright Express(a)(b)	PHH(a)(c)	Marketing Services Division(a)	Realogy
Net revenues	$29	$179	$1,066	$7,139

Income (loss) before income taxes	$(7)	$1	$90	$1,065
Provision (benefit) for income taxes	(3)	25	37	414

Income (loss) from discontinued operations, net of tax	$(4)	$(24)	$53	$651

Gain (loss) on disposal of discontinued operations	$585	$(285)	$1,146	$—
Provision for income taxes	332	—	565	—

Gain (loss) on disposal of discontinued operations, net of tax	$253	$(285)	$581	$—

		Wyndham	Travelport(d)	Total
Net revenues		$3,252	$2,400	$14,065

Income (loss) before income taxes		$643	$(118)	$1,674
Provision (benefit) for income taxes		187	(74)	586

Income (loss) from discontinued operations, net of tax		$456	$(44)	$1,088

Gain (loss) on disposal of discontinued operations		$—	$—	$1,446
Provision for income taxes		—	—	897

Gain (loss) on disposal of discontinued operations, net of tax		$—	$—	$549

(a)	Results are through the date of disposition.
(b)	Gain on disposal includes payments received from Wright Express in connection with the tax receivable agreement discussed above.
(c)	The provision for income taxes reflects a $24 million charge associated with separating the appraisal business from the Company in connection with the PHH spin-off.
(d)	Results include a pretax impairment charge of $425 million. (See Note 2—Summary of Significant Accounting Policies for further information.)

Year Ended December 31, 2004

	Wright Express	PHH	Marketing Services Division(a)	Realogy
Net revenues	$188	$2,403	$1,484	$6,549

Income before income taxes	$82	$190	$317	$1,032
Provision for income taxes	32	83	5	379

Income from discontinued operations, net of tax	$50	$107	$312	$653

	Wyndham	Travelport	Jackson Hewitt(b)	Total
Net revenues	$2,872	$1,748	$194	$15,438

Income before income taxes	$606	$330	$106	$2,663
Provision for income taxes	217	83	42	841

Income from discontinued operations, net of tax	$389	$247	$64	$1,822

Gain on disposal of discontinued operations	$—	$—	$251	$251
Provision for income taxes	—	—	53	53

Gain on disposal of discontinued operations, net of tax	$—	$—	$198	$198

(a)	The provision for income taxes reflects the reversal of a valuation allowance of $121 million by TRL Group associated with federal and state deferred tax assets, partially offset by a $13 million cash payment the Company made to TRL Group in connection with the January 2004 transaction for the contract termination (see Note 24—TRL Group, Inc).
(b)	Results are through the date of disposition.

Summarized balance sheet data for discontinued operations as of December 31, 2005 are as follows:

	Realogy	Wyndham	Travelport(a)	Total
Assets of discontinued operations:
Current assets	$330	$917	$676	$1,923
Property and equipment, net	321	422	533	1,276
Goodwill	3,163	2,638	4,088	9,889
Other assets	1,647	4,133	1,644	7,424

Total assets of discontinued operations	$5,461	$8,110	$6,941	$20,512

Liabilities of discontinued operations:
Current liabilities	$656	$940	$860	$2,456
Other liabilities	809	3,266	732	4,807

Total liabilities of discontinued operations	$1,465	$4,206	$1,592	$7,263

(a)	Current liabilities include $350 million under the Company’s former $2.0 billion revolving credit facility, as Travelport was the primary obligor for such borrowings.

4. Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share (“EPS”):

	Year Ended December 31,
	2006	2005	2004
Income (loss) from continuing operations	$(451)	$(11)	$71
Income from discontinued operations, net of tax	478	1,088	1,822
Gain (loss) on disposal of discontinued operations, net of tax	(1,957)	549	198
Cumulative effect of accounting changes, net of tax	(64)	(8)	—

Net income (loss)	$(1,994)	$1,618	$2,091

Basic weighted average shares outstanding(a)	100.6	104.0	103.1
Stock options, warrants and restricted stock units(b)	—	—	3.1
Convertible debt(c)	—	—	0.2

Diluted weighted average shares outstanding(a)	100.6	104.0	106.4

Earnings per share:
Basic
Income (loss) from continuing operations	$(4.48)	$(0.10)	$0.69
Income from discontinued operations	4.75	10.47	17.68
Gain (loss) on disposal of discontinued operations	(19.46)	5.27	1.92
Cumulative effect of accounting changes	(0.63)	(0.08)	—

Net income (loss)	$(19.82)	$15.56	$20.29

Diluted
Income (loss) from continuing operations	$(4.48)	$(0.10)	$0.67
Income from discontinued operations	4.75	10.47	17.13
Gain (loss) on disposal of discontinued operations	(19.46)	5.27	1.86
Cumulative effect of accounting changes	(0.63)	(0.08)	—

Net income (loss)	$(19.82)	$15.56	$19.66

(a)	Because the Company incurred a loss from continuing operations in 2006 and 2005, outstanding stock options, restricted stock units and stock warrants are anti-dilutive. Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.
(b)	For 2004, excludes restricted stock units for which performance based vesting criteria have not been achieved.
(c)	The 2004 balance reflects the dilutive impact of the Company’s zero coupon senior convertible contingent notes prior to conversion on February 13, 2004 into shares of Avis Budget common stock, the impact of which is reflected within basic weighted average shares outstanding from the conversion date forward (2 million shares in 2004).

The following table summarizes the Company’s outstanding common stock equivalents that were anti-dilutive and therefore excluded from the computation of diluted EPS:

	Year Ended December 31,
	2006	2005	2004
Options(a)	11.0	12.9	2.3
Warrants(b)	0.2	0.2	—
Upper DECS(c)	—	—	2.4

(a)	Represents all outstanding stock options for 2006 and 2005. The weighted average exercise price for anti-dilutive options at December 31, 2004 was $44.61.
(b)	Represents all outstanding warrants for 2006 and 2005, for which the weighted average exercise price is $21.31.

(c)	Represents the shares that were issuable under the forward purchase contract component of the Company’s Upper DECS securities prior to the settlement of such securities on August 17, 2004, at which time the Company issued 3.8 million shares of Avis Budget common stock. The impact of this share issuance is included in basic EPS from the settlement date forward (1.4 million shares in 2004, due to a partial year impact). However, diluted EPS does not reflect any shares that were issuable prior to August 17, 2004, as the Upper DECS were anti-dilutive during such periods (since the appreciation price was greater than the average price of Avis Budget common stock).

5. Acquisitions

Assets acquired and liabilities assumed in business combinations were recorded on the Company’s Consolidated Balance Sheets as of the respective acquisition dates based upon their estimated fair values at such dates. The results of operations of businesses acquired by the Company have been included in the Company’s Consolidated Statements of Operations since their respective dates of acquisition. The excess of the purchase price over the estimated fair values of the underlying assets acquired and liabilities assumed was allocated to goodwill. In certain circumstances, the allocations of the excess purchase price are based upon preliminary estimates and assumptions. Accordingly, the allocations may be subject to revision when the Company receives final information, including appraisals and other analyses. Any revisions to the fair values, will be recorded by the Company as further adjustments to the purchase price allocations.

During 2006, the Company acquired 19 vehicle rental licensees for $20 million in cash, resulting in trademark intangible assets of $17 million. During 2005, the Company acquired 23 vehicle rental licensees for $206 million in cash, resulting in trademark intangible assets of $88 million and goodwill of $6 million, none of which is expected to be deductible for tax purposes. During 2004, the Company acquired 29 vehicle rental licensees for $60 million in cash, resulting in goodwill of $33 million, all of which is expected to be deductible for tax purposes, and trademark intangible assets of $13 million. These acquisitions, which relate primarily to the Company’s International Car Rental segment, were not significant individually or in the aggregate to the Company’s results of operations, financial position or cash flows.

6. Intangible Assets

Intangible assets consisted of:

	As of December 31, 2006			As of December 31, 2005
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized Intangible Assets
Franchise agreements(a)	$75	$16	$59	$76	$14	$62
Customer lists(b)	19	6	13	20	6	14
Other(c)	2	1	1	2	1	1

	$96	$23	$73	$98	$21	$77

Unamortized Intangible Assets
Goodwill	$2,193			$2,188

Trademarks(d)	$666			$654

(a)	Primarily amortized over a period ranging from 2 to 40 years.
(b)	Primarily amortized over 20 years.
(c)	Primarily amortized over a period ranging from 6 to 20 years.
(d)	Comprised of various tradenames (including the Avis and Budget tradenames) that the Company has acquired and which distinguish the Company’s consumer services. These tradenames are expected to generate future cash flows for an indefinite period of time.

The changes in the carrying amount of goodwill during 2006 are as follows:

	Balance at January 1, 2006	Adjustments to Goodwill Acquired during 2005		Balance at December 31, 2006
Domestic Car Rental	$1,354	$1	(a)	$1,355
International Car Rental	591	4	(a)	595
Truck Rental	243	—		243

Total Company	$2,188	$5		$2,193

(a)	Primarily relates to tax adjustments on the acquisition of Budget licensees.

Amortization expense relating to all intangible assets was as follows:

	Year Ended December 31,
	2006	2005	2004
Franchise agreements	$2	$2	$3
Customer lists	1	2	1

Total	$3	$4	$4

Based on the Company’s amortizable intangible assets as of December 31, 2006, the Company expects related amortization expense to approximate $3 million for each of the five succeeding fiscal years.

7. Vehicle Rental Activities

The components of vehicles, net within assets under vehicle programs are as follows:

	As of December 31,
	2006	2005
Rental vehicles	$7,738	$8,247
Vehicles held for sale	304	165

	8,042	8,412
Less: accumulated depreciation	(993)	(903)

	$7,049	$7,509

The components of vehicle depreciation and lease charges, net are summarized below:

	Year Ended December 31,
	2006	2005	2004
Depreciation expense	$1,362	$1,191	$941
Lease charges	54	69	58
Gain on sales of vehicles, net	—	(22)	(11)

	$1,416	$1,238	$988

During 2006, vehicle interest, net on the accompanying Consolidated Statement of Operations excludes $101 million of interest expense related to $1,875 million of fixed and floating rate borrowings of the Company’s Avis Budget Car Rental, LLC subsidiary, the parent company of the companies that comprise the Company’s vehicle rental operations. Such interest is recorded within interest related to corporate debt, net on the accompanying Consolidated Statement of Operations.

8. Franchising Activities

Franchising revenues, which are recorded within other revenues on the accompanying Consolidated Statements of Operations, amounted to $37 million, $39 million and $43 million during 2006, 2005 and 2004, respectively.

The number of Company-owned and franchised outlets in operation (excluding independent commissioned dealer locations for the Budget truck rental business and Avis and Budget locations operated under an arrangement with Avis Europe Holdings, Limited, an independent third party) is as follows:

	As of December 31,
	2006	2005	2004
Company-owned
Avis brand	1,268	1,186	1,074
Budget brand	951	902	822
Franchised
Avis brand	847	849	851
Budget brand	1,218	1,221	1,345

In connection with ongoing fees the Company receives from its franchisees pursuant to the franchise agreements, the Company is required to provide certain services, such as training, marketing and the operation of reservation systems.

9. Restructuring Charges

During fourth quarter 2006, the Company recorded $10 million of restructuring charges, of which $8 million was incurred in connection with current restructuring initiatives within the Company’s Truck Rental and Domestic Car Rental operations and $2 million represents a revision to an estimated charge recorded in connection with restructuring actions undertaken in first quarter 2005.

2006 Restructuring

During fourth quarter 2006, the Company committed to various strategic initiatives targeted principally at reducing costs, enhancing organizational efficiency and consolidating and rationalizing existing processes and facilities within its Budget Truck Rental and Domestic Car Rental operations. The more significant areas of cost reduction include the closure of the Budget Truck Rental headquarters and other facilities and reductions in staff. In connection with these initiatives, the Company recorded a restructuring charge of $8 million in 2006 with an additional $2 million to be recorded in 2007, for a total of $10 million, substantially all of which is anticipated to be cash. The 2007 charge of $2 million will be incurred by the Company’s Truck Rental segment and represents various personnel related costs.

The initial recognition of the restructuring charge and the corresponding utilization from inception are summarized by category as follows:

	Personnel Related(a)	Facility Related(b)	Total
Initial charge	$4	$4	$8
Cash payments	—	(1)	(1)

Balance at December 31, 2006	$4	$3	$7

(a)	The initial charge primarily represents severance benefits resulting from reductions in staff. The Company formally communicated the termination of employment to approximately 180 employees, representing a wide range of employee groups. As of December 31, 2006, the Company had terminated approximately 25 of these employees.
(b)	The initial charge principally represents costs incurred in connection with facility closures and lease obligations resulting from the closure of the Truck Rental headquarters, consolidation of Truck Rental operations and the closure of other facilities within the Company’s Domestic Car Rental operations.

Total restructuring charges are recorded as follows:

	Costs Incurred	Cash Payments	Liability as of December 31, 2006
Truck Rental	$6	$(1)	$5
Domestic Car Rental	2	—	2

	$8	$(1)	$7

2005 Restructuring

During first quarter 2005, the Company recorded $26 million of restructuring charges as a result of activities undertaken following the PHH spin-off and the initial public offering of Wright Express. The restructuring activities were targeted principally at reducing costs, enhancing organizational efficiency and consolidating and rationalizing existing processes and facilities. The more significant areas of cost reduction included the closure of a call center and field locations of the Company’s Truck Rental business and reductions in staff within the Company’s corporate functions. The initial charge recorded in the Company’s Corporate and Other, Truck Rental and Domestic Car Rental segments amounted to $19 million, $5 million and $2 million, respectively. During fourth quarter 2006, the Company recorded a $2 million charge representing a revision to its original estimate of costs to exit a lease in connection with the closure of a truck rental facility in first quarter 2005. The remaining liability relating to these actions was $3 million at December 31, 2006 and primarily relates to obligations under terminated leases.

10. Income Taxes

The benefit from income taxes consists of the following:

	Year Ended December 31,
	2006	2005	2004
Current
Federal	$(47)	$79	$141
State	21	15	(8)
Foreign	—	25	27

	(26)	119	160

Deferred
Federal	(250)	(149)	(246)
State	21	(34)	23
Foreign	29	13	(1)

	(200)	(170)	(224)

Benefit from income taxes	$(226)	$(51)	$(64)

Pretax income (loss) for domestic and foreign operations consists of the following:

	Year Ended December 31,
	2006	2005	2004
Domestic	$(756)	$(135)	$(64)
Foreign	79	73	71

Pretax income (loss)	$(677)	$(62)	$7

Current and non-current deferred income tax assets and liabilities are comprised of the following:

	As of December 31,
	2006	2005
Current deferred income tax assets:
Litigation settlement and related liabilities	$—	$41
Net operating loss carryforwards	—	138
State net operating loss carryforwards	—	11
Accrued liabilities and deferred income	48	179
Provision for doubtful accounts	6	9
Acquisition and integration-related liabilities	3	42
Other	1	6

Current deferred income tax assets	58	426

Current deferred income tax liabilities:
Prepaid expenses	51	51

Current deferred income tax liabilities	51	51

Current net deferred income tax asset	$7	$375

Non-current deferred income tax assets:
Net operating loss carryforwards	$30	$2
Foreign net operating loss carryforwards	20	28
State net operating loss carryforwards	113	60
Alternate minimum tax credit carryforward	102	132
Acquisition and integration-related liabilities	24	—
Accrued liabilities and deferred income	178	206
Other	—	38
Valuation allowance(*)	(81)	(59)

Non-current deferred income tax assets	386	407

Non-current deferred income tax liabilities:
Depreciation and amortization	160	147

Non-current deferred income tax liabilities	160	147

Non-current net deferred income tax asset	$226	$260

(*)	The valuation allowance of $81 million at December 31, 2006 relates to state net operating loss carryforwards and certain state deferred tax assets of $75 million and $6 million, respectively. The valuation allowance will be reduced when and if the Company determines that the related deferred income tax assets are more likely than not to be realized. If determined to be realizable, approximately $4 million of the valuation allowance for state net operating loss carryforwards would reduce goodwill.

Net deferred income tax liabilities related to vehicle programs are comprised of the following:

	As of December 31,
	2006	2005
Depreciation and amortization	$1,205	$1,130
Other	1	9

Net deferred income tax liabilities under vehicle programs	$1,206	$1,139

As of December 31, 2006, the Company had federal net operating loss carryforwards of approximately $87 million, which primarily expire in 2024. No provision has been made for U.S. federal deferred income taxes on approximately $273 million of accumulated and undistributed earnings of foreign subsidiaries at December 31, 2006, since it is the present intention of management to reinvest the undistributed earnings indefinitely in those foreign operations. The determination of the amount of unrecognized U.S. federal deferred income tax liability for unremitted earnings is not practicable.

In December 2004, the FASB issued FASB Staff Position No. FAS 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004.” The American Jobs Creation Act of 2004, which became effective October 22, 2004, provides a one-time dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer, provided certain criteria are met. The Company has applied the provisions of this act to qualifying earnings repatriations through December 31, 2005. In December 2005, the Company repatriated $350 million of unremitted earnings, resulting in income tax expense of approximately $28 million, which is reflected within discontinued operations.

The Company’s effective income tax rate for continuing operations differs from the U.S. federal statutory rate as follows:

	As of December 31,
	2006	2005	2004
Federal statutory rate	35.0%	35.0%	35.0%
State and local income taxes, net of federal tax benefits	2.1	36.9	89.0
Changes in valuation allowances	(4.3)	(18.4)	45.3
Taxes on foreign operations at rates different than U.S. federal statutory rates	(0.2)	(2.8)	(26.5)
Taxes on repatriated foreign income, net of tax credits	(0.1)	1.9	(28.4)
Resolution of prior years’ examination issues	3.5	29.8	(1,153.1)
Nondeductible expenses	(0.8)	(20.3)	156.2
Other	(1.8)	20.2	(31.8)

	33.4%	82.3%	(914.3)%

The Company is subject to income taxes in the United States and numerous foreign jurisdictions. Significant judgment is required in determining the Company’s worldwide provision for income taxes and recording the related assets and liabilities. In the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is uncertain. The Company is regularly under audit by tax authorities. Accruals for tax contingencies are provided for in accordance with the requirements of SFAS No. 5, “Accounting for Contingencies.”

Pursuant to the Tax Sharing Agreement and Separation and Distribution Agreement, the Company is indemnified for all non-Avis Budget Car Rental tax contingencies. The company believes that its accruals for tax liabilities, including the indemnified liabilities outlined in the Tax Sharing and Separation and Distribution Agreements, are adequate for all remaining open years, based on its assessment of many factors, including past experience and interpretations of tax law applied to the facts of each matter.

The Company and the Internal Revenue Service (“IRS”) have settled the IRS examination for the Company’s taxable years 1998 through 2002. The Company was adequately reserved for this audit cycle and has reflected the results of that examination in the accompanying Consolidated Financial Statements. The IRS has begun to examine the Company's taxable years 2003 through 2006. Although the Company believes there is appropriate support for the positions taken on its tax returns, the Company has recorded liabilities representing the best estimates of the probable loss on certain positions. The Company believes that the accruals for tax liabilities are adequate for all open years, based on assessment of many factors including past experience and interpretations of tax law applied to the facts of each matter. Although the Company believes the recorded assets and liabilities are reasonable, tax regulations are subject to interpretation and tax litigation is inherently uncertain; therefore, the Company’s assessments can involve both a series of complex judgments about future events and rely heavily on estimates and assumptions. While the Company believes that the estimates and assumptions supporting the assessments are reasonable, the final determination of tax audits and any other related litigation could be materially different than that which is reflected in historical income tax provisions and recorded assets and liabilities.

The results of an audit or litigation related to these matters include a range of potential outcomes, which may involve material amounts. However, as discussed above, the Company has been indemnified for these matters by Realogy and Wyndham and therefore, does not expect such resolution to have a significant impact on its earnings, financial position or cash flows.

11. Other Current Assets

Other current assets consisted of:

	As of December 31,
	2006	2005
Receivables from Realogy(a)	$572	$—
Receivables from Wyndham(a)	393	—
Prepaid expenses	144	172
Other	155	62

	$1,264	$234

(a)	Represents amounts due for services performed under the Transition Services Agreement and for certain contingent, income tax and other corporate liabilities assumed by Realogy and Wyndham in connection with the separation. These amounts are due from Realogy and Wyndham on demand upon the Company’s settlement of the related liability. At December 31, 2006, there are corresponding liabilities recorded within accounts payable and other current liabilities (see Note 13—Accounts Payable and Other Current Liabilities).

12. Property and Equipment, net

Property and equipment, net consisted of:

	As of December 31,
	2006	2005
Land	$50	$50
Buildings and leasehold improvements	337	286
Capitalized software	238	272
Furniture, fixtures and equipment	138	105
Buses and support vehicles	68	74
Projects in process	89	109

	920	896
Less: Accumulated depreciation and amortization	(434)	(380)

	$486	$516

Depreciation and amortization expense relating to property and equipment during 2006, 2005 and 2004 was $102 million, $112 million and $111 million, respectively (including $36 million, $36 million and $27 million, respectively, of amortization expense relating to capitalized computer software).

13. Accounts Payable and Other Current Liabilities

Accounts payable and other current liabilities consisted of:

	As of December 31,
	2006	2005
Income taxes payable	$520	$776
Accrued payroll and related	244	279
Accounts payable	223	152
Accrued disposition costs	152	145
Public liability and property damage insurance liabilities(a)	116	125
Accrued legal settlements	71	313
Other	529	497

	$1,855	$2,287

(a)	The non-current liability related to public liability and property damage insurance was $260 million and $297 million at December 31, 2006 and 2005, respectively.

14.	Long-term Debt and Borrowing Arrangements

Long-term debt consisted of:

		As of December 31,
	Maturity Date
		2006	2005
Corporate debt:
6 7/8% notes(a)	—	$—	$850
4.89% notes(a)	—	—	100
6 1/4% notes(a)	—	—	798
6 1/4% notes(a)	—	—	349
7 3/8% notes(a)	—	—	1,192
7 1/8% notes(a)	—	—	250
Revolver borrowings(b)	—	—	7
Net hedging losses(c)		—	(47)

		—	3,499
Avis Budget Car Rental corporate debt:
Floating rate term loan(d)	April 2012	838	—
Floating rate notes(d)	May 2014	250	—
7 5/8% notes(d)	May 2014	375	—
7 3/4% notes(d)	May 2016	375	—

		1,838	—
Other		4	9

Total long-term debt		1,842	3,508
Less: Current portion		29	975

Long-term debt		$1,813	$2,533

(a)	In connection with the separation, the Company repaid these notes during third quarter 2006 (see below for further information).
(b)	Outstanding borrowings at December 31, 2005 do not include $350 million of borrowings for which the Company’s former Travelport subsidiary was the primary obligor. This amount is included within liabilities of discontinued operations on the accompanying Consolidated Balance Sheet at December 31, 2005.

(c)	As of December 31, 2005, the balance represents $153 million of net mark-to-market adjustments on current interest rate hedges, partially offset by $106 million of net gains resulting from the termination of interest rate hedges. The Company repaid all of the outstanding debt associated with these derivatives and retired all such derivatives during third quarter 2006.
(d)	In connection with the execution of the Company’s separation plan, Avis Budget Car Rental borrowed $1,875 million in April 2006, which consisted of (i) $1 billion of unsecured fixed and floating rate notes and (ii) an $875 million secured floating rate term loan under a credit facility.

CORPORATE DEBT

In connection with the execution of its separation plan, during July 2006, the Company completed a tender offer for $2.6 billion of its corporate debt by redeeming approximately $2.5 billion aggregate principal amount of its 6 1/4% notes due in January 2008 and March 2010, 7 3/8% notes due in January 2013 and 7 1/8% notes due in March 2015 for cash of approximately $2.9 billion, including accrued interest. The Company redeemed the remaining portion of such corporate debt in third quarter 2006. In connection with such debt extinguishment, the Company recorded a pretax charge of $313 million during 2006. The Company also repaid an aggregate principal amount of $950 million due in August 2006 under the 6 7/8% and 4.89% notes during 2006.

On May 10, 2004, the Company’s then outstanding 6 3/4% senior notes that formed a part of the Upper DECS, a hybrid instrument previously issued by the Company that consisted of both equity linked and debt securities, were successfully remarketed and the interest rate was reset to 4.89%. Each Upper DECS consisted of both a senior note and a forward purchase contract to purchase shares of the Company’s common stock. In connection with such remarketing, during 2004, the Company purchased and retired $763 million of the senior notes for $778 million in cash and recorded a loss of $18 million on the early extinguishment. The forward purchase contract was settled on August 17, 2004 (see Note 17—Stockholders’ Equity for more information on the forward purchase contract).

AVIS BUDGET CAR RENTAL CORPORATE DEBT

Floating Rate Term Loan

The Company’s floating rate term loan was entered into in April 2006, has a six year term and bears interest at three month LIBOR plus 125 basis points. Quarterly installment payments are required for the first five and three quarter years with the remaining amount repayable in full at the end of the term. During 2006, the Company repaid $37 million of outstanding principal under the floating rate term loan.

Floating Rate Notes

The Company’s floating rate notes were issued in April 2006 at 100% of their face value for aggregate proceeds of $250 million. The interest rate on these notes is equal to three month LIBOR plus 250 basis points. The Company has the right to redeem these notes in whole or in part at any time prior to May 15, 2008 at the applicable make-whole redemption price and, in whole or in part, at any time on or after May 15, 2008, at the applicable scheduled redemption price, plus in each case, accrued and unpaid interest through the redemption date. These notes are senior unsecured obligations and rank equally in right of payment with all the Company’s existing and future senior indebtedness.

7 5/8% and 7 3/4% Notes

The Company’s 7 5/8% and 7 3/4% notes were issued in April 2006 at 100% of their face value for aggregate proceeds of $750 million. The Company has the right to redeem the 7 5/8% and 7 3/4% notes in whole or in part at any time prior to May 15, 2010 and May 15, 2011, respectively, at the applicable make-whole redemption price and, in whole or in part, at any time on or after May 15, 2010 and May 15, 2011, respectively, at the applicable scheduled redemption price, plus in each case, accrued and unpaid interest through the redemption date. These notes are senior unsecured obligations and rank equally in right of payment with all the Company’s existing and future senior indebtedness.

DEBT MATURITIES

The following table provides contractual maturities of the Company’s corporate debt at December 31, 2006:

Year	Amount
2007	$29
2008	9
2009	9
2010	9
2011	9
Thereafter	1,777

$1,842

COMMITTED CREDIT FACILITIES AND AVAILABLE FUNDING ARRANGEMENTS

At December 31, 2006, the committed credit facilities available to the Company and/or its subsidiaries at the corporate or Avis Budget Car Rental level were as follows:

	Total Capacity	Outstanding Borrowings	Letters of Credit Issued	Available Capacity
$1.5 billion revolving credit facility(a)	$1,500	$—	$284	$1,216
Letter of credit facility(b)	303	—	295	8

(a)	This secured revolving credit facility was entered into by Avis Budget Car Rental in April 2006, has a five year term and currently bears interest at one month LIBOR plus 125 basis points.
(b)	Final maturity date is July 2010.

DEBT COVENANTS

The Company’s debt agreements contain restrictive covenants, including restrictions on dividends paid to the Company by certain of its subsidiaries, the incurrence of indebtedness by the Company and certain of its subsidiaries, mergers, liquidations, and sale and leaseback transactions. The credit facility also requires the maintenance of certain financial ratios. As of December 31, 2006, the Company is not aware of any instances of non-compliance with such financial or restrictive covenants.

15. Debt Under Vehicle Programs and Borrowing Arrangements

Debt under vehicle programs (including related party debt due to Avis Budget Rental Car Funding AESOP, LLC (“Avis Budget Rental Car Funding”)) consisted of:

	As of December 31,
	2006	2005
Debt due to Avis Budget Rental Car Funding	$4,511	$6,957
Budget Truck Financing:
HFS Truck Funding program	—	149
Budget Truck Funding program	135	—
Capital leases	257	370
Other	367	433

	$5,270	$7,909

Avis Budget Rental Car Funding.  Avis Budget Rental Car Funding, an unconsolidated bankruptcy remote qualifying special purpose limited liability company, issues private placement notes and uses the proceeds from such issuances to make loans to a wholly-owned subsidiary of the Company, AESOP Leasing LP (“AESOP Leasing”) on a continuing basis. AESOP Leasing is required to use these proceeds to acquire or finance the acquisition of vehicles used in the Company’s rental car operations. As a result, AESOP Leasing’s obligation to Avis Budget Rental Car Funding is reflected as related party debt on the Company’s Consolidated Balance Sheets as of December 31, 2006 and 2005. The Company also recorded an asset within assets under vehicle programs on its Consolidated Balance Sheets at December 31, 2006 and 2005, which represents the equity issued to the Company by Avis Budget Rental Car Funding. The vehicles purchased by AESOP Leasing remain on the Company’s Consolidated Balance Sheet as AESOP Leasing is consolidated by the Company. Such vehicles and related assets, which approximate $6.6 billion at December 31, 2006, collateralize the debt issued by Avis Budget Rental Car Funding and are not available to pay the obligations of the Company.

The business activities of Avis Budget Rental Car Funding are limited primarily to issuing indebtedness and using the proceeds thereof to make loans to AESOP Leasing for the purpose of acquiring or financing the acquisition of vehicles to be leased to the Company’s rental car subsidiary and pledging its assets to secure the indebtedness. Because Avis Budget Rental Car Funding is not consolidated by the Company, its results of operations and cash flows are not reflected within the Company’s Consolidated Financial Statements. Borrowings under the Avis Budget Rental Car Funding program primarily represent floating rate term notes with a weighted average interest rate of 5%, 4% and 3% for 2006, 2005 and 2004, respectively.

Truck financing.  Budget Truck financing consists of debt outstanding under the HFS Truck Funding program, the Budget Truck Funding program and capital leases. The Budget Truck Funding program is a debt facility established by the Company to finance the acquisition of the Budget truck rental fleet. The borrowings under the Budget Truck Funding program are collateralized by $136 million of corresponding assets and are floating rate term loans with a weighted average interest rate of 5% in 2006. The HFS Truck Funding program’s floating rate term notes had a weighted average interest rate of 4% and 2% in 2005 and 2004, respectively. The Company terminated the HFS Truck Funding program in November 2006, at which time remaining obligations thereunder were repaid. The Company has also obtained a portion of its truck rental fleet under capital lease arrangements for which there are corresponding gross assets of $381 million and $434 million with accumulated amortization of $129 million and $70 million classified within vehicles, net on the Company’s Consolidated Balance Sheets as of December 31, 2006 and 2005, respectively. Interest paid as part of capital lease obligations was $20 million and $14 million during 2006 and 2005, respectively.

Other.  Borrowings under the Company’s other vehicle rental programs represent amounts issued under financing facilities that provide for the issuance of notes to support the acquisition of vehicles used in the Company’s international vehicle rental operations. The debt issued is collateralized by $726 million of vehicles and related assets and primarily represents floating rate bank loans and commercial paper for which the weighted average interest rate was 5%, 4% and 3% for 2006, 2005 and 2004, respectively.

The following table provides the contractual maturities of the Company’s debt under vehicle programs (including related party debt due to Avis Budget Rental Car Funding) at December 31, 2006:

	Vehicle- Backed Debt	Capital Leases	Total
2007	$796	$95	$891
2008	1,728	122	1,850
2009	550	40	590
2010	1,036	—	1,036
2011	600	—	600
Thereafter	303	—	303

	$5,013	$257	$5,270

COMMITTED CREDIT FACILITIES AND AVAILABLE FUNDING ARRANGEMENTS

As of December 31, 2006, available funding under the Company’s vehicle programs (including related party debt due to Avis Budget Rental Car Funding) consisted of:

	Total Capacity(a)	Outstanding Borrowings	Available Capacity
Debt due to Avis Budget Rental Car Funding	$6,286	$4,511	$1,775
Budget Truck financing:
Budget Truck Funding program	200	135	65
Capital leases	257	257	—
Other	1,104	367	737

	$7,847	$5,270	$2,577

(a)	Capacity is subject to maintaining sufficient assets to collateralize debt.

DEBT COVENANTS

Debt agreements under the Company’s vehicle-backed funding programs contain restrictive covenants, including restrictions on dividends paid to the Company by certain of its subsidiaries and indebtedness of material subsidiaries, mergers, limitations on liens, liquidations, and sale and leaseback transactions, and also require the maintenance of certain financial ratios. As of December 31, 2006, the Company is not aware of any instances of non-compliance with such financial or restrictive covenants.

16. Commitments and Contingencies

Lease Commitments

The Company is committed to making rental payments under noncancelable operating leases covering various facilities and equipment. Future minimum lease payments required under noncancelable operating leases as of December 31, 2006 are as follows:

Year	Amount
2007	$393
2008	302
2009	208
2010	147
2011	102
Thereafter	635

$1,787

Other than those within the Company’s vehicle rental program, for which the future minimum lease payments have been reflected in Note 15—Debt Under Vehicle Programs and Borrowing Arrangements, commitments under capital leases are not significant. During 2006, 2005 and 2004, the Company incurred total rental expense of $561 million, $491 million and $454 million, respectively, inclusive of contingent rental expense of $142 million, $138 million and $97 million in 2006, 2005, and 2004, respectively, principally based on car rental volume. Included within the Company’s total rental expense for 2006, 2005 and 2004 are concession fees paid by the Company in connection with agreements with various airport authorities that allow the Company to conduct its car rental operations on-site. In general, concession fees for airport locations are based on a percentage of total commissionable revenue (as determined by each airport authority), subject to minimum annual guaranteed amounts. Such fees, which amounted to $235 million, $211 million and $215 million during 2006, 2005 and 2004, respectively, are included within operating, net on the Company’s Consolidated Statements of Operations.

Commitments to Purchase Vehicles

The Company maintains agreements with vehicle manufacturers which require the Company to purchase approximately $8.0 billion of vehicles from these manufacturers over the next two years (approximately $4.7 billion and $3.3 billion during 2007 and 2008, respectively). These commitments are subject to the vehicle manufacturers’ satisfying their obligations under the repurchase and guaranteed depreciation agreements. The Company purchases the majority of its rental vehicles from a small number of vehicle manufacturers and its primary suppliers for the Avis and Budget brands are General Motors Corporation and Ford Motor Company, respectively. The purchase of such vehicles is financed through the issuance of debt under vehicle programs in addition to cash received upon the sale of vehicles primarily under repurchase and guaranteed depreciation programs.

Other Purchase Commitments

In the normal course of business, the Company makes various commitments to purchase goods or services from specific suppliers, including those related to capital expenditures. None of the purchase commitments made by the Company as of December 31, 2006 (aggregating approximately $31 million) was individually significant. These purchase obligations extend through 2007.

Contingencies

The Company is involved in litigation asserting claims associated with accounting irregularities discovered in 1998 at former CUC business units outside of the principal common stockholder class action litigation. While the Company has an accrued liability of approximately $30 million recorded on its Consolidated Balance Sheet as of December 31, 2006 for these claims based upon its best estimates, it does not believe that it is feasible to predict or determine the final outcome or resolution of any unresolved proceedings. Pursuant to the Separation Agreement, Realogy and Wyndham have assumed all liabilities related to this litigation, as described below.

In connection with the spin-offs of Realogy and Wyndham, the Company entered into the Separation Agreement pursuant to which Realogy assumed 62.5% and Wyndham assumed 37.5% of certain contingent and other corporate liabilities of the Company or its subsidiaries, which are not primarily related to any of the respective businesses of Realogy, Wyndham, Travelport and/or the Company’s vehicle rental operations, in each case incurred or allegedly incurred on or prior to the separation of Travelport from the Company (“Assumed Liabilities”). Realogy is entitled to receive 62.5% and Wyndham is entitled to receive 37.5% of the proceeds (or, in certain cases, a portion thereof) from certain contingent corporate assets of the Company, which are not primarily related to any of the respective businesses of Realogy, Wyndham, Travelport and/or the Company’s vehicle rental operations, arising or accrued on or prior to the separation of Travelport from the Company (“Assumed Assets”). Additionally, if Realogy or Wyndham were to default on its payment of costs or expenses to the Company related to any Assumed Liability, the Company would be responsible for 50% of the defaulting party’s obligation. In such event, the Company would be allowed to use the defaulting party’s share of the proceeds of any Assumed Assets as a right of offset. Realogy and Wyndham have also agreed to guarantee each other’s as well as the Company’s obligation under each entity’s deferred compensation plans for amounts deferred in respect of 2005 and earlier years.

The Company does not believe that the impact of any unresolved proceedings constituting an Assumed Liability related to the CUC accounting irregularities should result in a material liability to the Company in relation to its consolidated financial position or liquidity, as Realogy and Wyndham each have agreed to assume responsibility for these liabilities as well as other liabilities related to the Company’s litigation that is not related to its vehicle rental operations, as discussed and further described above. Such litigation assumed by Realogy and Wyndham includes litigation which was retained by the Company in connection with the sale of its former Marketing Services division and a dispute regarding expenses related to a settled breach of contract claim.

In addition to the matters discussed above, the Company is also involved in claims, legal proceedings and governmental inquiries related to its vehicle rental operations, including contract disputes, business practices, intellectual property, environmental issues and other commercial, employment and tax matters, including breach of contract claims by licensees. The Company believes that it has adequately accrued for such matters as appropriate or, for matters not requiring accrual, believes that they will not have a material adverse effect on its results of operations, financial position or cash flows based on information currently available. However, litigation is inherently unpredictable and, although the Company believes that its accruals are adequate and/or that it has valid defenses in these matters, unfavorable resolutions could occur, which could have a material adverse effect on the Company’s results of operations or cash flows in a particular reporting period. During February 2006, the Company settled a litigation matter with respect to claims made by the purchaser of a business sold by Avis prior to the Company’s acquisition of Avis in 2001. The amount awarded for the settlement had been fully reserved for in connection with the acquisition. The cash outflow of $95 million associated with such settlement is recorded within the net assets acquired and acquisition-related payments line item on the accompanying Consolidated Statement of Cash Flows.

Standard Guarantees/Indemnifications

In the ordinary course of business, the Company enters into numerous agreements that contain standard guarantees and indemnities whereby the Company indemnifies another party for breaches of representations and warranties. In addition, many of these parties are also indemnified against any third party claim resulting from the transaction that is contemplated in the underlying agreement. Such guarantees or indemnifications are granted under various agreements, including those governing (i) purchases, sales or outsourcing of assets or businesses, (ii) leases of real estate, (iii) licensing of trademarks, (iv) access to credit facilities and use of derivatives and (v) issuances of debt or equity securities. The guarantees or indemnifications issued are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements, (ii) landlords in lease contracts, (iii) franchisees in licensing agreements, (iv) financial institutions in credit facility arrangements and derivative contracts, and (v) underwriters in debt or equity security issuances. While some of these guarantees extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement or extend into perpetuity (unless subject to a legal statute of limitations). There are no specific limitations on the maximum potential amount of future payments that the Company could be required to make under these guarantees, nor is the Company able to develop an estimate of the maximum potential amount of future payments to be made under these guarantees as the triggering events are not subject to predictability. With respect to certain of the aforementioned guarantees, such as indemnifications of landlords against third party claims for the use of real estate property leased by the Company, the Company maintains insurance coverage that mitigates any potential payments to be made.

Other Guarantees

The Company has provided certain guarantees to subsidiaries of Realogy, Wyndham and Travelport which, as previously discussed, were disposed during third quarter 2006. These guarantees relate primarily to various real estate and product operating leases. The maximum potential amount of future payments that the Company may be required to make under the guarantees relating to the various real estate and product perating leases is estimated to be approximately $440 million. At December 31, 2006, the liability recorded by the Company in connection with these guarantees was $7 million. To the extent that the Company would be required to perform under any of these guarantees, Realogy and Wyndham have agreed to indemnify the Company.

The Company has provided certain guarantees to subsidiaries of PHH, which, as previously discussed, was spun-off during first quarter 2005. These guarantees relate primarily to various real estate and product operating leases. The maximum potential amount of future payments that the Company may be required to make under the guarantees relating to the various real estate and product operating leases is estimated to be approximately $25 million. At December 31, 2006, the liability recorded by the Company in connection with these guarantees was $1 million. To the extent that the Company would be required to perform under any of these guarantees, PHH has agreed to indemnify the Company.

In connection with the Company’s disposition of its Marketing Services division (“MSD”), the Company agreed to provide certain indemnifications related to, among other things, litigation matters related to various suits brought against MSD by individual consumers and state regulatory authorities seeking monetary and/or injunctive relief regarding the marketing of certain membership programs and inquiries from state regulatory authorities related to such programs. Such indemnification entitles the purchaser to reimbursement for a portion of the actual losses suffered by it in regards to such matters. In addition, pursuant to a number of post-closing commercial arrangements entered into between certain of the Company’s subsidiaries and MSD, the Company also agreed to provide a minimum number of call transfers to certain MSD subsidiaries, as well as retaining pre-existing guarantee obligations for certain real estate operating lease obligations on behalf of certain MSD subsidiaries. The Company established a liability for the estimated fair value of these guarantees in the amount of approximately $100 million on the sale date, which reduced the gain on the transaction recorded within discontinued operations. The maximum potential amount of future payments to be made under these guarantees is approximately $340 million excluding one litigation matter for which there is no limitation to the maximum potential amount of future payments.

Realogy and Wyndham have agreed to assume responsibility for the Company’s liabilities relating to PHH and the former Marketing Services division.

17. Stockholders’ Equity

Dividend Payments

On July 31, 2006, the Company distributed all of the common stock of Realogy and Wyndham to its stockholders and recorded a resulting $7.0 billion reduction to stockholders’ equity. The dividend of Realogy and Wyndham is subject to further revision due to various factors, including the resolution of contingent and other liabilities for which the Company is indemnified by Realogy and Wyndham. During 2006, the Company paid cash dividends of $113 million ($1.10 per share in first quarter). During 2005, the Company paid cash dividends of $423 million ($0.90 per share in first and second quarters and $1.10 per share in third and fourth quarters). During 2004, the Company paid cash dividends of $333 million ($0.70 per share in first and second quarters and $0.90 per share in third and fourth quarters). Such per share dividend amounts have been adjusted for the 1-for-10 reverse stock split of the Company’s common stock, which became effective September 5, 2006.

Share Repurchases

During 2006, the Company used $221 million of available cash and $22 million of proceeds primarily received in connection with option exercises to repurchase $243 million of common stock under its former common stock repurchase program. During 2005, the Company used $1.1 billion of available cash and $289 million of proceeds primarily received in connection with option exercises to repurchase approximately $1.3 billion of common stock under its former common stock repurchase program. During 2004, the Company used $756 million of available cash and $567 million of proceeds primarily received in connection with option exercises to repurchase approximately $1.3 billion of common stock under its former common stock repurchase program.

Share Issuances

During first quarter 2004, the Company announced its intention to redeem its $430 million then-outstanding zero coupon senior convertible contingent notes for cash. As a result, holders had the right to convert their notes into shares of Cendant common stock. Virtually all holders elected to convert their notes. Accordingly, the Company issued approximately 2.2 million shares in exchange for approximately $430 million in notes (carrying value) during February 2004. The Company used the cash that otherwise would have been used to redeem these notes to repurchase shares in the open market.

On August 17, 2004, the forward purchase contracts that formed a portion of the Company’s Upper DECS securities settled pursuant to the terms of such contracts. Accordingly, the Company issued approximately 3.8 million shares in exchange for $863 million in cash and recorded an increase of $863 million to stockholders’ equity.

3 7/8% Convertible Senior Debentures Call Spread Options

During 2004, the Company redeemed its former 3 7/8% convertible senior debentures for cash. However, holders could have elected to convert each $1,000 par value debenture into 4.2 shares of Cendant common stock (3.3 million shares in the aggregate). In order to offset a portion of the dilution that would have occurred if the holders elected to convert their debentures, the Company purchased call spread options on April 30, 2004 covering 1.6 million of the 3.3 million shares issuable upon conversion. The call spread options, which expired unexercised in fourth quarter 2004, and which cost $23 million, were accounted for as a capital transaction and included as a component of stockholders’ equity.

Accumulated Other Comprehensive Income

The after-tax components of accumulated other comprehensive income are as follows:

	Currency Translation Adjustments(*)	Unrealized Gains (Losses) on Cash Flow Hedges	Unrealized Gains (Losses) on Available-for- Sale Securities	Minimum Pension Liability Adjustment	Accumulated Other Comprehensive Income (Loss)
Balance, January 1, 2004	$224	$(3)	$46	$(58)	$209
Current period change	84	23	(30)	(12)	65

Balance, December 31, 2004	308	20	16	(70)	274
Effect of PHH spin-off	(12)	(5)	(1)	7	(11)
Current period change	(219)	28	(15)	(17)	(223)

Balance, December 31, 2005	77	43	—	(80)	40
Effect of dispositions	(223)	—	—	46	(177)
Current period change	213	(13)	—	5	205

Balance, December 31, 2006	$67	$30	$—	$(29)	$68

(*)	Assets and liabilities of foreign subsidiaries having non-U.S.-dollar functional currencies are translated at exchange rates at the Consolidated Balance Sheet dates. Revenues and expenses are translated at average exchange rates during the periods presented. The gains or losses resulting from translating foreign currency financial statements into U.S. dollars, net of hedging gains or losses and taxes, are included in accumulated other comprehensive income. Gains or losses resulting from foreign currency transactions are included in the Consolidated Statements of Operations.

All components of accumulated other comprehensive income are net of tax except currency translation adjustments, which exclude income taxes related to indefinite investments in foreign subsidiaries.

18. Stock-Based Compensation

The Company may grant stock options, stock appreciation rights, restricted shares and restricted stock units (“RSUs”) to its employees, including directors and officers of the Company and its affiliates. Beginning in 2003, the Company changed the method by which it provides stock-based compensation to its employees by significantly reducing the number of stock options granted and instead, issuing RSUs as a form of compensation. Additionally, in 2006, the Company began to issue stock settled stock appreciation rights (“SARs”) to certain executives. The Company is authorized to grant up to 33 million shares of its common stock under its active stock plans and at December 31, 2006, approximately 13 million shares were available for future grants under the terms of these plans. The Company may settle employee stock option exercises with treasury shares. The Company issues shares related to vested RSUs from treasury shares.

Stock Options

Following the spin-offs of Realogy and Wyndham, all previously outstanding time and performance vesting and time vesting stock options vested and converted into stock options of Avis Budget, Realogy and Wyndham. Although no stock options were granted during 2006, the Company may grant stock options that vest based on performance and/or time vesting criteria. The predetermined performance criteria determine the number of options that will ultimately vest and are based on growth in earnings before taxes and certain revenue metrics over varying periods of three to four years.

The annual activity of the Company’s common stock option plans consisted of (in thousands of shares):

	2006		2005			2004
	Number of Options	Weighted Average Exercise Price(e)	Number of Options	Weighted Average Exercise Price(e)		Number of Options	Weighted Average Exercise Price(e)
Balance at beginning of year	12,890	$27.12	15,071	$26.73		18,823	$25.80
Granted at fair market value(a)	—	—	100	30.55		318	34.66
Granted in connection with PHH spin-off(b)	—	—	627	(	*)	—	—
Exercised(c)	(576)	15.69	(2,380)	17.01		(3,787)	21.90
Forfeited	(1,277)	31.36	(528)	30.32		(283)	28.98

Balance at end of year(d)	11,037	$27.22	12,890	$27.12		15,071	$26.73

(*)	Not meaningful.
(a)	Reflects the maximum number of options assuming achievement of all performance and time vesting criteria.
(b)	As a result of the spin-off of PHH, the Company granted incremental options and reduced the exercise price of each stock option.
(c)	Stock options exercised during 2006, 2005 and 2004 had intrinsic value of $23 million, $223 million and $335 million, respectively.
(d)	As of December 31, 2006, the Company’s outstanding “in-the-money” stock options had aggregate intrinsic value of $20 million. Aggregate unrecognized compensation expense related to outstanding stock options was zero as of December 31, 2006.
(e)	As a result of the spin-offs of Realogy and Wyndham on July 31, 2006, the exercise price of each option was adjusted downward by a proportionate value. Such amounts were then revised to reflect the one-for-ten reverse stock split, which became effective on September 5, 2006.

The table below summarizes information regarding the Company’s outstanding and exercisable stock options as of December 31, 2006 (in thousands of shares):

	Outstanding and Exercisable Options(*)
Range of Exercise Prices	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
Less than $20.00	2,984	5.2	$14.92
$20.01 to $25.00	308	5.2	22.04
$25.01 to $30.00	4,549	2.5	27.33
$30.01 to $35.00	1,581	2.3	32.19
$35.01 and above	1,615	1.0	45.80

	11,037	3.4	27.22

(*)	All outstanding stock options vested in connection with the completion of the separation.

The weighted-average grant-date fair value of common stock options granted during 2005 and 2004 was $5.89 and $6.90, respectively. The fair values of these stock options are estimated on the dates of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for common stock options granted in 2005 and 2004:

	2005	2004
Dividend yield	1.7%	1.5%
Expected volatility	30.0%	30.0%
Risk-free interest rate	3.8%	4.0%
Expected holding period (years)	5.5	5.5

Restricted Stock Units

RSUs currently granted by the Company entitle the employee to receive one share of Avis Budget common stock upon vesting, which occurs ratably over a four-year period for the majority of currently outstanding RSUs. The Company also employs performance and time vesting criteria for RSU grants made to certain of the Company’s executives. The predetermined performance criteria determine the number of RSUs that will ultimately vest and are based on growth in earnings before taxes and certain revenue metrics over varying periods of three to four years. The number of performance-based RSUs that will ultimately vest may range from 0% to 100% of the target award. The annual activity related to the Company’s RSU plan consisted of (in thousands of shares):

	2006	2005	2004
	Number of RSUs(*)	Number of RSUs(*)	Number of RSUs(*)
Balance at beginning of year	2,299	1,618	647
Granted at fair market value(a)	1,799	1,402	1,255
Granted in connection with PHH spin-off(b)	—	77	—
Vested(c)	(1,129)	(341)	(153)
Canceled(c)	(1,195)	(457)	(131)

Balance at end of year(d)	1,774	2,299	1,618

(*)	Weighted average grant date prices are not meaningful due to the impact of the separation on the weighted average grant price of RSUs. The weighted average grant price of RSUs granted subsequent to the spin-offs of Realogy and Wyndham and those outstanding at December 31, 2006 is $24.33.
(a)	Reflects the maximum number of RSUs assuming achievement of all performance and time vesting criteria.
(b)	As a result of the spin-off of PHH, the closing price of Cendant common stock was adjusted downward on January 31, 2005. In order to provide an equitable adjustment to holders of its RSUs, the Company granted incremental RSUs to achieve a balance of 1.0477 RSUs outstanding subsequent to the spin-off for each RSU outstanding prior to the spin-off.
(c)	As a result of the Company’s separation, approximately 1.2 million RSUs were cancelled during third quarter 2006. Also, as a result of the Company’s separation, approximately 1.1 million RSUs vested and converted into shares of Avis Budget common stock, Realogy common stock and Wyndham common stock.
(d)	As of December 31, 2006, the Company’s outstanding RSUs had aggregate intrinsic value of $38 million and unrecognized compensation expense of $37 million, which will be recognized over the remaining vesting period of the respective award.

Stock Appreciation Rights

SARs are settled in Company stock, have a seven-year term, and vest ratably over a four-year period or after three years, with no graded vesting prior thereto. The Company’s policy is to grant SARs with exercise prices at then-current fair market value. At December 31, 2006, the Company had approximately 0.5 million SARs outstanding with a weighted average grant-date fair value of $9.05. The fair value of these SARs is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for SARs granted during 2006: dividend yield–0%; expected volatility–32.9%; risk-free interest rate–4.9% and holding period–4.9 years.

Compensation Expense

The Company records compensation expense for all outstanding employee stock awards. The Company’s policy is to record compensation expense related to the issuance of stock options and SARs to its employees on a straight-line basis over the vesting period of the award and based on the estimated number of stock options or SARs the Company believes it will ultimately provide. The Company records amortization expense of the deferred compensation related to RSUs on a straight-line basis over the remaining vesting periods of the respective RSUs and based on the estimated performance goals the Company believes it will ultimately achieve. Currently, all stock-based compensation expense associated with time and performance based awards is predicated on achievement of established performance targets.

The Company recorded pretax stock-based compensation expense of $93 million, $25 million and $13 million ($57 million, $15 million and $8 million, after tax) during 2006, 2005 and 2004, respectively, related to employee stock awards that were granted or modified by the Company. The expense recorded in 2006 includes a pretax charge of $79 million primarily related to the accelerated vesting of previously outstanding RSUs and equitable adjustments related to previously outstanding stock options, as a result of the separation of the Company in third quarter 2006. The expense recorded in 2005 includes $5 million related to the accelerated vesting of restricted stock units of individuals terminated in connection with the Company’s 2005 restructuring initiatives (see Note 9—Restructuring Charges). Such pretax stock-based compensation expense is recorded within selling, general and administrative expenses on the accompanying Consolidated Statements of Operations except amounts incurred in connection with the 2006 accelerated vesting of RSUs and stock options related to the Company’s separation (which are recorded within the separation costs line item) and the 2005 restructuring-related charge (which is recorded in the restructuring charges line item).

The Company also recorded pretax stock-based compensation expense of $134 million, $54 million and $35 million ($83 million, $33 million and $22 million, after tax) during 2006, 2005 and 2004, respectively, within discontinued operations. The expense recorded in 2006 includes a pretax charge of $104 million, primarily related to the accelerated vesting of previously outstanding RSUs and equitable adjustments related to previously outstanding stock options, as a result of the separation of the Company.

The effect on net income and earnings per share for 2004 if the Company had applied the fair value based method to all employee stock awards granted (including those granted prior to January 1, 2003 for which the Company has not recorded compensation expense) is as follows:

Reported net income	$2,091
Add back: Stock-based employee compensation expense included in reported net income, net of tax	29
Less: Total stock-based employee compensation expense determined under fair value based method for all awards, net of tax	(31)

Pro forma net income	$2,089

Earnings per share:
Reported
Basic	$20.29
Diluted	19.66
Pro forma
Basic	$20.27
Diluted	19.64

As of January 1, 2005, the Company recorded compensation expense for all outstanding employee stock awards; accordingly, pro forma information is not presented subsequent to December 31, 2004.

19. Employee Benefit Plans

Defined Contribution Savings Plans

The Company sponsors several defined contribution savings plans that provide certain eligible employees of the Company an opportunity to accumulate funds for retirement. The Company matches the contributions of participating employees on the basis specified by the plans. The Company’s cost for contributions to these plans was $23 million, $20 million and $25 million during 2006, 2005 and 2004, respectively.

Defined Benefit Pension Plans

The Company sponsors domestic non-contributory defined benefit pension plans covering certain eligible employees and contributory defined benefit pension plans in certain foreign subsidiaries with participation in the plans at the employees’ option. Under both the domestic and foreign plans, benefits are based on an employee’s years of credited service and a percentage of final average compensation. However, the majority of such plans are frozen and no longer accruing benefits.

As discussed in Note 2-Summary of Significant Accounting Policies, the Company adopted SFAS No. 158 as of December 31, 2006. As a result of the adoption of the provisions of SFAS No. 158, the Company recorded a pre-tax charge of $6 million ($4 million, after tax) within stockholders’ equity and a $6 million reduction in pension assets.

The components of net periodic benefit cost are as follows:

	For the Year Ended December 31,
	2006	2005	2004
Service cost	$2	$2	$—
Interest cost	13	9	5
Expected return on plan assets	(14)	(11)	(7)
Amortization of unrecognized amounts	5	4	2

Net periodic benefit cost	$6	$4	$—

The Company uses a measurement date of December 31 for its pension plans. The funded status of the Company’s defined benefit pension plans as of December 31, 2006 and 2005 was as follows:

Change in Benefit Obligation	2006	2005
Benefit obligation at end of prior year	$176	$160
Service cost	2	2
Interest cost	11	9
Plan amendments	1	—
Actuarial loss	10	11
Net benefits paid	(7)	(6)

Benefit obligation at end of current year	193	176

Change in Plan Assets	2006	2005
Fair value of assets at end of prior year	$144	$139
Actual return on plan assets	13	6
Employer contributions	6	5
Net benefits paid	(7)	(6)

Fair value of assets at end of current year	$156	$144

Funded status at end of year	$(37)	$(32)

Unrecognized prior service cost		4
Unrecognized net transition obligation(a)		(2)
Unrecognized actuarial loss		46

Prepaid pension cost		16
Additional liability(a)		(45)

Net amounts recognized in the consolidated balance sheets		$(29)

Amounts recognized in the consolidated balance sheets:
Prepaid pension cost	$—	$16
Other assets	—	4
Pension liabilities	(37)	(8)
Accumulated other comprehensive loss(b)	—	(41)

Net amounts recognized in the consolidated balance sheets	$(37)	$(29)

(a)	Disclosure is not applicable as a result of SFAS No. 158.
(b)	Does not include charges related to discontinued operations at December 31, 2005.

The following assumptions, calculated on a weighted-average basis, were used to determine pension obligations and pension costs for the principal plans in which the Company’s employees participated:

	For the Year Ended December 31,
	2006	2005	2004
Discount rate:
Net periodic benefit cost	5.50%	5.75%	6.00%
Benefit obligation	5.75%	5.50%	6.00%
Long-term rate of return on plan assets	8.25%	8.25%	8.50%

To select a discount rate for its defined benefit pension plans, the Company uses a modeling process that involves matching the expected cash outflows of such plan, to a yield curve constructed from a portfolio of AA rated fixed-income debt instruments. The Company uses the average yield of this hypothetical portfolio as a discount rate benchmark.

The Company’s expected rate of return on plan assets of 8.25% is a long term rate based on historic plan asset returns over varying long term periods combined with current market conditions and broad asset mix considerations. The expected rate of return is a long term assumption and generally does not change annually.

As of December 31, 2006 substantially all of the Company’s defined benefit pension plans had a projected benefit obligation in excess of the fair value of plan assets. The Company expects to contribute approximately $8 million to these plans in 2007.

The Company’s pension plan assets were $156 million and $144 million as of December 31, 2006 and 2005, respectively. The Company’s plan assets are managed by independent investment advisors with the objective of maximizing returns with a prudent level of risk. The Company’s plan assets, which consist principally of equity and fixed income securities of U.S. and foreign issuers, were as follows at December 31, 2006.

Asset Category
Equity	62%
Fixed Income	35%
Real Estate	3%

The Company estimates that future benefit payments from plan assets will be $8 million, $8 million, $8 million, $9 million, $9 million and $54 million for 2007, 2008, 2009, 2010, 2011 and 2011 to 2016, respectively.

20. Financial Instruments

Risk Management

Following is a description of the Company’s risk management policies.

Foreign Currency Risk. The Company uses foreign currency forward contracts to manage its exposure to changes in foreign currency exchange rates associated with its foreign currency denominated receivables and forecasted royalties, forecasted earnings of foreign subsidiaries and forecasted foreign currency denominated acquisitions. The Company primarily hedges its foreign currency exposure to the British pound, Canadian dollar, Australian dollar and New Zealand dollar. The majority of forward contracts utilized by the Company do not qualify for hedge accounting treatment under SFAS No. 133. The fluctuations in the value of these forward contracts do, however, largely offset the impact of changes in the value of the underlying risk that they are intended to economically hedge. Forward contracts that are used to hedge certain forecasted third party receipts and disbursements up to 12 months are designated and do qualify as cash flow hedges. The amount of gains or losses reclassified from other comprehensive income to earnings resulting from ineffectiveness or from excluding a component of the forward contracts’ gain or loss from the effectiveness calculation for cash flow hedges during 2006, 2005 and 2004 was not material, nor is the amount of gains or losses the Company expects to reclassify from other comprehensive income to earnings over the next 12 months.

Interest Rate Risk. The Company uses various hedging strategies including interest rate swaps designated as cash flow hedges to create an appropriate mix of fixed and floating rate assets and liabilities. In connection with such cash flow hedges, the Company recorded a net loss of $7 million during 2006 to other comprehensive income. In connection with its previously outstanding corporate debt, which was repaid in third quarter 2006, the derivative instruments used in these hedging strategies included swaps and instruments with purchased option features designated as either fair value hedges or freestanding derivatives. The fair value hedges were perfectly effective resulting in no net impact on the Company’s consolidated results of operations during 2006, 2005 and 2004, except to create the accrual of interest expense at variable rates. During 2006 and 2004 the freestanding derivatives had a nominal impact on the Company’s results of operations. In 2005, these derivatives resulted in $12 million of expenses to the Company’s consolidated results of operations. Through 2004, the Company terminated certain of its fair value hedges and amortized resulting net gains over the lives of the formerly hedged items as a component of interest expense. During 2006, the Company repaid all outstanding debt associated with such terminated hedges and at such time recognized related unamortized gains as a component of the early extinguishment of debt line item on the accompanying Consolidated Statement of Operations. During 2005 and 2004, the Company recorded $32 million and $33 million, respectively, of such amortization.

The derivatives used to manage the risk associated with the Company’s floating rate debt include freestanding derivatives and derivatives designated as cash flow hedges, which had maturities ranging from April 2007 to July 2012. In connection with such cash flow hedges, the Company recorded net gains (losses) of $(5) million, $39 million and $31 million during 2006, 2005 and 2004, respectively, to other comprehensive income. Such amounts include gains (losses) related to the Company’s continuing operations of $(5) million for 2006 and

$27 million for 2005 and 2004. The after-tax amount of gains or losses reclassified from accumulated other comprehensive income (loss) to earnings resulting from ineffectiveness or from excluding a component of the derivatives’ gain or loss from the effectiveness calculation for cash flow hedges for 2006 and 2005 was not material to the Company’s results of operations. In 2004, the Company terminated certain derivatives associated with its vehicle-backed debt and reclassified $12 million of gains ($8 million, net of tax) from accumulated other comprehensive income to income. The Company estimates that $32 million of pretax gains deferred in accumulated other comprehensive income will be recognized in earnings in 2007, which is expected to be offset in earnings by the impact of the hedged items. In 2006 and 2005, the Company recorded a gain of $5 million and $1 million, respectively, related to freestanding derivatives. During 2004, such freestanding derivatives had a nominal impact on the Company’s results of operations.

Commodity Risk. The Company is also exposed to changes in commodity prices, which consist primarily of unleaded gasoline. In fourth quarter 2006, the Company purchased derivative commodity instruments to manage the risk of changes in unleaded gasoline prices. These instruments are designated as freestanding derivatives and had a nominal impact on the Company’s results of operations in 2006.

Credit Risk and Exposure. The Company is exposed to counterparty credit risks in the event of nonperformance by counterparties to various agreements and sales transactions. The Company manages such risk by evaluating the financial position and creditworthiness of such counterparties and by requiring collateral in certain instances in which financing is provided. The Company mitigates counterparty credit risk associated with its derivative contracts by monitoring the amount for which it is at risk with each counterparty to such contracts, periodically evaluating counterparty creditworthiness and financial position, and where possible, dispersing its risk among multiple counterparties.

There were no significant concentrations of credit risk with any individual counterparties or groups of counterparties at December 31, 2006 or 2005 other than (i) risks related to the Company’s repurchase and guaranteed depreciation agreements with General Motors Corporation and Ford Motor Company with respect to program cars that were sold and returned to the car manufacturers but for which the Company has not yet received payment (see Note 2—Summary of Significant Accounting Policies) and (ii) receivables from Realogy and Wyndham related to certain contingent, income tax and other corporate liabilities assumed by Realogy and Wyndham in connection with the separation.

Concentrations of credit risk associated with trade receivables are considered minimal due to the Company’s diverse customer base. Bad debts have been minimal historically. The Company does not normally require collateral or other security to support credit sales.

Fair Value

The fair value of financial instruments is generally determined by reference to market values resulting from trading on a national securities exchange or in an over-the-counter market. In cases where quoted market prices are not available, fair value is based on estimates using present value or other valuation techniques, as appropriate. The carrying amounts of cash and cash equivalents, accounts receivable, program cash and accounts payable and accrued liabilities approximate fair value due to the short-term maturities of these assets and liabilities.

The carrying amounts and estimated fair values of all other financial instruments at December 31, are as follows:

	2006		2005
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets
Investments in Affinion	$98	$139	$86	$86
Corporate debt and Avis Budget Car Rental Corporate debt
Current portion of long-term debt	29	29	975	984
Long-term debt	1,813	1,775	2,533	2,718
Interest rate swaps(*)	—	—	(153)	(153)
Debt under vehicle programs
Vehicle-backed debt due to Avis Budget Rental Car Funding	4,511	4,505	6,957	6,931
Vehicle-backed debt	744	739	931	931
Interest rate swaps and other derivatives(*)	(15)	(15)	(21)	(21)
Derivatives(*)	(7)	(7)	(14)	(14)

(*)	Derivative instruments in gain (loss) positions.

21. Segment Information

The reportable segments presented below represent the Company’s operating segments for which separate financial information is available and is utilized on a regular basis by its chief operating decision maker to assess performance and to allocate resources. In identifying its reportable segments, the Company also considers the nature of services provided by its operating segments. Management evaluates the operating results of each of its reportable segments based upon revenue and “EBITDA,” which is defined as income from continuing operations before non-vehicle related depreciation and amortization, non-vehicle interest and income taxes. The Company’s presentation of EBITDA may not be comparable to similarly-titled measures used by other companies.

Year Ended December 31, 2006

	Domestic Car Rental	International Car Rental	Truck Rental	Corporate and Other(c)	Total
Net revenues(a)	$4,395	$761	$472	$61	$5,689
Vehicle depreciation and lease charges, net	1,145	178	93	—	1,416
Vehicle interest, net	272	22	26	—	320
EBITDA	214	111	45	(393)	(23)
Non-vehicle depreciation and amortization	78	6	2	19	105
Segment assets exclusive of assets under vehicle programs	3,096	919	314	1,242	5,571
Assets under vehicle programs	6,400	798	502	—	7,700
Capital expenditures	63	18	2	12	95

Year Ended December 31, 2005

	Domestic Car Rental	International Car Rental	Truck Rental	Corporate and Other(c)	Total
Net revenues(a)	$4,109	$661	$546	$84	$5,400
Vehicle depreciation and lease charges, net	1,022	144	72	—	1,238
Vehicle interest, net	271	13	25	—	309
EBITDA	225	111	103	(213)	226
Non-vehicle depreciation and amortization	73	5	2	36	116
Segment assets exclusive of assets under vehicle programs(b)	2,993	876	318	1,294	5,481
Assets under vehicle programs	7,217	771	512	—	8,500
Capital expenditures	75	11	2	58	146

Year Ended December 31, 2004

	Domestic Car Rental	International Car Rental	Truck Rental	Corporate and Other(c)	Total
Net revenues(a)	$3,658	$534	$517	$111	$4,820
Vehicle depreciation and lease charges, net	848	100	40	—	988
Vehicle interest, net	219	8	17	—	244
EBITDA	265	97	105	(76)	391
Non-vehicle depreciation and amortization	65	4	4	42	115
Capital expenditures	71	11	2	37	121

(a)	Inter-segment net revenues were not significant to the net revenues of any one segment.
(b)	Excludes assets of discontinued operations.
(c)	Includes the results of operations of the Company’s non-strategic businesses, unallocated corporate overhead and the elimination of transactions between segments.

Provided below is a reconciliation of EBITDA to income (loss) before income taxes.

	Year Ended December 31,
	2006	2005	2004
EBITDA	$(23)	$226	$391
Less: Non-vehicle related depreciation and amortization	105	116	115
Interest expense related to corporate debt, net	236	172	251
Early extinguishment of debt	313	—	18

Income (loss) before income taxes	$(677)	$(62)	$7

The geographic segment information provided below is classified based on the geographic location of the Company’s subsidiaries.

	United States	All Other Countries	Total
2006
Net revenues	$4,928	$761	$5,689
Segment assets exclusive of assets under vehicle programs*	4,652	919	5,571
Assets under vehicle programs	6,902	798	7,700
Net property and equipment	442	44	486

	United States	All Other Countries	Total
2005
Net revenues	$4,739	$661	$5,400
Segment assets exclusive of assets under vehicle programs*	4,605	876	5,481
Assets under vehicle programs	7,729	771	8,500
Net property and equipment	483	33	516

2004
Net revenues	$4,286	$534	$4,820

(*)	Excludes assets of discontinued operations.

22. Selected Quarterly Financial Data—(unaudited)

Provided below are selected unaudited quarterly financial data for 2006 and 2005.

The underlying diluted per share information is calculated from the weighted average common and common stock equivalents outstanding during each quarter, which may fluctuate based on quarterly income levels, market prices and share repurchases. Therefore, the sum of the quarters’ per share information may not equal the total year amounts presented on the Consolidated Statements of Operations.

	2006(a)
	First	Second(b)	Third	Fourth
Net revenues
Domestic Car Rental	$1,044	$1,132	$1,190	$1,029
International Car Rental	174	178	222	187
Truck Rental	101	129	141	101
Corporate and Other	18	15	13	15

	$1,337	$1,454	$1,566	$1,332

EBITDA
Domestic Car Rental	$31	$74	$57	$52
International Car Rental	23	19	44	25
Truck Rental	1	18	20	6
Corporate and Other	(66)	(96)	(194)	(37)

	(11)	15	(73)	46
Less: Non-vehicle related depreciation and amortization	27	28	25	25
Interest expense related to corporate debt, net	60	97	363	29

Loss before income taxes	$(98)	$(110)	$(461)	$(8)

Income (loss) from continuing operations	$(66)	$(64)	$(325)	$4
Income (loss) from discontinued operations, net of tax	215	317	(54)	—
Loss on disposal of discontinued operations, net of tax	(15)	(1,307)	(634)	(1)
Cumulative effect of accounting change, net of tax	(64)	—	—	—

Net income (loss)	$70	$(1,054)	$(1,013)	$3

	2006(a)
	First	Second(b)	Third	Fourth
Per share information:
Basic
Income (loss) from continuing operations	$(0.66)	$(0.64)	$(3.23)	$0.04
Income (loss) from discontinued operations	2.14	3.17	(0.54)	-
Loss on disposal of discontinued operations	(0.15)	(13.05)	(6.30)	(0.02)
Cumulative effect of accounting change, net of tax	(0.63)	—	—	—

Net income (loss)	$0.70	$(10.52)	$(10.07)	$0.02

Weighted average shares	100.6	100.1	100.6	101.1
Diluted
Income (loss) from continuing operations	$(0.66)	$(0.64)	$(3.23)	$0.04
Income (loss) from discontinued operations	2.14	3.17	(0.54)	-
Loss on disposal of discontinued operations	(0.15)	(13.05)	(6.30)	(0.02)
Cumulative effect of accounting change, net of tax	(0.63)	—	—	—

Net income (loss)	$0.70	$(10.52)	$(10.07)	$0.02

Weighted average shares	100.6	100.1	100.6	101.6
Avis Budget common stock market prices:
High	$23.36	$23.71	$24.40	$22.62
Low	$20.29	$20.45	$17.30	$18.59

(a)	EBITDA for first, second, third and fourth quarter 2006 includes $25 million, $31 million, $167 million and $38 million, respectively, of separation costs.
(b)	Loss on disposal of discontinued operations reflects the correction of an error related to the impairment charge on the disposal of Travelport. The effect of the correction was to recognize an additional loss of $300 million on the sale of Travelport in second quarter 2006, with a corresponding decrease in the amount recognized thereafter.

	2005
	First (a)	Second	Third	Fourth (b)
Net revenues
Domestic Car Rental	$914	$1,017	$1,169	$1,009
International Car Rental	148	149	192	172
Truck Rental	104	146	169	127
Corporate and Other	29	21	17	17

	$1,195	$1,333	$1,547	$1,325

EBITDA
Domestic Car Rental	$45	$75	$91	$14
International Car Rental	27	20	41	23
Truck Rental	(6)	33	41	35
Corporate and Other	(47)	(49)	(73)	(44)

	19	79	100	28
Less: Non-vehicle related depreciation and amortization	28	28	31	29
Interest expense related to corporate debt, net	(20)	65	61	66

Income (loss) before income taxes	$11	$(14)	$8	$(67)

Income (loss) from continuing operations	$5	$(10)	$3	$(9)
Income (loss) from discontinued operations, net of tax	231	393	493	(29)
Gain (loss) on disposal of discontinued operations, net of tax	(41)	4	3	583
Cumulative effect of accounting change, net of tax	—	—	—	(8)

Net income	$195	$387	$499	$537

	2005
	First (a)	Second	Third	Fourth (b)
Per share information:
Basic
Income (loss) from continuing operations	$0.05	$(0.09)	$0.03	$(0.09)
Income (loss) from discontinued operations	2.18	3.75	4.76	(0.29)
Gain (loss) on disposal of discontinued operations	(0.38)	0.03	0.02	5.72
Cumulative effect of accounting change, net of tax	—	—	—	(0.08)

Net income	$1.85	$3.69	$4.81	5.26

Weighted average shares	105.3	105.0	103.7	101.9
Diluted
Income (loss) from continuing operations	$0.05	$(0.09)	$0.03	$(0.09)
Income (loss) from discontinued operations	2.13	3.75	4.67	(0.29)
Gain (loss) on disposal of discontinued operations	(0.37)	0.03	0.02	5.72
Cumulative effect of accounting change, net of tax	—	—	—	(0.08)

Net income	$1.81	$3.69	$4.72	$5.26

Weighted average shares	107.9	105.0	105.7	101.9
Avis Budget common stock market prices:
High	$30.57	$29.77	$29.93	$27.33
Low	$27.05	$25.51	$26.14	$21.96

(a)	Interest expense related to corporate debt, net includes a credit resulting from the reversal of $73 million of accrued interest associated with the resolution of amounts due under a litigation settlement reached in 1999.
(b)	EBITDA includes $15 million of separation costs.

23. Guarantor and Non-Guarantor Consolidating Financial Statements

The following consolidating financial information presents Consolidating Balance Sheets as of December 31, 2006 and 2005 and Consolidating Statements of Operations and Cash Flows for each of the three years in the period ended December 31, 2006 for: (i) Avis Budget Group, Inc. (the “Parent”); (ii) Avis Budget Car Rental, LLC and Avis Budget Finance, Inc. (the “Subsidiary Issuers”); (iii) the guarantor subsidiaries; (iv) the non-guarantor subsidiaries; (v) elimination entries necessary to consolidate the Parent with the Subsidiary Issuers, the guarantor and non-guarantor subsidiaries; and (vi) the Company on a consolidated basis. Subsidiary Issuers, guarantor and non-guarantor subsidiaries are 100% owned by the Parent, either directly or indirectly. The guarantees are full and unconditional and the guarantees are joint and several.

Investments in subsidiaries are accounted for using the equity method of accounting for purposes of the consolidating presentation. The principal elimination entries relate to investments in subsidiaries and intercompany balances and transactions. For purposes of the accompanying Consolidating Statements of Operations, certain expenses incurred by the Subsidiary Issuers are allocated to the guarantor and non-guarantor subsidiaries. The results from operations, as well as assets and liabilities, of discontinued operations are included in the non-guarantor subsidiaries column through the dates of disposition. Income (loss) from discontinued operations, net of tax within the parent column includes the equity in earnings from discontinued operations and gain (loss) on disposal of discontinued operations.

Consolidating Condensed Statements of Operations

For the Year Ended December 31, 2006

	Parent	Subsidiary Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenues
Vehicle rental	$—	$—	$3,972	$547	$—	$4,519
Other	39	—	805	2,057	(1,731)	1,170

Net revenues	39	—	4,777	2,604	(1,731)	5,689
Expenses
Operating	2	—	2,469	416	—	2,887
Vehicle depreciation and lease charges, net	—	—	1,248	1,519	(1,351)	1,416
Selling, general, and administrative	191	—	554	88	(15)	818
Vehicle interest, net	—	—	305	311	(296)	320
Non-vehicle related depreciation and amortization	9	—	81	15	—	105
Interest expense related to corporate debt, net:
Interest expense	176	101	(27)	(1)	(13)	236
Intercompany interest expense (income)	—	(101)	101	—	—	—
Early extinguishment of debt	313	—	—	—	—	313
Separation costs	238	19	4	—	—	261
Restructuring charges	—	—	10	—	—	10

Total expenses	929	19	4,745	2,348	(1,675)	6,366

Income (loss) before income taxes and equity in earnings of subsidiaries	(890)	(19)	32	256	(56)	(677)
Provision (benefit) for income taxes	(338)	(7)	48	61	10	(226)
Equity in earnings of subsidiaries	101	182	198	—	(481)	—

Income (loss) from continuing operations	(451)	170	182	195	(547)	(451)
Income (loss) from discontinued operations, net of tax	(1,479)	—	—	478	(478)	(1,479)

Income (loss) before cumulative effect of accounting changes	(1,930)	170	182	673	(1,025)	(1,930)
Cumulative effect of accounting changes, net of tax	(64)	—	—	(65)	65	(64)

Net income (loss)	$(1,994)	$170	$182	$608	$(960)	$(1,994)

For the Year Ended December 31, 2005

	Parent	Subsidiary Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenues
Vehicle rental	$—	$—	$3,824	$478	$—	$4,302
Other	63	—	746	1,925	(1,636)	1,098

Net revenues	63	—	4,570	2,403	(1,636)	5,400
Expenses
Operating	7	—	2,340	383	(1)	2,729
Vehicle depreciation and lease charges, net	—	—	1,096	1,498	(1,356)	1,238
Selling, general, and administrative	182	—	547	93	35	857
Vehicle interest, net	—	—	300	255	(246)	309
Non-vehicle related depreciation and amortization	17	—	75	24	—	116
Interest expense related to corporate debt, net:
Interest expense	197	—	(17)	1	(9)	172
Separation costs	15	—	—	—	—	15
Restructuring charges	19	—	7	—	—	26

Total expenses	437	—	4,348	2,254	(1,577)	5,462

Income (loss) before income taxes and equity in earnings of subsidiaries	(374)	—	222	149	(59)	(62)
Provision (benefit) for income taxes	(188)	—	80	42	15	(51)
Equity in earnings of subsidiaries	175	261	119	—	(555)	—

Income (loss) from continuing operations	(11)	261	261	107	(629)	(11)
Income (loss) from discontinued operations, net of tax	1,637	—	—	1,088	(1,088)	1,637

Income (loss) before cumulative effect of accounting changes	1,626	261	261	1,195	(1,717)	1,626
Cumulative effect of accounting changes, net of tax	(8)	(8)	(8)	—	16	(8)

Net income (loss)	$1,618	$253	$253	$1,195	$(1,701)	$1,618

For the Year Ended December 31, 2004

	Parent	Subsidiary Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenues
Vehicle rental	$—	$—	$3,467	$393	$—	$3,860
Other	81	—	617	1,609	(1,347)	960

Net revenues	81	—	4,084	2,002	(1,347)	4,820

Expenses
Operating	(13)	—	2,101	325	—	2,413
Vehicle depreciation and lease charges, net	—	—	887	1,229	(1,128)	988
Selling, general, and administrative	53	—	544	66	121	784
Vehicle interest, net	—	—	238	167	(161)	244
Non-vehicle related depreciation and amortization	25	—	69	21	—	115
Interest expense related to corporate debt, net:
Interest expense	240	—	24	(16)	3	251
Early extinguishment of debt	18	—	—	—	—	18

Total expenses	323	—	3,863	1,792	(1,165)	4,813

Income (loss) before income taxes and equity in earnings of subsidiaries	(242)	—	221	210	(182)	7
Provision (benefit) for income taxes	(207)	—	87	49	7	(64)
Equity in earnings of subsidiaries	106	295	161	—	(562)	—

Income (loss) from continuing operations	71	295	295	161	(751)	71
Income (loss) from discontinued operations, net of tax	2,020	—	—	1,822	(1,822)	2,020

Income (loss) before cumulative effect of accounting changes	2,091	295	295	1,983	(2,573)	2,091
Cumulative effect of accounting changes, net of tax	—	—	—	—	—	—

Net income (loss)	$2,091	$295	$295	$1,983	$(2,573)	$2,091

Consolidating Condensed Balance Sheets

As of December 31, 2006

	Parent	Subsidiary Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$35	$75	$29	$33	$—	$172
Receivables, net	2	54	217	90	—	363
Deferred income taxes	5	—	10	7	(15)	7
Other current assets	1,070	49	84	62	(1)	1,264

Total current assets	1,112	178	340	192	(16)	1,806

Property and equipment, net	—	115	326	45	—	486
Deferred income taxes	41	153	—	68	(36)	226
Goodwill	—	7	2,165	21	—	2,193
Other intangibles, net	1	17	639	82	—	739
Other non-current assets	59	48	10	4	—	121
Intercompany receivables (payables)	627	627	(1,209)	(45)	—	—
Investment in subsidiaries	1,854	3,109	2,603	—	(7,566)	—

Total assets exclusive of assets under vehicle programs	3,694	4,254	4,874	367	(7,618)	5,571

Assets under vehicle programs:
Program cash	—	—	—	14	—	14
Vehicles, net	—	—	299	6,750	—	7,049
Receivables from vehicle manufacturers and other	—	—	13	263	—	276
Investment in Avis Budget Rental Car Funding (AESOP) LLC—related party	—	—	—	361	—	361

	—	—	312	7,388	—	7,700

Total assets	$3,694	$4,254	$5,186	$7,755	$(7,618)	$13,271

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and other current liabilities	$1,185	$81	$490	$115	$(16)	$1,855
Current portion of long-term debt	4	25	—	—	—	29

Total current liabilities	1,189	106	490	115	(16)	1,884

Long-term debt	—	1,813	—	—	—	1,813
Other noncurrent liabilities	62	24	226	176	(36)	452

Total liabilities exclusive of liabilities under vehicle programs	1,251	1,943	716	291	(52)	4,149

Liabilities under vehicle programs:
Debt	—	—	271	488	—	759
Due to Avis Budget Rental Car Funding (AESOP) LLC—related party	—	—	—	4,511	—	4,511
Deferred income taxes	—	—	1,077	129	—	1,206
Other	—	—	13	190	—	203

	—	—	1,361	5,318	—	6,679

Total stockholders' equity	2,443	2,311	3,109	2,146	(7,566)	2,443

Total liabilities and stockholders' equity	$3,694	$4,254	$5,186	$7,755	$(7,618)	$13,271

As of December 31, 2005

	Parent	Subsidiary Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$638	$1	$13	$46	$(152)	$546
Receivables, net	3	68	194	83	—	348
Deferred income taxes	231	—	142	9	(7)	375
Other current assets	56	39	77	63	(1)	234
Assets of discontinued operations	—	—	—	20,512	—	20,512

Total current assets	928	108	426	20,713	(160)	22,015

Property and equipment, net	4	59	345	108	—	516
Deferred income taxes	180	36	—	65	(21)	260
Goodwill	—	6	2,164	18	—	2,188
Other intangibles, net	—	17	646	68	—	731
Other non-current assets	212	19	39	13	—	283
Intercompany receivables (payables)	(1,129)	(119)	355	894	(1)	—
Investment in subsidiaries	16,616	2,934	931	248	(20,729)	—

Total assets exclusive of assets under vehicle programs	16,811	3,060	4,906	22,127	(20,911)	25,993

Assets under vehicle programs:
Program cash	—	—	—	15	—	15
Vehicles, net	—	—	359	7,150	—	7,509
Receivables from vehicle manufacturers and other	—	—	8	594	—	602
Investment in Avis Budget Rental Car Funding (AESOP) LLC—related party	—	—	—	374	—	374

	—	—	367	8,133	—	8,500

Total assets	$16,811	$3,060	$5,273	$30,260	$(20,911)	$34,493

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and other current liabilities	$1,564	$70	$662	$152	(161)	$2,287
Current portion of long-term debt	973	—	1	1	—	975
Liabilities of discontinued operations	—	—	—	7,263	—	7,263

Total current liabilities	2,537	70	663	7,416	(161)	10,525

Long term debt	2,533	—	—	—	—	2,533
Other noncurrent liabilities	374	16	258	204	(21)	831

Total liabilities exclusive of liabilities under vehicle programs	5,444	86	921	7,620	(182)	13,889

Liabilities under vehicle programs:
Debt	—	—	391	561	—	952
Due to Avis Budget Rental Car Funding (AESOP) LLC—related party	25	—	—	6,932	—	6,957
Deferred income taxes	—	—	1,013	126	—	1,139
Other	—	—	14	200	—	214

	25	—	1,418	7,819	—	9,262

Total stockholders' equity	11,342	2,974	2,934	14,821	(20,729)	11,342

Total liabilities and stockholders' equity	$16,811	$3,060	$5,273	$30,260	$(20,911)	$34,493

Consolidating Condensed Statements of Cash Flows

For the Year Ended December 31, 2006

	Parent	Subsidiary Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total

Net cash provided by (used in) operating activities	(1,383)	86	(82)	1,535	96	252

Investing activities
Property and equipment additions	(8)	(25)	(40)	(22)	—	(95)
Net assets acquired (net of cash acquired) and acquisition-related payments	—	(95)	(14)	(9)	—	(118)
Proceeds received on asset sales	—	15	7	3	—	25
Proceeds from dispositions of businesses, net of transaction-related payments	4,046	—	—	—	—	4,046
Other, net	6	—	(3)	1	—	4

Net cash provided by (used in) investing activities exclusive of vehicle programs	4,044	(105)	(50)	(27)	—	3,862

Vehicle programs:
Decrease (increase) in program cash	—	15	—	(14)	—	1
Investment in vehicles	—	(108)	(166)	(11,074)	—	(11,348)
Payments received on investment in vehicles	—	338	(4)	10,456	—	10,790
Other, net	—	—	—	(12)	—	(12)

	—	245	(170)	(644)	—	(569)

Net cash provided by (used in) investing activities	4,044	140	(220)	(671)	—	3,293

Financing activities
Proceeds from borrowings	—	1,875	—	—	—	1,875
Principal payments on borrowings	(3,564)	(38)	(1)	—	—	(3,603)
Issuances of common stock	46	—	—	—	—	46
Repurchases of common stock	(243)	—	—	—	—	(243)
Payment of dividends	(113)	—	3	(3)	—	(113)
Net intercompany transactions	613	(1,945)	434	842	56	—
Other, net	(3)	(35)	—	—	—	(38)

Net cash provided by (used in) financing activities exclusive of vehicle programs	(3,264)	(143)	436	839	56	(2,076)
Vehicle programs:
Proceeds from borrowings	—	—	—	10,979	—	10,979
Principal payments on borrowings	—	—	(113)	(13,197)	—	(13,310)
Net change in short-term borrowings	—	—	—	(282)	—	(282)
Other, net	—	(9)	(5)	(1)	—	(15)

	—	(9)	(118)	(2,501)	—	(2,628)

Net cash provided by (used in) financing activities	(3,264)	(152)	318	(1,662)	56	(4,704)

Effect of changes in exchange rates on cash and cash equivalents	—	—	—	2	—	2
Cash provided by (used in) discontinued operations (a)	—	—	—	783	—	783

Net increase (decrease) in cash and cash equivalents	(603)	74	16	(13)	152	(374)
Cash and cash equivalents, beginning of period	638	1	13	46	(152)	546

Cash and cash equivalents, end of period	35	75	29	33	—	172

(a)	See Consolidated Statements of Cash Flows for cash provided by (used in) discontinued operations from operating, investing and financing activities and effect of exchange rates.

For the Year Ended December 31, 2005

	Parent	Subsidiary Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total

Net cash provided by (used in) operating activities	(278)	8	250	1,231	(211)	1,000

Investing activities
Property and equipment additions	(35)	(21)	(56)	(34)	—	(146)
Net assets acquired (net of cash acquired) and acquisition-related payments	—	(12)	(6)	(193)	—	(211)
Proceeds received on asset sales	22	18	1	5	—	46
Proceeds from sales of available-for-sale securities	18	—	—	—	—	18
Proceeds from dispositions of businesses, net of transaction-related payments	2,636	—	—	—	—	2,636
Other, net	6	—	—	60	—	66

Net cash provided by (used in) investing activities exclusive of vehicle programs	2,647	(15)	(61)	(162)	—	2,409
Vehicle programs:
Decrease (increase) in program cash	—	(15)	—	—	—	(15)
Investment in vehicles	—	(62)	(195)	(10,957)	—	(11,214)
Payments received on investment in vehicles	—	442	5	8,422	—	8,869
Other, net	—	—	—	(22)	—	(22)

	—	365	(190)	(2,557)	—	(2,382)

Net cash provided by (used in) investing activities	2,647	350	(251)	(2,719)	—	27

Financing activities
Principal payments on borrowings	(34)	—	(4)	—	—	(38)
Net short term borrowings (repayments) under revolving credit agreement	(650)	—	—	—	—	(650)
Issuances of common stock	289	—	—	—	—	289
Repurchases of common stock	(1,349)	—	—	—	—	(1,349)
Payment of dividends	(423)	—	—	—	—	(423)
Net intercompany transactions	394	(322)	(132)	(29)	89	—
Other, net	7	—	—	—	—	7

Net cash provided by (used in) financing activities exclusive of vehicle programs	(1,766)	(322)	(136)	(29)	89	(2,164)
Vehicle programs:
Proceeds from borrowings	—	—	192	10,054	—	10,246
Principal payments on borrowings	—	(22)	(48)	(9,079)	—	(9,149)
Net change in short-term borrowings	—	—	—	81	—	81
Other, net	—	(13)	(2)	—	—	(15)

	—	(35)	142	1,056	—	1,163

Net cash provided by (used in) financing activities	(1,766)	(357)	6	1,027	89	(1,001)

Effect of changes in exchange rates on cash and cash equivalents	—	—	—	—	—	—
Cash provided by (used in) discontinued operations(a)	—	—	—	357	—	357

Net increase (decrease) in cash and cash equivalents	603	1	5	(104)	(122)	383
Cash and cash equivalents, beginning of period	35	—	8	150	(30)	163

Cash and cash equivalents, end of period	638	1	13	46	(152)	546

(a)	See Consolidated Statements of Cash Flows for cash provided by (used in) discontinued operations from operating, investing and financing activities and effect of exchange rates.

For the Year Ended December 31, 2004

	Parent	Subsidiary Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total

Net cash provided by (used in) operating activities	(491)	83	(64)	1,473	(214)	787

Investing activities
Property and equipment additions	(20)	(15)	(57)	(29)	—	(121)
Net assets acquired (net of cash acquired) and acquisition-related payments	—	—	(82)	(4)	—	(86)
Proceeds received on asset sales	2	23	3	4	—	32
Proceeds from sales of available-for-sale securities	40	—	—	—	—	40
Proceeds from dispositions of businesses, net of transaction-related payments	778	—	—	—	—	778
Other, net	3	—	—	13	—	16

Net cash provided by (used in) investing activities exclusive of vehicle programs	803	8	(136)	(16)	—	659

Vehicle programs:
Decrease (increase) in program cash	—	—	—	31	—	31
Investment in vehicles	—	50	(266)	(10,157)	—	(10,373)
Payments received on investment in vehicles	—	(23)	318	8,587	—	8,882
Other, net	—	—	—	(9)	—	(9)

	—	27	52	(1,548)	—	(1,469)

Net cash provided by (used in) investing activities	803	35	(84)	(1,564)	—	(810)

Financing activities
Proceeds from borrowings	27	—	—	—	—	27
Principal payments on borrowings	(1,573)	—	(332)	(1)	—	(1,906)
Net short term borrowings (repayments) under revolving credit agreement	650	—	—	—	—	650
Issuances of common stock	1,430	—	—	—	—	1,430
Repurchases of common stock	(1,323)	—	—	—	—	(1,323)
Payment of dividends	(333)	—	25	(25)	—	(333)
Net intercompany transactions	400	(114)	236	(731)	209	—
Other, net	(28)	—	—	—	—	(28)

Net cash provided by (used in) financing activities exclusive of vehicle programs	(750)	(114)	(71)	(757)	209	(1,483)

Vehicle programs:
Proceeds from borrowings	—	—	243	9,325	—	9,568
Principal payments on borrowings	—	—	(18)	(9,167)	—	(9,185)
Net change in short-term borrowings	—	—	—	81	—	81
Other, net	—	(4)	(7)	—	—	(11)

	—	(4)	218	239	—	453

Net cash provided by (used in) financing activities	(750)	(118)	147	(518)	209	(1,030)

Effect of changes in exchange rates on cash and cash equivalents	—	—	—	4	—	4
Cash provided by (used in) discontinued operations(a)	—	—	—	639	—	639

Net increase (decrease) in cash and cash equivalents	(438)	—	(1)	34	(5)	(410)
Cash and cash equivalents, beginning of period	473	—	9	116	(25)	573

Cash and cash equivalents, end of period	35	—	8	150	(30)	163

(a)	See Consolidated Statements of Cash Flows for cash provided by (used in) discontinued operations from operating, investing and financing activities and effect of exchange rates.

24. TRL Group, Inc.

On October 17, 2005, Avis Budget completed the sale of the Marketing Services division, including TRL Group (see Note 3—Discontinued Operations for more detailed information).

From July 2, 2001 to January 29, 2004, TRL Group operated membership-based clubs and programs and other incentive-based loyalty programs through an outsourcing arrangement with the Company whereby the Company licensed TRL Group the right to market products to new members utilizing certain assets of the Company’s individual membership business. Accordingly, the Company collected membership fees from, and was obligated to provide services to, members of its individual membership business that existed as of July 2, 2001, including their renewals, and TRL Group provided fulfillment services for these members in exchange for a servicing fee paid by the Company. Furthermore, TRL Group collected the membership fees from, and was obligated to provide membership benefits to, any members who joined the membership-based clubs and programs and all other incentive programs subsequent to July 2, 2001 and recognized the related revenue and expenses. Accordingly, similar to the Company’s franchise businesses, the Company received a royalty from TRL Group on all revenue generated by TRL Group’s new members (those who joined TRL’s clubs as a result of TRL Group’s marketing efforts occurring between July 2001 and January 2004). The assets licensed to TRL Group included various tradenames, trademarks, logos, service marks and other intellectual property relating to its membership business.

As a result of the adoption of FIN 46, the Company had been consolidating the results of TRL Group since July 1, 2003, even though it did not have managerial control of the entity. In an effort to achieve revenue and expense synergies and to obtain managerial control over an entity whose results were being consolidated, the Company and TRL Group agreed to amend their contractual relationship by terminating the contractual rights, intellectual property license and third party administrator arrangements that the Company had previously entered into with TRL Group in 2001.

In connection with this new relationship, the Company (i) terminated leases of the Company’s assets by TRL Group, (ii) terminated the original third party administration agreement, (iii) entered into a new third party administration agreement whereby the Company performed fulfillment services for TRL Group, (iv) leased certain TRL Group fixed assets from TRL Group, (v) offered employment to substantially all of TRL Group’s employees and (vi) entered into other incidental agreements. These contracts were negotiated on an arm’s-length basis and had terms that the Company’s management believes were reasonable from an economic standpoint and consistent with what management would expect from similar arrangements with non-affiliated parties. None of these agreements had an impact on the Company’s Consolidated Financial Statements as the Company continued to consolidate TRL Group subsequent to this transaction. The Company paid $13 million in cash on January 30, 2004 for the contract termination, regained exclusive access to the various tradenames, trademarks, logos, service marks and other intellectual property that it had previously licensed to TRL Group for its use in marketing to new members and had managerial control of TRL Group through its majority representation on the TRL Group board of directors. TRL Group continued to service and collect membership fees from its members to whom it marketed through January 29, 2004, including their renewals. The Company provided fulfillment services (including collecting cash, paying commissions, processing refunds, providing membership services and benefits and maintaining specified service level standards) for TRL Group’s members in exchange for a servicing fee. TRL Group no longer had the ability to market to new members; rather, the Company marketed to new members under the Trilegiant tradename.

On January 30, 2004, TRL Group had net deferred tax assets of approximately $121 million, which were mainly comprised of net operating loss carryforwards expiring in years 2021, 2022 and 2023. These deferred tax assets were fully reserved for by TRL Group through a valuation allowance, as TRL Group had not been able to demonstrate future profitability due to the large marketing expenditures it incurred (new member marketing has historically been TRL Group’s single largest expenditure). However, given the fact that TRL Group would no longer incur marketing expenses (as they no longer had the ability to market to new members as a result of this transaction), TRL Group determined that it was more likely than not that it would generate sufficient taxable income (as it would continue to recognize revenue from TRL Group’s existing membership base in the form of renewals and the lapsing of the refund privilege period) to utilize its net operating loss carryforwards within the statutory periods. Accordingly, TRL Group reversed the entire valuation allowance of $121 million in January 2004, which resulted in a reduction to the Company’s tax provision relating to discontinued operations during 2004 of $121 million, with a corresponding increase in consolidated net income. The $13 million cash payment the Company made to TRL Group was also recorded by the Company as a component of its discontinued operations’ provision for income taxes line item on the Consolidated Statement of Operations for 2004.

During the period from January 1, 2004 through January 30, 2004 (the date on which the Company executed various contracts that provided it managerial control of TRL Group), TRL Group contributed revenues of $44 million and expenses of $39 million (on a stand-alone basis before eliminations of intercompany entries in consolidation) to discontinued operations.

25. Subsequent Event

During January 2007, 76% of the Company’s preferred stock investment in Affinion was redeemed at Affinion’s option, for face value plus accrued dividends. As a result, the Company received cash proceeds of $106 million representing the investment valued at $96 million plus $10 million in accrued dividends and distributed such proceeds to Realogy and Wyndham, pursuant to the Separation Agreement.

UNTIL AUGUST 1, 2007, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS’ OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

AVIS BUDGET GROUP, INC.

And Certain of its Subsidiaries, as Guarantors

AVIS BUDGET CAR RENTAL, LLC

and

AVIS BUDGET FINANCE, INC.,

as Issuers

OFFER TO EXCHANGE

$250 million aggregate principal amount of Floating Rate Senior Notes due 2014 CUSIP Nos. 053773AG2 and U05375AC1, ISIN Nos. USU053773AG22 and USU05375AC13

for

$250 million aggregate principal amount of Floating Rate Senior Notes due 2014 which have been registered under the Securities Act of 1933, as amended,

$375 million aggregate principal amount of 7.625% Senior Notes due 2014 CUSIP Nos. 053773AA5 and U05375AA5, ISIN Nos. U053773AA51 and USU05375AA56

for

$375 million aggregate principal amount of 7.625% Senior Notes due 2014 which have been registered under the Securities Act of 1933, as amended,

and

$375 million aggregate principal amount of 7.75% Senior Notes due 2016 CUSIP Nos. 053773AB3 and U05375AB3, ISIN Nos. US053773AB35 and USU05375AB30

for

$375 million aggregate principal amount of 7.75% Senior Notes due 2016 which have been registered under the Securities Act of 1933, as amended.

PROSPECTUS

Dated May 3, 2007